                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-24865

                                9,336,961 SHARES
                            MEDICAL RESOURCES, INC.
                                  COMMON STOCK
                                ($.01 PAR VALUE)

--------------------------------------------------------------------------------
                 SUPPLEMENT TO PROSPECTUS DATED OCTOBER 9, 1998
     ----------------------------------------------------------------------

    On November 16, 1998, Medical Resources,Inc. (the "Company") filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 with the Securities and Exchange Commission and on January 22, 1999, the Company filed a Current Report on Form 8-K dated December 21, 1998 with the Securities Exchange Commission. A copy of each such report is attached hereto as part of this Supplement. In addition, the Company advises that the correct number of shares of the Company's Common Stock to be offered by Accessible MRI of Baltimore County Inc. as disclosed in the table on page 67 of the Prospectus is 585,366 rather than the number reported in such table.

Dated: February 23, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 21, 1998

                            MEDICAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        1-12461                 13-3584552
       (State of other             (Commission File Number)      (IRS Employer
jurisdiction of incorporation)                                   Identification
                                                                      No.)

   15 STATE STREET, HACKENSACK, NJ                     07601
   (Address of principal executive                   Zip Code
              offices)

       Registrant's telephone number, including area code: (201) 488-6230

ITEM 5.

    On December 21, 1998 and January 15, 1999, respectively, Medical Resources, Inc. (the "Company") announced the settlement of the class action litigation pending against the Company and the grant of a hearing before the Nasdaq Qualifications Hearing Panel relating to the Company's request to move its stock listing from the Nasdaq National Market to the Nasdaq SmallCap Market. A copy of the press releases issued by the Company in respect of the foregoing announcements is attached hereto as Exhibit 99.1 and Exhibit 99.2 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

99.1 Press Release, dated December 21, 1998 issued by Medical Resources, Inc.
99.2 Press Release, dated January 15, 1999 issued by Medical Resources, Inc.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                MEDICAL RESOURCES, INC.

                                By:  /s/ CHRISTOPHER J. JOYCE
                                       ----------------------------------------
                                       Name: Christopher J. Joyce
                                       Title: Senior Vice President--Legal
Dated: January 21, 1999                Affairs and Administration

                                                                    EXHIBIT 99.1

MEDICAL RESOURCES, INC.
PRESS RELEASE

Medical Resources, Inc. Announces Agreement-in-Principle To Settle Class Action Law Suits

HACKENSACK, N.J., Dec. 21 /PRNewswire/--Medical Resources, Inc. (Nasdaq: MRII) today announced that it has reached an agreement-in-principle to settle all of the consolidated class action lawsuits currently pending against the Company. Under the terms of the agreement-in-principle, which is subject to approval by the federal court in the District of New Jersey at a hearing expected to be held in late February or in March of 1999, the plaintiffs in the class actions will receive, in full settlement of their claims, $2.75 million in insurance proceeds and $5.25 million of Convertible Subordinated Notes newly-issued by the Company.

The $5.25 million of Convertible Subordinated Notes will bear interest at the rate of 8% per annum, will be due on the earlier of August 1, 2005 or when the Company's presently outstanding Senior Notes are paid in full, and may be prepaid in cash by the Company at any time after issuance subject to the payment of a prepayment premium which begins at 8% and decreases over time. Additionally, the Convertible Subordinated Notes will be convertible into shares of the Company's Common Stock beginning February 15, 2000 at a price per share equal to the greater of $3.00 or 120% of the ten day average closing price of the Company's Common Stock as of the court hearing date.

The agreement-in-principle and the class action settlement contemplated thereby are further subject to (1) consent to the issuance of the Convertible Subordinated Notes by the Company's Senior Note lenders and (2) the right of either the Company or the attorneys representing the class plaintiffs to terminate the agreement-in-principle if the ten day average closing price of the Company's Common Stock as of the court hearing date is less than $1.75 per share.

Medical Resources specializes in the ownership, operation and management of fixed-site outpatient medical diagnostic imaging centers. The Company operates more than 90 imaging centers in the U.S. and provides network management services to managed care organizations in regions where its centers are concentrated.

                                   * * * * *

Note: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from operations; the payment timing and ultimate collectibility of accounts receivable (including purchased accounts receivable) from different payer groups (including Personal Injury type); the economic impact of involuntary share repurchases and other payments (including price protection payments and penalty payments) caused by the delay in the effectiveness of the Company's Registration Statement and by the decline in the Company's share price; the potential dilution that would result from the conversion of the Company's Series C Convertible Preferred Stock into common shares at current share prices; the impact of a changing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the ultimate economic impact of recent litigation including shareholder and former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

CONTACT: MEDICAL RESOURCES, INC. Geoffrey A. Whynot Senior Vice
President--Finance and Chief Financial Officer 201 883-5460

                                                                    Exhibit 99.2

MEDICAL RESOURCES, INC.
PRESS RELEASE

Medical Resources Granted Hearing Before Nasdaq Panel

Hackensack, NJ, January 15, 1999--Medical Resources, Inc. (NASDAQ: MRII) today announced that it has been granted a hearing before the Nasdaq Qualifications Hearing Panel relating to its request to move its stock listing from the Nasdaq National Market System to the Nasdaq SmallCap Market. The hearing is expected to occur during the third or fourth week of March, 1999. Until then, the Company's listing will remain on the Nasdaq National Market System.

The Company previously announced that Nasdaq is reviewing it for continued listing on the National Market System due to its failure to meet the $5.00 minimum bid price requirement. The Company also previously announced that it would attempt to move its listing to the Nasdaq SmallCap Market if it were unable to meet the requirements for continued listing on the National Market System. Notwithstanding the foregoing and the grant of a hearing, no assurance can be given that the Company will be successful in maintaining its listing on the National Market System or in moving its listing to the SmallCap Market.

Medical Resources specializes in the ownership, operation and management of fixed-site outpatient medical diagnostic imaging centers. The Company operates more than 90 imaging centers in the U.S. and provides network management services to managed care organizations in regions where its centers are concentrated.

                                   * * * * *

Note: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from operations; the payment timing and ultimate collectibility of accounts receivable (including purchased accounts receivable) from different payer groups (including Personal Injury type); the economic impact of involuntary share repurchases and other payments (including price protection payments and penalty payments) caused by the delay in the effectiveness of the Company's Registration Statement and by the decline in the Company's share price; the potential dilution that would result from the conversion of the Company's Series C

Convertible Preferred Stock into common shares at current share prices; the impact of a changing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the ability of the Company to meet all of the conditions precedent to final settlement of the class action litigation against the Company and certain of its Directors pursuant to the settlement agreement-in-principle entered into last December; the ultimate economic impact of former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

CONTACT: MEDICAL RESOURCES, INC. Geoffrey A. Whynot Senior Vice
President--Finance and Chief Financial Officer 201 883-5460

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

  /X/    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
         SECURITIES
         EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998

                          COMMISSION FILE NO. 0-20440

                            ------------------------

                            MEDICAL RESOURCES, INC.

             (Exact Name Of Registrant As Specified In Its Charter)

                  DELAWARE                             13-3584552
          (State Of Incorporation)                    (IRS Employer
                                                   Identification No.)

      155 STATE STREET, HACKENSACK, NJ                    07601
  (Address Of Principal Executive Office)              (Zip Code)

      Registrant's Telephone Number, Including Area Code:  (201) 488-6230

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         Yes /X/                No / /

    At October 30, 1998, 9,177,374 shares of the registrant's Common Stock, par value $.01 per share, were outstanding and the aggregate market value of the Common Stock (based upon the NASDAQ closing price of these shares on that date) held by non-affiliates was $20,179,000

                      DOCUMENTS INCORPORATED BY REFERENCE
                                Not Applicable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            MEDICAL RESOURCES, INC.
                                     INDEX

                                                                                                             PAGES
                                                                                                           ---------

PART I.     FINANCIAL INFORMATION

Item 1.     Consolidated Financial Statements (Unaudited)

            Consolidated Balance Sheets at September 30, 1998 and December 31, 1997......................          3

            Consolidated Statements of Operations for the three and nine months ended September 30, 1998
            and 1997.....................................................................................          4

            Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and
            1997.........................................................................................          5

            Notes to Consolidated Financial Statements...................................................       6-17

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations........      18-28

PART II.    OTHER INFORMATION............................................................................      29-30

                            MEDICAL RESOURCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  ------------
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.........................................................   $    16,409    $   23,198
  Cash and short-term investments, restricted.......................................         2,016           600
  Accounts receivable, net..........................................................        58,902        65,887
  Other receivables.................................................................        10,852         5,430
  Prepaid expenses..................................................................         6,887         7,027
  Income taxes recoverable..........................................................         6,700         6,504
  Deferred tax assets, net..........................................................         2,090         2,492
                                                                                      -------------  ------------
    Total current assets............................................................       103,856       111,138
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Property and equipment, net.........................................................        54,384        64,343
Goodwill and other intangible assets, net...........................................       143,350       156,460
Deferred tax assets, net............................................................       --              2,353
Other assets........................................................................         2,692         4,662
                                                                                      -------------  ------------
    Total assets....................................................................   $   304,282    $  338,956
                                                                                      -------------  ------------
                                                                                      -------------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Long-term notes and mortgages payable, classified as current......................   $   --         $   81,206
  Capital lease obligations, classified as current..................................       --              9,555
  Current portion of notes and mortgages payable....................................        12,941        13,313
  Current portion of capital lease obligations......................................         8,951        10,311
  Borrowings under line of credit...................................................       --              3,744
  Accounts payable..................................................................        11,973        13,141
  Accrued expenses..................................................................        24,046        28,018
  Common stock subject to redemption................................................         4,045         9,734
  Other current liabilities.........................................................         1,667           290
                                                                                      -------------  ------------
    Total current liabilities.......................................................        63,623       169,312
Notes and mortgages payable, less current portion...................................        94,178        21,539
Obligations under capital leases, less current portion..............................        17,467        16,361
Other long term liabilities.........................................................           926           178
                                                                                      -------------  ------------
    Total liabilities...............................................................       176,194       207,390

Minority interest...................................................................         6,059         4,662
Stockholders' equity:
  Common stock, $.01 par value; authorized 50,000 shares; issued 7,687 at September
    30, 1998 and 7,296 at December 31, 1997.........................................            77            73
  Series C Convertible Preferred Stock, $1,000 per share stated value; issued 16 shares at September 30, 1998 and 18 shares at December 31, 1997; liquidation
    preference 3% per annum.........................................................        16,132        18,242
  Additional paid-in capital........................................................       143,846       138,810
  Accumulated deficit...............................................................       (38,026)      (30,221)
                                                                                      -------------  ------------
    Total stockholders' equity......................................................       122,029       126,904
                                                                                      -------------  ------------
Total liabilities and stockholders' equity..........................................   $   304,282    $  338,956
                                                                                      -------------  ------------
                                                                                      -------------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                     FOR THE THREE MONTHS
                                                                                            FOR THE NINE MONTHS
                                                                     ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                                     --------------------  ----------------------
                                                                       1998       1997        1998        1997
                                                                     ---------  ---------  ----------  ----------
Net service revenues...............................................  $  44,176  $  42,022  $  137,824  $  106,740
Costs of operations:
  Costs of services................................................     27,797     21,222      86,129      55,839
  Provision for doubtful accounts..................................      3,377      2,042      10,684       5,795
  Equipment leases.................................................      1,835      1,161       4,840       1,910
  Depreciation and amortization....................................      6,109      5,488      18,744      12,567
                                                                     ---------  ---------  ----------  ----------
    Total costs of operations......................................     39,118     29,913     120,397      76,111
  Gross profit.....................................................      5,058     12,109      17,427      30,629
Corporate general and administrative expenses......................      2,979      2,949       8,794       6,555
Stock-option based compensation....................................         76     --             304       2,305
Unusual charges attributable to center closings....................      3,489     --           3,489      --
Other unusual charges..............................................        890     --           6,290      --
                                                                     ---------  ---------  ----------  ----------
  Operating income (loss)..........................................     (2,376)     9,160      (1,450)     21,769
Interest expense, net..............................................      3,484      2,543      10,396       5,276
                                                                     ---------  ---------  ----------  ----------
  Income (loss) from continuing operations before minority interest
    and income taxes...............................................     (5,860)     6,617     (11,846)     16,493
Minority interest (benefit)........................................        176       (306)        819        (499)
                                                                     ---------  ---------  ----------  ----------
  Income (loss) from continuing operations before income taxes.....     (6,036)     6,923     (12,665)     16,992
Provision for income taxes.........................................        160      3,014         461       7,093
                                                                     ---------  ---------  ----------  ----------
  Income (loss) from continuing operations.........................     (6,196)     3,909     (13,126)      9,899
Discontinued operations:
  Gain on sale of discontinued operations, net of tax..............      3,905     --           3,905      --
  Income from discontinued operations, net of tax..................        465        378       1,806         773
                                                                     ---------  ---------  ----------  ----------
    Net income (loss)..............................................     (1,826)     4,287      (7,415)     10,672
Charges related to convertible preferred stock.....................       (116)    --            (390)     --
                                                                     ---------  ---------  ----------  ----------
    Net income (loss) applicable to common stockholders............  $  (1,942) $   4,287  $   (7,805) $   10,672
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
Income (loss) per common share applicable to common stockholders:
  Basic--
    Continuing operations..........................................  $   (0.82) $    0.56  $    (1.82) $     1.48
    Discontinued operations........................................       0.57       0.05        0.77        0.11
                                                                     ---------  ---------  ----------  ----------
      Net income (loss) per common share...........................  $   (0.25) $    0.61  $    (1.05) $     1.59
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------
  Diluted--
    Continuing operations..........................................  $   (0.82) $    0.49  $    (1.82) $     1.33
    Discontinued operations........................................       0.57       0.05        0.77        0.10
                                                                     ---------  ---------  ----------  ----------
      Net income (loss) per common share...........................  $   (0.25) $    0.54  $    (1.05) $     1.43
                                                                     ---------  ---------  ----------  ----------
                                                                     ---------  ---------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                 FOR THE NINE MONTHS
                                                                                                 ENDED SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................................................................  $  (7,415) $  10,672
                                                                                                 ---------  ---------
Adjustments to reconcile net income to cash provided (used) by operations--
  Depreciation and amortization................................................................     18,744     12,588
  Provision for uncollectible accounts receivable..............................................     10,684      7,185
  Deferred income tax provision................................................................     --          1,137
  Stock-option based compensation..............................................................        304      2,305
  Issuance of warrants and notes to preferred stockholder......................................      3,644     --
  Gain on sale of discontinued business........................................................     (3,905)    --
  Other, net...................................................................................      1,397       (685)
Changes in operating assets and liabilities:
  Accounts receivable..........................................................................    (18,895)   (29,396)
  Other receivables............................................................................     (3,922)   (13,372)
  Prepaid expenses.............................................................................        139     (2,951)
  Income taxes recoverable or payable..........................................................      2,309        516
  Other assets.................................................................................        864        531
  Accounts payable and accrued expenses........................................................     (4,919)     4,201
  Other liabilities............................................................................      2,125      3,951
                                                                                                 ---------  ---------
      Total adjustments........................................................................      8,569    (13,990)
                                                                                                 ---------  ---------
      Net cash provided (used) by operating activities.........................................      1,154     (3,318)
                                                                                                 ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of discontinued business................................................     28,814     --
Contingent consideration related to prior year acquisitions....................................     (2,833)    --
Purchase of property and equipment.............................................................     (2,591)    (4,542)
Acquisitions, net of cash acquired.............................................................     --        (56,132)
Sale of short-term investments, net............................................................     --          5,822
Other, net.....................................................................................       (943)    (2,285)
                                                                                                 ---------  ---------
      Net cash provided (used) by investing activities.........................................     22,447    (57,137)
                                                                                                 ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of debt in connection with sale of discontinued business............................    (13,786)    --
Principal payments on notes and mortgages payable..............................................    (10,666)    (3,800)
Principal payments under capital lease obligations.............................................     (8,241)    (2,274)
Proceeds from issuance of other debt...........................................................      6,950      2,859
Proceeds from Senior Notes, net of issuance costs..............................................     --         77,113
Note and capital lease repayments from proceeds of Senior Notes................................     --        (13,764)
Proceeds from issuance of preferred stock, net.................................................     16,965
Proceeds from sale/leaseback transactions......................................................     --          9,865
Note and capital lease repayments from proceeds of sale/leasebacks.............................     --         (4,831)
Note and capital lease repayments in connection with acquisitions..............................     --        (13,261)
Repurchase of Common Stock subject to redemption...............................................     (4,775)    --
Other, net.....................................................................................        128      1,393
                                                                                                 ---------  ---------
      Net cash provided (used) by financing activities.........................................    (30,390)    70,265
                                                                                                 ---------  ---------
Net increase (decrease) in cash and cash equivalents...........................................     (6,789)     9,810
Cash and cash equivalents at beginning of year.................................................     23,198     15,346
                                                                                                 ---------  ---------
Cash and cash equivalents at end of period.....................................................     16,409  $  25,156
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash refunded by (paid for) income taxes.....................................................        972  $  (3,242)
  Cash paid for interest.......................................................................    (12,588)    (5,240)

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    The accompanying unaudited consolidated financial statements of Medical Resources, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for an entire year.

    The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the year ended December 31, 1997, as amended, and in conjunction with Form S-1 declared effective by the SEC on October 1, 1998.

    In July 1998, the Company's shareholders approved a reverse stock split of the Company's outstanding shares of Common Stock. As a result of the reverse stock split, each three outstanding shares of Common Stock were automatically converted into one share of new Common Stock. The share data included in this Form 10-Q have been adjusted to reflect the impact of the reverse stock split.

    The Company has been notified by NASDAQ that it is being reviewed for continued listing on NASDAQ's National Market System due to its failure to continue to meet the $5.00 minimum bid price requirement. The Company has until January 15, 1999 to satisfy the listing requirements. In the event it is unable to meet the requirements for continued listing on the National Market System, the Company will attempt to move its listing to NASDAQ's SmallCap Market. No assurance can be given that the Company will be successful in that regard.

THE COMPANY

    The Company operates and manages primarily fixed-site, free-standing outpatient medical diagnostic imaging facilities (herein referred to as "centers"), and provides diagnostic imaging network management services to managed care providers. The Company, through its wholly owned subsidiary, Dalcon Technologies, Inc., also develops and markets software products and systems for the diagnostic imaging industry.

    Until August 1998, the Company, through the Per Diem and Travel Nursing divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations (see Note 6).

REVENUE RECOGNITION

    At each of the Company's diagnostic imaging centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) radiologists with whom the Company has entered into independent contractor agreements. Pursuant to these agreements, the Company has agreed to provide equipment, premises, comprehensive management and administration, including responsibility for billing and collection of receivables, and technical imaging services to the Interpreting Physician.

    Net service revenues are reported, when earned, at their estimated net realizable amounts from patients, third party payors and others for services rendered at contractually established billing rates which generally are at a discount from gross billing rates. Known and estimated differences between contractually established billing rates and gross billing rates ("contractual allowances") are recognized in the determination of net service revenues at the time services are rendered. Subject to the foregoing, the Company's imaging centers recognize revenue under one of the three following types of agreements with Interpreting Physicians:

    Type I--The Company receives a technical fee for each diagnostic imaging procedure performed at a center, the amount of which is dependent upon the type of procedure performed. The fee included in revenues is net of contractual allowances. The Company and the Interpreting Physician proportionally share in any losses due to uncollectible amounts from patients and third party payors, and the Company has established reserves for its share of the estimated uncollectible amount.

    Type II--The Company bills patients and third party payors directly for services provided and pays the Interpreting Physicians either (i) a fixed percentage of fees collected at the center, or (ii) a contractually fixed amount based upon the specific diagnostic imaging procedures performed. Revenues are recorded net of contractual allowances and the Company accrues the Interpreting Physician fee as an expense on the Consolidated Statements of Operations. The Company bears the risk of loss due to uncollectible amounts from patients and third party payors, and the Company has established reserves for the estimated uncollectible amount.

    Type III--The Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent and a fee for administrative and technical service performed at the centers. The affiliated physician association contracts with and pays directly the Interpreting Physicians. The Company's fee, net of an allowance based upon the affiliated physician association's ability to
    pay after the association has fulfilled its obligations (i.e.,   estimated
    future net collections from patients and third party payors less facility lease expense and Interpreting Physicians fees), constitutes the Company's net service revenues. Since the Company's net service revenues are dependent upon the amount ultimately realized from patient and third party receivables, the Company's revenue and receivables have been reduced by an estimate of patient and third party payor contractual allowances, as well as an estimated provision for uncollectible amounts from patients and third party payors.

    Revenues derived from Medicare and Medicaid are subject to audit by such agencies. The Company is not aware of any pending audits.

    The Company also recognizes revenue from the sale of radiology information systems. Such revenues are recognized on an accrual basis as earned.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COST OF SERVICES

    Cost of services as shown on the Consolidated Statement of Operations for the three month and nine month periods ended September 30, 1998 and 1997 consist of the following (in thousands):

                                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1998       1997       1998       1997
                                                                        ---------  ---------  ---------  ---------
Operations payroll and related costs..................................  $  10,310  $   9,602  $  31,811  $  22,192
Equipment maintenance expense.........................................      2,884      1,147      8,493      4,533
Contract radiology fees...............................................      2,046      1,239      6,393      4,064
Medical supplies......................................................      2,368      2,357      8,527      6,241
Facilities rent and related costs.....................................      3,022      2,356      8,425      6,009
Sales and marketing expenses and other center level costs.............      6,777      4,521     21,856     12,800
                                                                        ---------  ---------  ---------  ---------
  Total Diagnostic Imaging............................................     27,407     21,222     85,505     55,839
Dalcon Technologies, Inc..............................................        390         --        624         --
                                                                        ---------  ---------  ---------  ---------
  Total Company.......................................................  $  27,797  $  21,222  $  86,129  $  55,839
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

RECLASSIFICATION AND RESTATEMENT

    The Consolidated Statement of Operations for the nine month period ended September 30, 1997 has been restated to include a non-cash charge of $2,305,000 for compensation expense resulting from stock options granted in 1996 and early 1997 that were approved by the Company's stockholders in May 1997. In addition, certain prior year amounts have been reclassified to conform to the current year presentation.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires an entity to report comprehensive income and its components and increases financial reporting disclosures. This standard has no impact on the Company's financial position, cash flows or results of operations since the Company's comprehensive income is the same as its reported net income.

EARNINGS PER SHARE

    Effective for the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." This statement requires the presentation of Basic Earnings per Share and Diluted Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common shares outstanding during the period plus the potentially issuable common shares related to outstanding stock options, warrants and convertible debt. Earnings per share amounts for the three and nine months ended September 30, 1997 have been restated to conform to the requirements of SFAS No. 128.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The computations of basic earnings per share and diluted earnings per share for the three and nine months ended September 30, 1998 and 1997 were as follows (in thousands, except per share amounts):

                                                                          THREE MONTHS ENDED
                                                                                                 NINE MONTHS ENDED
                                                                            SEPTEMBER 30,          SEPTEMBER 30,
                                                                         --------------------  ---------------------
                                                                           1998       1997        1998       1997
                                                                         ---------  ---------  ----------  ---------
BASIC EARNINGS (LOSS) PER SHARE INFORMATION
Income (loss) from continuing operations...............................  $  (6,196) $   3,909  $  (13,126) $   9,899
Total income from discontinued operations..............................      4,370        378       5,711        773
                                                                         ---------  ---------  ----------  ---------
Net income (loss)......................................................     (1,826)     4,287      (7,415)    10,672
Charges related to convertible preferred stock.........................       (116)        --        (390)        --
                                                                         ---------  ---------  ----------  ---------
Net income (loss) applicable to common stockholders....................  $  (1,942) $   4,287  $   (7,805) $  10,672
                                                                         ---------  ---------  ----------  ---------
Weighted average number of common shares...............................      7,687      6,986       7,433      6,696
                                                                         ---------  ---------  ----------  ---------
                                                                         ---------  ---------  ----------  ---------
Net income (loss) per share before discontinued operations.............  $   (0.82) $    0.56  $    (1.82) $    1.48
Discontinued operations................................................       0.57       0.05        0.77       0.11
                                                                         ---------  ---------  ----------  ---------
Basic earnings (loss) per share........................................  $   (0.25) $    0.61  $    (1.05) $    1.59
                                                                         ---------  ---------  ----------  ---------
                                                                         ---------  ---------  ----------  ---------
DILUTED EARNINGS (LOSS) PER SHARE INFORMATION
Income (loss) from continuing operations...............................  $  (6,196) $   3,909  $  (13,126) $   9,899
Total income from discontinued operations..............................      4,370        378       5,711        773
                                                                         ---------  ---------  ----------  ---------
Net income (loss)......................................................     (1,826)     4,287      (7,415)    10,672
Charges related to convertible preferred stock.........................       (116)        --        (390)        --
                                                                         ---------  ---------  ----------  ---------
Net income (loss) applicable to common stockholders after assumed
  conversions..........................................................  $  (1,942) $   4,287  $   (7,805) $  10,672
                                                                         ---------  ---------  ----------  ---------
                                                                         ---------  ---------  ----------  ---------
Weighted average number of common shares...............................      7,687      6,986       7,433      6,696
Incremental shares issuable on exercise of warrants and options........         --        629          --        435
Incremental shares issuable on conversion of convertible subordinated
  debentures...........................................................         --        335          --        335
                                                                         ---------  ---------  ----------  ---------
Weighted average number of diluted common shares.......................      7,687      7,950       7,433      7,466
                                                                         ---------  ---------  ----------  ---------
                                                                         ---------  ---------  ----------  ---------
Net income (loss) per share before discontinued operations.............  $   (0.82) $    0.49  $    (1.82) $    1.33
Discontinued operations................................................       0.57       0.05        0.77       0.10
                                                                         ---------  ---------  ----------  ---------
Diluted earnings (loss) per share......................................  $   (0.25) $    0.54  $    (1.05) $    1.43
                                                                         ---------  ---------  ----------  ---------
                                                                         ---------  ---------  ----------  ---------

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company was in default of certain financial covenants under its $78,000,000 of Senior Notes. The financial covenant defaults under the Senior Note agreements entitled the lenders to exercise certain remedies including acceleration of repayment. In addition, certain medical equipment notes, and operating and capital leases of the Company (the "Cross-Default Debt"), contain provisions which allow the creditors or

                            MEDICAL RESOURCES, INC.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY (CONTINUED) lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes.

    In the event that the Senior Note lenders or the holders of the Cross Default Debt elected to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have had a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were accelerated, in whole or in part, there could be no assurance that the Company would have been successful in identifying or consummating financing necessary to satisfy the obligations which would have become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at December 31, 1997. As a result of these matters, as well as other issues, there was substantial doubt about the Company's ability to continue as a going concern. The report of the Company's independent auditors, Ernst & Young LLP, on the consolidated financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph with respect to these issues. The December 31, 1997 financial statements did not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    In October 1998, management reached an agreement with the Senior Note lenders with respect to a waiver of all existing covenant defaults and a modification of the financial covenants applicable over the remaining term of the Senior Notes. In consideration for this waiver and amendment, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issued to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. The warrants had an estimated value of $503,000 which will be recorded as deferred financing expense and amortized over the remaining term of the Senior Notes. In addition, the Company prepaid $2,000,000 of principal outstanding on the Senior Notes (without premium) and paid a fee to the Senior Note lenders of $500,000. As a result of the execution of the waiver and amendment with respect to the Senior Notes, the Senior Notes and the Cross Default Debt are no longer in default and have been shown as long-term debt in the September 30, 1998 Consolidated Balance Sheet.

3. UNUSUAL CHARGES

    In July 1998, the Company completed a review of under-performing centers and determined that it would sell or close eight imaging centers during the third and fourth quarters of 1998. In most cases, the Company decided to sell or close these centers due to general competitive pressures and because of their close proximity to other imaging centers of the Company which have more advanced imaging equipment. During the three months ended September 30, 1998, the Company recorded unusual charges attributable to center closings of $3,489,000, consisting of (i) $1,602,000 for the estimated costs to exit equipment lease and maintenance agreements and facility lease agreements, (ii) $1,481,000 for the write-off of fixed assets, goodwill and other intangibles and other assets, and
(iii) $406,000 for estimated equipment removal, facility restoration and related costs.

    In addition, other unusual charges were recorded during the three months ended September 30, 1998 of $890,000, consisting of (i) $380,000 for professional fees attributable to obtaining the waiver and amendment under the Company's Senior Note obligations, (ii) $360,000 for penalties associated with the

                            MEDICAL RESOURCES, INC.

3. UNUSUAL CHARGES (CONTINUED)
delay in the effectiveness of the Company's Registration Statement (which has now become effective) and (iii) $150,000 for defense costs relating to shareholder and employee lawsuits.

    During the nine months ended September 30, 1998, the Company recorded unusual charges attributable to center closings of $3,489,000, as described above, and other unusual charges of $6,290,000, including the $890,000 recorded during the third quarter of 1998. The other unusual charges consist of (i) $3,827,000 ($1,194,000 of which was a non-cash charge related to the issuance of 117,000 common stock warrants) for penalties associated with the delay in the effectiveness the Company's Registration Statement (which has now become effective), (ii) $863,000 for defense costs relating to shareholder and employee lawsuits, (iii) $883,000 for costs associated with the investigation of related party transactions which was concluded in April 1998, (iv) $380,000 for professional fees attributable to obtaining the waiver and amendment under the Company's Senior Note obligations and (v) $337,000 for management termination benefits and related costs.

    The Company could incur a substantial additional amount of unusual charges during the remainder of 1998 depending upon the outcome of shareholder and employee lawsuits and current negotiations with the holders of the Series C Preferred Stock regarding additional penalties associated with the failure to timely register the Company's Common Stock.

4. ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net, is comprised of the following (in thousands):

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  ------------
Management fee receivables (net of contractual allowances)
Due from unaffiliated physicians (Type I revenues)..................................   $    40,426    $   35,540
  Due from affiliated physicians (Type III revenues)................................         6,209         8,585
  Patient and third party payor accounts receivable (Type II Revenues)..............        36,173        27,551
                                                                                      -------------  ------------
Gross diagnostic imaging and Dalcon accounts receivable.............................        82,808        71,676
Less related allowance for doubtful accounts........................................       (23,906)      (18,445)
                                                                                      -------------  ------------
Diagnostic imaging and Dalcon accounts receivable, net..............................        58,902        53,231
Temporary staffing service accounts receivable, net.................................            --        12,656
                                                                                      -------------  ------------
                                                                                       $    58,902    $   65,887
                                                                                      -------------  ------------
                                                                                      -------------  ------------

    Accounts receivable is net of contractual allowances, which represent standard fee reductions negotiated with certain third party payors. Contractual allowances amounted to approximately $32,849,000 and $25,712,000 for the three months ended September 30, 1998 and 1997, respectively, and approximately $92,114,000 and $56,805,000 for the nine months ended September 30, 1998 and 1997, respectively.

5. COMMITMENTS AND CONTINGENCIES

    Between November 1997 and January 1998, several lawsuits were commenced against the Company, certain of the Company's Directors and certain officers concerning certain related party transactions that have since been investigated by a Special Committee of the Board of Directors ("Special Committee"). The complaints in each action assert that the Company and the named defendants violated Section 10(b)

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) and 20(a) of the Securities Exchange Act of 1934, alleging that the Company omitted and/or misrepresented material information in its public filings, including that the Company failed to disclose that it had entered into acquisitions that were not in the best interest of the Company, that it had paid unreasonable and unearned acquisition and financial advisory fees to related parties, and that it concealed or failed to disclose adverse material information about the Company. Each action seeks unspecified compensatory damages, with interest, and the costs and expenses incurred in bringing the action. On February 9, 1998, the above-mentioned class actions were consolidated for all purposes in federal district court in New Jersey. On March 31, 1998, the lead plaintiffs in the consolidated class actions served their Consolidated Class Action Complaint, asserting that the Company and the named defendants violated Section 10(b) of the Exchange Act, and that certain named defendants violated Sections 20(a) and 20A of the Exchange Act. The Company intends to defend vigorously against the allegations.

    The Special Committee issued the results of its investigation and certain recommendations in a report to the Company's Board of Directors and on April 6, 1998, the Company's Board of Directors voted to adopt the recommendations contained in the report. Accordingly, the Special Committee recommended and 712 Advisory Services, Inc., a financial advisory firm and affiliate of the Company's Chairman of the Board (the "Affiliate"), agreed to reimburse the Company approximately $1,424,000 in fees for transactions completed after June 1, 1997, to reimburse $112,500 of the retainer paid to the Affiliate for 1997, to waive payment of an additional $112,500 of fees accrued by the Company for the third and fourth quarters of 1997, and to pay a substantial amount of the expenses associated with the Special Committee's investigations. All such amounts have been paid or reimbursed to the Company. In addition, the Special Committee recommended and the Affiliate agreed to allow the Company to terminate its relationship with the Affiliate.

    The Special Committee reported to the directors that it had determined that:
(i) there was no evidence of any federal or state crimes or securities law violations in connection with the related party transactions in question; (ii) all related-party matters were disclosed in public filings; (iii) the Affiliate performed acquisition advisory services fully consistent with the expectations and understanding of the committee of outside directors that had approved the Affiliate's acquisition fees; and (iv) the acquisition advisory fees paid to the Affiliate in connection with the Company's acquisitions in 1997 were within the range of customary acquisition advisory fees paid to investment bankers on transactions of similar size.

    As previously announced by the Company, the U.S. Attorney for the District of New Jersey commenced an investigation in connection with the disclosures regarding the related party transactions referred to above. In addition, the Company has also received an inquiry from the SEC, but there have been no formal proceedings commenced by the SEC. The Company has cooperated fully with these authorities and provided all information requested by them.

    On November 7, 1997, the Company accepted the resignations of William D. Farrell, as President and Chief Operating Officer of the Company and as Director, and Gary I. Fields, as Senior Vice President and General Counsel. On the same date, Messrs. Farrell and Fields filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and the members of the Company's Board of Directors, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and breach of contract. On December 17, 1997, the plaintiffs amended their complaint to add a claim for violation of public policy. The plaintiffs allege that they were constructively terminated as a result of their objection to certain related-party transactions, the purported failure of the defendants to adequately disclose the circumstances surrounding such transactions, and the Company's public issuance of alleged

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) false and misleading accounts concerning or relating to such related-party transactions. The plaintiffs seek unspecified compensatory and punitive damages, interest and costs and reinstatement of the plaintiffs to their positions with the Company. On April 8, 1998, the Company filed its Answer to the Amended Complaint, and asserted a counterclaim against Messrs. Farrell and Fields for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    On November 8, 1997, the Company removed John P. O'Malley III, the Company's Chief Financial Officer, for failure to fulfill certain of his functions as Chief Financial Officer. Mr. O'Malley has filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and members of the Board of Directors, as defendants, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and defamation. Mr. O'Malley alleges that the Company terminated his employment in retaliation for voicing the concerns of shareholders and senior management regarding related-party transactions and because the Company did not want to make full and adequate disclosure of the facts and circumstances surrounding such transactions. In addition, Mr. O'Malley alleges that the Company published false and defamatory statements about him. Mr. O'Malley seeks unspecified compensatory and punitive damages, interest and costs of bringing the action. On April 8, 1998, the Company filed its Answer to the Complaint, and asserted a counterclaim against Mr. O'Malley for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    The legal proceedings described above are in their preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of these proceedings.

    In 1996, Lavina Orsi and Pompeo Orsi brought an action in the Supreme Court of the State of New York, King's County against Advanced MRA Imaging Associates in Brooklyn, New York, a wholly owned subsidiary of the Company ("MRA Imaging"), for damages aggregating $12,500,000. The plaintiff alleges negligent operations, improper supervision and hiring practices and the failure to operate the premises in a safe manner, as a result of which the individual suffered physical injury. The Company's general liability and professional negligence insurance carriers have been notified, and it has been agreed that the general liability insurance will pursue the defense of this matter, however, such insurers have reserved the right to claim that the scope of the matter falls outside the Company's coverage. The parties to this matter are engaged in discovery. The Company believes it has meritorious defenses to all claims against it and therefore is of the opinion that the Company will not incur any material settlement cost, net of insurance proceeds (if any). Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In the normal course of business, the Company is subject to claims and litigation other than those set forth above. Management believes that such other litigation will not have a material adverse effect on the Company's financial position, cash flows or results of operations. Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that the registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. During 1997, the

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company entered into an agreement to set the purchase price per common share related to certain shares covered by a repurchase agreement to the then current market price in exchange for additional time to obtain registration of such shares. The increased amount of such repurchase obligation of $1,696,000 was charged to retained earnings and shown as an increase in the Common Stock subject to redemption of the Consolidated Balance Sheet. As of September 30, 1998 and December 31, 1997, the Company had reflected $4,045,000 and $9,734,000, respectively, of Common Stock subject to redemption on its Consolidated Balance Sheet related to shares that the Company may be required to repurchase. During the first nine months ended September 30, 1998, the Company paid $4,775,000 to sellers who exercised their rights to have shares of Common Stock repurchased. The Company expects to pay an additional $4,045,000 during the remainder of 1998.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay to the sellers (in additional shares and/or cash) an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Any such Price Protection payments will be charged to stockholders' equity. During October 1998, the Company issued 590,147 shares related to certain Price Protection obligations and expects to pay an additional $1,659,000 in cash related to Price Protection obligations, excluding Price Protection obligations related to the shares which have repurchase obligations, referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differ for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both. Although the Company has the option, in certain cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated July 21, 1997, and the Registration Rights Agreement dated July 21, 1997, as amended, between the Company and RGC International, LDC ("RGC") (hereinafter referred to as the "RGC Agreements"), the Company issued 18,000 shares of Series C Convertible Preferred Stock, $1,000 stated value per share (the "Series C Preferred Stock") to RGC. Under the RGC Agreements, the Company was required to use its best efforts to include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement not later than October 1997. As

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) amended, the RGC Agreements provided for monthly penalties through July 23, 1998 ("RGC Registration Penalties") in the event that the Company failed to register the Conversion Shares prior to certain dates.

    Each share of the Series C Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series C Preferred Stock plus 3% per annum from the closing date to the conversion date by the lesser of (i) $62.10 or (ii) the average of the daily closing bid prices for the Common Stock for the (5) five consecutive trading days ending five (5) trading days prior to the date of conversion. On June 18, 1998, 2,500 shares of Series C Preferred Stock were converted into 373,000 shares of Common Stock. Accordingly, as of September 30, 1998, 15,500 shares of the Company's Series C Preferred Stock were issued and outstanding. On November 10, 1998, an additional 600 shares of Series C Preferred Stock were converted into 342,000 shares of Common Stock.

    As a result of the Company's failure to register the RGC Conversion Shares until October 1, 1998, the Company: (i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise prices ranging from $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value, for accounting purposes, of $3,245,000); and (ii) issued interest bearing promissory notes (the "RGC Penalty Notes") in the aggregate principal amount of $2,450,000 due October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. From and after July 23, 1998, pursuant to an amendment to the RGC Agreements entered into in June 1998, the Company is no longer subject to monthly penalties for failure to register the RGC Conversion Shares, except that RGC may presently elect a one-time penalty of $1,550,000 (the "September 1998 Penalty") because the RGC Conversion Shares were not registered by September 15, 1998. The September 1998 Penalty, if it shall become due by election of RGC, shall be payable, at the option of RGC, in cash or additional shares of Common Stock.

    On October 15, 1998, the Company did not pay RGC the $2,450,000 that was then due and payable under the RGC Penalty Notes. Additional, as discussed above, RGC may demand the September 1998 Penalty of $1,550,000. The Company and RGC are currently in discussions regarding the restructuring of the Penalty Notes and the September 1998 Penalty, but there can be no assurance that the Company will be successful in restructuring the Penalty Notes on terms favorable to the Company or its shareholders. Purchasers of Common Stock could therefore experience substantial dilution upon additional conversion of the Series C Preferred Stock, any conversion of RGC Penalty Notes into Common Stock and the impact of the exercise of warrants held by RGC. The shares of Series C Preferred Stock are not registered and may be sold only with the express written consent of the Company and if registered under the Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

6. DISCONTINUED OPERATIONS

    On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000 (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations.

    Net cash proceeds from the StarMed Sale were used as follows: (i) $13,786,000 was used to retire StarMed's outstanding third-party debt (in accordance with the terms of sale) (ii) $2,000,000 was placed in escrow to be available, for a specified period of time, to fund indemnification obligations that may be

                            MEDICAL RESOURCES, INC.

6. DISCONTINUED OPERATIONS (CONTINUED)
incurred by the Company (part or all of this amount may be payable to the Company over time), (iii) an additional $2,000,000 was applied as a partial repayment of the Company's $78,000,000 of Senior Notes, and (iv) $2,186,000 was used to fund cash costs associated with the sale. The remaining net proceeds of $13,028,000 increased the Company's consolidated cash balances. For accounting purposes, an after-tax gain on sale of $3,905,000 was reported in the third quarter of 1998.

    The following table shows summary balance sheets for StarMed as of December 31, 1997 (in thousands):

                                            ASSETS
Cash and cash equivalents..........................................................  $     455
Accounts receivable, net...........................................................     12,657
Other current assets...............................................................        279
                                                                                     ---------
  Total current assets.............................................................     13,391
Property and equipment, net........................................................        428
Goodwill, net......................................................................     10,442
Other assets.......................................................................        218
                                                                                     ---------
  Total assets.....................................................................  $  24,479
                                                                                     ---------
                                                                                     ---------
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current notes and mortgages payable and line of credit.............................  $   4,594
Debt due parent....................................................................      4,000
Accounts payable and accrued expenses..............................................      2,229
                                                                                     ---------
  Total current liabilities........................................................     10,823
Notes and mortgages payable, less current portion..................................      2,827
Debt due parent....................................................................      6,279
Equity.............................................................................      4,550
                                                                                     ---------
  Total liabilities and stockholder's equity.......................................  $  24,479
                                                                                     ---------
                                                                                     ---------

                            MEDICAL RESOURCES, INC.

6. DISCONTINUED OPERATIONS (CONTINUED)
    The following table shows summary statements of operations for StarMed through August 15, 1998, the date of sale (in thousands):

                                                                           FOR THE THREE          FOR THE NINE
                                                                            MONTHS ENDED          MONTHS ENDED
                                                                            SEPTEMBER 30          SEPTEMBER 30
                                                                        --------------------  --------------------
                                                                                     1997                  1997
                                                                                   ---------    1998     ---------
                                                                                              ---------
                                                                          1998                   (A)
                                                                        ---------
                                                                           (A)
Net service revenues..................................................  $  10,780  $  15,537  $  51,087  $  41,484
Office level operating costs and provisions for uncollectible accounts
  receivable..........................................................      8,371     12,310     40,568     33,458
Corporate general and administrative..................................      1,482      2,070      7,394      5,558
Depreciation and amortization.........................................         80        163        414        426
                                                                        ---------  ---------  ---------  ---------
Operating income......................................................        847        994      2,711      2,042
Interest expense, net.................................................        382        100        788        216
                                                                        ---------  ---------  ---------  ---------
Income before income taxes............................................        465        894      1,923      1,826
Provision for income taxes............................................         --        516        117      1,053
                                                                        ---------  ---------  ---------  ---------
Income after income taxes.............................................        465        378      1,806        773
Gain on sale of StarMed (after tax of $250)...........................      3,905         --      3,905         --
                                                                        ---------  ---------  ---------  ---------
Total income from discontinued operations.............................  $   4,370  $     378  $   5,711  $     773
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

------------------------

(a) 1998 amounts reflect results through August 15, 1998, the date of sale of StarMed.

    In June 1998, an individual filed a complaint against the Company, StarMed, Wesley Medical Resources, Inc., a subsidiary of the Company ("Wesley"), and certain officers and directors of the Company in the United States District Court for the Northern District of California. The complaint, among other things, alleges that the defendants omitted and/or misrepresented material information in the Company's public filings and that they concealed or failed to disclose material adverse information about the Company in connection with the sale of Wesley to the Company by the plaintiff. The plaintiff seeks damages in the amount of $4.25 million or, alternatively, recission of the sale of Wesley. The Company believes that it has meritorious defenses to the claims asserted by plaintiff, and intends to defend itself vigorously. In July 1998, the Company and the named defendants filed a motion to dismiss the plaintiff's complaint on numerous grounds. On October 7, 1998, the action was transferred for pre-trial proceedings to the United States District Court of New Jersey. The legal proceeding described above is in its preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of such proceeding.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF CONTINUING OPERATIONS

REVENUE RECOGNITION

    At each of the Company's diagnostic imaging centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists with whom the Company has entered into independent contractor agreements. Pursuant to these agreements, the Company has agreed to provide equipment, premises, comprehensive management and administration, including responsibility for billing and collection of receivables, and technical imaging services to the Interpreting Physician.

    Net service revenues for the Diagnostic Imaging segment are reported, when earned, at their estimated net realizable amounts from patients, third party payors and others for services rendered at contractually established billing rates which generally are at a discount from gross billing rates. Known and estimated differences between contractually established billing rates and gross billing rates (referred to as "contractual allowances") are recognized in the determination of net service revenues at the time services are rendered. Subject to the foregoing, the Company's diagnostic imaging centers recognize revenue under one of the three following types of agreements with Interpreting
Physicians:

    Type I--The Company receives a technical fee for each diagnostic imaging procedure performed at a center, the amount of which is dependent upon the type of procedure performed. The fee included in revenues is net of contractual allowances. The Company and the Interpreting Physician proportionally share in any losses due to uncollectible amounts from patients and third party payors, and the Company has established reserves for its share of the estimated uncollectible amount. Type I net service revenues for the three months and nine months ended September 30, 1998 were $23,035,000 and $73,318,000, respectively, or 55% and 54% of diagnostic imaging revenues, respectively.

    Type II--The Company bills patients and third party payors directly for services provided and pays the Interpreting Physicians either (i) a fixed percentage of fees collected at the center, or (ii) a contractually fixed amount based upon the specific diagnostic imaging procedures performed. Revenues are recorded net of contractual allowances and the Company accrues the Interpreting Physician fee as an expense on the Consolidated Statements of Operations. The Company bears the risk of loss due to uncollectible amounts from patients and third party payors, and the Company has established reserves for the estimated uncollectible amount. Type II net service revenues for the three months and nine months ended September 30, 1998 were $15,818,000 and $51,718,000, respectively, or 37% and 38% of diagnostic imaging revenues, respectively.

    Type III--The Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent and a fee for administrative and technical services performed at the centers. The affiliated physicians association contracts with and pays directly the Interpreting Physicians. The Company's fee, net of an allowance based upon the affiliated physician association's ability to pay after the association has fulfilled its obligations (i.e., estimated future net collections from patients and third party payors less facility lease expense and Interpreting Physicians fees), constitutes the Company's net service revenues. Since the Company's net service revenues are dependent upon the amount ultimately realized from patient and third party receivables, the Company's revenue and receivables have been reduced by an estimate of patient and third party payor contractual allowances, as well as an estimated provision for uncollectible amounts from patients and third party payors. Type III net service revenues for the three months and nine months ended September 30, 1998 were $3,394,000 and $10,141,000, respectively, or 8% of diagnostic imaging revenues.

    Revenues derived from Medicare and Medicaid are subject to audit by such agencies. The Company is not aware of any pending audits.

    The fees received or retained by the Company under the three types of agreements with Interpreting Physicians described above, expressed as a percentage of gross billings net of contractual allowances for the imaging services provided, range from 78% to 93% for the Type I agreements, 80% to 93% for the Type II agreements and 80% to 89% for the Type III agreements. These agreements generally have terms ranging from one to ten years.

QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO THE QUARTER ENDED SEPTEMBER 30,
  1997

    For the quarter ended September 30, 1998, total Company net service revenues were $44,176,000 versus $42,022,000 for the quarter ended September 30, 1997, an increase of $2,154,000 or 5%.

    The increase in net service revenues is due primarily to the impact of 1997 acquisitions made after June 30, 1997, which contributed $7,226,000 of the increase. Revenues at imaging centers that have been operated by the Company since July 1, 1997 decreased $5,072,000 or 13%, to $33,106,000 for the quarter ended September 30, 1998 from $38,178,000 for the same period in 1997, primarily as a result of higher contractual allowances within comparable payor groups, lower total procedure volumes, a payor mix change away from person injury claim business toward more managed care business, and a modality mix change toward lower priced procedures.

    Contractual allowances are largely dependent upon reimbursement rates from third party payors, including Medicare, Medicaid and managed care providers. Management believes that it is likely that the Company's overall reimbursement rates will gradually decline for some period of time, due to factors such as the expansion of managed care organizations and continued national healthcare reform efforts. The Company intends to attempt to mitigate the impact of any decline in reimbursement rates by decreasing costs and increasing referral volumes. If the rate of decline in reimbursement rates were to increase materially, or if the Company is unsuccessful in reducing its costs or increasing its volumes, the Company's results could be materially and adversely affected.

    Diagnostic Imaging revenues derived from personal injury claims, mainly involving automobile accidents, represented approximately 14% of Diagnostic Imaging business net service revenues for the quarter ended September 30, 1998. Automobile insurance carriers generally pay the non-deductible non-co-pay portion of the charge, with the remaining balance payable by the individual. The timing of collection from the individual is partially dependent upon the outcome and timing of any settlement or judgment of the injury claim. Accordingly, such receivables typically require a longer period of time to collect compared to the Company's other receivables, and in the experience of the Company incur a higher bad debt expense. In addition, a number of states have enacted legislation that is intended to curtail auto insurance spending on personal injury claims. Although the Company recently has intentionally shifted away from personal injury claim business due to its high bad debt rate and long collection cycle, if such business were to further materially decline either as a result of poorer than expected future collections performance or because of such legislation, the Company's results could be materially adversely affected.

    Costs of services for the three months ended September 30, 1998 were $27,797,000 compared to $21,222,000 for the three months ended September 30, 1997, an increase of $6,575,000 or 31%. This increase was due to the inclusion of operating costs of $4,318,000 related to centers acquired after July 1, 1997. Costs of services at imaging centers that have been operated by the Company since July 1, 1997 increased $2,257,000, to $21,968,000 for the quarter ended September 30, 1998 from $19,711,000 for the same period in 1997, primarily as a result of higher equipment maintenance, independent contractor and payroll costs in the third quarter of 1998.

    The provision for uncollectible accounts receivable for the quarter ended September 30, 1998 was $3,377,000, or 8% of related net service revenues, compared to the third quarter 1997 provision of $2,042,000, or 5% of related net service revenues. The increase in the provision for uncollectible accounts receivable, as a percentage of net service revenues, was due to an increase in the estimated rate of bad debts. Personal injury claim revenues have declined during 1998 as a percentage of total net service revenues, which should result in a reduction in the rate of bad debts over time. However, the Company has continued to accrue for estimated bad debts at the rate of 8% of diagnostic imaging net revenues throughout the first nine months of 1998 since diagnostic imaging receivables remain somewhat higher than the level at the beginning of year. Cash collections have improved during the third quarter of 1998 relative to early 1998 collections performance and, provided the Company continues to improve its collections, the Company expects to accrue bad debts at a lower rate in the future.

    Depreciation and amortization expense for the third quarter of 1998 was $6,109,000, compared to $5,488,000 for the third quarter of 1997, or an increase of $621,000. The increase was due primarily to higher equipment depreciation resulting from 1997 acquisitions and increased goodwill amortization.

    Gross profit margins, which represent net service revenue less center costs as a percent of net revenue, decreased for the quarter ended September 30, 1998 to 11% from 29% for the quarter ended September 30, 1997 due primarily to the reasons described above.

    Corporate general and administrative expense for the three months ended September 30, 1998 was $2,979,000, an increase of $30,000 from the $2,949,000 recorded for the three months ended September 30, 1997.

    In July 1998, the Company completed a review of under-performing centers and determined that it would sell or close eight imaging centers during the third and fourth quarters of 1998. In most cases, the Company decided to sell or close these centers due to general competitive pressures and because of their close proximity to other imaging centers of the Company which have more advanced imaging equipment. During the three months ended September 30, 1998, the Company recorded unusual charges attributable to center closings of $3,489,000, consisting of (i) $1,602,000 for the estimated costs to exit equipment lease and maintenance agreements and facility lease agreements, (ii) $1,481,000 for the write-off of fixed assets, goodwill and other intangibles and other assets, and
(iii) $406,000 for estimated equipment removal, facility restoration and related costs.

    In addition, other unusual charges were recorded during the three months ended September 30, 1998 of $890,000, consisting of (i) $380,000 for professional fees attributable to obtaining the waiver and amendment under the Company's Senior Note obligations, (ii) $360,000 for penalties associated with the delay in the effectiveness of the Company's Registration Statement (which has now become effective) and (iii) $150,000 for defense costs relating to shareholder and employee lawsuits.

    The Company could incur a substantial additional amount of unusual charges during the remainder of 1998 depending upon the outcome of shareholder and employee lawsuits and current negotiations with the holders of the Series C Preferred Stock regarding additional penalties associated with the failure to timely register the Company's Common Stock.

    Net interest expense for the three months ended September 30, 1998 was $3,484,000 as compared to $2,543,000 for the three months ended September 30, 1997, an increase of $941,000. This increase was primarily attributable to debt assumed in connection with the Company's 1997 acquisitions and borrowings under notes payable and lines of credit.

    The Company's income for the quarter ended September 30, 1998 was decreased by $176,000 attributable to minority interests, as compared to an increase in the Company's income of $306,000 for the quarter ended September 30, 1997.

    The provision for income taxes for the three months ended September 30, 1998 decreased to $160,000 as compared to $3,014,000 for the comparable period last year. The provision for income taxes for the three months ended September 30, 1998 consists entirely of estimated state income taxes. During the third quarter of 1998, a benefit for income taxes has not been recorded due to the uncertainty regarding the recognition of the full amount of the Company's deferred tax assets.

    The Company's net loss from continuing operations for the quarter ended September 30, 1998 was $6,196,000 compared to net income from continuing operations for the quarter ended September 30, 1997 of $3,909,000.

    The net loss applicable to common stockholders (used in computing loss per common share) in the third quarter of 1998 includes charges of $116,000 as a result of the accretion of the Company's preferred stock.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    For the nine months ended September 30, 1998, total Company's net service revenues were $137,824,000 versus $106,740,000 for the nine months ended September 30, 1997, an increase of $31,084,000 or 29%.

    The increase in net service revenues is due primarily to the impact of 1997 acquisitions, which contributed $42,376,000 of the increase. Revenues at imaging centers that have been operated by the Company for all of 1997 decreased $11,292,000 or 16%, to $60,555,000 for the nine months ended September 30, 1998 from $71,847,000 for the same period in 1997, primarily as a result of higher contractual allowances within comparable payor groups, lower total procedure volumes, a payor mix change away from person injury claim business toward more managed care business, and a modality mix change toward lower priced procedures.

    Costs of Services for the nine months ended September 30, 1998 were $86,129,000 compared to $55,839,000 for the nine months ended September 30, 1997, an increase of $30,290,000 or 54%. This increase was due to the inclusion of operating costs of $24,145,000 related to centers acquired during 1997. Costs of services at imaging centers that have been operated by the Company for all of 1997 increased $6,145,000, to $42,657,000 for the nine months ended September 30, 1998 from $36,512,000 for the nine months ended September 30, 1997, primarily as a result of higher equipment maintenance and payroll costs in the nine months ended September 30, 1998.

    The provision for uncollectible accounts receivable for the nine months ended September 30, 1998 was $10,684,000, or 8% of related net service revenues, compared to the nine months ended September 30, 1997 provision of $5,795,000, or 5% of related net service revenues. The increase in the provision for uncollectible accounts receivable, as a percentage of net service revenues, was due to an increase in the estimated rate of bad debts, as described above.

    Depreciation and amortization expense for the first nine months of 1998 was $18,744,000 compared to $12,567,000 for the first nine months of 1997, or an increase of $6,177,000, due primarily to higher equipment depreciation resulting from 1997 acquisitions and increased goodwill amortization.

    Gross profit margins, which represent net service revenue less center costs as a percent of net revenue, decreased for the first nine months of 1998 to 13% from 29% for the first nine months of 1997 due primarily to the reasons described above.

    Corporate general and administrative expense for the nine months ended September 30, 1998 was $8,794,000, an increase of $2,239,000 from the $6,555,000 recorded for the nine months ended September 30, 1997. This increase was primarily due to higher payroll and related costs as a result of the expanded business development activities and the resulting growth experienced during 1997.

    Results for the nine months ended September 30, 1998 and 1997 include non-cash charges of $304,000 and $2,305,000, respectively, for compensation expense resulting from stock options granted in 1996 and early 1997 that were approved by the Company's stockholders in May 1997. Such compensation expense represents the difference between the exercise price of the options and the market price of the Company Common Stock on the date of plan approval, attributable to vested shares.

    During the nine months ended September 30, 1998, the Company recorded unusual charges attributable to center closings of $3,489,000, as described above, and other unusual charges of $6,290,000, including the $890,000 recorded during the third quarter of 1998. The other unusual charges consist of (i) $3,827,000 ($1,194,000 of which was a non-cash charge related to the issuance of 117,000 common stock warrants) for penalties associated with the delay in the effectiveness the Company's Registration Statement (which has now become effective), (ii) $863,000 for defense costs relating to shareholder and employee lawsuits, (iii) $883,000 for costs associated with the investigation of related party transactions which was concluded in April 1998, (iv) $380,000 for professional fees attributable to obtaining the waiver and amendment under the Company's Senior Note obligations and (v) $337,000 for management termination benefits and related costs.

    Net interest expense for the nine months ended September 30, 1998 was $10,396,000 as compared to $5,276,000 for the nine months ended September 30, 1997, an increase of $5,120,000. This increase was primarily attributable to higher outstanding debt, including the issuance of $78,000,000 of Senior Notes during 1997 and notes payable and capital lease obligations assumed in connection with the Company's 1997 acquisitions.

    The Company's income for the nine months ended September 30, 1998 was decreased by $819,000 attributable to minority interests, as compared to an increase in the Company's income of $499,000 for the nine months ended September 30, 1997.

    The provision for income taxes for the nine months ended September 30, 1998 decreased to $461,000 as compared to $7,093,000 for the comparable period last year. The provision for income taxes for the nine months ended September 30, 1998 consists entirely of estimated state income taxes. During the first nine months of 1998, a benefit for income taxes has not been recorded due to the uncertainty regarding the recognition of the full amount of the Company's deferred tax assets.

    The Company's net loss from continuing operations for the nine months ended September 30, 1998 was $13,126,000 compared to net income from continuing operations for the nine months ended September 30, 1997 of $9,899,000.

    The net loss applicable to common stockholders (used in computing loss per common share) in the first nine months of 1998 includes charges of $390,000 as a result of the accretion of the Company's preferred stock.

RESULTS OF DISCONTINUED OPERATIONS

PERIOD FROM JANUARY 1, 1998 TO AUGUST 15, 1998 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1997

    Net service revenues for StarMed increased to $51,087,000 for the period ended August 15, 1998 (which represents seven and one-half months) from $41,484,000 for the nine months ended September 30, 1997, an increase of $9,603,000. This increase was primarily related to internal growth in the staffing business, consisting primarily of the opening of new Per Diem division offices.

    Operating costs for StarMed for the period ended August 15, 1998 were $40,568,000 compared to $33,458,000 for the nine months ended September 30, 1997, an increase of $7,110,000. This increase was primarily related to internal growth in the staffing business.

    Net earnings related to StarMed increased to $1,806,000 for the period ended August 15, 1998 from $773,000 for the nine months ended September 30, 1997.

STARMED SALE

    On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000. Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations.

    Net cash proceeds from the StarMed Sale were used as follows: (i) $13,786,000 was used to retire StarMed's outstanding third-party debt (in accordance with the terms of sale) (ii) $2,000,000 was placed in escrow to be available, for a specified period of time, to fund indemnification obligations that may be incurred by the Company (part or all of this amount may be payable to the Company over time), (iii) an additional $2,000,000 was applied as a partial repayment of the Company's $78,000,000 of Senior Notes, and (iv) $2,186,000 was used to fund cash costs associated with the sale. The remaining net proceeds of $13,028,000 increased the Company's consolidated cash balances. For accounting purposes, an after-tax gain on sale of $3,905,000 was reported in the third quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

    During the nine months ended September 30, 1998, the Company's primary source of cash flow was proceeds from the sale of the Company's StarMed Staffing subsidiary of $28,814,000. The primary use of cash was the repayment of interest bearing debt, including $13,786,000 of the debt of StarMed Staffing (in accordance with the terms of sale) and other net reductions in debt of $11,957,000. The Company also used cash of $4,775,000 for the repurchase of Common Stock subject to redemption as a result of the exercise of puts provided by the Company in connection with 1997 acquisitions. Operating activities provided cash of $1,154,000 during the nine months ended September 30, 1998. Cash flow from operating activities was adversely effected by an increase of $8,211,000 in accounts receivable, net of allowance for bad debts (such amount includes an increase of $2,540,000 related to StarMed prior to its sale). The increase in accounts receivable is the result of difficulties experienced in integrating the billing and collection systems of the centers acquired during 1997. By July of 1998, the Company completed the planned conversion of over 77% of its centers to the Company's proprietary radiology information system, ICIS, and commenced a restructuring of its collection efforts for the purpose of ultimately consolidating all collections activities into a few regional collection offices. The restructuring is in response to the need to improve overall collection results and controls. The Company expects that these efforts will result in an improved collection rate of accounts receivable and cash flows. During the third quarter of 1998, cash collections improved relative to early 1998 collections performance and outstanding diagnostic imaging net accounts receivable declined $1,700,000 from $59,493,000 at June 30, 1998 to $57,793,000 at September 30, 1998.

    During the nine months ended September 30, 1997, the Company's primary source of cash flow was from financing activities, including net proceeds from the issuance of the Senior Notes of $77,113,000 and Series C Preferred Stock of $16,965,000. The primary use of cash was to fund acquisitions that totaled $56,132,000 and to fund the repayment of certain notes and capital lease obligations of $27,025,000. Operating activities resulted in a net use of cash of $3,318,000 during the first nine months of 1997, primarily as a result of an increase in net accounts receivable of $22,211,000.

    The Company has never declared a dividend on its Common Stock and under the Company's Senior Note agreement, the payments of such dividends is not permitted.

SENIOR NOTE DEFAULTS

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company was in default of certain financial covenants under its $78,000,000 of Senior Notes. The financial covenant defaults under the Senior Note agreements entitled the lenders to exercise certain remedies including acceleration of repayment. In addition, certain medical equipment notes, and operating and capital leases of the Company (the "Cross-Default Debt"), contain provisions which allow the creditors or lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes.

    In the event that the Senior Note lenders or the holders of the Cross Default Debt elected to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have had a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were accelerated, in whole or in part, there could be no assurance that the Company would have been successful in identifying or consummating financing necessary to satisfy the obligations which would have become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at December 31, 1997. As a result of these matters, as well as other issues, there was substantial doubt about the Company's ability to continue as a going concern. The report of the Company's independent auditors, Ernst & Young LLP, on the consolidated financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph with respect to these issues. The December 31, 1997 financial statements did not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    In October 1998, management reached an agreement with the Senior Note lenders with respect to a waiver of all existing covenant defaults and a modification of the financial covenants applicable over the remaining term of the Senior Notes. In consideration for this waiver and amendment, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issued to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. The warrants had an estimated value of $503,000 which will be recorded as deferred financing expense and amortized over the remaining term of the Senior Notes. In addition, the Company prepaid $2,000,000 of principal outstanding on the Senior Notes (without premium) and paid a fee to the Senior Note lenders of $500,000. As a result of the execution of the waiver and amendment with respect to the Senior Notes, the Senior Notes and the Cross Default Debt are no longer in default and have been shown as long-term debt in the September 30, 1998 Consolidated Balance Sheet.

WORKING CAPITAL

    The Company has a working capital surplus of $40,233,000 at September 30, 1998 compared to a working capital deficit of $58,174,000 at December 31, 1997. The improvement in working capital is due primarily to the reclassification of the Senior Notes and Cross Default Debt as long-term debt in the September 30, 1998 Consolidated Balance Sheet.

OTHER OBLIGATIONS OF THE COMPANY

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that the registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. During 1997, the Company entered into an agreement to set the purchase price per common share related to certain shares covered by a repurchase agreement to the then current market price in exchange for additional time to obtain registration of such shares. The increased amount of such repurchase obligation of $1,696,000 was charged to retained earnings and shown as an increase in the Common Stock subject to redemption of the Consolidated Balance Sheet. As of September 30, 1998 and December 31, 1997, the Company had reflected $4,045,000 and $9,734,000, respectively, of Common Stock subject to redemption on its Consolidated Balance Sheet related to shares that the Company may be required to repurchase. During the first nine months ended September 30, 1998, the Company paid $4,775,000 to sellers who exercised their rights to have shares of Common Stock repurchased. The Company expects to pay an additional $4,045,000 during the remainder of 1998.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay to the sellers (in additional shares and/or cash) an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Any such Price Protection payments will be charged to stockholders' equity. During October 1998, the Company issued 590,147 shares related to certain Price Protection obligations and expects to pay an additional $1,659,000 in cash related to Price Protection obligations, excluding Price Protection obligations related to the shares which have repurchase obligations, referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differ for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both. Although the Company has the option, in certain cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated July 21, 1997, and the Registration Rights Agreement dated July 21, 1997, as amended, between the Company and RGC International, LDC ("RGC") (hereinafter referred to as the "RGC Agreements"), the Company issued 18,000 shares of Series C Convertible Preferred Stock, $1,000 stated value per share (the "Series C Preferred Stock") to RGC. Under the RGC Agreements, the Company was required to use its best efforts to include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement not later than October 1997. As amended, the RGC Agreements provided for monthly penalties through July 23, 1998 ("RGC Registration Penalties") in the event that the Company failed to register the Conversion Shares prior to certain dates.

    Each share of the Series C Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series C Preferred Stock plus 3% per annum from the closing date to the conversion date by the lesser of (i) $62.10 or (ii) the average of the daily closing bid prices for the Common Stock for the (5) five consecutive trading days ending five (5) trading days prior to the date of conversion. On June 18, 1998, 2,500 shares of Series C Preferred Stock were converted into 373,000 shares of Common Stock. Accordingly, as of September 30, 1998, 15,500 shares of the Company's Series C Preferred Stock were issued and outstanding. On November 10, 1998, an additional 600 shares of Series C Preferred Stock were converted into 342,000 shares of Common Stock.

    As a result of the Company's failure to register the RGC Conversion Shares until October 1, 1998, the Company: (i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise prices ranging from $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value, for accounting purposes, of $3,245,000); and (ii) issued interest bearing promissory notes (the "RGC Penalty Notes") in the aggregate principal amount of $2,450,000 due October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. From and after July 23, 1998, pursuant to an amendment to the RGC Agreements entered into in June 1998, the Company is no longer subject to monthly penalties for failure to register the RGC Conversion Shares, except that RGC may presently elect a one-time penalty of $1,550,000 (the "September 1998 Penalty") because the RGC Conversion Shares were not registered by September 15, 1998. The September 1998 Penalty, if it shall become due by election of RGC, shall be payable, at the option of RGC, in cash or additional shares of Common Stock.

    On October 15, 1998, the Company did not pay RGC the $2,450,000 that was then due and payable under the RGC Penalty Notes. Additional, as discussed above, RGC may demand the September 1998 Penalty of $1,550,000. The Company and RGC are currently in discussions regarding the restructuring of the Penalty Notes and the September 1998 Penalty, but there can be no assurance that the Company will be successful in restructuring the Penalty Notes on terms favorable to the Company or its shareholders. Purchasers of Common Stock could therefore experience substantial dilution upon additional conversion of the Series C Preferred Stock, any conversion of RGC Penalty Notes into Common Stock and the impact of the exercise of warrants held by RGC. The shares of Series C Preferred Stock are not registered and may be sold only with the express written consent of the Company and if registered under the Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

    In addition to matters discussed above, the Company is subject to litigation that may require additional future cash outlays.

FINANCIAL RESOURCES

    During 1997, the Company incurred substantial debt in connection with acquisitions of imaging centers. As of September 30, 1998, the Company's debt, including capitalized lease obligations, totaled $133,537,000. The Company does not expect to incur significant additional debt in the near future and expects to rely on its existing cash balances of $16,409,000 at September 30, 1998 and its ability to enter into operating leases to fund expansions and equipment replacement at its centers. As a result of improvements in the Company's billing and collection systems, the Company expects its cash flow from operations, including improved collections of accounts receivable, to increase from the level achieved in the nine months ended September 30, 1998. Management believes that the positive cash flow from operations and the Company's existing cash balances will provide it with sufficient funds available to finance its needs in the near term.

COMMON STOCK

    In July 1998, the Company's shareholders approved a reverse stock split of the Company's outstanding shares of Common Stock. As a result of the reverse stock split, each three outstanding shares of Common Stock were automatically converted into one share of new Common Stock. The share data included in this Form 10-Q have been adjusted to reflect the impact of the reverse stock split.

    The Company has been notified by NASDAQ that it is being reviewed for continued listing on NASDAQ's National Market System due to its failure to continue to meet the $5.00 minimum bid price requirement. The Company has until January 15, 1999 to satisfy the listing requirements. In the event it is unable to meet the requirements for continued listing on the National Market System, the Company will attempt to move its listing to NASDAQ's SmallCap Market. No assurance can be given that the Company will be successful in that regard.

SEASONALITY AND INFLATION

    The Company believes that its business is only moderately affected by seasonality. The third quarter is typically the slowest quarter of the year because the months of July and August are the principal vacation months of the year. The impact of inflation and changing prices on the Company has been primarily limited to salary, medical and film supplies and rent increases and has not been material to date to the Company's operations. Notwithstanding the foregoing, general inflation trends and continuing reimbursement rate pressures in the future may cause the Company not to be able to raise the prices for its diagnostic imaging procedures by an amount sufficient to offset the negative effects of increasing costs. While the Company has responded to these concerns in the past by increasing the volume of its business, there can be no assurance that the Company will be able to increase its volume of business in the future. These trends, if continued over time, could have a material effect on the financial results of the Company.

IMPACT OF YEAR 2000 ON COMPANY'S COMPUTER SOFTWARE

    The computer programming code utilized in the Company's financial, billing and imaging equipment systems were generally written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using 00's as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities.

    The Company has completed an assessment of its material financial and billing computer systems. The Company is in the process of upgrading these systems to be Year 2000 compliant and expects to complete this process by late 1998 or early 1999. The cost to be incurred related to Year 2000 compliance for these systems is currently not expected to be material.

    The Company has initiated a program to determine whether the computer applications of its significant payors and suppliers will be upgraded in a timely manner. The Company has also initiated a program to determine whether embedded applications that control certain medical and other equipment will be affected. The Company has not yet completed these reviews. The nature of the Company's business is such that any failure to these types of applications may have a material adverse effect on its business. If the Company determines that certain of its suppliers will not be Year 2000 compliant, then the Company will endeavor to find alternative suppliers; however, there can be no assurance that the Company will be able to find alternative suppliers.

    Because of the many uncertainties associated with Year 2000 compliance issues, and because the Company's assessment is necessarily based on information from third party-vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct. The Company is currently developing contingency plans to address potential Year 2000 non-compliance both internally and externally to the Company.

    Software sold by the Company's wholly owned subsidiary, Dalcon Technologies, Inc., is expected to be fully Year 2000 compliant in connection with the annual upgrade planned for late 1998.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    Statements contained in this Report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from operations; the payment timing and ultimate collectibility of accounts receivable (including purchased accounts receivable) from different payor groups (including Personal Injury type); the economic impact of involuntary share repurchases and other payments (including price protection payments and penalty payments) caused by the delay in the effectiveness of the Company's Registration Statement and by the decline in the Company's share price; the potential dilution that would result from the conversion of the Company's Series C Convertible Preferred Stock into common shares at current share prices; the impact of a changing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the ultimate economic impact of recent litigation including shareholder and former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested may be identified from time to time in the Company's Securities and Exchange Commission filings and the Company's public announcements.

II. OTHER INFORMATION

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    On July 23, 1998, the Company held its 1998 Annual Meeting of stockholders (the "Annual Meeting"). The matters voted upon at the Annual Meeting and the votes cast for such matters were as follows:

    1. The Company's stockholders elected Sally W. Crawford, Peter B. Davis, Gary L. Fuhrman, John H. Josephson, Duane C. Montopoli, Gary N. Siegler and D. Gordon Strickland as Directors to serve until the 1999 Annual Meeting. Voting for the nominees for director was as follows:Sally W. Crawford; 18,789,722 shares FOR and 521,358 shares WITHHELD; Peter B. Davis; 18,786,716 shares FOR and 524,364 shares WITHHELD; Gary L. Fuhrman; 15,904,485 shares FOR and 3,406,595 shares WITHHELD; John H. Josephson; 15,917,315 shares FOR and 3,393,765 shares WITHHELD; Duane C. Montopoli; 18,675,803 shares FOR and 535,277 shares WITHHELD; Gary N. Siegler; 15,897,387 shares FOR and 3,413,693 shares WITHHELD; D. Gordon Strickland; 18,775,218 shares FOR and 535,862 shares WITHHELD.

    2. The Company's stockholders approved the adoption of the Company's 1998 Stock Option Plan. Regarding the approval of the 1998 Stock Option Plan, the vote was 9,388,877 shares FOR; 2,483,167 shares AGAINST; and 283,102 shares ABSTAINING.

    3. The Company's stockholders approved the adoption of the Company's 1998 Non-Employee Director Plan. Regarding the approval of the 1998 Non-Employee Director Plan, the vote was 11,454,985 shares FOR; 638,637 shares AGAINST; and 61,524 shares ABSTAINING.

    4. The Company's stockholders approved a Reverse Stock Split of the Company's stock. Regarding the approval of the Reverse Stock Split, the vote was 18,704,894 shares FOR; 571,794 shares AGAINST; and 102,577 shares ABSTAINING.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    a.  Exhibits

        10.1 Waiver and Amendment regarding the Company's Senior Note Agreement, between the Company and the institutional investors party
             thereto, dated September 23, 1998.

    b.  Reports on Form 8-K

       On July 10, 1998, the Company filed a Current Report on Form 8-K, reporting the execution of definitive documents regarding the sale of its StarMed Staffing subsidiary.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                MEDICAL RESOURCES, INC.

                                By:            /s/ DUANE C. MONTOPOLI
                                     -----------------------------------------
                                                 Duane C. Montopoli
                                         CHIEF EXECUTIVE OFFICER (PRINCIPAL
                                                 EXECUTIVE OFFICER)

                                By:            /s/ GEOFFREY A. WHYNOT
                                     -----------------------------------------
                                                 Geoffrey A. Whynot
                                      CHIEF FINANCIAL OFFICER AND SENIOR VICE
                                      PRESIDENT--FINANCE (PRINCIPAL EXECUTIVE
                                                      OFFICER)

Date: November 16, 1998

PROSPECTUS

                                  9,336,961 SHARES

                            MEDICAL RESOURCES, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                               ------------------

    The shares offered hereby (the "Shares") consist of up to 9,336,961 shares of common stock, par value $.01 per share (the "Common Stock"), of Medical Resources, Inc., a Delaware corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the "Selling Stockholders") identified herein. See "Selling Stockholders." The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

    The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See "Plan of Distribution."

    The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol MRII. On July 24, 1998, the Company effected a one-for-three reverse stock split of its Common Stock. The information in this Prospectus gives effect to such reverse stock split. On October 6, 1998, the closing sale price of the Common Stock was $2.25 per share.

                            ------------------------

    THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 5-15.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 9, 1998

    No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Company...............................................................     3
Risk Factors..............................................................     5
Use of Proceeds...........................................................    17
Price Range of Common Stock and Dividend Policy...........................    17
Selected Consolidated Financial Data......................................    18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    19
Business..................................................................    34
Management................................................................    52
Security Ownership Of Certain Beneficial Owners and Management............    61
Certain Relationships and Related Transactions............................    63
Description of Capital Stock..............................................    66
Selling Stockholders......................................................    67
Plan of Distribution......................................................    71
Legal Matters.............................................................    71
Experts...................................................................    72
Available Information.....................................................    72
Index to Financial Statements.............................................   F-1

                                  THE COMPANY

    The Company specializes in the operation and management of fixed site outpatient medical diagnostic imaging centers. The Company currently operates 94 outpatient diagnostic imaging centers located in the Northeast (56), Southeast
(24), the Midwest (9) and California (5), and provides network management services to managed care organizations. The Company has grown rapidly and has increased the number of diagnostic imaging centers it operates from 39 at December 31, 1996 to 94 at September 1, 1998. The Company, through its wholly-owned subsidiary, Dalcon Technologies, Inc. ("Dalcon"), also develops and markets software products and systems for the diagnostic imaging industry.

    Until August 1998, the Company, through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33 million (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements Of Operations as discontinued operations.

    The Company's diagnostic imaging centers provide diagnostic imaging services to patients referred by physicians in a comfortable, service-oriented environment located mainly in an outpatient setting. Of the Company's 94 centers, 82 provide magnetic resonance imaging, which accounts for a majority of the Company's imaging revenues. Many of the Company's centers also provide some or all of the following services: computerized tomography, ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

    At each of the Company's centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists, with whom the Company enters into independent contractor agreements. Pursuant to these agreements, the Company, among other duties, provides to the Physician Group the diagnostic imaging facility and equipment, performs all marketing and administrative functions at the centers and is responsible for the maintenance and servicing of the equipment and leasehold improvements. The Physician Group is solely responsible for, and has complete and exclusive control over, all medical and professional services performed at the centers, including, most importantly, the interpretation of diagnostic images, as well as the supervision of technicians, and medical related quality assurance and communications with referring physicians. Insofar as the Physician Group has complete and exclusive control over the medical services performed at the centers, including the manner in which medical services are performed, the assignment of individual physicians to center duties and the hours that physicians are to be present at the center, the Company believes that the Interpreting Physicians who perform medical services at the centers are independent contractors. In addition, Interpreting Physician Groups which furnish professional services at the centers generally have their own medical practices and, in most instances, perform medical services at non-Company related facilities. The Company's employees do not perform professional medical services at the centers. Consequently, the Company does not believe that it engages in the practice of medicine in jurisdictions which prohibit or permit the corporate practice of medicine. The Company performs only administrative and technical services and does not exercise any control over the practice of medicine by physicians at the centers or employ physicians to provide medical services. The Company is aware of three Interpreting Physicians who own a nominal percentage of three limited partnerships that are managed and partially owned by the Company.

    As part of its administrative responsibilities under the terms of the Interpreting Physician agreements, the Company is responsible for the administrative aspects of billing and collection functions at the centers. Certain third-party payor sources of the Company, such as Medicare, insurance companies and managed care providers, require that they receive a single or "global" billing statement for the imaging services provided at the Company's centers. Consequently, billing is done in the name of the Physician Group because such billings include a medical component. The Physician Group grants a power of attorney to the Company authorizing the Company to establish bank accounts using the Physician Group's name related to that center's collection activities and to access such accounts. In states where permitted by law, such as Florida, the Company generally renders bills in the center's name. In such circumstances, the Physician Group has no access to associated collections.

    The Company recognizes revenue under its agreements with Interpreting Physicians in one of three ways: (1) the Company receives a technical fee for each diagnostic imaging procedure performed at the center, the amount of which is fixed based upon the type of the procedure performed; (2) the Company pays the Interpreting Physician Group a fixed percentage of fees collected at the center or a contractually fixed amount, based upon the specific diagnostic imaging procedures performed; or, (3) the Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent for the affiliated physician association and for administrative and technical services performed at the centers and the affiliated physician association pays the Physician Group based upon a percentage of the cash collected at the center. All of such amounts and the basis for payments are negotiated between the Physician Group and the Company. The fees received or retained by the Company under the three types of agreements with Interpreting Physicians described above, expressed as a percentage of the gross billings net of contractual allowances for the imaging services provided, range from 78% to 93% for the agreements described in item (1), 80% to 93% for the agreements described in item (2) and 80% to 89% for the agreements described in item (3). The agreements generally have terms ranging from one to ten years.

    Since the beginning of 1996, the Company has acquired 90 imaging centers through 27 acquisitions. When the Company acquires an imaging center, the Company acquires assets relating to the provision of technical, financial, administrative and marketing services which support the provision of medical services performed by the Interpreting Physicians. Such assets typically include equipment, furnishings, supplies, tradenames of the center, books and records, contractual rights with respect to leases and other agreements and, in most instances, accounts receivable. Other than with respect to such accounts receivable for services performed by the acquired company, the Company does not acquire any rights with respect to or have any direct relationship, with patients. Patients have relationships with referral sources who are the primary or specialty care physicians for such patients. These physicians refer their patients to diagnostic imaging centers which may include the Company's centers where Interpreting Physicians, under independent contractor agreements, provide professional medical services. The Company's acquired imaging centers do not constitute either a radiology, primary care or specialty care medical practice. In connection with an acquisition of a center, the Company will generally enter into an agreement, as described above, with a Physician Group for that physician group as an independent contractor to perform medical services at the center.

    The Company was incorporated in Delaware in August 1990 and has its principal executive offices at 155 State Street, Hackensack, New Jersey 07601 (telephone no.: (201) 488-6230). Prior to the Company's incorporation, the Company's operations, which commenced in 1979, were conducted by subsidiary corporations.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following matters in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

DEFAULTS UNDER LOAN AGREEMENTS

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company is currently in default of certain financial covenants under the agreements for its $78,000,000 of Senior Notes. The financial covenant defaults under the Senior Note agreements entitle the lenders to exercise certain remedies including acceleration of repayment. In addition, certain medical equipment notes and operating and capital leases of the Company, aggregating $14,575,000 at June 30, 1998 (the "Cross-Default Debt"), contain provisions which allow the creditors or lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes. In the event that the Senior Note lenders or the holders of the Cross Default Debt elect to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were to be accelerated, in whole or in part, there can be no assurance that the Company would be successful in identifying or consummating financing necessary to satisfy the obligations which would become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at June 30, 1998 and December 31, 1997. Accordingly, the Company had a deficit in working capital of $55,892,000 at June 30, 1998. These matters raise substantial doubt about the Company's ability to continue as a going concern. The report of the Company's independent auditors, Ernst & Young LLP, on the consolidated financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph with respect to the issues that raise substantial doubt about the Company's ability to continue as a going concern mentioned in Note 2 to the Company's consolidated financial statements. The financial statements do not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    Management has reached an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications. Under the terms of the agreement in principle, the Senior Note lenders have agreed to waive all existing covenant defaults and to modify the financial covenants applicable over the remaining term of the Senior Notes. In consideration for these waivers and covenant modifications, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issue to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. In addition, the Company has agreed to prepay $2,000,000 of principal outstanding on the Senior Notes (without premium) and to pay a fee to the Senior Note lenders of $500,000. The agreement in principle is subject to the execution of definitive documents, which are expected to be completed during September 1998. There can be no assurance, however, that definitive documents effecting the agreement in principle will be executed.

EFFECTS OF LEVERAGE

    During 1997, the Company incurred substantial debt in connection with acquisitions of imaging centers. As of June 30, 1998, the Company's debt, including capitalized lease obligations, totaled $155,369,000. The Company's ratio of debt to total capitalization (total debt plus stockholders' equity) was 56% as of June 30, 1998. In addition, the Company is obligated under certain repurchase obligations, purchase price remedies and earnouts associated with acquisitions (see "Effects of Grant of Repurchase and Purchase Price Remedies and Earnout Rights to Sellers of Acquired Centers"). The Company does not expect to incur significant additional debt in the near future and expects to rely on its existing cash balances, of approximately $18,242,000 at August 31, 1998, and its ability to enter into operating leases to fund expansions and equipment replacement at its centers. Assuming that the Company executes definitive documents with respect to the Senior Notes consistent with the agreement in principle, management believes that, based upon current levels of operating cash flows, the Company will have sufficient funds available to finance its needs through 1998. There can be no assurance, however, that management's belief as to available funds for 1998 will prove accurate or that the Company will be able to enter into operating leases on terms acceptable to the Company.

RECENT LITIGATION

    As described below under "Certain Relationships and Related Transactions--Independent Committee Investigation into Related-Party Transactions" beginning on page 63, the Company and its directors and certain former officers have been named as defendants in several actions filed in state and federal court arising out of the events described below involving, among other matters, allegations against the Company's practices regarding related-party transactions and securities fraud. As the cases are still in their preliminary stages, their outcomes cannot presently be determined. A decision adverse to the Company in these cases could have a material adverse effect on the Company, its cash flow, financial condition and results of operation. In addition, the Company may incur substantial legal and other expenses in connection with the defense of these cases which could have a material adverse effect on the Company's cash flows, financial condition and results of operation. The Company cannot currently estimate the amount or timing of such expenses or the time frame in which these cases will ultimately be resolved.

EFFECTS OF GRANT OF REPURCHASE AND PURCHASE PRICE REMEDIES AND EARNOUT RIGHTS TO
  SELLERS OF ACQUIRED CENTERS

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration therefor, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In connection with certain of such acquisitions, the Company has granted specific remedies to the sellers in the event the registration statement covering the relevant shares was not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. As a result of the Company's failure to register such shares by the required dates, the Company has become obligated to repurchase such shares issued in connection with such acquisition. As of September 1, 1998, the Company had not registered any shares of Common Stock issued in connection with the Company's 1997 acquisitions under a registration statement declared effective by the SEC. As of June 30, 1998, the Company had reflected $5,509,000 as Common Stock Subject to Redemption on its Consolidated Balance Sheets which is related to shares that the Company is, has agreed to or may be required to repurchase. During the first six months of 1998, the Company paid $3,311,000 to sellers who exercised their rights to have shares of Common Stock repurchased. In addition, the Company expects to pay an additional $5,509,000 during the remainder of 1998 ($3,696,000 of which was due and payable on June 3, 1998 (the "June 1998 Repurchase Obligation") but has not yet been paid by the Company) in connection with the settlement of certain repurchase obligations of the Company subject, under certain circumstances, to the consent of the Senior Notes holders. With respect to the June 1998 Repurchase Obligation which remains due and payable, the Company is in discussions with the sellers to whom such obligations are owed and the Senior Note holders regarding the timing and satisfaction of the June 1998 Repurchase Obligation.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay (in additional shares and/or cash) to the sellers an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Based upon the closing sales price of the Company's Common Stock on September 1, 1998 ($4.00 per share), such shortfall would be approximately $3,351,000, including Price Protection obligations related to the shares which have repurchase obligations referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differs for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both.

    Although the Company possesses the option, in certain of such cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such remedies or earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders.

EFFECTS OF FAILURE TO COMPLY WITH TERMS OF THE CONVERTIBLE PREFERRED STOCK

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated July 21, 1997, and the Registration Rights Agreement, dated July 21, 1997, as amended, between the Company and RGC International, LDC ("RGC") (hereinafter referred to as the "RGC Agreements"), the Company issued 18,000 shares of Series C Convertible Preferred Stock, $1,000 stated value per share (the "Series C Preferred Stock") to RGC. Under the RGC Agreements, the Company was required to use its best efforts to include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement on Form S-3 not later than October 1997. As amended the RGC Agreements provide for monthly penalties ("RGC Registration Penalties") in the event that the Company fails to register the Conversion Shares prior to October 1997 with such penalties continuing until July 23, 1998.

    As a result of the Company's failure to register the RGC Conversion Shares at various dates on or after December 31, 1997, the Company: (i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise price ranging from $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value for accounting purposes, of $3,245,000); and
(ii) issued interest bearing promissory notes (the "RGC Penalty Notes") in the aggregate principal amount of $2,450,000 due October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. Pursuant to an amendment to the RGC Agreements entered into in June 1998, the Company will no longer incur any monthly penalties for failure to register the RGC Conversion Shares following July 23, 1998. However, if the RGC Conversion Shares are not registered as of September 15, 1998, RGC may demand a one-time penalty of $1,550,000 (the "September 1998 Penalty"), payable, at the option of RGC, in cash or additional shares of Common Stock. There can be no assurance that the Company will be able to register the RGC Conversion Shares by such date or that the Company will be able to pay the RGC Penalty Notes when due or the September 1998 Penalty, if such payment becomes due.

LOSSES FROM CERTAIN CENTERS; IMPAIRMENT OF CERTAIN ASSETS

    Certain centers that the Company acquired in connection with multiple center acquisitions since January 1996 have generated losses. With respect to these centers, the Company has utilized its working capital to fund the operations of such centers. During 1997, the Company recorded a $12,962,000 loss from the impairment of goodwill and other long-lived assets. This loss consisted of the write-off of goodwill of $10,425,000, covenants not to compete of $118,000 and fixed assets of $2,419,000. The write-down of fixed assets primarily relates to imaging equipment. Substantially all of the impairment relates to eight of the Company's diagnostic imaging centers which were under performing. The Company has recorded impairment losses for these centers because the sum of the expected future cash flows, determined based on an assumed continuation of current operating methods and structures, does not cover the carrying value of the related long-lived assets. Furthermore, the Company has determined to sell or close approximately eight imaging centers during the third and fourth quarters of 1998. In most cases, the Company decided to sell or close these centers due to general competitive pressures and their close proximity to other imaging centers of the Company which have more advanced imaging equipment. The Company expects to incur a charge of between $3,000,000 and $4,000,000 during the third quarter of 1998 related to these imaging centers. Such charge will consist of
(i) the write-off of fixed assets and other assets of between $2,000,000 and $2,600,000 and (ii) reserve for costs to exit facility and equipment leases of between $1,000,000 and $1,400,000.

    The Company continues to investigate the underlying causes of under-performance by certain centers to determine what actions, if any, may be taken to improve the future operating performance of such centers. There can be no assurance, however, that additional assets of the Company will not be impaired in the future or that the future operating performance of the Company's centers with a history of losses will improve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION STRATEGY; MANAGEMENT OF GROWTH

    One of the Company's objectives is to continue to acquire diagnostic imaging centers and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which could temporarily detract from attention to the day-to-day business of the Company and which may be prolonged due to unforeseen circumstances. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls (including improving and standardizing of its billing systems), and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations.

    Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. In addition, because the Common Stock has experienced significant market price fluctuations recently, sellers of acquisition targets may be hesitant to accept shares of Common Stock in payment of all or portions of the purchase price of centers unless they are provided with suitable price protection rights. The grant and ultimate exercise of any such rights could result in significant dilution to existing shareholders. See "Effects of Grant of Purchase Price Remedies and Earnout Rights to Sellers of Acquired Centers." Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies and other medical services companies, many of which have greater financial resources than the Company.

REDUCTIONS AND DELAYS IN REIMBURSEMENT

    Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost, including the numbers of procedures performed, of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

    The Company's management believes that overall reimbursement rates will continue to gradually decline for some period of time due to factors such as the expansion of managed care organizations and continued national healthcare reform efforts (including future reductions in Medicare and Medicaid reimbursement rates). The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. Although during 1997 and the first six months of 1998, the aggregate volume of procedures performed by the Company at its centers has remained relatively constant (and therefore has not offset the reduction in reimbursement rates per procedure), the Company expects these agreements, over time, to increase the number of procedures performed due to the additional referrals from these managed care entities. However, there can be no assurance that the potential increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

PERSONAL INJURY REVENUE

    A significant percentage of the Company's net service revenues from imaging centers is derived by providing imaging services to individuals involved in personal injury claims, mainly involving automobile accidents. Imaging revenue derived from person injury claims, mainly involving automobile accidents, represented approximately 24% of the Diagnostic Imaging business net service revenues for 1997. Due to the greater complexity in processing receivables relating to personal injury claims with automobile insurance carriers (including dependency on the outcome of settlements or judgments for collections directly from such individuals), such receivables typically require a longer period of time to collect, compared to the Company's other receivables and, in the experience of the Company, incur a higher bad debt expense.

    While the collection process employed by the Company may vary from jurisdiction to jurisdiction, the processing of a typical personal injury claim generally commences with the Company obtaining and verifying automobile, primary health, and secondary health insurance information at the time services are rendered. The Company then generates and sends a bill to the automobile insurance carrier, which under state law, typically has an extended period of time (usually up to 105 days) to accept or reject a claim. The amount of documentation required by the automobile insurance carriers to support a claim is substantially in excess of what most other payors require and carriers frequently request additional information after the initial submission of a claim. If the individual is subject to a co-payment or deductible under the automobile insurance policy or has no automobile insurance coverage, the Company will generally bill the individual's primary and secondary health policies for the uncovered balance. The automobile insurance carrier may reject coverage or fail to accept a claim within the statutory time limit on the basis of, among other reasons, the failure to provide complete documentation. In such circumstances, the Company generally pursues arbitration, which typically takes up to 90 days for a judgment, to collect from the carrier.

    The Company will then pursue collection of the remaining receivable from the individual. Although the Company attempts to bill promptly after providing services and typically requests payment upon receipt of invoice, the Company generally defers aggressive collection efforts for the remaining balance until the personal injury individual's claim is resolved in court, which frequently takes longer than a year and may take as long as two or three years. Consequently, the Company's practice is to obtain a written assurance from the individual and the individual's legal counsel, under which the individual confirms in writing his or her obligation to pay the outstanding balance regardless of the outcome of any settlement or judgment of the claim. Consequently, the Company's services with respect to the personal injury claim are not contingent. If the settlement or judgment proceeds received by the individual are insufficient to cover the individual's obligation to the Company, the Company either (i) accepts a reduced amount in full satisfaction of the individual's outstanding obligation, or (ii) commences collection proceedings, which may ultimately result in the Company taking legal action to enforce its collection rights against the individual regarding all uncollected accounts.

    As a result of the foregoing, the average age of receivables relating to personal injury claims is greater than for non-personal injury claim receivables. Significant delays in the collection or the inability to collect receivables relating to personal injury claims or the refusal of insurance companies to pay the higher reimbursement rates typically associated with personal injury claims could have a material adverse effect on the Company's diagnostic imaging operations.

RESTRICTIONS IMPOSED BY GOVERNMENT REGULATION

    The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement for patient services. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

    The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993, contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law"). The Stark Law provides exceptions for certain types of employment and contractual relationships. The

Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

    The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

    The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

    All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging facilities and imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

    The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

CORPORATE PRACTICE OF MEDICINE AND FEE SPLITTING

    The Company presently operates imaging centers in New York, New Jersey, Pennsylvania, Maryland, Massachusetts, Ohio, Illinois, Florida, California and Arkansas. The laws of many states prohibit unlicensed, non-physician-owned entities or corporations (such as the Company) from performing medical services, or in certain instances, physicians from splitting fees with non-physicians, such as the Company. The Company does not believe that it engages in the unlicensed practice of medicine or the delivery of medical services in any state where it is prohibited, and is generally not licensed to practice medicine in states which permit such licensure. Professional medical services, such as the interpretation of MRI scans, are separately provided by licensed Interpreting Physicians, as independent contractors, pursuant to agreements with the Company. At each of the Company's centers, all medical services are performed exclusively by Physician Groups, generally consisting exclusively of radiologists, with whom the Company enters into independent contractor agreements. Pursuant to these agreements, the Company, among other duties, provides to the Physician Group the diagnostic imaging facility and equipment, performs all marketing and administrative functions at the centers and is responsible for the maintenance and servicing of the equipment and leasehold improvements. The Physician Group is solely responsible for, and has complete and exclusive control over, all medical and professional services performed at the centers, including, most importantly, the interpretation of diagnostic images as well as the supervision of technicians, and medical related quality assurance and communications with referring physicians. The Company's employees do not perform professional medical services at the centers. Consequently, the Company does not believe that it engages in the practice of medicine in jurisdictions which prohibit or permit the corporate practice of medicine. The Company performs only administrative and technical services and does not exercise control over the practice of medicine by physicians at the centers or employ physicians to provide medical services.

    In many jurisdictions, however, the laws restricting the corporate practice of medicine and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties. Imposition of civil or criminal penalties against the Company could have a material adverse effect on its operations, cash flows and financial condition.

POTENTIAL ADVERSE EFFECT OF CAPITATION CONTRACTS

    The Company has entered into a number of "capitated contracts" with third party payors which typically provide for payment of a fixed fee per month on a per member basis, without regard to the amount or scope of services actually rendered. Because the obligations to perform services are not related to the payments, it is possible that either the cost or the value of the services performed may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. Approximately 2% of the Company's net service revenues in 1997 was derived from capitated contracts. While prior to entering into any such contracts the Company carefully analyzes the potential risks of capitation arrangements, there can be no assurances that any capitated contracts to which the Company is a party or which it may enter into in the future will not generate significant losses to the Company.

    In addition, certain types of capitation agreements, may be deemed a form of risk contracting. Many states limit the extent to which any person can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. If the fees received by the Company are less than the cost of providing the services, the Company may be deemed to be acting as a de facto insurer. In some states, only certain entities, such as insurance companies, HMOs and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance. If the Company is held to be unlawfully engaged in the business of insurance, such a finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business.

COMPETITION; RELIANCE ON REFERRALS

    The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals, independent or management company owned imaging centers, individual-owned imaging centers and mobile MR units. Many of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. These factors impact the referring physician's decision to direct a patient to an imaging center. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region. The competitive environment which the Company faces could result in lower patient volume or in an adverse change in payor mix.

    MR systems compete with a variety of other scanning technologies which are available in physicians offices, hospitals and other diagnostic imaging centers. Competition with other imaging modalities is generally based on the nature of the medical procedure to be performed and the condition of the patient. The use of MR imaging as a diagnostic tool continues to gain both professional and public acceptance as MR imaging and diagnostic techniques improve, equipment software is enhanced and attention is directed to MR's diagnostic successes. The Company's performance is dependent upon physician and patient confidence in the superiority of its MR imaging and service over other competing modalities and systems.

    There are a number of manufacturers of MR imaging systems. These manufacturers' marketing efforts can be expected to stimulate others, including hospitals, to purchase and install the MR systems. Periodically, manufacturers introduce innovations or newly designed MR systems with enhanced features. Therefore, the Company encounters strong competition from other MR diagnostic systems with innovative or enhanced features installed in the areas where the Company has installed its MR systems, as well as strong competition in its endeavors to acquire new locations.

    The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

DEPENDENCE ON QUALIFIED INTERPRETING PHYSICIANS

    The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified Interpreting Physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with Interpreting Physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the Interpreting Physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the acquired centers, there can be no assurance that arrangements can be entered into with Interpreting Physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. Agreements with Interpreting Physicians generally range from one to ten years and permit termination only for cause. Many agreements prohibit the Interpreting Physician from performing professional interpreting services for a competitor within a defined geographic distance from the Company's center which may vary depending upon the relevant demographics and density of the immediate region. Such restrictive covenants are customarily in effect from one to five years following the termination of the agreements. The inability of these physicians to attract sufficient referrals, the termination of their agreements with the Company or the inability of the Company to enforce the restrictive covenants contained in the agreements could have a material adverse effect on the Company's financial condition and operating results.

TECHNOLOGICAL OBSOLESCENCE

    There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its financial condition, results from operations and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

MALPRACTICE LIABILITY CLAIMS AND INSURANCE

    Although the Company provides administrative, financial and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. Consequently, the Company may be named as a co-defendant in medical malpractice claims. The Company's exposure to such liability is reduced for its imaging centers because Interpreting Physicians are required to purchase and carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party Physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. The Company is subject to one claim seeking $12.5 million in damages, which is in excess of the Company's insurance coverage of $1,000,000 per incident, as well as six additional lawsuits which do not specify the amount sought to be recovered. Adverse determinations against the Company with respect to all such claims or the filing of malpractice claims against the Company in the future could have a material adverse effect on the Company's financial condition, results of operations and cash flow.

DEVELOPMENT OF NEW CENTERS

    Although the primary focus of the Company's growth strategy has been on acquisitions of existing centers rather than developing new centers, the Company may also, from time to time, pursue the development of new centers. Developing new centers entails the same risks as establishing a new business. The likelihood of success of a newly developed center must therefore be considered in light of the initial development and operating complexities, expenses, difficulties, and delays frequently encountered by a new business and the competitive environment in which the new business will operate. In addition, new centers may incur significant operating losses during their initial operations, which could materially adversely affect the Company's operating results, cash flows and financial condition.

EFFECTS OF FAILURE TO MAINTAIN NASDAQ NATIONAL MARKET LISTING

    On May 14, 1998, management appeared before the Nasdaq Qualifications Hearing Panel (the "Panel"). This hearing resulted from the Company's failure to file timely its Form 10-K for 1997 and was held to determine if the Company's Common Stock should continue to be listed on The Nasdaq Stock Market. On May 29, 1998, the Company was advised that the Panel determined to continue the listing of the Company's Common Stock on the Nasdaq Stock Market subject to certain conditions. The Company was required to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 on or before June 12, 1998, which the Company was able to do, and to evidence compliance with either Nasdaq's minimum net tangible assets test or one of Nasdaq's alternative requirements by July 24, 1998. In order to meet one of Nasdaq's alternative listing requirements, the Company effected a one-for-three reverse stock split of its Common Stock on July 24, 1998. On July 28, 1998, the Panel notified the Company that the Company had complied with Nasdaq's continued listing qualifications and that the Common Stock would continue to be listed on The Nasdaq Stock Market. Nevertheless, there can be no assurance that in the future the Common Stock will meet the continued listing qualifications of The Nasdaq Stock Market. Among other consequences, delisting from The Nasdaq Stock Market could cause a decline in the market price of the Common Stock and difficulty in the ability of the Company in obtaining future equity financing or in using its Common Stock as consideration for acquisitions.

ABSENCE OF DIVIDENDS

    The Company has never paid cash dividends and has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the

Company, as well as any other factors deemed relevant by its Board of Directors. In addition, the payment by the Company of cash dividends is presently limited by the agreement related to the issuance of the Senior Notes.

CERTAIN ANTI-TAKEOVER MEASURES

    Certain provisions of the Company's Certificate of Incorporation, as well as Delaware corporate law and the Company's Stockholder Rights Plan (the "Rights Plan"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. Certain of such provisions allow the Company's Board of Directors to issue, without additional stockholder approval, preferred stock having rights senior to those of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed matter. In September 1996, the Company adopted the Rights Plan, pursuant to which holders of the Common Stock received a distribution of rights to purchase additional shares of Common Stock, which rights become exercisable upon the occurrence of certain events. Although the Rights Plan was adopted by the Company to give its Board of Directors significantly more time to properly consider and to respond to an acquisition proposal, it could have the effect of discouraging or hindering an unsolicited offer to acquire the Company at effective valuations which are above the current market capitalization of the Company.

VOLATILITY OF STOCK PRICE

    The market price of the Common Stock has been and may continue to be volatile. Recently, the stock market in general and the shares of healthcare and diagnostic imaging services companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the Common Stock.

SALES BY SELLING STOCKHOLDERS; POTENTIAL FOR DILUTION

    All of the Shares being offered hereby are offered solely by the Selling Stockholders who are not restricted as to the prices at which they may sell the Shares. Shares sold below the then current level at which the shares of Common Stock are trading may adversely affect the market price of the Common Stock. The outstanding shares covered by this Prospectus and the shares of Common Stock covered by this Prospectus which are issuable as of September 8, 1998 upon the conversion or exercise of the Company's Series C Preferred Stock, convertible notes and certain warrants represent 49.5% of the outstanding shares of Common Stock as of September 8, 1998 after giving effect to the issuance of shares of Common Stock upon the conversion or exercise of the Series C Preferred Stock, convertible notes and certain warrants, which shares are being offered by this Prospectus.

    As of September 1, 1998, 15,500 shares of the Company's Series C Preferred Stock were issued and outstanding. Each share of the Series C Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series C Preferred Stock plus 3% per annum from the closing date to the conversion date by the lesser of
(i) $62.10 or (ii) the average of the daily closing bid prices for the Common Stock for the five (5) consecutive trading days ending five (5) trading days prior to the date of conversion. On June 18, 1998, 2,500 shares of Series C Preferred Stock were converted into 373,220 shares of Common Stock. If converted on September 8, 1998, the remaining 15,500 shares of Series C Preferred Stock would have been convertible into approximately 3,119,167 shares of Common Stock. Based on the closing price of the Common Stock on October 1, 1998

($2.625) the outstanding Preferred Stock would have been converted into approximately 6,116,848 shares of Common Stock. Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. As a result of the Company's failure to register the RGC Conversion Shares at various dates on or after December 31, 1997, the Company:
(i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise price ranging form $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value for accounting purposes, of $3,245,000); and (ii) issued interest bearing promissory notes (the "RGC Penalty Notes") in the aggregate principal amount of $2,450,000 due October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. Pursuant to an amendment to the RGC Agreements entered into in June 1998, the Company will no longer incur any monthly penalties for failure to register the RGC Conversion Shares following July 23, 1998. However, if the RGC Conversion Shares are not registered as of September 15, 1998, RGC may demand a one-time penalty of $1,550,000 (the "September 1998 Penalty"), payable, at the option of RGC, in cash or additional shares of Common Stock. There can be no assurance that the Company will be able to register the RGC Conversion Shares by such date or that the Company will be able to pay the RGC Penalty Notes when due or the September 1998 Penalty, if such payment becomes due. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Series C Preferred Stock and the RGC Penalty Notes and the exercise of such warrants. The shares of Series C Preferred Stock are not registered and may be sold only if registered under the Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series C Preferred Stock may be converted and the shares underlying such warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock had been traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market, under the symbol MRII, since November 3, 1995, and on the NASDAQ SmallCap Market prior thereto. From April 20, 1998 through June 18, 1998 the Company's Common Stock traded under the symbol MRIIE to reflect the fact that Nasdaq had commenced proceedings to determine whether or not the Company's Common Stock should continue to be traded on the Nasdaq Stock Market as a result of the Company's failure to file its Annual Report on Form 10-K for the year ended December 31, 1997 in a timely manner. On May 29, 1998, the Company was advised that the Panel determined to continue the listing of the Company's Common Stock on The Nasdaq Stock Market subject to certain conditions. The Company was required to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 on or before June 12, 1998, which the Company was able to do, and to evidence compliance with either Nasdaq's minimum net tangible assets test or one of Nasdaq's alternative requirements by July 24, 1998. In order to meet one of Nasdaq's alternative listing requirements, the Company effected a one-for-three reverse stock split of its Common Stock on July 24, 1998. On July 28, 1998, the Panel notified the Company that the Company had complied with Nasdaq's continued listing qualifications and that the Common Stock would continue to be listed on The Nasdaq Stock Market. Nevertheless, there can be no assurance that in the future the Common Stock will meet the continued listing qualifications of The Nasdaq Stock Market.

    The following table sets forth for the periods indicated below the high and low sales prices per share of the Common Stock as reported by NASDAQ and gives effect to the one-for-three reverse stock split of the Common Stock effected on July 24, 1998:

                                                                                  HIGH          LOW
                                                                              ------------  ------------
1996
  First Quarter.............................................................  $      19 1/  $      137/8
  Second Quarter............................................................  $      30 3/  $      183/8
  Third Quarter.............................................................  $      27 3/  $      183/4
  Fourth Quarter............................................................  $      35 1/  $      21

1997
  First Quarter.............................................................  $      37 1/  $      281/2
  Second Quarter............................................................  $      53 5/  $      295/8
  Third Quarter.............................................................  $      60 3/  $      453/4
  Fourth Quarter............................................................  $      63     $      231/4

1998
  First Quarter.............................................................  $      33 3/  $      145/8
  Second Quarter............................................................  $      19 1/  $       63/16
  Third Quarter.............................................................  $      12 3/  $       21/2
  Fourth Quarter (through October 6, 1998)..................................  $       2 5/  $       21/4

    As of the close of business on October 6, 1998, the last reported sales price per share of the Company's Common Stock was $2.25.

    There were 435 holders of record of the Company's Common Stock at the close of business on September 1, 1998. Such number does not include persons, whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

    No cash dividends have been paid on the Company's Common Stock since the organization of the Company and the Company does not anticipate paying dividends in the foreseeable future. The payment by the Company of cash dividends is limited by the terms of the agreement related to its issuance of the Senior Notes. The Company currently intends to retain earnings for future growth and expansion opportunities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated historical financial data of the Company is derived from the Company's consolidated financial statements for the periods indicated and, as such, reflects the impact of acquired entities from the effective dates of such transactions, and reflects StarMed as a discontinued operation due to its August 1998 sale. The selected balance sheet data at June 30, 1998 and 1997, and the statement of operations data for the six months ended June 30, 1998 and 1997, have been derived from the Company's unaudited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such data. The operating results for the six month period ended June 30, 1998 are not necessarily an indication of the results to be expected for the year ending December 31, 1998 or for future periods. The information in the table and the notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and notes thereto included elsewhere herein.

                                                                                             FOR THE SIX MONTHS
                                               FOR THE YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                     -----------------------------------------------------  --------------------
                                       1997       1996       1995       1994       1993       1998       1997
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (IN THOUSANDS EXCEPT SUPPLEMENTAL AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1)(2):
Net service revenues...............  $ 144,412  $  64,762  $  35,860  $  30,607  $  26,934  $  93,648  $  64,718
Operating income (loss)............    (21,297)    13,700      7,194      1,169      1,648        926     12,608
Income (loss) from continuing
  operations before extraordinary
  item.............................    (31,968)     6,983      4,246       (938)      (694)    (6,930)     5,990
Income (loss) from continuing
  operations per common share:
  Basic(4).........................      (4.96)      1.86       1.65       (.39)      (.33)      (.99)       .91
  Diluted(4).......................      (4.96)      1.72       1.64       (.39)      (.33)      (.99)       .86
SUPPLEMENTAL DATA(1):
Number of consolidated imaging
  centers at end of period.........         98         39         11          8          8         98         78
Total procedures at consolidated
  imaging centers..................    527,477    209,970    124,302    101,460     86,686    337,995    203,774
BALANCE SHEET DATA:(1)
Working capital surplus
  (deficit)(3).....................  $ (58,174) $  42,775  $  10,738  $   5,834  $   3,365  $ (55,892) $  66,090
Total assets.......................    338,956    164,514     44,136     40,372     40,881    331,326    310,076
Long term debt and capital lease
  obligations (excluding current
  portion).........................     37,900     21,011     11,157     13,415     19,034     32,033    109,693
Convertible debentures.............     --          6,988      4,350     --         --         --         --
Stockholders' equity...............    126,904    106,384     16,966     11,872     12,939    123,778    131,652

--------------------------

(1) Statement of Operations Data, Supplemental Data and Balance Sheet Data reflect the impact of a substantial number of acquisitions during 1997 and 1996. See Note 14 of the Notes to Consolidated Financial Statements for the Year Ended December 31, 1997.

(2) Statement of Operations Data has been restated to reflect the financial results of StarMed as discontinued operations. See Note 16 of the Notes to the Consolidated Financial Statements.

(3) As a result of the Company's default of certain financial covenants under the Company's Senior Notes, the Company's Senior Notes and other loans and capital leases also subject to acceleration as a result thereof are shown as current liabilities as of December 31, 1997 and June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(4) Earnings per share amounts for 1997 include charges related to restricted common stock and convertible preferred stock of $1,938,000.

    Earnings per share amounts for all periods, including related quarters, have been calculated in conformity with the requirements of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF CONTINUING OPERATIONS

    REVENUE RECOGNITION

    At each of the Company's diagnostic imaging centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists with whom the Company has entered into independent contractor agreements. Pursuant to these agreements, the Company has agreed to provide equipment, premises, comprehensive management and administration, including responsibility for billing and collection of receivables, and technical imaging services to the Interpreting Physician.

    Net service revenues are reported, when earned, at their estimated net realizable amounts from patients, third party payors and others for services rendered at contractually established billing rates which generally are at a discount from gross billing rates. Known and estimated differences between contractually established billing rates and gross billing rates (referred to as "contractual allowances") are recognized in the determination of net service revenues at the time services are rendered. Subject to the foregoing, the Company's diagnostic imaging centers recognize revenue under one of the three following types of agreements with Interpreting Physicians:

        TYPE I--The Company receives a technical fee for each diagnostic imaging procedure performed at a center, the amount of which is dependent upon the type of procedure performed. The fee included in revenues is net of contractual allowances. The Company and the Interpreting Physician proportionally share in any losses due to uncollectible amounts from patients and third party payors, and the Company has established reserves for its share of the estimated uncollectible amount. Type I net service revenues for 1997 and the six months ended June 30, 1998 were $80,818,000, or 56% of revenues, and $50,283,000, or 54% of revenues, respectively.

        TYPE II--The Company bills patients and third party payors directly for services provided and pays the Interpreting Physicians either (i) a fixed percentage of fees collected at the center, or (ii) a contractually fixed amount based upon the specific diagnostic imaging procedures performed. Revenues are recorded net of contractual allowances and the Company accrues the Interpreting Physicians fee as an expense on the Consolidated Statements of Operations. The Company bears the risk of loss due to uncollectible amounts from patients and third party payors, and the Company has established reserves for the estimated uncollectible amount. Type II net service revenues for 1997 and the six months ended June 30, 1998 were $55,016,000, or 38% of revenues, and $36,618,000, or 39% of revenues, respectively.

        TYPE III--The Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent and a fee for administrative and technical services performed at the centers. The affiliated physician association contracts with and pays directly the Interpreting Physicians. The Company's fee, net of an allowance based upon the affiliated physician association's ability to pay after the association has fulfilled its obligations (i.e., estimated future net collections from patients and third party payors less facility lease expense and Interpreting Physicians fees), constitutes the Company's net service revenues. Since the Company's net service revenues are dependent upon the amount ultimately realized from patient and third party receivables, the Company's revenue and receivables have been reduced by an estimate of patient and third party payor contractual allowances, as well as an estimated provision for uncollectible amounts from patients and third party payors. Type III net service revenues for 1997 and the six months ended June 30, 1998 were $8,342,000, or 6% of revenues, and $6,747,000, or
    7% of revenues, respectively.

    Revenues derived from Medicare and Medicaid are subject to audit by such agencies. The Company is not aware of any pending audits.

    The fees received or retained by the Company under the three types of agreements with Interpreting Physicians described above, expressed as a percentage of gross billings net of contractual allowances for the imaging services provided, range from 78% to 93% for the Type I agreements, 80% to 93% for the Type II agreements and 80% to 89% for the Type III agreements. These agreements generally have terms ranging from one to ten years.

    Until August 1998, the Company, through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold StarMed to RehabCare Group, Inc. for $33 million (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements Of Operations as discontinued operations.

    On July 24, 1998, the Company effected a one-for-three reverse stock split of its Common Stock. The information in this Prospectus gives effect to such reverse stock split.

    SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    For the six months ended June 30, 1998, total Company's net service revenues were $93,648,000 versus $64,718,000 for the six months ended June 30, 1997, an increase of $28,930,000 or 45%.

    The increase is due to the timing of various 1997 acquisitions which were responsible for $35,093,000 of the increase. Offsetting this increase were centers that were operated by the Company for all of 1997 which decreased $7,340,000, or 15%, to $42,223,000 for the six months ended June 30, 1998 from
$49,563,000 for the same period in 1997, primarily as a result of higher contractual allowances, as a percentage of gross billings, in the 1998 second quarter, and a modality mix change toward lower priced procedures. Aggregate procedure volumes for these imaging centers were relatively constant in the six months ended June 30, 1998 as compared to the six months ended June 30, 1997.

    Contractual allowances are largely dependent upon reimbursement rates from third party payors, including Medicare, Medicaid and managed care providers. Management believes that it is likely that the Company's overall reimbursement rates will gradually decline for some period of time, due to factors such as the expansion of managed care organizations and continued national healthcare reform efforts. The Company intends to attempt to mitigate the impact of any decline in reimbursement rates by decreasing costs and increasing referral volumes. If the rate of decline in reimbursement rates were to increase materially, or if the Company is unsuccessful in reducing its costs or increasing its volumes, the Company's results could be materially and adversely affected.

    Diagnostic Imaging revenue derived from personal injury claims, mainly involving automobile accidents, represented approximately 18% of the Diagnostic Imaging business net service revenues for the six months ended June 30, 1998. Automobile insurance carriers generally pay the non-deductible non-co-pay portion of the charge, with the remaining balance payable by the individual. The timing of collection from the individual is partially dependent upon the outcome and timing of any settlement or judgment of the injury claim. Accordingly, such receivables typically require a longer period of time to collect compared to the Company's other receivables, and in the experience of the Company incur a higher bad debt expense. If the Company were to become less successful in its efforts in collecting these receivables, the Company's results could be materially and adversely affected.

    Operating costs for the six months ended June 30, 1998 were $61,337,000 compared to $36,284,000 for the six months ended June 30, 1997, an increase of $25,053,000 or 69%. Primarily, this is due to an increase in operating costs of $22,718,000 related to centers acquired during 1997. Operating costs at imaging centers operated by the Company for all of 1997 increased $2,335,000, or 9%, to $28,524,000 for the six months ended June 30, 1998 from $26,189,000 for the six months ended June 30, 1997, primarily as a result of increased payroll costs.

    Center operating margins, which represent net service revenue less imaging center operating costs as a percent of net revenue, decreased for the six months ended June 30, 1998 to 35% from 44% for the six months ended June 30, 1997, due primarily to higher contractual allowances and generally higher payroll and administrative costs.

    The provision for uncollectible accounts receivable for the six months ended June 30, 1998 was $7,307,000, an increase of $3,554,000 from six months ended 1997 provision of $3,753,000. The Company's provision for uncollectible accounts receivable for the six months ended 1998 was 8% of related net service revenues, compared to the first six months of 1997, which represented 6% of related net service revenues. The increase in the provision for uncollectible accounts receivable, as a percentage of net service revenues, was due to an increase in the estimated rate of bad debts, primarily related to personal injury claim receivables. If and to the extent that personal injury claim receivables decline as a percentage of total net service revenues over time, and provided the Company improves its cash collections of outstanding accounts receivables on an ongoing basis, this provision should fall below 8% of net service revenues in the future. Although outstanding accounts receivables increased during the second quarter of 1998, cash collections from mid-June through early August of this year have improved and, during this period, outstanding accounts receivable has decreased slightly.

    Corporate general and administrative expense for the six months ended June 30, 1998 was $5,815,000, an increase of $3,126,000 from the $2,689,000 recorded for the six months ended June 30, 1997. This increase was primarily due to higher payroll and related costs as a result of the expanded business development activities and the resulting growth experienced during 1997.

    Results for the six months ended June 30, 1998 and 1997 include non-cash charges of $228,000 and $2,305,000, respectively, for compensation expense resulting from stock options granted in 1996 and early 1997 that were approved by the Company's stockholders in May 1997. Such compensation expense represents the difference between the exercise price of the options and the market price of the Company Common Stock on the date of plan approval, attributable to vested shares.

    Depreciation and amortization expense for the first six months of 1998 was $12,635,000 compared to $7,079,000 for the first six months of 1997, or an increase of $5,556,000 attributable almost entirely to the Company's Diagnostic Imaging business. The increase was due primarily to higher equipment depreciation resulting from 1997 acquisitions and increased goodwill amortization.

    During the six months ended June 30, 1998, the Company recorded $5,400,000 of unusual charges consisting of (i) $3,467,000 ($1,194,000 of which was a non-cash charge related to the issuance of 117,000 Common Stock warrants) for penalties associated with delays in the registration of the Company's Common Stock issued in connection with acquisitions or issuable upon conversion of convertible preferred stock, (ii) $713,000 for the estimated net costs associated with the resolution of the shareholder and employee lawsuits, (iii) $883,000 for costs associated with the investigation of related party transactions and (iv) $337,000 for management termination benefits and related costs.

    The Company could incur a substantial additional amount of unusual charges during the remainder of 1998 depending upon the outcome of current negotiations regarding penalties associated with the failure to register the Company's Common Stock and waivers or amendments of the financial covenants under its Senior Notes, and the outcome of certain litigation.

    Net interest expense for the six months ended June 30, 1998 was $6,912,000 as compared to $2,733,000 for the six months ended June 30, 1997, an increase of $4,179,000. This increase was primarily attributable to higher outstanding debt, including the issuance of $78,000,000 of Senior Notes during 1997, notes payable of $36,505,000 and capital lease obligations totaling $26,612,000 assumed in connection with the Company's 1997 acquisitions.

    The Company's income for the six months ended June 30, 1998 was decreased by $643,000 attributable to minority interests, as compared to an increase in the Company's income of $193,000 for the six months ended June 30, 1997.

    The provision for income taxes for the six months ended June 30, 1998 decreased $3,777,000 to $301,000 as compared to $4,078,000 for the comparable period last year. The provision for income taxes for the six months ended June 30, 1998 consists entirely of estimated state income taxes. During the first six months of 1998, a benefit for income taxes has not been recorded due to the uncertainty regarding the recognition of the full amount of the Company's deferred tax assets.

    The Company's net loss from continuing operations for the six months ended June 30, 1998 was $6,930,000 compared to net income from continuing operations for the six months ended June 30, 1997 of $5,990,000.

    The net loss applicable to common stockholders (used in computing loss per common share) in the first half of 1998 includes charges of $274,000 as a result of the accretion of the Company's preferred stock.

    In July 1998, the Company decided to sell or close approximately eight imaging centers. These centers will be sold or closed during the third and fourth quarters of 1998. In most cases, the Company decided to sell or close these centers due to general competitive pressures and their close proximity to other imaging centers of the Company which have more advanced imaging equipment. The Company expects to incur a charge of between $3,000,000 and $4,000,000 during the third quarter of 1998 related to these imaging centers. Such charge will consist of (i) the write-off of fixed assets and other assets of between $2,000,000 and $2,600,000 and (ii) reserve for costs to exit facility and equipment leases of between $1,000,000 and $1,400,000.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    For the year ended December 31, 1997, the Company's net service revenues increased $79,650,000, or 123%, to $144,412,000 in 1997 from $64,762,000 in
1996, due primarily to revenues of $60,849,000 contributed by centers acquired during 1997. Revenues at imaging centers acquired during 1996 increased $20,585,000, or 93%, to $42,617,000 in 1997 from $22,032,000 in 1996 primarily as a result of the timing of the 1996 acquisitions, partially offset by an increase of $5,896,000 in the estimated provision for uncollectible amounts related to Type III centers. Revenues at imaging centers that were operated by the Company for all of 1997 and 1996 decreased $1,784,000, or 4%, to $40,946,000 in 1997 from $42,730,000 in 1996, primarily as a result of higher contractual allowances in 1997 and relatively constant procedure volumes.

    Revenues in 1997 were adversely affected by higher contractual allowance estimates, including a component related to the ultimate collectibility of amounts related to the Company's Type III revenue. These contractual allowance estimates are largely dependent upon reimbursement rates from third party payors, including Medicare, Medicaid and managed care providers. Management believes that the Company's overall reimbursement rates will continue to gradually decline for some period of time, due to factors such as the expansion of managed care organizations and continued national healthcare reform efforts. The Company will endeavor to mitigate the impact of any decline in reimbursement rates by decreasing costs and increasing referral volume. If the rate of decline in reimbursement rates were to increase materially, or if the Company is unsuccessful in reducing its costs or increasing its volume, the Company's results could be materially and adversely affected.

    Revenue derived from personal injury claims, mainly involving automobile accidents, represented approximately 24% of net service revenues for 1997. Automobile insurance carriers generally pay the non-deductible non-co-pay portion of the charge, with the remaining balance payable by the individual. The timing of collection from the individual is partially dependent upon the outcome and timing of any settlement or judgment of the injury claim. Accordingly, such receivables typically require a longer period of time to collect compared to the Company's other receivables, and in the experience of the Company incur a higher bad debt expense. If the Company were to become less successful in its efforts in collecting these receivables, the Company's results could be materially and adversely affected.

    Operating costs increased $54,408,000, or 156%, to $89,234,000 in 1997 from $34,826,000 in 1996, due primarily to operating costs of $35,079,000 related to centers acquired during 1997. Operating costs at imaging centers acquired during 1996 increased $18,155,000, or 149%, to $30,325,000 in 1997 from $12,170,000 in
1996, primarily as a result of the timing of the 1996 acquisitions. Operating costs at imaging centers that were operated by the Company for all of 1997 and 1996 increased $2,166,000, or 10%, to $23,830,000 in 1997 from $21,664,000 in
1996, primarily as a result of higher payroll and related costs.

    Center operating margins, which represent net service revenue less imaging center operating costs as a percent of net revenue, decreased in 1997 to 38% from 46% in 1996 due primarily to higher contractual allowance estimates, including a component related to the ultimate collectibility of amounts related to the Company's Type III revenue, as described above, and generally higher costs.

    The provision for uncollectible accounts receivable in 1997 was $20,364,000, or 14% of related net service revenues, compared to the 1996 provision of $4,705,000 or 7% of related net service revenues. The increase in the provision for uncollectible accounts receivable was due to the deterioration during 1997 in the aging of the Company's accounts receivable and a reassessment by the Company of its expected future collections based upon 1997 collection activity, including analyzing collection experience of its personal injury receivables. Management believes that the deterioration in the aging of accounts receivable occurred primarily during the second half of 1997 and was the result of the Company's substantial acquisition activity in 1997 and the delay in promptly integrating the billing and collection activities with respect to such acquisitions. In addition, the Company was without a permanent President and Chief Financial Officer from October 1997 through February 1998, which allowed the aging of accounts receivable to continue to worsen since management resources were not directed at improving billing and collections. During the fourth quarter of 1997, as the age of the specific bills lengthened, the ability to research and pursue the old receivables worsened and hence it was determined that a reserve was required for a substantial number of these older receivables. Management does not expect further deterioration to occur in 1998 although that will depend on actual collections performance. Accounts receivable before allowances for uncollectibles aged over one-year increased to $21,485,000, or 25% of total receivables in 1997, from $7,016,000, or 14% of total receivables in 1996.

    Management expects its provision for uncollectible accounts receivable as a percentage of revenues to approximate 8% for 1998. An additional reserve of approximately 1% of net imaging revenues for uncollectible patient and third party payors related to the Company's Type III centers is expected to be reflected as a reduction in net revenues for 1998.

    Corporate general and administrative expense in 1997 was $12,157,000, an increase of $7,590,000 from the $4,567,000 recorded in 1996. This increase was primarily due to higher payroll and related costs as a result of the expanded business development activities and the resulting growth experienced during the year. In March 1998, the Company announced a workforce reduction and follow-on attrition program that is expected to result in reduced payroll costs of approximately $5,000,000 per annum from the levels of the fourth quarter of 1997. This reduction in workforce is not expected to adversely impact the ability of the Company to generate future revenue.

    During 1997, the Company recorded $2,536,000 of stock-option based compensation expense. This non-cash charge was related to stock option grants to employees and directors during 1996 and early 1997 that were subsequently approved by the Company's stockholders in May, 1997.

    Depreciation and amortization expense in 1997 was $18,733,080, compared to $6,964,000 in 1996, or an increase of $11,769,000 due primarily to higher equipment depreciation of $6,585,000 resulting from 1997 acquisitions and increased goodwill amortization of $4,638,000.

    During 1997, the Company recorded a $12,962,000 loss from the impairment of goodwill and other long-lived assets. This loss consists of the write-off of goodwill of $10,425,000, covenants not to compete of $118,000 and fixed assets of $2,419,000. The write-down of fixed assets primarily relates to imaging equipment. Substantially all of the impairment relates to eight of the Company's diagnostic imaging centers which were under performing. The Company has recorded impairment losses for these centers because the sum of the expected future cash flows, determined based on an assumed continuation of current operating methods and structures, does not cover the carrying value of the related long-lived assets. The operating performance of these centers declined during 1997 due primarily to declines in referrals and the Company did not believe that these centers would materially improve in the future.

    During 1997, the Company also recorded $9,723,000 of other unusual charges consisting of (i) $3,256,000 for the estimated net costs associated with the resolution of the shareholder and employee lawsuits, (ii) $2,243,000 for higher than normal professional fees, (iii) $2,169,000 ($2,051,000 of which was a non-cash charge related to the issuance of 817,000 common stock warrants) for penalties associated with delays in the registration of the Company's common stock issued in connection with acquisitions or issuable upon conversion of convertible preferred stock, (iv) $1,150,000 for the loss on investment related to a potential acquisition not consummated, (v) $469,000 for costs associated with the investigation of related party transactions and (vi) $436,000 for management termination benefits and related costs.

    The Company expects to incur additional unusual charges of at least $4,500,000 during 1998 primarily related to the estimated net costs associated with the resolution of the shareholder and employee lawsuits, penalties associated with delays in the registration of the Company's Common Stock, and costs associated with the investigation of related party transactions which was concluded in April 1998. Such additional amounts could be substantially higher depending upon the outcome of current negotiations regarding penalties associated with the failure to register the Company's common stock and the outcome of certain litigation.

    Net interest expense for 1997 was $8,814,000 as compared to $2,834,000 for 1996, an increase of $5,980,000. This increase was primarily attributable to higher outstanding debt, including the issuance of $78,000,000 of Senior Notes during 1997, notes payable of $36,505,000 and capital lease obligations totaling $26,612,000 assumed in connection with the Company's acquisitions.

    The Company's earnings in 1997 were reduced by $636,000 attributable to minority interests, as compared to $308,000 in 1996. The increase of $328,000 is primarily due to the acquisition of entities during 1997 that operate limited partnerships with minority holdings.

    The provision for income taxes in 1997 was $1,221,000, as compared to $3,575,000 in 1996. During 1997, the income tax benefit calculated based upon the Company's pre-tax loss was reduced by an income tax valuation allowance of $10,700,000. This valuation allowance was recorded due to uncertainty regarding the realization of the full amount of the Company's net deferred income tax assets.

    The Company's net loss from continuing operations for 1997 was $31,968,000 compared to net income from continuing operations for 1996 of $6,983,000.

    The net loss applicable to common stockholders (used in computing loss per common share) in 1997 includes charges of $1,938,000 related to Common Stock subject to redemption and convertible preferred stock. These charges relate to price protection agreements provided in connection with the Company's 1997 acquisitions of $1,696,000 and the accretion of the Company's preferred stock of $242,000.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    For the year ended December 31, 1996, net service revenues amounted to $64,762,000 versus $35,860,000 for the year ended December 31, 1995, an increase of $28,902,000 or 80.6%. Management fee and use revenues for diagnostic imaging services increased $8,270,000 from $31,174,000 for the year ended December 31, 1995 to $39,445,000 for the year ended December 31, 1996. This increase is primarily attributable to an increase of $1,326,000 (4.5%) at centers which were included in revenue for all of 1996 and 1995; $2,752,000 (169%) in revenue at a center acquired during 1995 and $4,192,000 of revenue contributed by imaging centers acquired during 1996.

    Diagnostic imaging patient service revenues increased $20,631,000 for the year ended December 31, 1996 to $25,317,000 from $4,686,000 for the year ended December 31, 1995. This increase is attributable to an increase of $615,000 (19%) at centers which were included in revenue for all of 1995 and 1996; $2,670,000 (183%) at centers acquired during 1995 and; $22,032,000 of revenue was contributed by centers acquired during 1996.

    Technical services payroll and related costs for the year ended December 31, 1996 amounted to $10,836,000 compared to $6,815,000 for the year ended December 31, 1995, an increase of $4,021,000 or 59%.

    Medical supplies amounted to $4,223,000 for the year ended December 31, 1996 as compared to $2,439,000 for the year ended December 31, 1995, an increase of $1,784,000 or 73%. Of this increase $1,725,000 or 97% is attributable to centers acquired during 1995 and 1996.

    For the year ended December 31, 1996 diagnostic equipment maintenance increased $1,627,000 or 99% to $3,274,000 from $1,647,000 for the year ended
December 31, 1995. This increase is primarily due to centers acquired during 1995 and 1996.

    Independent contractor fees amounted to $1,202,000 for the year ended December 31, 1996 as compared to $437,000, for the year ended 1995. This increase of $765,000 or 175% is attributable to the Type II (see Note 1) centers acquired during 1995 and 1996.

    Administrative costs which include facilities rent, marketing costs and personnel costs of employees whose activities relate to the operations of multiple centers increased approximately $6,685,000 or 127% from $5,252,000 for the year ended December 31, 1995 to $11,937,000. This increase is primarily due to costs incurred at imaging centers acquired during 1995 and 1996.

    Other costs increased by $1,924,000 or 134% for the year ended December 31, 1996 to $3,354,000 as compared to $1,430,000 in the prior year primarily due to an increase in accounting, legal and professional fees for the centers.

    Provision for uncollectible accounts receivable increased $1,327,000 or 39% from $3,378,000 from the year ended December 31, 1995 to $4,705,000 for the year ended December 31, 1996. The 1996 provision for uncollectible accounts consists of 7.3% of revenue as compared to 9.4% of revenue in 1995. The decrease in the provision for uncollectible accounts receivable as a percentage of revenues is due to acquired companies having a more favorable collection experience due to differences in payor mix.

    Corporate general and administrative expense increased by $1,573,000 or 53% from $2,994,000 for the year ended December 31, 1995 to $4,567,000 for the year ended December 31, 1996. This increase is primarily due to the expanded business development activities and the resulting growth experienced during the year, particularly following the acquisition of NMR of America, Inc. ("NMR").

    Depreciation and amortization expense was $6,964,000 for the year ended December 31, 1996 compared to $4,274,000 for the year ended December 31, 1995 or an increase of $2,690,000 or 63% due primarily to depreciation expense relating to acquired assets and increased goodwill amortization incurred in connection with such acquisitions.

    Interest expense for the year ended December 31, 1996 was $2,834,000 as compared to $1,829,000 for the prior year, an increase of $1,005,000 or 55%. This increase is primarily attributable to an increase in interest on convertible debentures and lines of credit outstanding during 1996 of $646,000 and increases in interest on debt assumed in acquisitions during 1996 totaling $764,000 offset by decreases in interest expense relating to scheduled reductions in outstanding principal balances.

    Minority interest amounted to $308,000 for the year ended December 31, 1996 as compared to ($124,000) for the year ended December 31, 1995. The increase of $432,000 or 348.4% is attributable to increased profitability at the Company's St. Petersburg, Florida and Yonkers, New York facilities ($383,000) and the acquisition of the NMR facilities ($49,000).

    The provisions for income taxes increased $2,332,000 or 188% for the year ended December 31, 1996 from $1,243,000 to $3,575,000. This increase is attributable to the increased profitability of the Company's existing and acquired businesses during 1996 and an increase in the Company's effective income tax rate. The Company's provision for income taxes resulted in effective tax rates of 33.9% in 1996 and 22.4% in 1995, respectively.

    The 1996 provision was higher than the statutory rate primarily due to state and local income taxes, net of the Federal tax effect (6.3%), the impact on non-deductible goodwill (1.8%) and meals and entertainment, offset by other items amounting to (8.2%). In 1995, the effective tax rate was lower than the statutory rate primarily due to a reduction in the deferred tax asset valuation allowance (27.7%) offset by other items amounting to 16.3%.

    For the reasons described above, the Company's net income from continuing operations for the year ended December 31, 1996 increased $2,737,000 or 64.5% from $4,246,000 for the year ended December 31, 1995 to $6,983,000.

STARMED SALE

    On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000. Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations.

    Net cash proceeds from the StarMed Sale were used as follows: (i) $13,786,000 to repay StarMed's outstanding third-party debt (in accordance with the terms of sale) (ii) $2,000,000 was placed in escrow to be available, for a specified period of time, to fund indemnification obligations that may be incurred by the Company (part or all of this amount may be payable to the Company over time) and (iii) an additional $2,000,000 was placed into escrow to be applied as a partial repayment of the Company's $78,000,000 of Senior Notes. The remaining net proceeds of approximately $13,400,000 increased the Company's consolidated cash balances. For accounting purposes, a pretax gain from the StarMed Sale of approximately $5,000,000 is expected to be reported in the third quarter of 1998.

RESULTS OF DISCONTINUED OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    Net service revenues for StarMed increased to $40,307,000 for the six months ended June 30, 1998 from $25,947,000 for the six months ended June 30, 1997, an increase of $14,360,000 or 55%. Internal growth in the staffing business, consisting primarily of the opening of new Per Diem division offices, accounted for $11,483,000 of the increase in revenues. Revenues at Per Diem division offices acquired during 1997 accounted for $2,877,000 of the increase.

    Operating costs for StarMed for the six months ended June 30, 1998 were $32,197,000 compared to $21,148,000 for the six months ended June 30, 1997, an increase of $11,049,000 or 52%. Internal growth in the staffing business accounted for $8,940,000 of the increase in operating costs. Increased costs at Per Diem division offices acquired during 1997 accounted for $2,109,000 of the additional operating costs.

    Net earnings related to StarMed increased to $1,341,000 for the six months ended June 30, 1998 from $395,000 for the six months ended June 30, 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Net service revenues for StarMed increased to $57,974,000 in 1997 from $29,023,000 in 1996, an increase of $28,951,000 or 100%. Internal growth in the staffing business, consisting primarily of the opening of new per diem offices, accounted for $5,442,000 of the increase in revenues. Increased revenues at per diem offices opened or acquired during 1996 accounted for $16,861,000 of revenues and revenues of $6,648,000 were contributed by per diem offices acquired during 1997.

    Operating costs for StarMed in 1997 were $46,831,000 compared to $24,238,000 for the year ended December 31, 1996, an increase of $22,593,000 or 93%. Internal growth in the staffing business, accounted for $4,143,000 of the increase in operating costs. Increased costs at per diem offices opened or acquired during 1996 accounted for $11,812,000 of the higher operating costs and operating costs of $5,646,000 were contributed by per diem offices acquired during 1997.

    Center operating margins for StarMed increased in 1997 to 19% from 16% due primarily to improved profitability of per diem offices opened or acquired prior to 1997.

    Net earnings related to StarMed increased to $729,000 in 1997 from $271,000 in 1996.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    StarMed revenues increased $12,890,000 (80.3%) primarily due to internal growth and acquisitions. Internal growth in the staffing segment consisting of the opening of new per diem offices accounted for approximately $3,200,000 of the increase in staffing revenue. Increased revenues at per diem offices opened during 1995, related primarily to improved volume as these offices matured from their start up phase, accounted for approximately $3,400,000 of the increase in staffing revenues. Per diem staffing businesses acquired during 1996 contributed approximately $6,300,000 in revenues during the year.

    Technical services payroll and related costs for StarMed for the year ended December 31, 1996 amounted to $24,238,000 compared to $12,711,000 for the year ended December 31, 1995, an increase of $11,527,000 or 91%. Of this increase $6,569,000 or 42% is attributable to the opening of new per Diem offices and the staffing acquisitions and $2,622,000 increase is due to the maturation of per diem offices opened in 1995.

    Net earnings related to StarMed were $271,000 for 1996, as compared to a net loss of $103,000 for 1995.

    Net loss related to the Company's discontinued maternity apparel subsidiary was $2,453,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    During the six months ended June 30, 1998, the Company's primary source of cash flow was from reductions in the Company's cash balances of $9,113,000 and borrowings under the Company's lines of credit of $6,847,000. The primary use of cash was the repayment of principal amount of capital lease obligations and notes and mortgages payable of $10,550,000, and repurchase of Common Stock subject to redemption as a result of the exercise of puts provided by the Company in connection with 1997 acquisitions of $3,311,000. Operating activities provided cash of $1,101,000 during the six months ended June 30, 1998. Cash flow from operating activities was adversely effected by an increase of $8,874,000 in accounts receivable, net of allowance for bad debts. The increase in accounts receivable is the result of difficulties experienced in integrating the billing and collection systems of the centers acquired during 1997. By July of 1998, the Company completed the planned conversion of over 77% of its centers to the Company's proprietary radiology information system, ICIS, and commenced a restructuring of its collection efforts for the purpose of ultimately consolidating all collection activities within four or more regional collection offices. The restructuring is in response to the need to improve overall collection results and controls. The Company expects that these efforts will result in an improved collection rate of accounts receivable and cash flows. From mid-June through early August of this year, cash collections have improved and, during this period, outstanding accounts receivable has decreased slightly.

    During the six months ended June 30, 1997, the Company's primary source of cash flow was from financing activities, as a result of net proceeds from the Senior Notes of $77,113,000. The primary use of cash was to fund acquisitions which totaled approximately $38,732,000 and to fund the repayment of certain notes and capital lease obligations of $28,955,000. Operating activities provided cash of $2,935,000 during the first half of 1997.

    During 1997, the Company's primary source of cash flow was from financing activities, largely as a result of net proceeds from the Senior Notes of $76,523,000, net proceeds from the issuance of convertible preferred stock of $16,965,000, and other financing activities. The primary use of cash was to fund acquisitions which totaled $73,121,000 and to fund the repayment of certain notes and capital lease obligations of $13,764,000. Operating activities resulted in a net use of cash of $5,322,000 during 1997 due primarily to increases in accounts receivable.

    Net cash provided by operating activities for 1996 and 1995 was $1,450,000 and $2,335,000, respectively, representing a decrease of $885,000 in 1996. The decrease was due primarily to a large increase in accounts receivable and certain other assets which relate primarily to the Company's expansion activities offset by increases in net income, non-cash charges and other liabilities. In 1996, net cash used in investing activities totaled $16,703,000 which includes (i) $8,569,000 expended for the purchase of diagnostic imaging centers, offset by $2,157,000 of cash acquired in the acquisition of NMR, (ii) $2,314,000 for the purchase of Per Diem staffing businesses and (iii) $184,000 for the purchase of limited partnership interests. During 1996, the Company purchased $6,137,000 of investments, $4,500,000 of these investments were subsequently set aside (restricted) pursuant to the terms of a letter of credit issued in connection with an acquisition. An additional $600,000 in cash was set aside (restricted) pursuant to a letter of credit issued in conjunction with a consulting agreement to which the Company is a party. The Company expended $1,070,000 in 1996 for medical diagnostic and office equipment. Financing activities provided $27,110,000 in cash during the year ended December 31, 1996, which consisted of net proceeds of $25,164,000 received through a public offering of the Company's Common Stock, $6,533,000 of net proceeds from the issuance of subordinated debentures, $1,229,000 proceeds from borrowings during the year (used to purchase equipment for the imaging centers), $2,022,000 realized from the exercise of stock options and warrants, offset by $7,773,000 utilized for the repayment of debt and capital lease obligations and $64,000 used to purchase shares of the Company's Common Stock.

    The Company has never declared a dividend on its Common Stock and under the Company's Senior Note agreement, the payments of such dividends is not permitted.

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company is currently in default of certain financial covenants under the agreements for its $78,000,000 of Senior Notes. The financial covenant defaults under the Senior Note agreements entitle the lenders to exercise certain remedies including acceleration of repayment. In addition, certain medical equipment notes, and operating and capital leases of the Company, aggregating $14,575,000 at June 30, 1998 (the "Cross-Default Debt"), contain provisions which allow the creditors or lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes. In the event that the Senior Note lenders or the holders of the Cross Default Debt elect to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were to be accelerated, in whole or in part, there can be no assurance that the Company would be successful in identifying or consummating financing necessary to satisfy the obligations which would become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at

June 30, 1998 and December 31, 1997. Accordingly, the Company had a deficit in working capital of $55,892,000 at June 30, 1998. These matters raise substantial doubt about the Company's ability to continue as a going concern. The report of the Company's independent auditors, Ernst & Young LLP, on the consolidated financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph with respect to the issues that raise substantial doubt about the Company's ability to continue as a going concern mentioned in Note 2 to the Company's consolidated financial statements. The financial statements do not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    Management has reached an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications. Under the terms of the agreement in principle, the Senior Note lenders have agreed to waive all existing covenant defaults and to modify the financial covenants applicable over the remaining term of the Senior Notes. In consideration for these waivers and covenant modifications, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issue to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. In addition, the Company has agreed to prepay $2,000,000 of principal outstanding on the Senior Notes (without premium) and to pay a fee to the Senior Note lenders of $500,000. The agreement in principle is subject to the execution of definitive documents, which are expected to be completed during September 1998.

    In addition to reaching an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications, the Company has taken various actions in response to this situation, including the following: (i) it effected a workforce reduction in March 1998 aimed at reducing the Company's overall expense levels by approximately $5,000,000 per annum and (ii) sold the Company's temporary healthcare staffing business, StarMed, for $33,000,000 in August 1998. Upon execution of the definitive documents with respect to the Senior Notes, the Senior Notes and the Cross Default Debt will no longer be in default and will be shown as long-term debt beginning with the September 30, 1998 Consolidated Balance Sheet.

    The Company has a working capital deficit of $55,892,000 at June 30, 1998 compared to a working capital deficit of $58,174,000 at December 31, 1997. The deficit in both periods is primarily due to $78,000,000 of Senior Notes due 2001 through 2005 and other debt and capital leases shown as current liabilities as a result of financial covenant defaults under such agreements.

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that the registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. In the event the Company is unable to register such shares by the required dates, the Company would become obligated to repurchase the shares issued in connection with such acquisition. As of June 30, 1998 and December 31, 1997, the Company had reflected $5,509,000 and $9,734,000, respectively, of Common Stock subject to redemption on its Consolidated Balance Sheet related to shares that the Company may be required to repurchase. During the first six months, ended June 30, 1998, the Company paid $3,311,000 to sellers who exercised their rights to have shares of Common Stock repurchased. The Company expects to pay an additional $5,509,000 during the remainder of 1998 ($3,696,000 of which was due and payable on June 3, 1998 (the "June 1998 Repurchase Obligation") but has not been paid by the Company) in connection with the settlement of certain repurchase obligations of the Company subject, under certain circumstances, to the consent of the Senior Note holders. With respect to the June 1998 Repurchase Obligation which remains due and payable, the Company is in discussions with the sellers to whom such obligations are owed and the Senior Note lenders regarding the timing and satisfaction of the June 1998 Repurchase Obligation.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay to the sellers (in additional shares and/or cash) an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Any such Price Protection payments will be charged to stockholders' equity. Based upon the closing sales price of the Company's Common Stock on September 1, 1998 ($4.00 per share), such shortfall would be approximately $3,351,000, excluding Price Protection obligations related to the shares which have repurchase obligations, referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differ for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

    Although the Company has the option, in certain cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such remedies or earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders.

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated July 21, 1997, and the Registration Rights Agreement dated July 21, 1997, as amended, between the Company and RGC International, LDC ("RGC") (hereinafter referred to as the "RGC Agreements"), the Company issued 18,000 shares of Series C Convertible Preferred Stock, $1,000 stated value per share (the "Series C Preferred Stock") to RGC. Under the RGC Agreements, the Company was required to use its best efforts to include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement on Form S-3 not later than October 1997. As amended, the RGC Agreements provide for monthly penalties ("RGC Registration Penalties") in the event that the Company failed to register the Conversion Shares prior to October 1997 with such penalties continuing until July 23, 1998.

    On June 18, 1998 2,500 shares of Series C Preferred Stock were converted into 373,220 shares of Common Stock. Accordingly, as of June 30, 1998, 15,500 shares of the Company's Series C Preferred Stock were issued and outstanding. Each share of the Series C Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series C Preferred Stock plus 3% per annum from the closing date to the conversion date by the lesser of (i) $62.10 or (ii) the average of the daily closing bid prices for the Common Stock for the (5) five consecutive trading days ending five (5) trading days prior to the date of conversion.

    As a result of the Company's continued failure to register the RGC Conversion Shares, the Company: (i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise prices ranging from $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value, for accounting purposes, of $3,245,000); and (ii) issued interest bearing promissory notes (the "RGC Penalty

Notes") in the aggregate principal amount of $2,450,000 due October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. Pursuant to an amendment to the RGC Agreements entered into June 1998, the Company will no longer incur any monthly penalties for failure to register the RGC Conversion Shares following July 23, 1998. However, if the RGC Conversion Shares are not registered as of September 15, 1998 (the Company is currently in discussions with RGC to extend such date), RGC may demand a one-time penalty of $1,550,000 (the "September 1998 Penalty"), payable, at the option of RGC, in cash or additional shares of Common Stock. There can be no assurance that the Company will be able to register the RGC Conversion Shares by such date, or any extended date, or that the Company will be able to pay the RGC Penalty Notes when due or the September 1998 Penalty, if such payment becomes due. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Series C Preferred Stock and the RGC Penalty Notes and the exercise of such warrants. The shares of Series C Preferred Stock are not registered and may be sold only if registered under the Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

    In addition to matters discussed above, the Company is subject to litigation that may require additional future cash outlays.

    During 1997, the Company incurred substantial debt in connection with acquisitions of imaging centers. As of June 30, 1998, the Company's debt, including capitalized lease obligations, totaled $155,369,000. The aggregate estimated amounts of principal, interest and capital lease obligations due in each of the years ended December 31, 1998 through 2002 on such debt, including payments associated with the StarMed Sale, is $49,125,000 ($37,980,000 of which has been paid through August 31, 1998), $25,713,000, $27,647,000, $32,373,000
and $24,177,000, respectively. The Company does not expect to incur significant additional debt in the near future and expects to rely on its existing cash balances, of approximately $18,242,000 at August 31, 1998, and its ability to enter into operating leases to fund expansions and equipment replacement at its centers.

    The Company's sources of liquidity consist of its cash balances and its ability to enter into operating leases to fund expansions and equipment replacement at its centers. At June 30, 1998 and December 31, 1997, the Company's cash and cash equivalents were $14,085,000 and $23,198,000, respectively. As a result of improvements in the Company's billing and collection systems, the Company expects its cash flow from operations, including changes in accounts receivable, to increase from the level achieved in the six months ending June 30, 1998. Assuming that the Company executes definitive documents with respect to the Senior Notes consistent with the agreement in principle, management believes that the positive cash flow from operations, the Company's existing cash balances, and net cash proceeds from the StarMed Sale will provide it with sufficient funds available to finance its needs through 1998.

    In order to meet one of Nasdaq's alternative listing requirements, the Company effected a one-for-three reverse stock split of its Common Stock on July 24, 1998. On July 28, 1998, the Nasdaq Qualifications Listing Panel notified the Company that the Company had complied with Nasdaq's continued listing qualifications and that the Common Stock would continue to be listed on The Nasdaq Stock Market. The share data included in this Prospectus has been adjusted to reflect the impact of the reverse stock split. There can be no assurance that in the future the Common Stock will meet the continued listing requirements for The Nasdaq Stock Market.

SEASONALITY AND INFLATION

    The Company believes that its imaging business is generally unaffected by seasonality. The impact of inflation and changing prices on the Company has been primarily limited to salary, medical and film supplies and rent increases and has not been material to date to the Company's operations. Notwithstanding the foregoing, general inflationary expectations and growing health care cost containment pressures in the future may cause the Company not to be able to raise the prices for its diagnostic imaging procedures by an amount sufficient to offset such negative effects. While the Company has responded to these concerns in the past by increasing the volume of its business there can be no assurance that the Company will be able to increase its volume of business in the future. In addition, current discussions within the Federal Government regarding national health care reform are emphasizing containment of health care costs as well as expansion of the number of eligible parties. The implementation of this reform could have a material effect on the financial results of the Company.

IMPACT OF YEAR 2000 ON COMPANY'S COMPUTER SOFTWARE

    The Computer programming code utilized in the Company's financial, billing and imaging equipment systems were generally written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using 00's as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities.

    The Company has completed an assessment of its material financial and billing computer systems. The Company is in the process of upgrading these systems to be Year 2000 compliant and expects to complete this process by late 1998 to early 1999. The cost to be incurred related to Year 2000 compliance for these systems is currently not expected to be material.

    The Company has initiated a program to determine whether the computer applications of its significant payors and suppliers will be upgraded in a timely manner. The Company has also initiated a program to determine whether embedded applications that control certain medical and other equipment will be affected. The Company has not yet completed these reviews. The nature of the Company's business is such that any failure to these types of applications may have a material adverse effect on its business. If the Company determines that certain of its suppliers will not be year 2000 compliant, then the Company will endeavor to find alternative suppliers; however, there can be no assurance that the Company will be able to find alternative suppliers.

    Because of the many uncertainties associated with Year 2000 compliance issues, and because the Company's assessment is necessarily based on information from third party-vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct.

    Software sold by the Company's wholly-owned subsidiary, Dalcon Technologies, Inc., is expected to be fully year 2000 compliant in connection with the annual upgrade planned for late 1998.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    SFAS No. 130, "Reporting Comprehensive Income", requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. This new standard increases financial reporting disclosures, but will have no impact on the Company's financial position or results of operations.

    Statement Of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", requires an entity to expense all software development costs incurred in the preliminary project state training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software acquisition cost.

    Statement Of Position 97-2, "Consolidation of Physicians' Practice Entities", requires an entity to consolidate Physicians' Practice Entities in circumstances in which substantial control is exercised by the

Company. The Company believes that this statement will not have a material effect on the Company's financial position or results of operations.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    Statements contained in this Prospectus that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation: the ability of the Company to effectively integrate the operations and information systems of businesses acquired in 1997 and earlier; the ability of the Company to generate net positive cash flows from operations; the payment timing and ultimate collectibility of accounts receivable (including purchased accounts receivable) from different payor groups (including Personal Injury-type); the economic impact of involuntary share repurchases and other payments (including price protection payments and penalty payments) caused by the delay in the effectiveness of the Company's Registration Statement of which this Prospectus is a part and by the recent decline in the Company's share price; the ability of the Company and its Senior Note Lenders to finalize and execute definitive documents, in general, and consistent with their agreement-in-principle, which cure all existing loan covenant defaults and which modify the financial covenants applicable over the remaining term of the Senior Notes; the impact of a changing and increasing mix of managed care and personal injury claim business on contractual allowance provisions, net revenues and bad debt provisions; the extent of Medicare reimbursement reductions effected by the Health Care Financing Administration (HCFA) in line with its recent proposals; the ultimate economic impact of recent litigation including shareholder and former management lawsuits against the Company and certain of its Directors; the availability of debt and/or equity capital, on reasonable terms, to finance operations as needed and to finance growth; and the effects of federal and state laws and regulations on the Company's business over time. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested may be identified from time to time in the Company's Securities and Exchange Commission filings and the Company's public announcements.

                                    BUSINESS

GENERAL

    Medical Resources, Inc. ("Medical Resources" and collectively with its subsidiaries, affiliated partnerships and joint ventures, the "Company") specializes in the operation and management of fixed-site outpatient diagnostic imaging centers, and also provides temporary healthcare staffing services to acute and sub-acute care facilities. Through its Diagnostic Imaging division, the Company currently operates 94 outpatient diagnostic imaging centers located in the Northeast (56), Southeast (24), the Midwest (9) and California (5), and provides network management services to managed care organizations. The Company has grown rapidly and has increased the number of diagnostic imaging centers it operates from 39 at December 31, 1996 to 94 at September 1, 1998. The Company, through its wholly-owned subsidiary, Dalcon Technologies, Inc. ("Dalcon"), also develops and markets software products and systems for the diagnostic imaging industry.

    Until August 1998, the Company, through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for $33 million (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements Of Operations as discontinued operations.

    DIAGNOSTIC IMAGING DIVISION. The Company's diagnostic imaging centers provide diagnostic imaging services in a comfortable, service-oriented outpatient environment to patients referred by physicians. At each of its centers, the Company provides management, administrative, marketing and technical services, as well as equipment, technologists and facilities, to physicians who interpret scans performed on patients. Medical services at the Company's imaging centers are provided by board certified interpreting physicians, generally radiologists, with whom the Company enters into contracts. Of the Company's 94 centers, 82 provide magnetic resonance imaging. Many of the Company's centers also provide some or all of the following services: computerized tomography, ultrasound, nuclear medicine, general radiology, fluoroscopy and mammography.

    The Company's goal is to become the leading operator of fixed-site outpatient diagnostic imaging centers in the United States. The number of outpatient diagnostic imaging centers in the United States is estimated to have grown from approximately 700 in 1984 to approximately 2,500 as of December 31, 1997. Ownership of fixed-site outpatient diagnostic imaging centers is highly fragmented, with no dominant national provider. The Company believes that the environment faced by diagnostic imaging center operators is characterized by an increased influence of managed care organizations, rising business complexity, growing control over patient flows by payors, and continued overall reimbursement pressures, all of which have been and will continue to require center owners to seek operational efficiencies. In addition, the Company believes that public and private reforms in the healthcare industry emphasizing cost containment and accountability will continue to shift the delivery of imaging services from highly fragmented, individual or small center operators to companies operating larger multi-modality networks of centers.

    The Company intends, over time, to capitalize on the fragmented nature of the diagnostic imaging center industry through the acquisition of additional centers. The Company's strategy has also been to seek to expand the scope and efficiency of its operations at its existing and acquired facilities by: (i) leveraging the geographic concentration of its centers; (ii) expanding the imaging services offered by its centers by upgrading existing technology and adding new modalities; (iii) applying sophisticated operating, financial and information systems and procedures; (iv) utilizing targeted local marketing programs; and (v) developing its network management services to address more fully the needs of managed care organizations.

    Dalcon is a developer and provider of software system applications to diagnostic imaging center operators. Through its proprietary radiology information system, ICIS, Dalcon provides the Company's imaging centers, as well as imaging centers owned and/or operated by third-parties, with information system development, service and support specifically designed for the administration and operation of imaging centers, including patient scheduling, registration, transcription, film tracking, billing, and insurance claim processing. The Company purchased Dalcon in September 1997. As of June 1998, the substantial majority of the Company's imaging centers had been fully integrated and operating on Dalcon's ICIS system. In addition, in February 1998, Dalcon entered into a multi-year agreement with HealthSouth Corporation, pursuant to which Dalcon is to install its ICIS information system at all of HealthSouth's imaging centers not currently using it.

    PER DIEM AND TRAVEL NURSING DIVISIONS. The Company's temporary staffing business, StarMed, was founded in 1978 and acquired by the Company in August 1994. StarMed's Per Diem staffing division provided registered nurses, licensed practical nurses, nursing assistants, therapists and medical transcriptionists on a daily basis to healthcare facilities through 35 offices located in 16 states as of March 31, 1998. StarMed's Travel Nursing division operated from a central office in Clearwater, Florida and provided registered nurses and operating room technicians for periods usually ranging from 8 to 26 weeks. StarMed commenced its Per Diem operations in March 1995 and, since that time, it had opened 31 offices, acquired 4 staffing companies operating six additional offices and consolidated the operations of two other offices. Due to the August 1998 sale of StarMed, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Discontinued Operations."

    Medical Resources was incorporated in Delaware in August 1990 and has its principal executive office at 155 State Street, Hackensack, New Jersey 07601, telephone number (201) 488-6230. Prior to the Company's incorporation, the Company's operations, which commenced in 1979, were conducted by corporations which are now among its subsidiaries.

DIAGNOSTIC IMAGING SERVICES INDUSTRY

OVERVIEW

    Imaging centers have played a vital role in the healthcare delivery system by offering diagnostic services such as Magnetic Resonance Imaging ("MR"), Computerized Tomography ("CT"), Ultrasound, Nuclear Medicine, Mammography and X-ray in an outpatient setting. Diagnostic imaging procedures are used to diagnose diseases and physical injuries through the use of various imaging modalities. The use of non-invasive diagnostic imaging has grown rapidly in recent years because it allows physicians to diagnose quickly and accurately a wide variety of diseases and injuries without exploratory surgery or other invasive procedures, which are usually more expensive, risky and potentially debilitating for patients. In addition, diagnostic imaging is increasingly being used as a screening tool for preventative care. While conventional X-ray continues to be the primary imaging modality based on the number of procedures performed, the use of MR and CT procedures has increased due to their more sophisticated diagnostic capabilities. The Company believes that utilization will continue to increase because of the growth in demand for diagnostic imaging services as well as the introduction of new diagnostic imaging procedures involving new or existing modalities.

EQUIPMENT AND MODALITIES

    Diagnostic imaging systems are generally based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-rays to the advanced technologies of MR, CT,

Ultrasound, Nuclear Medicine and Mammography. The principal diagnostic imaging modalities used by the Company include the following:

    MAGNETIC RESONANCE IMAGING. MR is a sophisticated diagnostic imaging system that utilizes a strong magnetic field in conjunction with low energy electromagnetic waves which are processed by a computer to produce high resolution images of body tissue. A principal element of MR imaging is that the atoms in various kinds of body tissue behave differently in response to a magnetic field, enabling the differentiation of internal organs and normal and diseased tissue. Unlike CT and X-rays, MR does not utilize ionizing radiation which can cause tissue damage in high doses. As with other diagnostic imaging technologies, MR is generally non-invasive.

    COMPUTERIZED TOMOGRAPHY. CT is used to detect tumors and other conditions affecting bones and internal organs. CT provides higher resolution images than conventional X-rays. In a CT, a computer directs the movement of an X-ray tube to produce multi-cross sectional images of a particular organ or area of the body.

    ULTRASOUND. Ultrasound has widespread application, particularly for procedures in obstetrics, gynecology and cardiology. Ultrasound imaging relies on the computer-assisted processing of sound waves to develop images of internal organs and the vascular system. A computer processes sound waves as they are reflected by body tissue, providing an image that may be viewed immediately on a computer screen or recorded continuously or in single images for further interpretation.

    NUCLEAR MEDICINE. Nuclear medicine is used primarily to study anatomic and metabolic functions. During a nuclear medicine procedure, short lived radioactive isotopes are administered to the patient by ingestion or injection. The isotopes release small amounts of radioactivity that can be recorded by a gamma camera and processed by a computer to produce an image of various anatomical structures.

    GENERAL RADIOLOGY AND FLUOROSCOPY (X-RAY). The most frequently used type of imaging equipment in radiology utilizes "X-rays" or ionizing radiation to penetrate the body and record images on film. Fluoroscopy uses a video viewing system for real time monitoring of the organs being visualized.

    MAMMOGRAPHY. Mammography is a specialized form of radiology equipment using low dosage X-rays to visualize breast tissue. It is the primary screening tool for breast cancer.

IMAGING CENTER LOCATION AND OWNERSHIP STRUCTURE

    The following table sets forth certain information concerning the imaging centers operated by the Company. Imaging centers that are not 100% owned by the Company, through a wholly-owned subsidiary, are typically owned by limited partnership or other business entities in which a subsidiary of the Company is the sole general partner or manager. The equity ownership interest shown includes general and limited partnership interests or other equity interests owned by the Company. For the centers not wholly owned by the Company, the Company is generally paid a management fee based on services provided under management agreements with the imaging center's ownership entity.

                                                                       OPERATED
LOCATION                          NAME                                 SINCE(1)       OWNERSHIP(2)          MODALITIES(3)
--------------------------------  --------------------------------  ---------------  ---------------  --------------------------
Northeast Region (56)
  Englewood, NJ.................  Englewood Imaging Center          December 1979            100%     MR, CT, US, R, F, M
  Marlton, NJ...................  MRImaging of South Jersey         July 1984               91.0%     MR
  Union, NJ.....................  Open MRI of Union                 August 1984             79.7%     MR
  Morristown, NJ................  MRImaging of Morristown           December 1984           94.2%     MR
  Philadelphia, PA..............  Academy Imaging Center            January 1986            97.7%     MR, CT, US, NM, R, F, M
  Allentown, PA.................  MRImaging of Lehigh Valley        May 1986                95.9%     MR
  Clifton, NJ...................  Clifton Medical Imaging Center    June 1987                100%     MR, CT, US, NM, R, F, M
  Yonkers, NY...................  Inter-County Imaging              September 1987          65.0%     MR, CT, US, R, F, M

                                                                       OPERATED
LOCATION                          NAME                                 SINCE(1)       OWNERSHIP(2)          MODALITIES(3)
--------------------------------  --------------------------------  ---------------  ---------------  --------------------------
  West Orange, NJ(4)............  Northfield Imaging                January 1991             100%     MR, CT, US, NM, R, F, M
  Bel Air, MD...................  Colonnade Imaging Center          November 1991           62.9%     MR, CT, US, NM, R, F, M
  Jersey City, NJ...............  M.R. Institute at Midtown         July 1992                100%     MR
  Brooklyn, NY..................  Advanced MRA Imaging Associates   January 1993             100%     MR, CT, US, NM, R, F, M
  Seabrook, MD..................  Seabrook Radiological Center      April 1995              87.1%     MR, CT
  Hackensack, NJ................  Hackensack Diagnostic Imaging     June 1995                100%     MR, CT, US, R, F, M
  Bronx, NY.....................  Westchester Square Imaging        January 1996             100%     MR, CT
  New York, NY..................  MRI-CT Scanning of Manhattan      January 1996             100%     MR, CT, US, R, M
  Centereach, NY................  Open MRI of Centereach            July 1996                100%     MR
  Garden City, NY...............  Open MRI at Garden City           November 1996            100%     MR
  East Setauket, NY.............  Open MRI at Smith Haven           November 1996            100%     MR
  North Bergen, NJ..............  The MRI Center at Palisades       March 1997               9.0%     MR
  Kearny, NJ....................  West Hudson MRI Associates        March 1997              25.0%     MR
  Cranford, NJ..................  Cranford Diagnostic Imaging       March 1997              75.0%     MR, CT, US, M
  Montvale, NJ..................  Montvale Medical Imaging          March 1997              13.8%     MR, CT, US, R, F, M
  Randolph, NJ..................  Morris-Sussex MRI                 March 1997              20.0%     MR
  Totowa, NJ....................  Advantage Imaging at Totowa Road  March 1997              15.0%     MR
  Dedham, MA....................  MRI of Dedham                     March 1997              35.0%     MR
  Seekonk, MA...................  RI-MASS MRI                       March 1997               5.0%     MR
  Chelmsford, MA................  MRI of Chelmsford                 March 1997              65.0%     MR
  Parlin, NJ....................  Parlin Diagnostic Imaging         May 1997                 100%     CT, US, R, F, M
  Vineland, NJ..................  South Jersey MRI                  May 1997                 100%     MR
  Baltimore, MD.................  Baltimore Open MRI                May 1997                 100%     MR
  Silver Springs, MD............  Accessible MRI of Montgomery Cty  May 1997                 100%     MR
  Towson, MD....................  Accessible MRI of Baltimore
                                    County                          May 1997                 100%     MR, CT
  Trevose, PA...................  Bensalem Open MRI                 May 1997                 100%     MR
  Philadelphia, PA..............  Callowhill Open MRI               May 1997                 100%     MR
  Broomall, PA..................  Mainline Open MRI                 May 1997                 100%     MR
  Langhorn, PA..................  Oxford Valley Diagnostic Center   May 1997                 100%     MR, CT, US, NM, R, F, M
  Springfield, PA...............  Springfield Diagnostic Imaging
                                    Center                          May 1997                 100%     MR, CT, US, NM, R, F, M
  Philadelphia, PA..............  Lansdowne Medical Center          May 1997                 100%     R
  Havertown, PA.................  Manoa Radiology                   May 1997                 100%     CT, US, NM, R, F, M
  Havertown, PA.................  Haverford MRI                     May 1997                 100%     MR
  Broomall, PA..................  Lawrence Park Radiology Center    May 1997                 100%     R
  Philadelphia, PA..............  Northeast Imaging                 May 1997                 100%     MR, CT, US, NM, R, F, M
  Philadelphia, PA..............  South Philadelphia Radiology
                                    Center                          May 1997                 100%     MR, CT, US, NM, R, F, M
  Philadelphia, PA..............  Union Health Radiology            May 1997                 100%     R, M
  Philadelphia, PA..............  Juaniata Park                     May 1997                 100%     R
  Albany, NY....................  Albany Open MRI                   May 1997                 100%     MR
  Syracuse, NY..................  Syracuse Open MRI                 May 1997                 100%     MR
  Brooklyn, NY--Ave P...........  Brooklyn Medical Imaging Center   June 1997                100%     MR, CT, US, NM, R, F, M
  Brooklyn, NY--Midwood.........  Brooklyn Medical Imaging Center   June 1997                100%     US, R, F, M
  Flushing, NY..................  Meadows Mid-Queens Imaging
                                    Center                          June 1997                100%     MR, CT, US, R, M
  Staten Island, NY.............  Staten Island Medical Imaging
                                    Center                          June 1997                100%     MR, CT
  Bronx, NY.....................  MRI of the Bronx                  September 1997           100%     MR, CT
  Flushing, NY..................  MRI of Queens                     September 1997           100%     MR
  Philadelphia, PA..............  Germantown MRI Center             September 1997           100%     MR
  Philadelphia, PA..............  Diamond Radiology                 September 1997           100%     R

                                                                       OPERATED
LOCATION                          NAME                                 SINCE(1)       OWNERSHIP(2)          MODALITIES(3)
--------------------------------  --------------------------------  ---------------  ---------------  --------------------------
Southeast (24)
  St. Petersburg, FL............  Magnetic Resonance Associates     July 1984               80.2%     MR
  Naples, FL....................  Gulf Coast MRI                    June 1993                100%     MR
  Fort Myers, FL................  Fort Myers MRI Riverwalk          July 1998                 50%     MR, CT, R, M
  Fort Myers, FL................  Fort Myers MRI South              May 1995                 100%     MR
  Cape Coral, FL................  Cape Coral MRI                    September 1996           100%     MR
  Naples, FL....................  Naples MRI                        September 1996           100%     MR
  Titusville, FL................  MRI of North Brevard              September 1996           100%     MR
  Sarasota, FL..................  Sarasota Outpatient MRI &
                                    Diagnostic Center               September 1996           100%     MR, CT
  Tampa, FL.....................  Americare MRI                     May 1996                 100%     MR
  Tampa, FL.....................  Americare Imaging                 May 1996                 100%     CT, US, R, F, M
  Clearwater, FL................  Access Imaging                    May 1996                 100%     MR, CT
  Melbourne, FL.................  South Brevard Imaging             January 1997             100%     MR
  Jacksonville, FL..............  MRI Center of Jacksonville        February 1997            100%     MR
  West Palm Beach, FL...........  The Magnet of Palm Beach          March 1997               100%     MR, CT, US, NM, R, F, M
  Monticello, AR(5).............  Monticello Center                 May 1997                   (5)    R
  Ocala, FL(5)..................  Ocala Center                      May 1997                   (5)    R
  Miami, FL.....................  Coral Way MRI                     August 1997              100%     MR
  Sarasota, FL..................  Gulf Side Open MRI                August 1997              100%     MR
  Jupiter, FL...................  MRI of Jupiter                    August 1997              100%     MR, R
  Bradenton, FL.................  Magnetic Imaging Center of
                                    Manatee                         August 1997              100%     MR
  Hollywood, FL.................  Open MRI of South Florida         August 1997              100%     MR
  Tampa, FL.....................  Northside Imaging & Breast Care
                                    Center                          August 1997              100%     MR
  Venice, FL....................  Venice Imaging & MRI Center       August 1997              100%     MR, CT, US, R, F, M
  Port Charlotte, FL............  The MRI Center of Charlotte
                                    County                          September 1997           100%     MR

Midwest (9)
  Chicago, IL...................  MRImaging of Chicago              April 1987              87.2%     MR
  Chicago, IL...................  Open MRI of Chicago               June 1992               79.6%     MR, CT, US, NM, R, F, M
  Oak Lawn, IL..................  Oak Lawn MR & Imaging Center      January 1994             100%     MR, CT, US, R, F, M
  Des Plaines, IL...............  Golf MRI & Diagnostic Imaging
                                    Center                          January 1995            75.0%     MR, CT, US, NM, R, F, M
  Libertyville, IL..............  Libertyville Imaging Center       January 1995             100%     MR
  Centerville, OH...............  Dayton Open MRI                   May 1997                 100%     MR
  Warren, OH....................  Advanced Radiology/Access MRI     October 1997             100%     MR, CT, US, R, F, M
  Boardman, OH..................  Boardman X-Ray/MRI                October 1997             100%     MR, CT, US, R, F, M
  Youngstown, OH................  Western Reserve Imaging Center    October 1997             100%     CT, US, R, F, M

California (5)
  Long Beach, CA................  Pacific MRI                       January 1997             100%     MR
  San Clemente, CA..............  OceanView Radiology Center        January 1997             100%     MR, CT, US, R, F, M
  Rancho Cucamonga, CA..........  Grove Diagnostic Imaging          March 1997               100%     MR, CT, US, NM, R, F, M
  San Jose, CA..................  Diagnostic Imaging Network        August 1997               51%     MR, CT, US, NM, R, F, M
  San Jose, CA..................  O'Connor MRI                      August 1997               60%     MR, CT

----------------------------------

(1) Operated by the Company or NMR of America, Inc. since such date.

(2) Represents the Company's ownership interest in the respective centers.

(3) Modalities are magnetic resonance imaging (MR), computerized tomography
    (CT), ultrasound (US), nuclear medicine (NM), radiology (R), fluorscopy (F) and mammography (M).

(4) Includes the operation of the Livingston Breast Care mammography unit which is located at the Northfield Imaging Center.

(5) The Company manages the operations of a radiology facility under the terms of a management agreement.

    Where it deems it economically attractive, the Company may further increase its ownership of its non-wholly-owned centers by acquiring additional minority interests in such centers, but there can be no assurance that the Company will be successful in so doing. The Company has also added new imaging equipment modalities to certain centers and plans to continue this strategy in those situations where the Company believes that such additions are economically justified.

    Each center consists of a waiting/reception area and one room per modality, dressing rooms, billing/ administration rooms and radiologist interpreting rooms. The size of the Company's centers generally ranges from 1,500 to 11,400 square feet.

GROWTH STRATEGY AT EXISTING AND ACQUIRED CENTERS

    LEVERAGING GEOGRAPHIC CONCENTRATION. The Company has developed clusters of imaging centers in certain geographic areas that enable it to improve the utilization of its centers by attracting business from larger referral sources, such as managed care organizations, due to the Company's ability to meet the quality, volume and geographical coverage requirements of these payors. The Company intends, over time, to increase its center concentration in existing markets to attract additional referrals of this type and to expand into new geographic areas, through acquisitions, in order to attract additional managed care and other contracts.

    EXPANDING IMAGING SERVICES OFFERED. The Company expands the imaging services it offers by upgrading existing technology and adding new modalities at selected centers. In 1997 and to date in 1998, the Company upgraded technology and expanded service modalities at 15 centers. The Company's imaging centers utilize state of the art imaging equipment for which new applications are continually being developed. New developments and system upgrades frequently have the ancillary benefit of reducing imaging time and thus increasing capacity of the centers' imaging equipment. The development and improvement of diagnostic quality "open" MR systems have expanded the public acceptance and potential market for MR imaging services. The Company currently operates 32 centers that provide MR imaging services using "open" systems and the Company plans to expand this coverage in markets where it believes such expansion is economically justified.

    APPLY SOPHISTICATED OPERATING, FINANCIAL AND INFORMATION SYSTEMS AND PROCEDURES. The Company provides management expertise, financial and operating controls, and capital resources to its centers in an attempt to optimize their performance. The financial systems and operating procedures of acquired centers are, over time, integrated with those of the Company. In that regard, as of June 1998 the Company completed the installation of the ICIS system developed by Dalcon in substantially all of its centers. The ICIS system will enable the Company to standardize reporting of each center and provide management with on-line access to its centers nationwide. In addition, the Company is able to achieve economies of scale and provide cost savings in developing managed care contracts and negotiating group purchasing of goods and services.

    UTILIZE TARGETED LOCALIZED MARKETING. The Company develops and coordinates marketing programs which center managers, sales representatives and affiliated interpreting physicians utilize to establish referral relationships and to maximize facility usage and reimbursement yield. The Company's marketing programs emphasize the capabilities of its imaging equipment, the quality and timeliness of the imaging results and reports, and the high level of patient and referring physician service.

    DEVELOP NETWORK MANAGEMENT SERVICES. The Company plans to develop and expand further its network management services business. As a network manager, the Company enters into contracts with managed care organizations to coordinate the demand for imaging services and to provide certain administrative functions related to the delivery of such services. The Company includes certain of its centers in these networks and believes that the inclusion of these centers in the networks will increase their utilization. In addition, the Company believes that its network management services enhance its relationships with managed care organizations and its ability to enter into additional contracts with such entities.

CENTER OPERATIONS AND IMAGING SERVICES PROVIDED BY THE COMPANY

    GENERAL. The Company's diagnostic imaging centers provide diagnostic imaging services in a comfortable, service-oriented environment located mainly in an outpatient setting to patients referred by physicians. Of the Company's 94 centers, 82 provide magnetic resonance imaging, which accounts for a majority of the Company's diagnostic imaging revenues. Many of the Company's centers also provide some or all of the following services: Computerized Tomography, Ultrasound, Nuclear Medicine, General Radiology and Fluoroscopy and Mammography.

    INTERPRETING PHYSICIAN ARRANGEMENTS. At each of the Company's centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists, with whom the Company enters into independent contractor agreements. Pursuant to these agreements, the Company, among other duties, provides to the Physician Group the diagnostic imaging facility and equipment, performs all marketing and administrative functions at the centers and is responsible for the maintenance and servicing of the equipment and leasehold improvements. The Physician Group is solely responsible for, and has complete and exclusive control over, all medical and professional services performed at the centers, including, most importantly, the interpretation of diagnostic images, as well as the supervision of technicians, and medical-related quality assurance and communications with referring physicians.

    Insofar as the Physician Group has complete and exclusive control over the medical services performed at the centers, including the manner in which medical services are performed, the assignment of individual physicians to center duties and the hours that physicians are to be present at the center, the Company believes that the Interpreting Physicians who perform medical services at the centers are independent contractors. In addition, Physician Groups that furnish professional services at the centers generally have their own medical practices and, in most instances, perform medical services at non-Company related facilities. The Company's employees do not perform professional medical services at the centers. Consequently, the Company believes that it does not engage in the practice of medicine in jurisdictions that prohibit or limit the corporate practice of medicine. The Company performs only administrative and technical services and does not exercise any control over the practice of medicine by physicians at the centers or employ physicians to provide medical services. The Company is aware of three Interpreting Physicians who own a nominal percentage of three limited partnerships that are managed and partially owned by the Company.

    As part of its administrative responsibilities under the terms of the Interpreting Physician agreements, the Company is responsible for the administrative aspects of billing and collection functions at the centers. Certain third-party payor sources, such as Medicare, insurance companies and managed care organizations, require that they receive a single or "global" billing statement for the imaging services provided at the Company's centers. Consequently, billing is done in the name of the Physician Group because such billings include a medical component. The Physician Group grants a power of attorney to the Company authorizing the Company to establish bank accounts using the Physician Group's name related to that center's collection activities and to access such accounts. In states where permitted by law, such as Florida, the Company generally renders bills in the center's name. In such circumstances, the Physician Group has no access to associated collections.

    The Company recognizes revenue under its agreements with Interpreting Physicians in one of three ways: (I) the Company receives a technical fee for each diagnostic imaging procedure performed at the center, the amount of which is fixed based upon the type of the procedure performed; (II) the Company pays the Interpreting Physicians a fixed percentage of fees collected at the center, or a contractually fixed amount based upon the specific diagnostic imaging procedures performed; or, (III) the Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent for the affiliated physician association and for administrative and technical services performed at the centers and the affiliated physician association pays the Physician Group based upon a percentage of the cash collected at the center. All of such amounts and the basis for payments are negotiated between the Physician Group and the Company.

    The fees received or retained by the Company under the three types of agreements with Interpreting Physicians described above, expressed as a percentage of the gross billings net of contractual allowances for the imaging services provided, range from 78% to 93% for the agreements described in item
(I), 80% to 93% for the agreements described in item (II) and 80% to 89% for the agreements described in item (III). The agreements generally have terms ranging from one to ten years. For additional information pertaining to the Company's arrangements with Interpreting Physicians, see Note 1 to the Company's Consolidated Financial Statements--Revenue Recognition.

    SALES AND MARKETING. The Company develops and coordinates marketing programs which center managers, sales representatives, affiliated Interpreting Physicians and corporate managers utilize in an effort to establish and maintain profitable referring physician relationships and to maximize reimbursement yields. These marketing programs identify and target selected market segments consisting of area physicians with certain desirable medical specialties and reimbursement yields. Corporate and center managers determine these market segments based upon an analysis of competition, imaging demand, medical specialty and/or payor mix of each referral from the local market. The Company also directs marketing efforts at managed care organizations.

    Managed care organizations are becoming an increasingly important factor in the diagnostic imaging industry, and, consequently, the Company places major emphasis on cultivating and developing relationships with such organizations. The Company employs industry professionals who have significant experience in dealing with managed care and other providers. The Company believes that the geographic concentration of its centers, the presence of multi-modality centers in all of its regions, its ability to offer cost effective services and its experience in developing relationships with various managed care organizations will constitute a competitive advantage with managed care organizations.

    PERSONAL INJURY REVENUE. A significant percentage of the Company's net service revenues from imaging centers is derived by providing imaging services to individuals involved in personal injury claims, mainly involving automobile accidents. Imaging revenue derived from personal injury claims, mainly involving automobile accidents, represented approximately 24% of the Diagnostic Imaging business net service revenues for 1997. Due to the greater complexity in processing receivables relating to personal injury claims with automobile insurance carriers (including dependency on the outcome of settlements or judgements for collections directly from such individuals), such receivables typically require a longer period of time to collect, compared to the Company's other receivables and, in the experience of the Company, incur a higher bad debt expense.

    While the collection process employed by the Company varies from jurisdiction to jurisdiction, the processing of a typical personal injury claim generally commences with the Company obtaining and verifying automobile, primary health and secondary health insurance information at the time services are rendered. The Company then generates and sends a bill to the automobile insurance carrier, which under state law, typically has an extended period of time (usually up to 105 days) to accept or reject a claim. The amount of documentation required by the automobile insurance carriers to support a claim is substantially in excess of what most other payors require and carriers frequently request additional information after the initial submission of a claim. If the individual is subject to a co-payment or deductible under the automobile insurance policy or has no automobile insurance coverage, the Company generally will bill the individual's primary and secondary health policies for the uncovered balance. The automobile insurance carrier may reject coverage or fail to accept a claim within the statutory time limit on the basis of, among other reasons, the failure to provide complete documentation. In such circumstances, the Company may pursue arbitration, which typically takes up to 90 days for a judgment, to collect from the carrier.

    The Company will then pursue collection of the remaining receivable from the individual. Although the Company attempts to bill promptly after providing services and typically requests payment upon receipt of invoice, the Company generally defers aggressive collection efforts for the remaining balance until the individual's claim is resolved in court, which frequently takes longer than a year and may take as long as two or three years. Consequently, the Company's practice is to attempt to obtain a written assurance from the individual and the individual's legal counsel, under which the individual confirms in writing his or her obligation to pay the outstanding balance regardless of the outcome of any settlement or judgment of the claim. If the settlement or judgment proceeds received by the individual are insufficient to cover the individual's obligation to the Company, and the individual does not otherwise satisfy his or her liability to the Company, the Company either (i) accepts a reduced amount in full satisfaction of the individual's outstanding obligation, or (ii) commences collection proceedings, which may ultimately result in the Company taking legal action to enforce its collection rights against the individual regarding all uncollected accounts. As a result of the foregoing, the average age of receivables relating to personal injury claims is greater than for non-personal injury claim receivables.

    MANAGED CARE CAPITATION AGREEMENTS. The Company has entered into a number of "capitated contracts" with third party payors which typically provide for the payment of a fixed fee per month on a per member basis, without regard to the amount or scope of services rendered. Because the obligations to perform service are not related to the payments, it is possible that either the cost or the value of the services performed may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. While only approximately 2% of the Company's 1997 net service revenues were derived from capitated contracts, and although prior to entering into any such contracts the Company carefully analyzes the potential risks of capitation arrangements, there can be no assurances that any capitated contracts to which the Company is or may in the future become a party will not generate significant losses to the Company.

    In addition, certain types of capitation agreements may be deemed a form of risk contracting. Many states limit the extent to which any person can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. If the fees received by the Company are less than the cost of providing the services, the Company may be deemed to be acting as a de facto insurer. In some states, only certain entities, such as insurance companies, HMOs and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance. If the Company is held to be unlawfully engaged in the business of insurance, such finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business.

    BILLINGS AND COLLECTIONS. Under the Interpreting Physician agreements, the Company is generally responsible for preparing and submitting bills per imaging study performed. The preparation and submission of bills is completed by each center, or by a regional billing office, generally on behalf of and in the name of the appropriate Interpreting Physician. Prior to 1998, each center was also responsible for collecting its own receivables and pursuing any parties that were delinquent in payment of their bills. In February 1998, the Company commenced a restructuring of its collection efforts for the purpose of ultimately consolidating all collection activities within four or more regional collection offices. The restructuring is in response to the need to improve overall collection results and controls, and to better coordinate collection efforts previously employed by individual centers (especially where third parties had been retained to manage the center's collection efforts), as well as the need to integrate the Company's 1997 acquisitions and to insure consistent Company-wide collection policies and practices.

    MANAGEMENT INFORMATION SYSTEMS. The Company acquired Dalcon in September 1997. As of June 1998, a substantial majority of the Company's imaging centers had been fully operating on Dalcon's ICIS radiology information system. The ICIS radiology information system is designed to, among other things, enhance the efficiency and productivity of the Company's centers, lower operating costs, facilitate financial controls, increase reimbursement and assist in the analysis of sales, marketing and referral data. The ICIS system provides on-line, real-time information, reporting and access to managers with respect to billing, patient scheduling, marketing, sales, accounts receivable, referrals and collections, as well as other matters.

    HEALTHCARE REFORM AND COST REDUCTION EFFORTS. Third-party payors, including Medicare, Medicaid, managed care/HMO organizations and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation arrangements, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the number of procedures performed or the total cost of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment of services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

    The Company's management believes that overall reimbursement rates will continue to gradually decline for some period of time due to factors such as the expansion of managed care organizations and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. The Company expects these agreements to increase the number of procedures performed due to the additional referrals from these managed care entities. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

ACQUIRED CENTERS; COMMON STOCK REPURCHASE OBLIGATIONS

    Since 1996, the Company has grown by aggressively acquiring imaging centers and integrating their operations. The Company has acquired 92 imaging centers through 27 acquisitions since January 1, 1996. When the Company acquires an imaging center, it generally acquires assets relating to the provision of technical, financial, administrative and marketing services which support the provision of medical services performed by the Interpreting Physicians. Such assets typically include equipment, furnishings, supplies, tradenames of the center, books and records, contractual rights with respect to leases, managed care and other agreements and, in most instances, accounts receivable. Other than with respect to such accounts receivable for services performed by the acquired company, the Company does not acquire any rights with respect to or have any direct relationship, with patients. Patients have relationships with referral sources who are the primary or specialty care physicians for such patients. These physicians refer their patients to diagnostic imaging centers which may include the Company's centers where Interpreting Physicians, under independent contractor agreements, provide professional medical services. The Company's acquired imaging centers do not constitute either a radiology, primary care or specialty care medical practice. In connection with an acquisition of a center, the Company will generally enter into an agreement, as described above, with a Physician Group to act as an independent contractor to perform medical services at the center.

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as consideration, the Company agreed to register such shares for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that a registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission (the "SEC") within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. In the event the Company is unable to register such shares by the required dates, the Company would become obligated to repurchase the shares issued in connection with such acquisition. As of September 1, 1998, the Company had not registered any shares of Common Stock issued in connection with the Company's 1997 acquisitions under a registration statement declared effective by the SEC. As of December 31, 1997 and June 30, 1998, the Company had reflected $9,734,000 and $5,509,000, respectively, of Common Stock subject to redemption on its Consolidated Balance Sheets related to shares that the Company may be required to repurchase. During the first six months of 1998, the Company paid $3,311,000 to sellers who exercised their rights to have shares of Common Stock repurchased. In addition, the Company expects to become obligated to pay an additional $5,509,000 during the remainder of 1998 in connection with the settlement of certain repurchase obligations of the Company subject to, under certain circumstances, the consent of the Senior Note holders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay to the seller (in additional shares and/or cash) an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement. Based upon the closing sales price of the Company's Common Stock on September 1, 1998 ($4.00 per share), such shortfall would be approximately $3,351,000, excluding Price Protection obligations related to the shares which have repurchase obligations referred to above.

    In connection with certain of the Company's acquisitions, the Company has also agreed with certain sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differs for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both.

    Although the Company has the option, in certain of such cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such remedies or earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders.

COMPETITION

    The Company's business is highly competitive. In the Company's diagnostic imaging business, competition focuses primarily on attracting physician referrals at the local market level and, increasingly, referrals through relationships with managed care and physician/hospital organizations. The Company believes that principal competitors in each of the Company's markets are hospitals, independent or management company-owned imaging centers, individual-owned imaging centers and mobile MR units. Many of these competitors have greater financial and other resources than the Company. Principal competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with managed care organizations and referring physicians, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. Competition for referrals can also be affected by the ownership or affiliation of competing centers or hospitals.

GOVERNMENT REGULATION

    The healthcare industry is highly regulated at the Federal, state and local levels. The following factors affect the Company's operation and development activities:

    CERTIFICATES OF NEED, LICENSING AND CERTIFICATION

    Many of the states in which the Company currently operates or may operate have laws that may require a certificate of need ("CON") in certain circumstances to establish, construct, acquire or expand healthcare facilities and services or for the purchase, expansion or replacement of major movable equipment, including outpatient diagnosis imaging centers utilizing MR or other major medical equipment. At the present time, the CON laws of New York, Illinois, Florida, Maryland and California pertain to the Company's activities. In states with CON programs, regulatory approvals are frequently required for capital expenditures exceeding certain amounts, if such expenditures relate to certain types of medical services or equipment.

    State CON statutes generally provide that prior to construction of new facilities or the introduction of new services, a state health planning agency (a "Planning Agency") must determine that a need exists for those facilities or services. The CON process is intended to promote comprehensive healthcare planning, assist in providing high quality health care at the lowest possible cost and avoid unnecessary duplication by ensuring that only those healthcare facilities that are needed will be built.

    Typically, the provider submits an application to the appropriate Planning Agency with information concerning the geographic area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan, if applicable, and the cost per patient for the type of care contemplated. Whether the CON is granted is based upon a finding of need by the Planning Agency in accordance with criteria set forth in CON statutes, applicable regulations and applicable state and regional health facilities plans. If the proposed facility or service is found to be necessary and the applicant to be an appropriate provider, the Planning Agency will issue a CON containing a maximum amount of expenditure and a specific time period for the holder of the CON to implement the approved project.

    The necessity for these CON approvals serves as a barrier to entry in certain markets which the Company wishes to service and has the potential to increase the costs and delay the Company's acquisition, addition or expansion of centers. A CON program or similar requirement has the potential to curtail the Company's expansion which could have a material adverse effect on the Company's future growth.

    The Company may also have to comply with Federal certification requirements. For example, the Company's centers which provide mammography examinations must be certified by the Federal government. Further, additional certification requirements may affect the Company's centers, but such certification generally will follow specific standards and requirements that are set forth in readily available public documents. Compliance with the requirements often is monitored by annual on site inspections by representatives of various government agencies. The Company believes that it currently has obtained all necessary certifications, but the failure to obtain a necessary certification could have a material adverse effect on the Company's imaging business.

    In addition to the CON programs and Federal certification described above, the operations of outpatient imaging centers are subject to Federal and state regulations relating to licensure, standards of testing, accreditation of certain personnel and compliance with government reimbursement programs. The operation of these centers requires a number of Federal and state licenses, including licenses for personnel and certain equipment. Although the Company believes that currently it has obtained or is in the process of obtaining all such necessary CON approvals and licenses, the failure to obtain a required approval could have a material adverse effect on the Company's diagnostic imaging business. The Company believes that diagnostic testing will continue to be subject to intense regulation at the Federal and state levels and cannot predict the scope and effect of such regulation nor the cost to the Company of such compliance.

    MEDICARE ANTI-KICKBACK PROVISIONS

    The Federal Medicare and Medicaid Anti-Kickback Statute (the "Anti-Kickback Statute") prohibits the offering, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by Medicare, Medicaid or certain other Federal and state healthcare programs, or in return for the purchase, lease or order or provision of any item or service that is covered by Medicare or Medicaid or certain other Federal and state healthcare programs. Violation of the Anti-Kickback Statute is punishable by substantial fines, imprisonment for up to five years, or both. In addition, the Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Protection Act") provides that persons guilty of violating the Anti-Kickback Statute may be excluded from the Medicare or Medicaid programs. Investigations leading to prosecutions and/or program exclusion may be conducted by the Office of Inspector General ("OIG") of the Department of Health and Human Services ("HHS").

    The OIG has issued "safe harbor" regulations which describe practices that will not be considered violations of the Anti-Kickback Statute. The fact that a particular arrangement does not fall within a safe harbor does not mean that the arrangement does not comply with the Anti-Kickback Statute. The safe harbor regulations simply provide a guarantee that qualifying arrangements do not violate this federal law. They do not extend the scope of the statutory prohibitions. Thus, arrangements that do not qualify for safe harbor protection are in largely the same position as they were prior to the promulgation of these regulations, meaning that they must be carefully evaluated in light of the provisions of the Anti-Kickback Statute itself. To the extent possible, the Company will structure its agreements with referral sources, such as physicians to comply with applicable safe harbors, but there are no assurances that it will be able to so with every contract. Further, these safe harbor regulations have so far been relatively untested in practice. No assurances can be given that a Federal or state agency charged with enforcement of the Anti-Kickback Statute and similar laws might not assert a contrary position or that new Federal or state laws or new interpretation of existing laws might not adversely affect relationships established by the Company with healthcare providers, including physicians, or result in the imposition of penalties on the Company or certain of its centers. The assertion of a violation, even if successfully defended by the Company, could have a material adverse effect upon the Company.

    CORPORATE PRACTICE OF MEDICINE AND FEE SPLITTING

    The laws of many states prohibit unlicensed, non-physician-owned entities or corporations from performing medical services or physicians from splitting fees with non-physicians. The Company is unlicensed for certain of its services. The Company does not believe however, that it engages in the unlawful practice of medicine or the delivery of medical services in any state where it is prohibited, and is not licensed to practice medicine in states which permit such licensure. Professional medical services, such as the interpretation of MRI scans, are separately provided by independent contractor Interpreting Physicians pursuant to agreements with the Company. The Company performs only administrative and technical services and does not exercise control over the practice of medicine by physicians or employ physicians to provide medical services. However, in many jurisdictions, the laws restricting the corporate practice of medicine and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there can be no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts with Interpreting Physicians, including the payment of management fees and restrictive covenants could be held to be unenforceable. Such results or the inability of the Company to restructure its contractual relationships could have a material adverse effect upon the Company.

    STARK LAW PROHIBITION ON PHYSICIAN REFERRALS

    The Federal "Stark Law" as amended in 1993 provides that when a physician has a "financial relationship" with a provider of "designated health services" (including, among other activities, the provision of MR and other radiology services which are provided by the Company), the physician will be prohibited from making a referral of Medicaid or Medicare patients to the healthcare provider, and the provider will be prohibited from billing Medicare or Medicaid, for the designated health service. In August 1995, regulations were issued pursuant to the Stark Law as it existed prior to its amendment in 1993 (when it only applied to clinical laboratories). Draft regulations for the provisions of the Stark Law applicable to MR and other radiology services were issued in January, 1998. Submission of a claim that a provider knows, or should know, is for services for which payment is prohibited under the amended Stark Law, could result in refunds of any amounts billed, civil money penalties of not more than $15,000 for each service billed, and possible exclusion from the Medicare and Medicaid programs.

    The Stark Law provides exceptions from its prohibition for referrals which include certain types of employment, personal service arrangements and contractual relationships. The Company continues to review all aspects of its operations and endeavors to comply in all material respects with applicable provisions of the Stark Law. Due to the broad and sometimes vague nature of this law, the ambiguity of related regulations, the absence of final regulations, and the lack of interpretive case law, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of the Stark Law.

    FALSE CLAIMS ACT

    A number of Federal laws impose civil and criminal liability for knowingly presenting or causing to be presented a false or fraudulent claim, or knowingly making a false statement to get a false claim paid or approved by the government. Under one such law, the False Claims Act, civil damages may include an amount that is three times the government's loss plus $5,000 to $10,000 per claim. Actions to enforce the False Claims Act may be commenced by a private citizen on behalf of the Federal government, and such private citizens receive between 15 and 30 percent of the recovery. Efforts have been made to assert that any claim resulting from a relationship in violation of the Anti-Kickback Statute or the Stark Law is false and fraudulent under the False Claims Act. The Company carefully monitors its submissions to HCFA and all other claims for reimbursement to assure that they are not false or fraudulent.

    STATE LAWS

    Many states, including the states in which the Company operates, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with healthcare providers, which, while similar in certain respects to the Federal legislation, vary from state to state. Some states expressly prohibit referrals by physicians to facilities in which such physicians have a financial interest. Sanctions for violating these state restrictions may include loss of licensure and civil and criminal penalties assessed against either the referral source or the recipient provider. Certain states also have begun requiring healthcare practitioners to disclose to patients any financial relationship with other providers, including advising patients of the availability of alternative providers.

    The Company continues to review all aspects of its operations and endeavors to comply in all material respects with applicable provisions of the Anti-Kickback Statute, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification. Due to the broad and sometimes vague nature of these laws and requirements, the evolving interpretations of these laws (as evidenced by the recent draft regulations for the Stark Law), there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse effect on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

DISCONTINUED OPERATIONS OF STARMED

    Until August 1998, the Company, through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for $33 million. Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements Of Operations as discontinued operations.

    StarMed commenced its Per Diem operations in March 1995 and, since that time, it had opened 31 offices, acquired 4 staffing companies operating six additional offices and consolidated the operations of two other offices. StarMed's per diem staffing division provided registered nurses, licensed practical nurses, nursing assistants, therapists and medical transcriptionists on a daily basis to healthcare facilities through 35 offices located in 16 states as of March 31, 1998. StarMed's Travel Nursing Division operated from a central office in Clearwater, Florida and provided registered nurses and operating room technicians for periods ranging from 8 to 26 weeks.

EMPLOYEES

    As of December 31, 1997, the Company had approximately 1,277 full time employees. This number does not include the healthcare personnel contracted by StarMed for its Per Diem and Travel Nursing divisions as of such date. The Company is not a party to any collective bargaining agreements and considers its relationship with its employees to be good.

INSURANCE

    The nature of the services provided by the Company expose the Company to risk that certain parties may attempt to recover from the Company for alleged wrongful acts committed by others. As a result of this risk, the Company maintains workmen's compensation insurance, comprehensive and general liability coverage, fire, allied perils coverage and professional liability insurance in amounts deemed adequate by management to cover all potential risk. There can be no assurance that potential claims will not exceed the coverage amounts, that the cost of coverage will not substantially increase or require the Company to insure itself or that certain coverage will not be reduced or become unavailable.

PROPERTIES

    The Company leases its 36,133 square foot principal and executive offices pursuant to two leases with terms of five years and four years, respectively, remaining. The building also houses the Company's Hackensack imaging center. The Company's 94 imaging centers range in size from approximately 1,500 to 11,400 square feet. Each center consists of a waiting/reception area and one room per modality, dressing rooms, billing/administration rooms and radiologist interpreting rooms. The Company owns the real property in which certain of its centers operate, and leases its remaining centers under leases which expire from December 1997 through October 2002 and, in certain instances, contain options to renew. The Company believes that if it were unable to renew the lease on any of these facilities, other suitable facilities would be available to meet the Company's needs.

LITIGATION

    As described below, the Company and certain of its officers and directors have been named as defendants in several actions filed in state and federal court arising out of the events also described under "Certain Relationships and Related Transactions", involving, among other matters, allegations against the Company with respect to related-party transactions and securities fraud.

    On November 5, 1997, ZPR Investments, Inc., ZP Investments, Inc., Wyoming Valley Physicians Imaging Center, L.P., Camp Hill Physicians Imaging Center, L.P., Wexford Radiology, P.C., Sanoy Medical Group, Ltd., Reading Open Imaging, P.A., Yonas Zegeye, M.D., and Hirut Seleshi, parties who had agreed to sell to the Company five related imaging centers located in Pennsylvania, brought action in the Court of Chancery of the State of Delaware, New Castle County, against the Company and five recently formed subsidiaries of the Company, seeking specific performance of the acquisition agreements and unspecified breach of contract damages. The plaintiffs alleged that the Company and the subsidiaries failed to consummate the acquisition in accordance with the terms of the acquisitions agreements. The aggregate purchase price for the acquisitions is $8.4 million in cash and $5.6 million payable in shares of Company Common Stock based upon the average price for the five business days preceding September 21, 1997 (approximately 106,666 shares). Pursuant to the acquisition agreement, the shares of Common Stock issued in connection with such acquisition are subject to price protection of the issuance price compared to the market price at effectiveness of the registration statement. In December 1997, the Company entered into an amended agreement to settle such action and therein agreed to purchase the centers for $1 million in cash, a promissory note for $7.4 million, plus interest, $5.6 million payable in shares of Company Common Stock, and the payment of certain fees. The plaintiffs have announced that they do not intend to go forward with the sale, although they continue to claim that the Company is in breach of the acquisition agreements. The litigation in the Court of Chancery remains stayed.

    On November 7, 1997, William D. Farrell resigned from his position as President and Chief Operating Officer of the Company and as Director and Gary I. Fields resigned from his position as Senior Vice President and General Counsel. On the same date, Messrs. Farrell and Fields, filed a Complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and the members of the Company's Board of Directors, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and breach of contract. On December 17, 1997, the plaintiffs amended their complaint to add a claim for violation of public policy. The plaintiffs allege that they were constructively terminated as a result of their objection to certain related-party transactions, the purported failure of the defendants to adequately disclose the circumstances surrounding such transactions, and the Company's public issuance of allegedly false and misleading accounts concerning or relating to such related-party transactions. The plaintiffs seek unspecified compensatory and punitive damages, interest and costs and reinstatement of the plaintiffs to their positions with the Company. On April 8, 1998, the Company filed its Answer to the Amended Complaint, and asserted a counterclaim against Messrs. Farrell and Fields for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    On November 12, 1997, Mr. Gerald Broder, who claims to be a company stockholder, filed a derivative suit in the Court of Chancery of the State of Delaware, New Castle County, naming the Company and Stephen M. Davis, Gary L. Fuhrman, John H. Josephson, Neil H. Koffler, and Gary N. Siegler as defendants. The complaint alleges that members of the Company's Board of Directors breached their fiduciary duties owed to the Company and its stockholders by allegedly engaging in self-dealing transactions that caused the Company financial harm. The complaint seeks injunctive relief directing such directors to account to the Company for its damages and their profits from the wrongs complained of therein, enjoining them from continuing to engage in self-dealing transactions harmful to the Company and its shareholders, and awarding plaintiff the costs and expenses incurred in bringing the lawsuit. On April 1, 1998, the plaintiffs amended their complaint to add additional factual allegations. The Company intends to defend vigorously against the allegations.

    On November 14, 1997, Mr. John P. O'Malley III filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and Gary N. Siegler, Neil H. Koffler, Stephen M. Davis, Gary L. Fuhrman, John H. Josephson and Lawrence Ramaekers, as defendants, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and defamation. Mr. O'Malley alleges that the Company terminated his employment in retaliation for voicing the concerns of shareholders and senior management regarding related-party transactions and because the Company did not want to make full and adequate disclosure of the facts and circumstances surrounding such transactions. In addition, the plaintiff alleges that the Company published false and defamatory statements about him. Mr. O'Malley seeks unspecified compensatory and punitive damages, interest and costs of bringing the action. On April 8, 1998, the Company filed its Answer to the Complaint, and asserted a counterclaim against Mr. O'Malley for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    Between November 14, 1997 and January 9, 1998, seven class action lawsuits were filed in the United States District Court for the District of New Jersey against the Company and certain of the Company's directors and/or officers. On November 14, 1997, Joan D. Ferrari, who claims to be a Company stockholder, filed a lawsuit on behalf of all persons who purchased Common Stock during the period between May 15, 1997 and November 7, 1997. The Ferrari complaint names as defendants the Company and Gary N. Siegler, Stephen M. Davis, Gary L. Fuhrman, John H. Josephson and Neil H. Koffler. On November 18, 1997, Tri-Masonry Company, who claims to be a Company stockholder, filed a complaint on behalf of all persons who purchased Common Stock during the period between March 19, 1997 and November 10, 1997. On November 19, 1997, Yaakov Prager, who claims to be a Company stockholder, filed a complaint on behalf of all persons who purchased Common Stock during the period between May 16, 1997 and November 10, 1997. The Tri-Masonry and Prager complaints name as defendants the Company, William D. Farrell, John P. O'Malley and Gary N. Siegler. On November 20, 1997, Albert Schonert, who claims to be a Company stockholder, filed a complaint on behalf of all persons who purchased Common Stock during the period between May 15, 1997 and November 7, 1997. The Schonert complaint names as defendants the Company and Gary N. Siegler, Stephen M. Davis, Gary L. Fuhrman, John H. Josephson, Neil H. Koffler and William D. Farrell. On December 12, 1997, Anne Benjamin, Scott L. Benjamin, Maxine Benjamin, Donald Benjamin and Andrew M. Schreiber, who claim to be Company stockholders, filed a complaint on behalf of all persons who purchased Common Stock during the period between March 31, 1997 and November 10, 1997. The Benjamin complaint names as defendants the Company and Gary N. Siegler, John P. O'Malley and William D. Farrell. On December 31, 1997, Allen H. Weingarten, who claims to be a Company stockholder, filed a complaint on behalf of all persons who purchased Common Stock during the period between March 19, 1997 and November 10, 1997. The Weingarten complaint names as defendants the Company and William D. Farrell, John P. O'Malley and Gary N. Siegler. On January 9, 1998, Roselle Sachs, who claims to be a Company stockholder, filed a complaint on behalf of all persons who purchased Common Stock during the period between May 15, 1997 and November 10, 1997. The Sachs complaint names as defendants the Company and Gary N. Siegler, Stephen M. Davis, Gary L. Fuhrman, Neil H. Koffler and William D. Farrell.

    The complaints in each action assert that the Company and the named defendants violated Section 10(b), and that certain named defendants violated
Section 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), alleging that the Company omitted and/or misrepresented material information in its public filings, including that the Company failed to disclose that it had entered into acquisitions that were not in the best interest of the Company, that it had paid unreasonable and unearned acquisition and financial advisory fees to related parties, and that it concealed or failed to disclose adverse material information about the Company. The complaints each seek unspecified compensatory damages, with interest, and the costs and expenses incurred in bringing the action. On February 9, 1998, the Honorable Joel Pisano, United States Magistrate Judge, entered an Order consolidating the above-mentioned class actions for all purposes. On March 31, 1998, the lead plaintiffs in the consolidated class actions served their Consolidated Class Action Complaint, asserting that the Company and the named defendants violated Section 10(b) of the Exchange Act, and that certain named defendants violated Sections 20(a) and 20A of the Exchange Act. The Company intends to defend vigorously against the allegations.

    As previously disclosed by the Company, the U.S. Attorney for the District of New Jersey commenced an investigation in connection with the disclosures regarding the related-party transactions referenced above. In addition as previously disclosed, the Company has received an inquiry from the SEC, but no formal proceedings have been commenced by the SEC. The Company has cooperated fully with these authorities and provided all information requested by them.

    In 1996, Lavina Orsi and Pompeo Orsi brought an action in the Supreme Court of the State of New York, King's County against Advanced MRA Imaging Associates in Brooklyn, New York, a wholly owned subsidiary of the Company ("MRA Imaging"), for damages aggregating $12.5 million. The plaintiff alleges negligent operations, improper supervision and hiring practices and the failure to operate the premises in a safe manner, as a result of which the individual suffered physical injury. The Company's general liability and professional negligence insurance carriers have been notified, and it has been agreed that the general liability insurance will pursue the defense of this matter, however such insurers have reserved the right to claim that the scope of the matter falls outside the Company's coverage. The parties to this matter are engaged in discovery.

    On June 2, 1998, Mr. Ronald Ash filed a complaint against the Company, StarMed, Wesley Medical Resources, Inc., a subsidiary of the Company ("Wesley"), and certain officers and directors of the Company in the United States District Court for the Northern District of California. The complaint, among other things, alleges that the defendants omitted and/or misrepresented material information in the Company's public filings and that they concealed or failed to disclose adverse material information about the Company in connection with the sale of Wesley to the Company by the plaintiff. The plaintiff seeks damages in the amount of $4.25 million or, alternatively, rescission of the sale of Wesley. The Company believes that it has meritorious defenses to the claims asserted by plaintiff, and intends to defend itself vigorously.

    The legal proceedings described above are in their preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of those proceedings.

    In the normal course of business, the Company is subject to claims and litigation other than those set forth above. Management believes that such other litigation will not have a material adverse effect on the Company's financial position, cash flows or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information with respect to each nominee for director and each executive officer of the Company:

NAME                                    AGE      POSITION
----------------------------------      ---      ------------------------------------------------------------------------
Sally W. Crawford.................          44   Director
Peter B. Davis....................          53   Director
Gary L. Fuhrman...................          37   Director
John H. Josephson.................          36   Director
Duane C. Montopoli................          49   Chief Executive Officer, President and Director
Gary N. Siegler...................          36   Director
D. Gordon Strickland..............          51   Chairman of the Board and Director, Chairman of the Executive Committee
Gerald H. Allen...................          50   Senior Vice President--Diagnostic Imaging Business
Christopher J. Joyce..............          34   Senior Vice President--Legal Affairs and Administration and Secretary
Geoffrey A. Whynot................          39   Chief Financial Officer and Senior Vice President--Finance

    SALLY W. CRAWFORD was appointed a director of the Company by the Board of Directors in June 1998 and is a member of the Board's Audit Committee. Ms. Crawford was the Chief Operating Officer of Healthsource Inc. from 1985 to 1997. Prior thereto, Ms. Crawford was employed by Beacon Health where she was the marketing director. Ms. Crawford is also a director of Harborside Healthcare, Yankee Publishing and CYTYC Corporation.

    PETER B. DAVIS was appointed a director of the Company by the Board of Directors in June 1998 and is a member of the Board's Compensation Committee. Mr. Davis is the President and the CEO of St. Joseph Hospital in Nashua, New Hampshire. From January 1997 through June 1998, Mr. Davis was the Interim President and CEO of Optima Healthcare, a New Hampshire joint operating company, where he has been employed since January 1997.

    GARY L. FUHRMAN has been a director of the Company since 1992 and is a member of the Board's Compensation and Audit Committees. Mr. Fuhrman has been a director and Senior Vice President of Arnhold and S. Bleichroeder, Inc., an investment banking firm, since March 1995 and January 1993, respectively, and a Vice President of such firm for more than five years prior thereto.

    JOHN H. JOSEPHSON has been a director of the Company since July 1994 and is a member of the Board's Executive and Compensation Committees. Mr. Josephson is a Vice President and Director of Allen & Company Incorporated, an investment banking firm, and has been with such firm since 1987. Mr. Josephson is also a director of Norwood Promotional Products, Inc.

    DUANE C. MONTOPOLI was appointed President and Chief Executive Officer and a director of the Company effective January 30, 1998. Mr. Montopoli is a member of the Board's Executive Committee. Previously, Mr. Montopoli was President and Chief Executive Officer of Chemfab Corporation (NYSE:CFA) which he joined in 1986. Until January 1990, he was also a partner in Oak Grove Ventures which he joined in December 1983. Prior to that time, Mr. Montopoli was employed by Arthur Young & Company (now Ernst & Young LLP) where he was a general partner from October 1982 through December 1983.

    GARY N. SIEGLER, a director since 1990, served as Chairman of the Board of Directors of the Company from 1990 until June 1998. Mr. Siegler is a member of the Board's Audit Committee. Mr. Siegler is a co-founder and, since January 1989, has been President of Siegler, Collery & Co., a New York-based investment firm ("Siegler Collery"). Mr. Siegler is a principal member of the general partner of The SC

Fundamental Value Fund, L.P. ("Fundamental Value Fund"), a fund investing in marketable securities, and an executive officer of SC Fundamental Value BVI, Inc. ("Fundamental Value BVI"), the managing partner of the investment advisor to an offshore fund investing in marketable securities. Mr. Siegler serves as the Chairman of the Board of Directors of National R.V. Holdings, Inc., a manufacturer of motor homes and other recreational vehicles.

    D. GORDON STRICKLAND has been a director of the Company since December 1997 and was appointed Chairman of the Board's Executive Committee in January 1998. He was appointed Chairman of the Board in June 1998. Mr. Strickland is Senior Vice President--Investments for Tauber Enterprises, a private investment holding company. Mr. Strickland was President and Chief Executive Officer of Kerr Group, Inc. ("Kerr Group"), a NYSE-listed manufacturer of plastic packaging products, from 1996 to September 1997. From 1986 to 1996, he served as Senior Vice President, Finance and Chief Financial Officer of Kerr Group.

    GERALD H. ALLEN was appointed in March 1998 as President of the Imaging Division of the Company (now, Senior Vice President--Diagnostic Imaging Business) and since April 1995 has also held the positions of Senior Vice President--Operations and Senior Vice President--Development. Mr. Allen was employed by the Company in several executive capacities from 1984 to 1993. From 1993 through March 1995, Mr. Allen was the Executive Vice President and Chief Financial Officer of Prime Capital Corporation, a merchant banking company.

    CHRISTOPHER J. JOYCE was appointed Senior Vice President--Legal Affairs and Administration and Secretary in April 1998. Previously, he was Executive Vice President and General Counsel of Alliance Entertainment Corp., a publicly-traded entertainment and music distribution company which filed for protection under Chapter 11 of the United States Bankruptcy Code in July 1997. From February 1992 to July 1995, Mr. Joyce served as Executive Vice President of Business Affairs and General Counsel of Independent National Distributors, Inc., a privately-held independent music distribution company. From September 1988 to February 1992, Mr. Joyce was an associate at the law firm of Willkie Farr & Gallagher.

    GEOFFREY A. WHYNOT was appointed Senior Vice President and Chief Financial Officer of the Company in March 1998. Previously, he was Chief Financial Officer of Kerr Group. During his tenure with Kerr Group, Mr. Whynot served as Assistant Controller, Corporate Vice President and Treasurer, prior to becoming CFO. A Certified Public Accountant, Mr. Whynot was employed by Arthur Andersen & Company from 1980 to 1987.

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation awarded to, earned by or paid for the fiscal years specified below to certain individuals serving as executive officers of the Company (the "Named Officers") during the fiscal year ended December 31, 1997:

                                                                                            LONG TERM COMPENSATION
                                                                                 ---------------------------------------------
                                              ANNUAL COMPENSATION
                                 ----------------------------------------------                     AWARDS
                                                                  OTHER ANNUAL   ---------------------------------------------
                                                                  COMPENSATION    RESTRICTED     SECURITIES       ALL OTHER
                                             SALARY      BONUS       AWARDS       STOCK SARS     UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR        ($)        ($)          (1)          (#)(2)         OPTIONS         ($)(3)
-------------------------------  ---------  ---------  ---------  -------------  -------------  -------------  ---------------
Lawrence J. Ramaekers..........       1997  $ 119,510(5)    --         --             --             25,000(6)       --
  Former Acting President and
  Chief Executive Officer(4)

William D. Farrell.............       1997  $ 247,342  $ 150,000       --             --             --           $   6,016
  Former President and                1996  $ 152,415  $ 150,000       --             --             46,666       $   4,093
  Chief Operating Officer(7)          1995   $131,643   $ 60,000       --             --             45,000          $3,245

John P. O'Malley, III..........       1997  $ 626,550                                                                --
  Former Executive Vice               1996  $ 183,333     --           --             --             67,812          --
  President Finance and Chief
  Financial Officer(8)

Gary I. Fields.................       1997  $ 106,542     --           --             --             20,000          --
  Former Senior Vice President
  and General Counsel(7)

Gregory Mikkelsen..............       1997  $ 179,867  $  10,000       --             --             --              --
  President and Chief                 1996  $  68,955     --           --             --             16,666          --
  Executive Officer of
  StarMed(9)

------------------------------

(1) The aggregate amount of all perquisites and other personal benefits paid to each Named Individual is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for either such executive.

(2) Due to the fact that the 1997 Plan was not presented to the Company's shareholders for approval within one year of the plan's adoption by the Company, all options granted pursuant to the 1997 Plan have lapsed and such grants are not deemed to be outstanding.

(3) Represents matching contributions under the Company's 401(k) plan.

(4) J. Alix & Associates ("J. Alix") was retained by the Company on November 2, 1997 to provide interim management services to the Company. Mr. Ramaekers, a principal of J. Alix, was appointed Acting President and Chief Executive Officer of the Company on November 2, 1997 and served in such capacity until February 2, 1998.

(5) Represents the portion of the fees paid to J. Alix for Mr. Ramaekers' services during the year ended December 31, 1997.

(6) Represents warrants to purchase 25,000 shares of Common Stock issued to J. Alix in connection with its engagement by the Company to provide interim management services to the Company.

(7) On November 7, 1997, Mr. Farrell and Mr. Fields resigned from their respective positions.

(8) Mr. O'Malley was appointed Executive Vice President--Finance and Chief Financial Officer in September 1996 and removed from such position on November 8, 1997.

(9) Mr. Mikkelsen served as President and Chief Operating Officer of StarMed, which was sold by the Company in August 1998.

EMPLOYMENT AGREEMENTS

    The Company is a party to an employment agreement with Mr. Duane C. Montopoli (the "Montopoli Employment Agreement"). The term of the Montopoli Employment Agreement shall continue until terminated by either the Company or Mr. Montopoli. Pursuant to the Montopoli Employment Agreement, Mr. Montopoli acts as President and Chief Executive Officer of the Company, and is entitled to receive an annual base salary of $275,000. Such annual salary may be increased from time to time in the discretion of the Board of Directors. Mr. Montopoli is eligible to receive a bonus for each calendar year during his term of employment provided he is employed on the last day of the calendar year. The bonus' target amount for any year shall be equal to 50% of Mr. Montopoli's base salary for such year and the actual amount of the bonus shall be determined by the Board of Directors within 60 days following the end of such year. In connection with the execution of the Montopoli Employment Agreement, the Company granted to Mr. Montopoli ten-year options to purchase 200,000 shares of Common Stock, 133,333 of which have an exercise price of $31.875 and 66,666 of which have an exercise price of $43.50. Such options were to vest in five equal annual installments beginning January 30, 1998, unless sooner accelerated by certain "change of control" events. Under the terms of the Montopoli Employment Agreement, the Company is obligated to pay the premiums with respect to a term life insurance policy with a death benefit payable to Mr. Montopoli's named beneficiaries in the amount of $1 million. In the event Mr. Montopoli's employment is terminated by the Company other than for "Cause" or "Disability" (as such terms are defined in the Montopoli Employment Agreement), or if Mr. Montopoli terminates his employment for "Good Reason" (as defined in the Montopoli Employment Agreement), the Company shall (i) pay Mr. Montopoli a lump sum payment equal to his accrued but unpaid salary and a portion of the bonus he would have received for such year; (ii) continue his base salary for a period of 18 months; and (iii) continue benefits under the Company's employee welfare plans during the salary continuation period unless such benefits are provided by another employer. Mr. Montopoli is prohibited from competing with the Company for a period of 18 months following the termination of the Montopoli Employment Agreement.

    The Company is a party to an employment agreement with Mr. William D. Farrell dated January 1, 1997, which was scheduled to expire on December 31, 1999. Pursuant to such employment agreement, Mr. Farrell acted as President and Chief Operating Officer of the Company, for which he received an annual salary of $225,000. In addition, pursuant to such agreement, Mr. Farrell is prohibited from competing with the Company for a period of one year following the termination of the agreement. On November 7, 1997, Mr. Farrell resigned from his position as President and Chief Operating Officer of the Company. The Company is in litigation with Mr. Farrell relating, in part, to Mr. Farrell's employment agreement. See "Litigation" and "Certain Relationships and Related Transactions."

    The Company is party to a non-competition and consulting agreement with Mr. John P. O'Malley III which expired on August 30, 1998 entered into in connection with the acquisition of NMR in August 1996 (the "NMR Acquisition"). Pursuant to such consulting agreement, Mr. O'Malley receives $550,000 annually, and the Company issued to Mr. O'Malley at the closing of the NMR Acquisition (i) five-year warrants to purchase 16,666 shares of Common Stock at an exercise price of $24.00 per share, and (ii) in exchange of his NMR employee stock options, four separate five-year stock purchase warrants to purchase 3,437; 9,166; 13,750; and 11,458 shares of Common Stock at exercise prices of $12.00, $10.08, $12.54 and $14.19, respectively. Subsequent to the closing of the NMR Acquisition, Mr. O'Malley was appointed Senior Vice President--Finance and Chief Financial Officer of the Company in September 1996 and he was removed from such position on November 8, 1997 for failure to perform certain of his functions as Chief Financial Officer. The Company is in litigation with Mr. O'Malley relating, in part, to Mr. O'Malley's consulting agreement. See "Litigation" and "Certain Relationships and Related Transactions."

    The Company is a party to an employment agreement with Mr. Geoffrey A. Whynot (the "Whynot Employment Agreement"). The term of the Whynot Employment Agreement shall continue until terminated by either the Company or Mr. Whynot. Pursuant to the Whynot Employment Agreement, Mr. Whynot acts as Senior Vice President--Finance and Chief Financial Officer of the Company, and is entitled to receive an annual base salary of $185,000. Such annual salary may be increased from time to time in the discretion of the Board of Directors. Mr. Whynot is also eligible to receive a bonus for each calendar year during this term of employment provided he is employed on the last day of the calendar year. For calendar year 1998, Mr. Whynot shall receive a bonus in an amount not less than $100,000. For all other calendar years, the target amount of the bonus shall be equal to 50% of Mr. Whynot's base salary for such year and the actual amount of the bonus shall be determined by the Board of Directors at its discretion and paid no later than March 15 of the calendar year following the calendar year for which the bonus is awarded. In connection with the execution of the Whynot Employment Agreement, the Company granted to Mr. Whynot ten-year options to purchase 53,333 shares of Common Stock at an exercise price of $31.875. Such options were to vest in four equal annual installments beginning March 23, 1999, unless sooner accelerated by certain "change of control" events. In the event Mr. Whynot's employment is terminated by the Company other than for "Cause" or "Disability" (as such terms are defined in the Whynot Employment Agreement), or if Mr. Whynot terminates his employment for "Good Reason" (as defined in the Whynot Employment Agreement), the Company shall (i) pay him a lump sum payment equal to his accrued but unpaid salary and a portion of the bonus he would have received for such year; (ii) continue his base salary for a period of 12 months; PROVIDED that such amounts will be offset by any compensation received from another employer; FURTHER, PROVIDED that if such termination occurs within 12 months following a "Change in Control" (as defined in the Whynot Employment Agreement), Mr. Whynot shall receive a lump sum payment equal to 12 months of his then base salary, which amount shall not be subject to reduction for any compensation earned from another employer; and (iii) continue benefits under the Company's employee welfare plans during the salary continuation period unless such benefits are provided by another employer. Mr. Whynot is prohibited from competing with the Company for a period of 12 months following the termination of the Whynot Employment Agreement.

    The Company is a party to an employment agreement with Mr. Christopher J. Joyce (the "Joyce Employment Agreement"). The term of the Joyce Employment Agreement shall continue until terminated by either the Company or Mr. Joyce. Pursuant to the Joyce Employment Agreement, Mr. Joyce acts as Senior Vice President--Legal Affairs and Administration which position includes serving as the Company's General Counsel and Secretary, and is entitled to receive an annual base salary of $170,000. Such annual salary may be increased from time to time in the discretion of the Board of Directors. Mr. Joyce is also eligible to receive a bonus for each calendar year during this term of employment provided he is employed on the last day of the calendar year. For calendar year 1998, Mr. Joyce shall receive a bonus not less than 50% of Mr. Joyce's base salary for such year. For all other calendar years, the target amount of the bonus shall be equal to 50% of Mr. Joyce's base salary for such year and the actual amount of the bonus shall be determined by the Board of Directors, in its discretion, and paid no later than March 15 of the calendar year following the calendar year for which the bonus is awarded. In connection with the execution of the Joyce Employment Agreement, the Company granted to Mr. Joyce ten-year options to purchase 40,000 shares of Common Stock at an exercise price of $31.875. Such options were to vest in four equal annual installments beginning April 6, 1999, unless sooner accelerated by certain "change of control" events. In the event Mr. Joyce's employment is terminated by the Company other than for "Cause" or "Disability" (as such terms are defined in the Joyce Employment Agreement), or if Mr. Joyce terminates his employment for "Good Reason" (as defined in the Joyce Employment Agreement), the Company shall (i) pay him a lump sum payment equal to his accrued but unpaid salary and a portion of the bonus he would have received for such year; (ii) continue his base salary for a period of 9 months; and (iii) continue benefits under the Company's employee welfare plans during the salary continuation period unless such benefits are provided by another employer. Mr. Joyce is prohibited from competing with the Company for a period of nine months following the termination of the Joyce Employment Agreement.

    Following the Company's 1998 Annual Meeting of Stockholders on July 23, 1998 at which the stockholders approved the Company's 1998 Stock Option Plan (the "1998 Plan"), the Compensation Committee of the Board cancelled all of the options granted to Messrs. Montopoli, Whynot and Joyce in connection with their employment agreements described above. In exchange for such cancellation, on July 23, 1998, the Compensation Committee granted Messrs. Montopoli, Whynot and Joyce options to purchase 150,000, 41,666 and 31,333 shares of Common Stock, respectively (the "New Options"), under the 1998 Plan. The exercise price of $8.625 for all of the New Options granted to Messrs. Whynot and Joyce and 100,000 of the new Options granted to Mr. Montopoli equalled the fair market value of the Common Stock on the date of grant. The remaining 50,000 New Options granted to Mr. Montopoli were granted at an exercise price of $20.25, which represented $11.625 over the fair market value of the Common Stock on the date of grant. The Compensation Committee believes that such cancellation and exchange was warranted in order to continue to provide an appropriate incentive for Messrs. Montopoli, Whynot and Joyce to promote the success of the Company's business, and because each of these executives joined the Company only recently and after the end of the last fiscal year.

STOCK OPTION PLANS

    The information in this Prospectus, including the information below concerning the Company's stock option plans, gives effect to the one-for-three reverse stock split of the Common Stock on July 24, 1998.

    1992 STOCK OPTION PLAN

    In July 1992, the Company adopted and approved the 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The 1992 Plan provides for the award of options to purchase up to 80,000 shares of Common Stock, of which 47,334 were subject to outstanding options as of April 1, 1998. The 1992 Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee has, subject to the provisions of the 1992 Plan, full authority to select Company individuals eligible to participate in the 1992 Plan, including officers, directors (whether or not employees) and consultants. The 1992 Plan provides for the awarding of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-incentive stock options. Options granted pursuant to the 1992 Plan have such vesting schedules and expiration dates as the Stock Option Committee has established or shall establish in connection with each participant in the 1992 Plan, which terms shall be reflected in an option agreement executed in connection with the granting of the option. In fiscal 1997, no options were granted under the 1992 Plan.

    1995 STOCK OPTION PLAN

    In March 1995, the Company adopted and approved the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The 1995 Plan provides for the award of options to purchase up to 133,333 shares of Common Stock, of which 43,410 were subject to outstanding options as of April 1, 1998. The 1995 Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee has, subject to the provisions of the 1995 Plan, full authority to select Company individuals eligible to participate in the 1995 Plan, including officers, directors (whether or not employees) and consultants. The 1995 Plan provides for the awarding of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-incentive stock options. Options granted pursuant to the 1995 Plan have such vesting schedules and expiration dates as the Stock Option Committee has established or shall establish in connection with each participant in the 1995 Plan, which terms shall be reflected in an option agreement executed in connection with the granting of the option. In fiscal 1997, no options were granted under the 1995 Plan.

    1996 STOCK OPTION PLAN

    In February 1996, the Company adopted and approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The 1996 Plan provides for the award of options to purchase up to 74,666 shares of Common Stock, of which 51,721 were subject to outstanding options as of April 1, 1998. The 1996 Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee has, subject to the provisions of the 1996 Plan, full authority to select Company individuals eligible to participate in the 1996 Plan, including officers, directors (whether or not employees) and consultants. The 1996 Plan provides for the awarding of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-incentive stock options. Options granted pursuant to the 1996 Plan have such vesting schedules and expiration dates as the Stock Option Committee has established or shall establish in connection with each participant in the 1996 Plan, which terms shall be reflected in an option agreement executed in connection with the granting of the option. In fiscal 1997, no options were granted under the 1996 Plan.

    1996 STOCK OPTION PLAN B

    In February 1996, the Company adopted and approved the 1996 Stock Option Plan B (the "1996 B Plan"). The 1996 B Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The 1996 B Plan provides for the award of options to purchase up to 333,333 shares of Common Stock, of which 160,109 were subject to outstanding options as of April 1, 1998. The 1996 B Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee has, subject to the provisions of the 1996 B Plan, full authority to select Company individuals eligible to participate in the 1996 B Plan, including officers, directors (whether or not employees) and consultants. The 1996 B Plan provides for the awarding of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-incentive stock options. Options granted pursuant to the 1996 B Plan have such vesting schedules and expiration dates as the Stock Option Committee has established or shall establish in connection with each participant in the 1996 B Plan, which terms shall be reflected in an option agreement executed in connection with the granting of the option. In fiscal 1997, 5,000 options were granted under the 1996 B Plan.

    1997 STOCK OPTION PLAN

    On May 27, 1997, the Company adopted and approved the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. As of April 1, 1998, there were 580,333 shares of Common Stock subject to outstanding options granted under the 1997 Plan. Due to the fact that the 1997 Plan was not presented to the Company's shareholders for approval within one year of the plan's adoption by the Company, all options granted pursuant to the 1997 Plan have lapsed and such grants are not deemed to be outstanding.

    1998 STOCK OPTION PLAN

    In July 1998, the Company's Board of Directors adopted and approved the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees and consultants. The 1998 Plan provides for the award of options to purchase up to 500,000 shares of Common Stock, of which 361,166 shares were subject to outstanding options as of September 1, 1998. The 1998 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has, subject to the provisions of the 1998 Plan, full authority to select eligible employees, consultants and directors of the Company and its subsidiaries that may participate in the 1998 Plan and the type, extent and terms of the options granted to them. The 1998 Plan provides for the awarding of incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-incentive stock options. Options granted pursuant to the 1998 Plan will have such vesting schedules and expiration dates as the Compensation Committee shall establish in connection with each participant in the 1998 Plan, which terms shall be reflected in an option agreement executed in connection with the granting of the option.

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In July 1998, the Company's Board of Directors adopted and approved the 1998 Non-Employee Director Stock Option Plan (the "Directors Plan"). The Directors Plan is designed to serve as an incentive for retaining qualified persons who are neither employees nor officers of the Company to service as members of the Board of Directors. The Directors Plan provides for the award of options to purchase up to 66,666 shares of Common Stock, of which 20,000 shares were subject to outstanding options as of September 1, 1998. The Directors Plan can be administered by either the Board of Directors or the

Compensation Committee. Unless otherwise determined by the Compensation Committee, the Directors Plan provides for automatic grants of options to purchase up to 3,333 shares of Common Stock at the time a person becomes a non-employee director and on an annual basis thereafter. The options granted pursuant to the Directors Plan are not intended to be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986). Options granted pursuant to the Directors Plan will have exercise prices equal to the fair market value of the Common Stock on the date of grant, will expire ten years from the date of grant and generally vest in equal quarterly installments over a one-year period.

OPTIONS AND WARRANTS GRANTED IN LAST FISCAL YEAR

    The following table sets forth certain information concerning options and warrants granted during fiscal 1997 to the Named Officers.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                    INDIVIDUAL GRANTS(1)                            ANNUAL RATES OF STOCK
                                                      PERCENT OF TOTAL                               PRICE APPRECIATION
                                                        OPTIONS/SARS        EXERCISE                 FOR OPTION TERM(2)
                                                         GRANTED TO          OR BASE                ---------------------
                                        OPTIONS         EMPLOYEES IN          PRICE    EXPIRATION      5%         10%
NAME                                    GRANTED          FISCAL YEAR         ($/SH)       DATE         ($)        ($)
------------------------------------  -----------  -----------------------  ---------  -----------  ---------  ----------
Lawrence Ramaekers..................       8,333(3)               (4)       $  54.375      5/2/99   $   7,507  $   40,798
                                           8,333(3)               (4)       $   63.00      5/2/99   $       0  $        0
                                           8,333(3)               (4)       $   75.00      5/2/99   $       0  $        0

William D. Farrell..................      --                 --                --          --          --          --

John P. O'Malley, III...............      --                 --                --          --          --          --

Gary I. Fields......................       8,333                 (4)        $   36.00     5/19/02   $  82,884  $  183,153
                                          11,666                 (4)        $   42.00     5/19/02   $  46,038  $  186,414

Gregory Mikkelsen...................      --                 --                --          --          --          --

------------------------

(1) Due to the fact that the 1997 Plan was not presented to the Company's shareholders for approval within one year of the plan's adoption by the Company, all options granted pursuant to the 1997 Plan have lapsed and such grants are not deemed to be outstanding.

(2) The 5% and 10% assumed annual rates of appreciation of the grant date market prices are mandated by rules of the Securities and Exchange Commission ("SEC") and do not reflect estimates or projections of future Common Stock prices. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Represents warrants to purchase 25,000 shares of Common Stock issued to J. Alix in connection with its engagement by the Company to provide interim management services to the Company. Mr. Ramaekers, a principal of J. Alix, was appointed Acting President and Chief Executive Officer of the Company on November 2, 1997 and served in such capacity until February 2, 1998.

(4) After giving effect to the termination of all conditional options granted during 1997 under the Company's 1997 Stock Option Plan, no options or warrants were granted in 1997 to any of the Company's Named Officers, except Mr. Fields. Warrants were granted to J. Alix as described in footnote 3 above.

OPTION/WARRANT VALUES

    The following table sets forth, as of December 31, 1997 the number of options and warrants and the value of unexercised options and warrants held by the Named Officers.

                                                                                         VALUE OF UNEXERCISED
                                                                  NUMBER OF            IN-THE-MONEY OPTIONS AT
                                   SHARES                   UNEXERCISED OPTIONS AT        DECEMBER 31, 1997
                                 ACQUIRED IN    VALUE         DECEMBER 31, 1997                 ($)(1)
                                  EXERCISE     REALIZED   --------------------------  --------------------------
NAME                                 (#)         ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Lawrence J. Ramaekers..........      --           --          25,000(2)      --        $       0        --
William D. Farrell.............      17,500   $  891,065       7,777        --         $ 113,744        --
John P. O'Malley, III..........       3,437(3) $  192,197     55,486(4)       8,889    $ 619,796    $    23,334
Gary I. Fields.................      --           --          --            --            --            --
Gregory Mikkelsen..............       2,700   $  136,513       2,855        11,111     $       0    $         0

------------------------

(1) On December 31, 1997 the last reported sales price for the Common Stock on the Nasdaq Market was $28.13.

(2) Represents warrants to purchase 25,000 shares of Common Stock issued to J. Alix in connection with its engagement by the Company to provide interim management services to the Company. Mr. Ramaekers, a principal of J. Alix, was appointed Acting President and Chief Executive Officer of the Company on November 2, 1997 and served in such capacity until February 2, 1998.

(3) Represents shares underlying warrants issued to Mr. O'Malley, the former Executive Vice-President-- Finance and Chief Financial Officer of NMR, in connection with the NMR Acquisition. See "Management--Employment Agreements."

(4) Of such total amount of shares, 51,040 shares represent shares underlying warrants issued to Mr. O'Malley, the former Executive
    Vice-President--Finance and Chief Financial Officer of NMR, in connection with the NMR Acquisition. See "Management--Employment Agreements."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table set forth as of September 8, 1998 the number and percentage of shares of Common Stock held by (i) each of the Named Officers and directors of the Company, (ii) all persons who are known by the Company to be the beneficial owners of, or who otherwise exercise voting or dispositive control over, five percent or more of the Company's outstanding Common Stock and
(iii) all of the Company's present executive officers and directors as a group:

                                                                    COMMON STOCK   PERCENTAGE OF
BENEFICIAL OWNER                                                      OWNED(1)      OUTSTANDING
-----------------------------------------------------------------  --------------  -------------
Gary N. Siegler(2)(3) ...........................................      1,442,698         17.4%
  c/o Siegler, Collery & Co.
  10 East 50th Street
  New York, NY 10022

Duane C. Montopoli(4) ...........................................         49,400         *

Gary L. Fuhrman(5) ..............................................         37,530         *

John H. Josephson(6) ............................................         14,790         *

D. Gordon Strickland ............................................          2,000         *

Sally W. Crawford ...............................................          5,000         *

Geoffrey A. Whynot ..............................................          4,500         *

Christopher J. Joyce ............................................            500         *

Peter M. Collery(2)(7) ..........................................      1,030,662         13.0%
  c/o Siegler, Collery & Co.
  10 East 50th Street
  New York, NY 10022

Fir Tree Partners(8) ............................................        953,666         12.0%
  1211 Avenue of the Americas
  29th Floor
  New York, New York 10036

StarMed Investors, L.P.(2) ......................................        480,362          6.1%
  c/o Siegler, Collery & Co.
  10 East 50th Street
  New York, NY 10022

HHH Investments Limited Partnership(9) ..........................        443,333          5.6%
  920 King Street
  Wilmington, DE 19801

TJS Partners, L.P.(10) ..........................................        790,247          9.9%
  115 East Putnam Avenue
  Greenwich, CT 06830

William D. Farrell ..............................................          8,277         *

John P. O'Malley, III(11) .......................................         56,991         *

Gary I. Fields ..................................................          2,333         *

All executive officers and Directors as a group (9 in
  number)(2)(3)(4)(5)(6) ........................................      1,556,418         18.6%

------------------------

*   Less than one percent.

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

(2) Messrs. Siegler and Collery, due to their joint ownership of Siegler Collery and other affiliates which control StarMed Investors, L.P. (which is included in the table), and certain other entities which beneficially own an aggregate of 481,401 shares of Common Stock are each deemed to beneficially own all of the shares of Common Stock owned of record by all such entities.

(3) Includes 202,887 shares underlying outstanding options which are exercisable immediately or within 60 days, 67,632 shares owned by The Gary N. Siegler Foundation, a charitable foundation, and warrants to acquire 175,000 shares of Common Stock held by 712 Advisory Services, Inc. Mr. Siegler is deemed to beneficially own all of the shares of Common Stock owned of record by such entities.

(4) Includes 30,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(5) Includes 12,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(6) Includes 13,333 shares underlying outstanding options which are exercisable immediately or within 60 days.

(7) Includes 17,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(8) Based solely upon information contained in a Schedule 13D, as amended, filed with the SEC. According to the Schedule 13D, Mr. Jeffrey Tannenbaum, in his capacity as the sole shareholder, executive officer, director and principal of Fir Tree Partners, may also be deemed to be the beneficial owner of the shares held by Fir Tree Partners.

(9) Based solely upon information contained in a Schedule 13D, as amended by Amendments Nos. 1, 2 and 3 thereto, filed with the SEC. As disclosed in Amendment No. 3 to such Schedule 13D filed with the SEC on June 17, 1998, the total in the table excludes (i) an aggregate of 127,508 shares of Common Stock owned by three corporations, the sole shareholders of which are the limited partners of HHH Investments Limited Partnership ("HHH"), (ii) 13,333 shares of Common Stock owned by The Francis D. Hussey, Jr. Pension Plan (the "Pension Plan") and (iii) 3,333 shares of Common Stock owned by Francis D. Hussey, Jr. Mr. Hussey is the president of the general partner of HHH and is the trustee and a beneficiary of the Pension Plan.

(10) Based solely upon information contained in a Schedule 13D filed with the SEC. According to the Schedule 13D, Mr. Thomas J. Salvatore, in his capacity as the general partner of TJS Management, L.P., the general partner of TJS Partners, L.P., may also be deemed to be the beneficial owner of the shares held by TJS Partners, L.P.

(11) Includes 4,444 shares underlying outstanding options which are exercisable immediately or within 60 days and warrants to acquire 51,040 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1997, in connection with the placement of the Series C Convertible Preferred Stock, the Company paid $967,000 in fees and expenses to the placement agent, Arnhold and S. Bleichroeder, Inc. ("ASB"), of which Gary Fuhrman, a director of the Company, is an executive officer and director. In addition, ASB acted as placement agent for the private placement of certain of the Company's debentures in 1996 and 1995 for which it was paid placement agent fees and expenses in 1996 and 1995 of $356,650 and $247,500, respectively. Also during 1997, for legal services rendered to the Company, the Company paid legal fees and expenses in the amount of $971,000 to Werbel & Carnelutti, of which Stephen Davis, a former director of the Company, is a partner. Mr. Davis' firm also performed legal services for the Company during 1996 and 1995. In addition, during 1997, the Company reimbursed the managing underwriter of the Company's October 1996 public offering $84,000 in charter fees (which rates were at or below market rates) for the use by the managing underwriter and the Company of an airplane owned by an affiliate of Mr. Gary N. Siegler, a director of the Company and former Chairman of the Board of the Company, during the public offering roadshow.

    In 1997 and previous years, the Company paid an annual financial advisory fee to 712 Advisory Services, Inc., a financial advisory firm of which Mr. Gary
N. Siegler is the sole stockholder, sole director and president (the "Affiliate"). Mr. Neil H. Koffler, a director of the Company, is also an employee of the Affiliate. Such fees amounted to $112,500, $102,000 and $225,000 in the years ended December 31, 1997, 1996, and 1995, respectively. During the year ended December 31, 1997, the Company also paid transaction related advisory fees and expenses (including fees associated with the issuance of the Senior Notes) to the Affiliate of $1,761,000 and issued to the Affiliate warrants to purchase 225,000 shares of the Company's Common stock exercisable at prices ranging from $30.93 to $37.77 per share for financial advisory services rendered to the Company in connection with such transactions. As discussed below, pursuant to recommendations made by a special committee of the Board of Directors, the Affiliate has reimbursed to the Company $1,536,000 of the fees paid to the Affiliate for services rendered in 1997 and waived $112,500 of fees payable for 1997. In addition, during 1996, the Company paid transaction related advisory fees and expenses to the Affiliate of $363,000 and issued to the Affiliate warrants to purchase 40,000 shares of Common Stock at $27.00 per share for services rendered to the Company in connection with the Company's acquisition of NMR, a public offering by the Company of its Common Stock and other transactions.

    In order to compensate officers, directors, employees and consultants to the Company for services rendered or to be rendered to the Company, the Company from time to time has granted options at fair market value to such individuals. As of December 31, 1997, stock options to purchase 489,555 shares of the Company's Common Stock had been issued to Mr. Siegler and Mr. Koffler. Included in this amount were stock options to purchase 250,000 shares and 5,000 shares of the Company's Common Stock which were granted to Mr. Siegler and Mr. Koffler, respectively, under the 1997 Plan. As discussed below, Mr. Siegler and Mr. Koffler voluntarily agreed to relinquish the stock options that were granted to them under the 1997 Plan and to permit the Board's Compensation Committee, with the assistance of compensation experts, to determine the appropriate director compensation for them for 1997.

    Additionally, in September 1997, the Company acquired, for $3.25 million, a limited partnership interest in Dune Jet Services, L.P. (the "Partnership"), a Delaware limited partnership formed for the purposes of acquiring and operating an airplane for the partners' business uses and for third-party charter flights. The general partner of the Partnership is Dune Jet Services, Inc., a Delaware corporation, the sole stockholder of which is Mr. Siegler. In October 1997, the Company's interest in the Partnership was repurchased by the Partnership at cost plus interest following discussions among management (members of which expressed objections to such acquisition), a special committee of the Company's Board of Directors (the "Committee"), and other members of the Board of Directors (including Mr. Siegler).

    In February 1995, the Company consummated the acquisition (the "Maternity Acquisition") of Maternity Resources, Inc. ("Maternity"), a manufacturer and retailer of maternity apparel. The Maternity Acquisition was consummated pursuant to a stock purchase agreement (the "Maternity Agreement") among the Company, Maternity and the securityholders of Maternity (the "Maternity Sellers"). Pursuant to the Maternity Agreement, the Company acquired 100% of the issued and outstanding common stock and preferred stock of Maternity from the Maternity Sellers in exchange for an aggregate of 160,000 shares of Common Stock and preferred stock of the Company. Messrs. Gary N. Siegler, a director of the Company, and Peter M. Collery, a former director of the Company, were directors and executive officers of, and securityholders in, the Maternity Sellers.

INDEPENDENT COMMITTEE INVESTIGATION INTO RELATED-PARTY TRANSACTIONS

    In October 1997, members of the Company's management communicated to the Board that certain Company stockholders had questioned them regarding the manner in which related-party transactions were being scrutinized by the Company and its Board. Management stated that it shared the concerns of these stockholders and had engaged counsel to conduct a review of such transactions.

    In order to address and satisfy the concerns management had communicated, the Company authorized a review of its practices regarding related-party transactions, as well as the fairness of all such transactions and the adequacy of the disclosure of the same, including but not limited to transactions as to which fees already had been paid and warrants and options to purchase shares had been issued, and public disclosure had been made in prior periods. The review also was to seek to develop recommendations as to what changes, if any, should be made to the Company's procedures regarding related-party transactions.

    To oversee the review, the Board formed the Committee consisting of directors who were not officers, directors, employees, stockholders or otherwise affiliates of the Affiliate. The Committee retained, on behalf of the Company, outside counsel with which neither the Company nor any of its directors has or had any current or prior relationship, to assist and advise the Committee in the conduct of the review. Mr. Siegler, on behalf of the Affiliate, expressed its position that the related-party transactions and fees are and were proper, but nevertheless advised the Committee that the Affiliate would return to the Company any sums that the Committee deemed improper.

    Thereafter, in response to expressions of dissatisfaction with the Committee and its ongoing review, as well as disclosure related thereto, by certain members of management who questioned, among other things, the Committee's ability to conduct an independent review, the Board determined, and the Company announced, that it was seeking to add to the Board two new independent directors. The new directors, who would retain other independent counsel of their choice, would assume ultimate responsibility for the review. Mr. Siegler and the Affiliate thereafter restated that although they believe that all related-party transactions and financial advisory fees are and were proper, they nevertheless agreed to abide by the findings of the Company's independent review and to return to the Company any sums that the Committee deemed improper. On December 8, 1997, D. Gordon Strickland and Peter J. Powers were appointed to the Board of Directors of the Company and to serve as the members of the Committee that was formed to examine the related-party transactions. The Committee engaged the law firm of Kaye, Scholer, Fierman, Hays & Handler to advise and assist its examination.

    The Committee issued the results of its investigation and certain recommendations in a report to the Company's Board of Directors and on April 6, 1998, the Company's Board of Directors voted to adopt the recommendations contained in the report.

    The Committee reported to the directors that it had determined that: (i) there was no evidence of any federal or state crimes or securities law violations in connection with the related party transactions in question; (ii) all related-party matters were disclosed in public filings; (iii) the Affiliate performed acquisition advisory services fully consistent with the expectations and understanding of the committee of outside directors that had approved the Affiliate's acquisition fees; and (iv) the acquisition advisory fees paid to the Affiliate in connection with the Company's acquisitions in 1997 were within the range of customary acquisition advisory fees paid to investment bankers on transactions of similar size.

    The Committee also recommended and the Board of Directors has adopted the following measures to improve corporate governance:

    - To avoid any appearance of possible conflicts of interest, the Board adopted a policy disfavoring related-party transactions. The policy can be subject to exceptional circumstances, but even exceptional circumstances will be considered only in the informed judgment of the Board or an independent committee, assisted by independent counsel.

    - The Chief Executive Officer of the Company, with the assistance of the Company's general counsel and in consultation with the Board of Directors, will be responsible for the selection of all outside counsel, bearing in mind the policy disfavoring related-party transactions. To avoid any appearance of possible conflicts of interest, corporate counsel advising on issues of corporate governance and disclosure will have no relationship to any member of the Board of Directors. Without limiting the generality of the foregoing, no director of the Company will be a member of or counsel to such law firm. Corporate counsel advising on such issues will not otherwise provide legal services to any member of the Board of Directors, including entities affiliated with Board members.

    - Absent exceptional circumstances, all related-party contracts, unless manifestly immaterial, will be filed publicly with appropriate SEC filings.

    - The Compensation Committee has been authorized and directed to formulate clear written standards for reimbursement of director expenses, subject to review by the Board of Directors.

    In addition to the foregoing, the Committee recommended and the Board of Directors has determined to endeavor to reconfigure the Board to give outside directors a majority of its seats and select a new chairman from the outside directors.

    The Committee understood that in late 1996, the Board of Directors had turned to the Affiliate to supervise an extensive acquisition program of 59 diagnostic imaging centers and one staffing company because of the Board's perceptions that former senior management was still relatively inexperienced and did not yet have the formal training and necessary skills to manage an extensive acquisition program, former senior management was not directly supervising nor providing sufficient input with respect to the acquisition program, and there was a limited window of time within which the acquisition program could take place, given the increasingly competitive marketplace. The Committee expressed their view that given the Board's perceptions, the Board should have acted sooner to bring any additional needed skills in-house, rather than continue to rely upon, and pay fees to, the Affiliate to provide such services.

    Accordingly, the Committee recommended and the Affiliate agreed to reimburse the Company approximately $1,424,000 in fees for acquisition transactions completed after June 1, 1997, to reimburse $112,500 of the retainer paid to the Affiliate for 1997, to waive payment of an additional $112,500 of fees accrued by the Company for the third and fourth quarters of 1997, and to pay a substantial amount of the expenses associated with the Committee's investigation. All such amounts have been reimbursed or paid to the Company. In addition, in light of the subsequent hiring of Duane C. Montopoli as President and Chief Executive Officer, Geoffrey Whynot as Chief Financial Officer and SBC Warburg Dillon Read as Financial Advisor, the Committee recommended and the Affiliate agreed to allow the Company to terminate its relationship with the Affiliate.

    Mr. Siegler and Mr. Koffler also agreed voluntarily to relinquish 255,000 stock options that were granted to them in May 1997 and permit the Board's Compensation Committee, with the assistance of compensation experts, to determine the appropriate director compensation for them for 1997.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of September 8, 1998, the Company had outstanding 7,929,950 shares of Common Stock.

COMMON STOCK

    The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Company's Certificate of Incorporation does not provide for cumulative voting. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution, or winding-up of the Company, the assets legally available for distribution to stockholders are distributed ratably among the holders of Common Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock. Each outstanding share of Common Stock is fully paid and nonassessable.

    PREFERRED STOCK PURCHASE RIGHTS. Pursuant to the Company's Stockholder Rights Plan, holders of the Common Stock possess three rights (the "Rights") to purchase one ten thousandth of a share of Series C Junior Participating Preferred Stock for each share of Common Stock owned. The Rights will generally become exercisable ten days after a person or group acquires 15% of the Company's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of any such securities. Ten days after a person acquires 15% or more of the Company's outstanding voting securities (unless this time period is extended by the board of directors) each Right would, subject to certain adjustments and alternatives, entitle the rightholder to purchase Common Stock of the Company or stock of the acquiring company having a market value of twice the $24.00 exercise price of the Right (except that the acquiring person or group and other related holders would not be able to purchase common stock of the company on these terms). The Rights are nonvoting, expire in 2006 and may be redeemed by the Company at a price of $.001 per Right at any time prior to the tenth day after an individual or group acquired 15% of the Company's voting stock, unless extended. The purpose of the Rights is to encourage potential acquirors to negotiate with the Company's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of the stockholder the terms of any proposed takeover.

PREFERRED STOCK

    The Company's Certificate of Incorporation provides that the Company may, without further action by the Company's stockholders, issue shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in any such series and to fix the relative rights and preferences of the shares of any such series, including without limitation dividend rights, dividend rate, voting rights, redemption rights and terms, liquidation preferences and sinking fund provisions. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

    SERIES C PREFERRED STOCK. On July 21, 1997, the Company completed a private placement of $18,000,0000 of a newly designated Series C Convertible Preferred Stock (the "Series C Preferred Stock") to one institutional investor, RGC International Investors, LDC. The face amount of the Preferred Stock accrues at a rate of 3% per annum from the closing date to the conversion date. The Preferred Stock is convertible from time to time into the Company's Common Stock at a price equal to the lesser of (i) an amount equal to 100% of the average of the closing bid prices of the Company's Common Stock for the five consecutive trading days ending on the fifth trading day preceding a notice of conversion and (ii) $62.10. The Company has agreed to file a registration statement under the Securities Act of 1933 covering the shares of Common Stock issuable upon conversion of the Preferred Stock issued in the private placement. Subject to certain limitations, the Company may require the conversion of all the outstanding Preferred Stock beginning 180 days following the date such registration statement is declared effective by the Securities and Exchange Commission.

TRANSFER AGENT

    The Transfer Agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING STOCKHOLDERS

    The Shares offered hereby consist of (i) 38,887 outstanding shares of Common Stock which were issued upon conversion of certain convertible debentures sold by the Company in a February 1996 private placement, (ii) 16,665 shares of Common Stock which were issued upon conversion of certain convertible debentures sold by the Company in a June 1995 private placement, (iii) up to 1,420,625 shares of Common Stock issued or issuable in connection with certain of the Company's acquisitions in 1997, (iv) approximately 6,490,068 shares issued or issuable upon conversion of the Preferred Stock (based upon the closing price existing as of October 1, 1998), (v) approximately 848,544 shares issuable upon the conversion of $2,259,250 in aggregate principal amount of convertible promissory notes (based upon the conversion price existing as of October 1, 1998) issued in connection with certain of the Company's acquisitions in 1997 (the "Convertible Notes"), (vi) 447,333 shares of Common Stock issuable pursuant to the exercise of warrants issued or issuable to certain Selling Stockholders, and (vii) 4,592 other shares of Common Stock owned by the Selling Stockholders.

    The following table sets forth as of October 1, 1998, information regarding the beneficial ownership of the Company's Common Stock held by each Selling Stockholder who may sell the Shares pursuant to this Prospectus as of such date, the number of Shares pursuant to this Prospectus as of such date, the number of Shares offered hereunder by each such Selling Stockholder and the net ownership of shares of Common Stock, if all such Shares so offered are sold by each Selling Stockholder.

                                                                                         TOTAL SHARES TO BE OWNED
                                                                TOTAL NUMBER OF SHARES    UPON COMPLETION OF THIS
                                                 SHARES OWNED     TO BE OFFERED FOR             OFFERING(2)
                                                PRIOR TO THIS   SELLING STOCKHOLDER'S   ---------------------------
NAME OF SELLING STOCKHOLDER                      OFFERING(1)          ACCOUNT(2)             NUMBER        PERCENT
----------------------------------------------  --------------  ----------------------  ----------------  ---------
Siegler, Collery & Co. Profit Sharing Plan....        4,166               4,166                   0              0%
The SC Fundamental Value Fund, L.P............      133,896              21,666             112,230            1.4%
SC Fundamental Value BVI, Ltd.................       65,236              11,666              53,570           *
Gary L. Fuhrman(3)............................       37,530(4)           13,888              23,642(4)        *
Peter M. Collery(5)...........................    1,030,662(6)(7)           2,083         1,028,579(6)(7)     13.0%
Gary N. Siegler(8)............................    1,442,698(6)(9)           2,083         1,440,615(6)(9)     17.4%
Grove Diagnostic Imaging Center, Inc..........       14,672              14,672                   0              0%
Accessible MRI of Baltimore
  County Inc..................................       39,722             563,380(10)               0              0%
Robert Wasserman..............................        1,666               1,666                   0              0%
Robert Kupchak................................       21,054              21,054                   0              0%
Mark Novick(12)...............................      112,675             112,675                   0              0%
Dennis Rossi(12)..............................       32,864              32,864                   0              0%
Art Taylor(12)................................       22,160              22,160                   0              0%
Eliezer Offenbacher(12).......................       16,432              16,432                   0              0%

                                                                                         TOTAL SHARES TO BE OWNED
                                                                TOTAL NUMBER OF SHARES    UPON COMPLETION OF THIS
                                                 SHARES OWNED     TO BE OFFERED FOR             OFFERING(2)
                                                PRIOR TO THIS   SELLING STOCKHOLDER'S   ---------------------------
NAME OF SELLING STOCKHOLDER                      OFFERING(1)          ACCOUNT(2)             NUMBER        PERCENT
----------------------------------------------  --------------  ----------------------  ----------------  ---------
Aldonna McCarthy(12)..........................        7,136               7,136                   0              0%
Ronald W. Ash.................................       38,879              38,879                   0              0%
Sandra Lowson.................................        6,861               6,861                   0              0%
Bronx MRI Associates..........................       14,673             281,690(10)               0              0%
Queens MRI Associates.........................       19,564             375,587(10)               0              0%
Vascular Services, Inc........................        2,445              46,948(10)               0              0%
RGC International Investors, LDC(11)..........    6,879,068           6,879,068                   0              0%
Regional Imaging Consultants Corp.(12)........      375,587             375,587                   0              0%
Grajo Imaging, Inc.(12).......................      238,498             238,498                   0              0%
Advance Radiology--Imaging Services of
  Trumbull, Inc.(12)..........................       43,192              43,192                   0              0%
Parvez Shirazi................................        2,926               2,926                   0              0%
David L. Condra...............................       17,205              17,205                   0              0%
Sirrom Investments, Inc.......................       18,516              18,516                   0              0%
The MRI Center of Jacksonville, Inc...........       35,833              35,833                   0              0%
DVI Financial Services Inc....................       33,333(13)          33,333(13)               0              0%
J. Alix & Associates(14)......................       25,000(15)          25,000(15)               0              0%

------------------------

*   Less than 1 percent.

(1) Except as otherwise noted, all shares or rights to these shares are beneficially owned and sole voting and investment power is held by the party named.

(2) Assumes that none of the Selling Stockholders sells shares of Common Stock not being offered hereunder or purchases additional shares of Common Stock.

(3) Mr. Fuhrman is a Director of the Company and is a Director and Senior Vice President of Arnhold and S. Bleichroder, Inc. ("ASB"). ASB acted as financial advisor to the Company in connection with the private placements of the Company's 11% Convertible Subordinated Debentures due 2000, 10.5% Convertible Subordinated Debentures due 2001 and Preferred Stock in May 1995, February 1996 and July 1997, respectively.

(4) Includes 12,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(5) Mr. Collery is a former Director of the Company.

(6) Messrs. Siegler and Collery are the trustees of the Siegler, Collery & Co. Profit Sharing Plan and are controlling shareholders of the general partner and investment manager of SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd., respectively. In addition, Messrs. Siegler and Collery may be deemed to control other entities which beneficially own shares of the Company's Common Stock. All such shares are included in such number.

(7) Includes 17,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(8) Mr. Siegler is a Director of the Company.

(9) Includes 202,888 shares underlying outstanding options which are exercisable immediately or within 60 days, 67,632 shares owned by The Gary N. Siegler Foundation, a charitable foundation, and warrants to acquire 175,000 shares of Common Stock held by 712 Advisory Services, Inc. Mr. Siegler is deemed to beneficially own all of the shares of Common Stock owned of record by such entities.

(10) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by such Selling Stockholders. Such Selling Stockholders are parties to certain acquisition agreements with the Company, in which the Company has agreed to pay (in additional shares and/or cash) to the Selling Stockholders an amount equal to the shortfall in the market value of the shares issued to such Selling Stockholders at the closings of the relevant acquisitions in the event the market value of such shares at the relevant effective date of this Registration Statement is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement. The actual number of shares of Common Stock issuable pursuant to such provisions is indeterminate and is subject to adjustment depending on the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable pursuant to such provisions. For purpose of estimating the number of shares of Common Stock to be included in this table, the Company calculated the number of shares issuable upon the exercise of such remedies as of October 2, 1998 (based upon a market price of $2.6625 which is 100% of the average of the daily closing prices of the Common Stock reported on the Nasdaq National Market for the five consecutive trading days preceding October 2, 1998).

(11) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by such Selling Stockholder upon conversion of, or issued in respect of, the Preferred Stock held by such Selling Stockholder, including 389,000 shares of Common Stock issuable pursuant to the exercise of warrants issued or issuable to the holder of such Preferred Stock and other shares of Common Stock which may be issuable to the holder of such Preferred Stock pursuant to the terms of the Preferred Stock. The actual number of shares of Common Stock issuable upon conversion of, or issued in respect of, Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Preferred Stock by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Act. Pursuant to the terms of the Preferred Stock, if the outstanding Preferred Stock had been actually converted on September 8, 1998 the conversion price would have been $5.14 (100% of the average of the daily closing bid prices of the Common Stock for the five consecutive trading days ending on the fifth trading day immediately preceding such date) at which price the outstanding Preferred Stock would have been converted into approximately 3,119,167 shares of Common Stock. Based on the closing price of the Common Stock on October 1, 1998 ($2.625) the outstanding Preferred Stock would have been converted into approximately 6,116,848 shares of Common Stock. On June 18, 1998, 2,500 shares of Preferred Stock were converted into 373,220 shares of Common Stock. Pursuant to the terms of the Preferred Stock, the shares of Preferred Stock are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Preferred Stock), would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series C Preferred Stock. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. RGC International Investors, LDC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Block, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of the Company's Common Stock owned by the Selling Shareholder.

(12) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by such Selling Stockholders upon conversion of the Convertible Notes held by such Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of the Convertible Notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, include such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Convertible Notes by reason of the floating rate conversion price mechanism, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Act. Pursuant to the terms of the Convertible Notes, if the Convertible Notes had been actually converted on October 2, 1998 the conversion price would have been $2.6625 (100% of the average of the daily closing prices of the Common Stock reported on the Nasdaq National Market for the five consecutive trading days immediately preceding such date) at which price the Convertible Notes would have been converted into approximately 848,544 aggregate shares of Common Stock.

(13) Represents shares of Common Stock issuable pursuant to warrants issued or issuable to the Selling Stockholder.

(14) J. Alix & Associates was retained by the Company on November 2, 1997 to provide interim management services to the Company.

(15) Constitutes 25,000 shares underlying outstanding warrants exercisable by the Selling Stockholder.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the Shares in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144.

    The Selling Stockholders, or their respective pledgees, donees, tranferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such Shares. If applicable, the Selling Stockholders also may have distributed or may distribute Shares to one or more of their limited partners which are unaffiliated with the Company; such limited partners may, in turn, distribute such shares as described above. There can be no assurance that all or any of the Shares offered hereby will be sold by the Selling Stockholders.

    The Company is bearing all costs relating to the registration of the Shares, provided that any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares. The Company has agreed to indemnify certain of the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Act, or to contribute to payments the Selling Stockholders, or their transferees or assignees, may be required to make in respect thereof.

    The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Act, it must comply with the Exchange Act, as amended, and will, among other things:

        (a) not engage in any stabilization activities in connection with the Company's securities;

        (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

        (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

                                 LEGAL MATTERS

    The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Christopher J. Joyce, Esq., Senior Vice President--Legal Affairs and Administration of the Company.

                                    EXPERTS

    The consolidated balance sheet of Medical Resources, Inc. as of December 31, 1997 and the consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule for the years ended December 31, 1997 and 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the issues that raise substantial doubt about the Company's ability to continue as a going concern mentioned in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of the Company as of December 31, 1996 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 1996, included in this Prospectus and Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants as set forth in their report thereon included herein. The consolidated financial statements referred to above are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

    The Company's securities are quoted on the Nasdaq National Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                            MEDICAL RESOURCES, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP--Independent Auditors....................................        F-2

Report of Coopers & Lybrand L.L.P.--Independent Accountants..........................        F-3

Consolidated Balance Sheets as of December 31, 1997 and 1996.........................        F-4

Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996
  and 1995...........................................................................        F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996
  and 1995...........................................................................        F-6

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
  December 31, 1997, 1996 and 1995...................................................        F-8

Notes to Consolidated Financial Statements...........................................        F-9

Schedule II--Valuation and Qualifying Accounts.......................................       F-52

Unaudited Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997......       F-53

Unaudited Consolidated Statements of Operations for the Six Months Ended June 30,
  1998 and 1997......................................................................       F-54

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30,
  1998 and 1997......................................................................       F-55

Notes to Unaudited Consolidated Financial Statements.................................       F-56

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

  Medical Resources, Inc.

    We have audited the accompanying consolidated balance sheet of Medical Resources, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1995. Our audits also included the financial statement schedule listed on page F-1 for the years then ended. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Resources, Inc. and Subsidiaries at December 31, 1997 and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for 1997 and 1995.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company incurred a net loss in 1997 and has a working capital deficiency at December 31, 1997. In addition, the Company has not complied with certain covenants of loan agreements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                             /s/ ERNST & YOUNG LLP

Hackensack, New Jersey

May 26, 1998 except for Note 16,

as to which the date is August 18, 1998

                            MEDICAL RESOURCES, INC.
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Medical Resources, Inc.

    We have audited the accompanying consolidated balance sheet of Medical Resources, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and the related consolidated statement of operations, stockholders' equity, and cash flows and the financial statement schedule listed in the index on page F-1 for the year ended December 31, 1996. These financial statements and the Schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Resources, Inc. and Subsidiaries at December 31, 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                             /s/ COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey

March 28, 1997

                            MEDICAL RESOURCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       DECEMBER 31,   DECEMBER 31,
                                                                                           1997           1996
                                                                                       -------------  -------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..........................................................    $  23,198      $  15,346
  Short-term investments.............................................................       --              1,663
  Cash and short-term investments, restricted........................................          600          4,500
  Accounts receivable, net...........................................................       65,887         39,878
  Other receivables..................................................................        5,430          2,291
  Prepaid expenses...................................................................        7,027          3,715
  Income taxes recoverable...........................................................        6,504         --
  Deferred tax assets, net...........................................................        2,492          3,354
                                                                                       -------------  -------------
        Total current assets.........................................................      111,138         70,747
                                                                                       -------------  -------------
Property and equipment, net..........................................................       64,343         24,397
Goodwill, net........................................................................      149,624         62,639
Other intangible assets, net.........................................................        6,836          2,119
Other assets.........................................................................        4,189          1,216
Deferred tax assets, net.............................................................        2,353          2,351
Restricted cash......................................................................          473          1,045
                                                                                       -------------  -------------
        Total assets.................................................................    $ 338,956      $ 164,514
                                                                                       -------------  -------------
                                                                                       -------------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Senior Notes due 2001 through 2005, classified as current..........................    $  78,000      $  --
  Notes and mortgages payable, classified as current.................................        3,206         --
  Capital lease obligations, classified as current...................................        9,555         --
  Current portion of notes and mortgages payable.....................................       13,313          6,729
  Current portion of capital lease obligations.......................................       10,311          5,992
  Borrowings under line of credit....................................................        3,744         --
  Accounts payable...................................................................       13,141         10,903
  Accrued expenses...................................................................       28,018          2,167
  Income taxes payable...............................................................       --              2,064
  Common stock subject to redemption.................................................        9,734         --
  Other current liabilities..........................................................          290            117
                                                                                       -------------  -------------
        Total current liabilities....................................................      169,312         27,972
Notes and mortgages payable, less current portion....................................       21,539         12,638
Obligations under capital leases, less current portion...............................       16,361          8,373
Convertible debentures...............................................................       --              6,988
Other long term liabilities..........................................................          178            108
                                                                                       -------------  -------------
        Total liabilities............................................................      207,390         56,079
Minority interest....................................................................        4,662          2,051
Stockholders' equity:
  Common stock, $.01 par value; authorized 50,000 shares, 7,296 issued and outstanding at December 31, 1997 and 6,198 issued and 6,109 outstanding at
    December 31, 1996................................................................           73             62
  Common stock to be issued; 200 shares..............................................       --              1,721
  Series C Convertible Preferred Stock, $1,000 per share stated value; 18 shares
    issued and outstanding (liquidation preference of 3% per annum)..................       18,242         --
  Additional paid-in capital.........................................................      138,810        103,052
  Unrealized appreciation of investments.............................................       --                 26
  Retained earnings (deficit)........................................................      (30,221)         2,956
  Less 89 common shares in Treasury, at cost.........................................       --             (1,433)
                                                                                       -------------  -------------
        Total stockholders' equity...................................................      126,904        106,384
                                                                                       -------------  -------------
        Total liabilities and stockholders' equity...................................    $ 338,956      $ 164,514
                                                                                       -------------  -------------
                                                                                       -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Net service revenues................................................................  $ 144,412  $  64,762  $  35,860
Imaging center operating costs:
  Technical services payroll and related expenses...................................     33,552     10,836      6,815
  Medical supplies..................................................................      9,286      4,223      2,439
  Diagnostic equipment maintenance..................................................      7,761      3,274      1,647
  Independent contractor fees.......................................................      6,810      1,202        437
  Administrative expenses...........................................................     22,878     11,937      5,252
  Other center level costs..........................................................      8,947      3,354      1,430
Provision for uncollectible accounts receivable.....................................     20,364      4,705      3,378
Corporate general and administrative................................................     12,157      4,567      2,994
Depreciation and amortization.......................................................     18,733      6,964      4,274
Stock-option based compensation.....................................................      2,536     --         --
Loss on impairment of goodwill and other long lived assets..........................     12,962     --         --
Other unusual charges...............................................................      9,723     --         --
                                                                                      ---------  ---------  ---------
    Operating income (loss).........................................................    (21,297)    13,700      7,194
Interest expense, net...............................................................      8,814      2,834      1,829
                                                                                      ---------  ---------  ---------
Income (loss) from continuing operations before minority interest and income
  taxes.............................................................................    (30,111)    10,866      5,365
Minority interest (loss)............................................................        636        308       (124)
                                                                                      ---------  ---------  ---------
Income (loss) from continuing operations before income taxes........................    (30,747)    10,558      5,489
Provision for income taxes..........................................................      1,221      3,575      1,243
                                                                                      ---------  ---------  ---------
Income (loss) from continuing operations............................................    (31,968)     6,983      4,246
Discontinued operations, net of tax:
  Income (loss) from discontinued operations (net of income tax provision of $1,079,
    $587 and $103, respectively)....................................................        729        271     (1,180)
  Loss on sale of discontinued business (net of tax benefit of $656)................     --         --         (1,376)
                                                                                      ---------  ---------  ---------
  Income (loss) from discontinued operations........................................        729        271     (2,556)
                                                                                      ---------  ---------  ---------
Net income (loss)...................................................................    (31,239)     7,254      1,690
Charges related to restricted common stock and convertible preferred stock..........     (1,938)    --         --
                                                                                      ---------  ---------  ---------
Net income (loss) applicable to common stockholders.................................  $ (33,177) $   7,254  $   1,690
                                                                                      ---------  ---------  ---------
Income (loss) per common share applicable to common stockholders:
  Basic--
    Net income (loss) per share before discontinued operations......................  $   (4.96) $    1.86  $    1.65
    Discontinued operations.........................................................        .11        .07       (.99)
                                                                                      ---------  ---------  ---------
    Net income (loss) per share.....................................................  $   (4.85) $    1.93  $    0.66
                                                                                      ---------  ---------  ---------
  Diluted--
    Net income (loss) per share before discontinued operations......................  $   (4.96) $    1.72  $    1.64
    Discontinued operations.........................................................        .11        .06       (.99)
                                                                                      ---------  ---------  ---------
    Net income (loss) per share.....................................................  $   (4.85) $    1.78  $    0.65
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                     1997        1996       1995
                                                                                  ----------  ----------  ---------
Cash flows from operating activities:
Net income (loss)...............................................................  $  (31,239) $    7,254  $   1,690
                                                                                  ----------  ----------  ---------
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization.................................................      19,334       7,466      4,567
  Provision for uncollectible accounts receivable...............................      20,656       4,784      3,378
  Deferred income tax provision.................................................        (836)       (841)    (2,161)
  Stock-option based compensation expense.......................................       2,536      --         --
  Expense incurred in connection with warrants issued to preferred
    stockholders................................................................       2,051      --         --
  Loss on impairment of goodwill and other long lived assets....................      12,962      --         --
  Loss on sale of discontinued business.........................................      --          --          1,376
  Other, net....................................................................         112          94        149
Changes in operating assets and liabilities:
  Accounts receivable...........................................................     (30,270)    (14,386)    (6,309)
  Other receivables.............................................................      (2,219)     (1,814)      (171)
  Prepaid expenses..............................................................      (2,403)     (1,502)      (614)
  Income taxes recoverable or payable...........................................      (7,568)      2,186       (323)
  Other assets..................................................................      (3,253)     (1,495)       (27)
  Accounts payable and accrued expenses.........................................      16,560       2,081          4
  Other current liabilities.....................................................        (315)     (1,510)       568
  Other long-term liabilities...................................................      (1,430)       (867)       208
                                                                                  ----------  ----------  ---------
        Total adjustments.......................................................      25,917      (5,804)       645
                                                                                  ----------  ----------  ---------
        Net cash provided by (used in) operating activities.....................      (5,322)      1,450      2,335
                                                                                  ----------  ----------  ---------
Cash flows from investing activities:
Purchase of property and equipment..............................................      (5,429)     (1,070)      (877)
Acquisition of diagnostic imaging centers, net of cash acquired.................     (57,883)     (6,411)    (1,764)
Acquisition of temporary staffing offices, net of cash acquired.................         176      (2,314)    --
Acquisition of Dalcon Technologies, Inc., net of cash acquired..................        (615)     --         --
Investment in diagnostic imaging center joint venture...........................      (1,000)     --         --
Costs associated with refinancing of assets under capital leases................      (1,461)     --         --
Sale (purchase) of short-term investments, net..................................       6,109      (1,637)       600
Purchase of restricted short-term investments...................................      --          (4,500)    --
Increase in restricted cash.....................................................      --            (600)    --
Change in net assets of discontinued business...................................      --          --          1,396
Other, net......................................................................      --            (171)    --
                                                                                  ----------  ----------  ---------
        Net cash used in investing activities...................................     (60,103)    (16,703)      (645)
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                     1997        1996       1995
                                                                                  ----------  ----------  ---------
Cash flows from financing activities:
Proceeds from Senior Notes, net of issuance costs...............................      76,523      --         --
Proceeds from issuance of preferred stock, net..................................      16,965      --         --
Proceeds from sale/leaseback transactions.......................................       9,866      --         --
Proceeds from borrowings under notes payable....................................       7,850       1,229     --
Borrowings under line of credit.................................................       3,744      --         --
Proceeds from common stock offering.............................................      --          25,944     --
Common stock issuance cost......................................................      --            (780)    --
Proceeds from exercise of options and warrants..................................       2,696       2,020     --
Note and capital lease repayments in connection with acquisitions...............     (13,799)     --         --
Note and capital lease repayments in connection with Senior Notes transaction...     (13,764)     --         --
Note and capital lease repayments in connection with sale/ leaseback
  transactions..................................................................      (4,822)     --         --
Principal payments under capital lease obligations..............................      (6,651)     (4,805)    (3,043)
Principal payments on notes and mortgages payable...............................      (5,312)     (2,968)    (1,119)
Proceeds from (redemption of) convertible debentures............................         (19)      6,533      4,103
Purchase of treasury stock......................................................      --             (64)    (1,368)
Purchase of Maternity preferred stock...........................................      --          --           (269)
                                                                                  ----------  ----------  ---------
        Net cash provided by (used in) financing activities.....................      73,277      27,109     (1,696)
                                                                                  ----------  ----------  ---------
Net increase (decrease) in cash and cash equivalents............................       7,852      11,856         (6)
Cash and cash equivalents at beginning of year..................................      15,346       3,935      3,941
Reclassification of prior year restricted cash..................................      --            (445)    --
                                                                                  ----------  ----------  ---------
Cash and cash equivalents at end of year........................................  $   23,198  $   15,346  $   3,935
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for--
  Income taxes..................................................................  $   11,091  $    3,440  $   1,982
  Interest......................................................................       7,201       2,639      1,894

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Capital lease obligations and notes payable incurred for diagnostic imaging and
  computer equipment............................................................      13,654       2,469      1,159
Capital lease obligations assumed in connection with acquisitions...............      26,612       6,749     --
Notes payable obligations assumed in connection with acquisitions...............      36,505      13,850     --
Conversion of subordinated debentures to Common Stock, net of issuance costs....       6,636       5,735     --
Issuance of Common Stock in connection with acquisitions........................      17,281      47,938      3,448
Common stock subject to redemption..............................................       9,734
Issuance of warrants in connection with acquisitions............................       3,853         975     --
Issuance of warrants to convertible preferred stockholders......................       2,051      --         --
Issuance of notes payable in connection with acquisitions.......................       4,250       1,848     --
Tax benefit from exercise of stock options......................................       1,000      --         --
Maternity debt forgiveness treated as capital contribution......................      --          --          1,022

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                                  COMMON
                                                                                                   STOCK
                                                                                                   TO BE      PREFERRED
                                                                        TOTAL    COMMON STOCK     ISSUED        STOCK
                                                                      ---------  -------------  -----------  -----------
Balance at January 1, 1995..........................................  $  11,873    $      24
Issuance of Common Stock related to acquisition of diagnostic
  imaging centers...................................................      3,448            2     $   1,721
Maternity debt forgiveness treated as a capital contribution........      1,022                                   1,022
Maternity short period (1/1-1/31/95)................................        570
Redemption by Maternity of its preferred stock......................       (269)                                   (269)
Preferred stock buyout..............................................          1                                       1
Purchase of treasury shares.........................................     (1,368)
Net income..........................................................      1,690
                                                                      ---------          ---    -----------  -----------
Balance at December 31, 1995........................................     16,967           26         1,721
Issuance of Common Stock related to acquisition of diagnostic
  imaging centers...................................................     47,938           19                     47,919
Warrants issued related to acquisition of diagnostic imaging
  centers...........................................................        975                                     975
Net proceeds from public offering of 1,226,667 shares of Common
  Stock.............................................................     25,944           12                     25,932
Public offering issuance costs......................................       (780)                                   (780)
Conversion of subordinated debentures into Common Stock.............      5,735            4                      5,731
Exercise of stock options...........................................      2,022            1
Tax benefit from exercise of stock options..........................        368                                     368
Unrealized appreciation on investment...............................         26
Purchase of treasury shares.........................................        (65)
Net income..........................................................      7,254
                                                                      ---------          ---    -----------  -----------
Balance at December 31, 1996........................................    106,384           62         1,721
Issuance of Common Stock related to acquisition of diagnostic
  imaging centers...................................................     10,673            4        (1,721)
Issuance of Common Stock related to acquisition of staffing
  offices...........................................................      2,000       --                          2,000
Issuance of Common Stock related to acquisition of Dalcon
  Technologies......................................................      1,934       --
Warrants issued related to acquisition of diagnostic imaging
  centers...........................................................      3,853                                   3,853
Warrants issued in connection with preferred stock..................      2,051                                   2,051
Warrants issued in connection with long-term borrowings.............        337                                     337
Conversion of debentures............................................      6,635            5                      6,630
Exercise of stock options and warrants..............................      2,696            1                      2,695
Stock-option based compensation expense.............................      2,536                                   2,536
Tax benefit from exercise of stock options..........................      1,000                                   1,000
Common Stock issued in connection with acquisition earnout..........      2,676            1                      2,675
Issuance of Convertible Preferred Stock.............................     16,965                  $  18,000       (1,035)
Accretion of Convertible Preferred Stock............................     --                            242
Increase in price protection related to certain restricted common
  stock.............................................................     (1,696)
Other, net..........................................................         99
Net loss............................................................    (31,239)
                                                                      ---------          ---    -----------  -----------
Balance at December 31, 1997........................................  $ 126,904    $      73     $  --        $  18,242
                                                                      ---------          ---    -----------  -----------
                                                                      ---------          ---    -----------  -----------


                                                                      ADDITIONAL    RETAINED     TREASURY      UNREALIZED

                                                                        PAID-IN     EARNINGS     SHARES AT     APPREC. ON

                                                                        CAPITAL     (DEFICIT)      COST        INVESTMENTS

                                                                      -----------  -----------  -----------  ---------------

Balance at January 1, 1995..........................................   $  18,407    $  (6,558)
Issuance of Common Stock related to acquisition of diagnostic
  imaging centers...................................................       1,725
Maternity debt forgiveness treated as a capital contribution........
Maternity short period (1/1-1/31/95)................................                      570
Redemption by Maternity of its preferred stock......................
Preferred stock buyout..............................................
Purchase of treasury shares.........................................                             $  (1,368)
Net income..........................................................                    1,690
                                                                      -----------  -----------  -----------         -----

Balance at December 31, 1995........................................      20,886       (4,298)      (1,368)
Issuance of Common Stock related to acquisition of diagnostic imaging centers...................................................
Warrants issued related to acquisition of diagnostic imaging centers...........................................................
Net proceeds from public offering of 1,226,667 shares of Common
  Stock.............................................................
Public offering issuance costs......................................
Conversion of subordinated debentures into Common Stock.............
Exercise of stock options...........................................       2,021
Tax benefit from exercise of stock options..........................
Unrealized appreciation on investment...............................                                            $      26

Purchase of treasury shares.........................................                                   (65)
Net income..........................................................                    7,254
                                                                      -----------  -----------  -----------         -----

Balance at December 31, 1996........................................     103,052        2,956       (1,433)            26

Issuance of Common Stock related to acquisition of diagnostic
  imaging centers...................................................      10,957                     1,433
Issuance of Common Stock related to acquisition of staffing
  offices...........................................................
Issuance of Common Stock related to acquisition of Dalcon
  Technologies......................................................       1,934
Warrants issued related to acquisition of diagnostic imaging centers...........................................................
Warrants issued in connection with preferred stock..................
Warrants issued in connection with long-term borrowings.............
Conversion of debentures............................................
Exercise of stock options and warrants..............................
Stock-option based compensation expense.............................
Tax benefit from exercise of stock options..........................
Common Stock issued in connection with acquisition earnout..........
Issuance of Convertible Preferred Stock.............................
Accretion of Convertible Preferred Stock............................        (242)
Increase in price protection related to certain restricted common
  stock.............................................................      (1,696)
Other, net..........................................................         125                                      (26)

Net loss............................................................                  (31,239)
                                                                      -----------  -----------  -----------         -----

Balance at December 31, 1997........................................   $ 138,810    $ (30,221)   $  --          $  --

                                                                      -----------  -----------  -----------         -----

                                                                      -----------  -----------  -----------         -----


   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

    Medical Resources, Inc., (herein referred to as "MRI" and collectively with its subsidiaries, affiliated partnerships and joint ventures, referred to herein as the "Company") specializes in the operation and management of diagnostic imaging centers. The Company operates and manages primarily fixed-site, free-standing outpatient diagnostic imaging centers (herein referred to as "centers"), and provides diagnostic imaging network management services to managed care providers. The Company's diagnostic imaging segment also develops and sells radiology industry information systems through its subsidiary, Dalcon Technologies, Inc.

    Through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), the Company provides temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000 (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations. See Note 16 of Notes to Consolidated Financial Statements.

    During July 1998, the Company's shareholders approved a reverse stock split of the Company's outstanding shares of Common Stock. As a result of the reverse stock split, each three outstanding shares of Common Stock were automatically converted into one share of new Common Stock. The Company effected the reverse stock split in order to meet the minimum bid price requirement for continued listing on the Nasdaq Stock Market. The share data included herein have been adjusted to reflect the impact of the reverse stock split.

    CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of MRI, its wholly-owned subsidiaries, majority-owned joint ventures and limited partnerships in which the Company is a general partner. All material intercompany balances and transactions have been eliminated. As general partner, the Company is subject to all the liabilities of a general partner and as of December 31, 1997, is entitled to share in partnership profits, losses and distributable cash as provided in the partnership agreements. The limited partnership interests are shown in the accompanying financial statements as minority interest. Under certain of the partnerships, the Company also is paid a monthly management fee based on patient cash collections and/or patient volume under management agreements. Partnership losses allocable to limited partners in excess of their respective capital accounts are charged to the Company as general partner. Future income related to such partnerships will be allocated to the Company as general partner until such time as the Company has recovered the excess losses. Certain of the limited partnership agreements require limited partners to make cash contributions in the event their respective capital accounts are reduced below zero due to partnership operating losses. The Company has not reflected this potential recovery from the limited partners due to uncertainty regarding the ultimate receipt of the cash contributions.

    REVENUE RECOGNITION

    At each of the Company's diagnostic imaging centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) radiologists with whom the Company has entered into independent contractor agreements. Pursuant to these agreements, the Company has agreed to provide equipment, premises, comprehensive management and administration, including responsibility for billing and collection of receivables, and technical imaging services to the Interpreting Physician.

    Net service revenues are reported, when earned, at their estimated net realizable amounts from patients, third party payors and others for services rendered at contractually established billing rates which generally are at a discount from gross billing rates. Known and estimated differences between contractually established billing rates and gross billing rates ("contractual allowances") are recognized in the determination of net service revenues at the time services are rendered. Subject to the foregoing, the Company's imaging centers recognize revenue under one of the three following types of agreements with Interpreting Physicians:

        TYPE I--The Company receives a technical fee for each diagnostic imaging procedure performed at a center, the amount of which is dependent upon the type of procedure performed. The fee included in revenues is net of contractual allowances. The Company and the Interpreting Physician proportionally share in any losses due to uncollectible amounts from patients and third party payors, and the Company has established reserves for its share of the estimated uncollectible amount.

        TYPE II--The Company bills patients and third party payors directly for services provided and pays the Interpreting Physicians either (i) a fixed percentage of fees collected at the center, or (ii) a contractually fixed amount based upon the specific diagnostic imaging procedures performed. Revenues are recorded net of contractual allowances and the Company accrues the Interpreting Physicians fee as an expense on the Consolidated Statements of Operations. The Company bears the risk of loss due to uncollectible amounts from patients and third party payors, and the Company has established reserves for the estimated uncollectible amount.

        TYPE III--The Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent and a fee for administrative and technical services performed at the centers. The affiliated physician association contracts with and pays directly the Interpreting Physicians. The Company's fee, net of an allowance based upon the affiliated physician association's ability to pay after the association has fulfilled its obligations (i.e., estimated future net collections from patients and third party payors less facility lease expense and Interpreting Physicians fees), constitutes the Company's net service revenues. Since the Company's net service revenues are dependent upon the amount ultimately realized from patient and third party receivables, the Company's revenue and receivables have been reduced by an estimate of patient and third party payor contractual allowances, as well as an estimated provision for uncollectible amounts from patients and third party payors.

    Revenues derived from Medicare and Medicaid are subject to audit by such agencies. The Company is not aware of any pending audits.

    The Company also recognizes revenue from the sale of radiology information systems. Such revenues are recognized on an accrual basis as earned.

    RECLASSIFICATION

    Certain prior year items have been reclassified to conform to the current year presentation.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to contractual allowances, the allowance for doubtful accounts receivable, income taxes, contingencies and the useful lives of equipment. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from management's estimates.

    CASH AND CASH EQUIVALENTS

    For financial statement purposes cash equivalents include short-term investments with an original maturity of ninety days or less. Restricted cash consists of amounts held pursuant to the terms of letters of credit and is classified based upon the expiration of the restriction.

    SHORT-TERM INVESTMENTS

    At December 31, 1996 the Company's short-term investments, consist of certificates of deposits and treasury bills with maturities between three and twelve months. Such securities are classified as available-for-sale. Securities available for sale are carried at fair value with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Any realized gains and losses are determined on the specific identification method.

    Restricted short-term investments at December 31, 1996 consist of $4,500,000 of United States Government obligations held pursuant to a letter of credit issued in connection with one of the Company's acquisitions. The letter of credit served to reserve consideration for the acquisition in the event that the shares of the Company's Common Stock issued to the seller were not registered within 60 days of the closing of the sale. During 1997, the shares were registered within the specified timeframe of the agreement, and as such, the restriction of the investment was removed.

    INVESTMENTS IN JOINT VENTURES AND LIMITED PARTNERSHIPS

    The minority interests in the equity of consolidated joint ventures and limited partnerships, which are not material, are reflected in the accompanying consolidated financial statements. Investments by the Company in joint ventures and limited partnerships over which the Company can exercise significant influence but does not control are accounted for using the equity method.

    The Company suspends recognition of its share of joint ventures losses in entities in which it holds a minority interest when its investment is reduced to zero. The Company does not provide for additional losses unless, as a partner or joint venturer, the Company has guaranteed obligations of the joint venture or limited partnership.

    PROPERTY AND EQUIPMENT

    Property and equipment procured in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is stated at its estimated fair value, generally based

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on an appraisal. Property and equipment is depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally five to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    The excess of purchase price of businesses over the fair value of assets acquired is recorded as goodwill and is amortized on a straight line basis generally over twenty years. Other intangible assets consist of covenants not to compete, value of managed care contracts, organizational costs and capitalized lease costs related to acquired businesses and are amortized on a straight line basis over their respective initial estimated lives of three to ten years. Gross intangible assets and related accumulated amortization are as follows (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Goodwill
  Gross intangible.....................................................  $  157,362  $  65,666
  Less accumulated amortization........................................      (7,738)    (3,027)
                                                                         ----------  ---------
    Net................................................................  $  149,624  $  62,639
                                                                         ----------  ---------
                                                                         ----------  ---------
Other intangibles
  Gross intangibles....................................................  $    9,484  $   3,996
  Less accumulated amortization........................................      (2,648)    (1,877)
                                                                         ----------  ---------
    Net................................................................  $    6,836  $   2,119
                                                                         ----------  ---------
                                                                         ----------  ---------

    Amortization expense from continuing operations for goodwill was $5,626,000, $1,039,000 and $161,000 in 1997, 1996 and 1995, respectively. Amortization expense for other intangibles was $1,151,000, $506,000 and $337,000 in 1997, 1996 and 1995, respectively.

    The Company periodically reviews goodwill to assess recoverability based upon expectations of undiscounted cash flows and operating income of each entity having a material goodwill balance. An impairment would be recognized in operating results, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the related costs in excess of net assets acquired. The amount of the impairment would be measured by comparing the carrying value of intangible and other long-lived assets to their fair values. See discussion of 1997 impairment loss in Note 3 of the Notes to Consolidated Financial Statements.

    EARNINGS PER SHARE

    Effective for the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." The adoption of SFAS No. 128 requires the presentation of Basic Earnings per Share and Diluted Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is based on the weighted average number of common shares outstanding during the year plus the

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) potentially issuable common shares related to outstanding stock options, warrants and convertible debt. Earnings per share amounts for prior periods, including related quarters, have been restated to conform to the requirements of SFAS No. 128. The computations of basic earnings per share and diluted earnings per share were as follows (in thousands, except per share amounts):

                                                                                        1997       1996       1995
                                                                                     ----------  ---------  ---------
BASIC EARNINGS PER SHARE INFORMATION
Income (loss) from continuing operations...........................................  $  (31,968) $   6,983  $   4,246
Income (loss) from discontinued operations.........................................         729        271     (2,556)
                                                                                     ----------  ---------  ---------
Net income (loss)..................................................................     (31,239)     7,254      1,690
Charges related to restricted common stock and convertible preferred stock.........      (1,938)    --         --
                                                                                     ----------  ---------  ---------
Net income (loss) applicable to common Stockholders................................  $  (33,177) $   7,254  $   1,690
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
Weighted average number of common shares...........................................       6,832      3,760      2,577
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
Net income (loss) per share before discontinued operations.........................  $    (4.96) $    1.86  $    1.65
Discontinued operations............................................................        0.11       0.07      (0.99)
                                                                                     ----------  ---------  ---------
Basic earnings per share...........................................................  $    (4.85) $    1.93  $    0.66
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
DILUTED EARNINGS PER SHARE INFORMATION
Income (loss) from continuing operations...........................................  $  (31,968) $   6,983  $   4,246
Loss from discontinued operations..................................................         729        271     (2,556)
                                                                                     ----------  ---------  ---------
Net income (loss)..................................................................     (31,239)     7,254      1,690
Interest savings from conversion of convertible subordinated debentures............      --            405     --
Charges related to restricted common stock and convertible preferred stock.........      (1,938)    --         --
                                                                                     ----------  ---------  ---------
Net income (loss) applicable to common Stockholders after assumed conversions......  $  (33,177) $   7,659  $   1,690
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
Weighted average number of common shares...........................................       6,832      3,760      2,577
Incremental shares issuable on exercise of warrants and options....................      --            139         17
Incremental shares issuable on conversion of convertible subordinated debentures...      --            404     --
                                                                                     ----------  ---------  ---------
Weighted average number of diluted common shares...................................       6,832      4,303      2,594
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------
Net income (loss) per share before discontinued operations.........................  $    (4.96) $    1.72  $    1.64
Discontinued operations............................................................        0.11       0.06      (0.99)
                                                                                     ----------  ---------  ---------
Diluted earnings (loss) per share..................................................  $    (4.85) $    1.78  $    0.65
                                                                                     ----------  ---------  ---------
                                                                                     ----------  ---------  ---------

    Warrants, options and the Series C Convertible Preferred Stock are not dilutive in 1997.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) STOCK OPTIONS

    SFAS No. 123, Accounting for Stock-Based Compensation requires the Company to choose between two different methods of accounting for stock options. The Statement defines a fair-value-based method of accounting for stock options but allows an entity to continue to measure compensation cost for stock options using the accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). The Company has elected to continue using the accounting methods prescribed by APB No. 25 and will disclose the amount of the proforma compensation expense, required to be disclosed under the SFAS No. 123. See disclosure in Note 9 of the Notes to the Consolidated Financial Statements.

    INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 1997, the Company has provided a valuation reserve against a portion of its net deferred income tax assets due to uncertainty regarding the ultimate recovery of such deferred income tax assets. See further discussion in Note 10 of the Notes to the Consolidated Financial Statements.

    RECENT ACCOUNTING PRONOUNCEMENTS

    SFAS No. 130, "Reporting Comprehensive Income", requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. This new standard increases financial reporting disclosures, but will have no impact on the Company's financial position, cash flows or results of operations.

    Statement Of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", requires an entity to expense all software development costs incurred in the preliminary project state, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software acquisition cost.

    Statement Of Position 97-2, "Consolidation of Physicians' Practice Entities", requires an entity to consolidate Physicians' Practice Entities in circumstances in which substantial control is exercised by the Company. The Company believes that this statement will not have a material effect on the Company's financial position, cash flows or results of operations.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company is currently in default of certain financial covenants under the agreements for its $78,000,000 of Senior Notes. Management and the Senior Note lenders are engaged in discussions to resolve this matter. In the event the parties are unable to reach agreement, the lenders are entitled, at their discretion, to

                            MEDICAL RESOURCES, INC.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY (CONTINUED) exercise certain remedies including acceleration of repayment. There can be no assurance that the Senior Note lenders will provide the Company with an amendment or waiver of the defaults. In addition, certain medical equipment notes, and operating and capital leases of the Company, aggregating $16,685,000 at December 31, 1997 (the "Cross-Default Debt"), contain provisions which allow the creditors or lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes.

    In the event that the Senior Note lenders or the holders of the Cross Default Debt elect to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were to be accelerated, in whole or in part, there can be no assurance that the Company would be successful in identifying or consummating financing necessary to satisfy the obligations which would become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at December 31, 1997. Accordingly, the Company had a deficit in working capital of $58,174,000 at December 31, 1997. These matters raise substantial doubt about the Company's ability to continue as a going concern. In addition to continuing to negotiate with the Senior Note lenders in an attempt to obtain waivers or amendments of the aforementioned defaults, the Company has taken various actions in response to this situation, including the following: (i) it effected a workforce reduction in March 1998 aimed at reducing the Company's overall expense levels and (ii) it has retained the investment banking firm of SBC Warburg Dillon Read to assist the Company in exploring a possible sale of the Company's StarMed temporary staffing subsidiary (see Note 16 of Notes to Consolidated Financial Statements for further discussion). The financial statements do not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    See Note 16 of Notes to Consolidated Financial Statements for further discussion.

3. LOSS ON IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS AND OTHER UNUSUAL CHARGES

    During the fourth quarter of 1997, the Company recorded a $12,962,000 loss on the impairment of goodwill and other long-lived assets. This loss consists of the write-off of goodwill of $10,425,000, covenants not to compete of $118,000 and fixed assets of $2,419,000. The write-down of fixed assets primarily relates to imaging equipment. Primarily the entire impairment relates to eight of the Company's diagnostic imaging centers that are under-performing. The Company has recorded impairment losses for these centers because the sum of the expected future cash flows, determined based on an assumed continuation of current operating methods and structures, does not cover the carrying value of the related long-lived assets.

    During the fourth quarter of 1997, the Company also recorded $9,723,000 of other unusual charges consisting of (i) $3,256,000 for the estimated net costs associated with the resolution of the shareholder and employee lawsuits (see discussion of litigation in Note 11 of the Notes to the Consolidated Financial Statements), (ii) $2,243,000 for higher than normal professional fees, (iii) $2,169,000 ($2,051,000 of which was a non-cash charge related to the issuance of 272,000 warrants) for penalties associated with delays in the registration of the Company's common stock issued in connection with acquisitions or issuable upon conversion of convertible preferred stock, (iv) $1,150,000 for the loss on investment related to a potential

                            MEDICAL RESOURCES, INC.

3. LOSS ON IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS AND OTHER UNUSUAL CHARGES (CONTINUED) acquisition not consummated, (v) $469,000 for costs associated with the investigation of related party transactions which was concluded in April 1998 and (vi) $436,000 for management termination benefits and related costs. The Company accrues for legal fees as incurred.

    The Company expects to incur additional unusual charges of at least $4,500,000 during 1998 primarily related to the estimated net costs associated with the resolution of the shareholder and employee lawsuits, penalties associated with delays in the registration of the Company's Common Stock and costs associated with the investigation of related party transactions. Such additional unusual charges could be substantially higher depending upon the ultimate outcome of current negotiations regarding penalties associated with failure to register the Company's Common Stock and the outcome of certain litigation. See further discussion in Note 11 of the Notes to the Consolidated Financial Statements.

4. ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net is comprised of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Management fee receivables (net of contractual allowances)
  Due from unaffiliated physicians (Type I revenues)...................  $   35,540  $  23,188
  Due from affiliated physicians (Type III revenues)...................       8,585      9,195
Patient and third party payor accounts receivable (Type II revenues)...      27,284     10,757
Temporary staffing service accounts receivable.........................      13,400      6,335
Less: Allowance for doubtful accounts..................................     (18,922)    (9,597)
                                                                         ----------  ---------
                                                                         $   65,887  $  39,878
                                                                         ----------  ---------
                                                                         ----------  ---------

    Accounts receivable is net of contractual allowances which represent standard fee reductions negotiated with certain third party payors. Contractual allowances amounted to approximately $93,490,000, $25,270,000 and $13,375,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    The Company's receivables relate to a variety of different structures (see discussion of revenue recognition in Note 1 of the Notes to Consolidated Financial Statements) as well as a variety of payor classes, including third party medical reimbursement organizations, principally insurance companies. Approximately 24.2% and 19.5% of the Company's 1997 and 1996 imaging revenues was derived from the delivery of services with respect to the timing of payment is substantially contingent upon the timing of settlement of pending litigation involving the recipient of services and third parties (Personal Injury Type accounts receivable). The Company undertakes certain measures to identify and document the individual's obligation to pay for services rendered regardless of the outcome of the pending litigation. By its nature, the realization of a substantial portion of these receivables is expected to extend beyond one year from the date the service was rendered. The Company anticipates that a material amount of its Personal Injury Type accounts receivable will be outstanding for periods in excess of twelve months in the future. The Company considers the aging of its accounts receivable in determining the amount of allowance for doubtful

                            MEDICAL RESOURCES, INC.

4. ACCOUNTS RECEIVABLE, NET (CONTINUED)
accounts. For Personal Injury Type accounts receivables, the Company provides for uncollectible accounts at substantially higher rates than any other revenue source.

5. SHORT-TERM INVESTMENTS

    The following is a summary of the investments in debt securities classified as current assets, and which are available for sale (in thousands):

                                                                 UNREALIZED
                                                                    COST      FAIR GAINS     VALUE
                                                                 -----------  -----------  ---------
December 31, 1996
  Available-for-sale:
    US Government obligations..................................   $   5,361    $      26   $   5,387
    Certificates of deposit....................................         776       --             776
                                                                 -----------         ---   ---------
Total..........................................................       6,137           26       6,163
  Less: Restricted Investments.................................      (4,500)      --          (4,500)
                                                                 -----------         ---   ---------
                                                                  $   1,637    $      26   $   1,663
                                                                 -----------         ---   ---------
                                                                 -----------         ---   ---------

    As of December 31, 1997, there were no short-term investments available-for-sale.

6. PROPERTY AND EQUIPMENT

    Property and equipment stated at cost are set forth below (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Diagnostic equipment..................................................  $   63,186  $   33,938
Leasehold improvements................................................      18,684       9,352
Furniture and fixtures................................................      10,571       2,997
Land and buildings....................................................       4,987         632
Construction in progress..............................................      --             270
                                                                        ----------  ----------
                                                                            97,428      47,189
Less: accumulated depreciation and amortization.......................     (33,085)    (22,792)
                                                                        ----------  ----------
                                                                        $   64,343  $   24,397
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation and amortization expense from continuing operations related to property and equipment amounted to $11,955,000, $5,419,000 and $3,775,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                            MEDICAL RESOURCES, INC.

7. ACCRUED EXPENSES

    Accrued expenses are comprised of the following (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Accrued professional fees................................................  $   5,875  $     354
Accrued payroll and bonuses..............................................      4,242        792
Accrued interest.........................................................      2,749        323
Accrued radiologist fees.................................................      3,398        629
Other accrued expenses...................................................     11,754         69
                                                                           ---------  ---------
                                                                           $  28,018  $   2,167
                                                                           ---------  ---------
                                                                           ---------  ---------

8. DEBT

    Outstanding debt consists of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Senior Notes due 2001 through 2005, classified as current due to
  financial covenant defaults..........................................  $   78,000  $  --
                                                                         ----------  ---------
                                                                         ----------  ---------
Revolving line of credit...............................................  $    3,744  $  --
                                                                         ----------  ---------
                                                                         ----------  ---------
Convertible debentures.................................................  $   --      $   6,988
                                                                         ----------  ---------
                                                                         ----------  ---------
OTHER NOTES AND MORTGAGES PAYABLE:
Debt issued or assumed in connection with 1997 acquisitions............  $   19,809  $  --
Debt issued or assumed in connection with 1996 acquisitions............       6,785     13,748
10.25% unsecured promissory note, monthly payments of $171 including
  interest through December 2002.......................................       8,000     --
Other debt.............................................................       3,464      5,619
                                                                         ----------  ---------
  Total other notes and mortgages payable..............................      38,058     19,367
                                                                         ----------  ---------
Less current installments..............................................     (13,313)    (6,729)
Less debt shown as current due to financial covenant default...........      (3,206)    --
                                                                         ----------  ---------
Total other notes and mortgages payable shown as long-term.............  $   21,539  $  12,638
                                                                         ----------  ---------
                                                                         ----------  ---------

    During 1997, the Company borrowed $78,000,000 of Senior Notes (the "Senior Notes") from a group of insurance companies led by the John Hancock Mutual Life Insurance Company ("John Hancock"). The notes bear interest at an average annual rate of 7.87%, are subject to annual sinking fund payments commencing February 2001 and have a final maturity in February 2005. The Senior Notes are guaranteed by substantially all of the Company's diagnostic imaging subsidiaries and collateralized by certain partnership interests owned through subsidiaries by the Company. In addition, the agreement relating to the issuance of the Senior Notes imposes certain affirmative and negative covenants on the Company and its restricted subsidiaries, including restrictions on the payment of dividends. The Company used a portion of the proceeds from the Senior Notes to retire capital lease obligations totaling $8,274,000 and notes payable totaling $5,490,000. The difference between the amount used to retire capital lease obligations and the carrying value of such obligations was approximately $1,461,000. In accordance with Financial Accounting

                            MEDICAL RESOURCES, INC.

8. DEBT (CONTINUED)
Standards Board Interpretation 26 ("FIN 26") "Accounting for the Purchase of a Leased Asset by the Lessee During the Term of the Lease," the book value of the related assets have been increased by this amount, not to exceed the fair value of the assets, which will be amortized over the remaining useful lives of the assets. In connection with the Senior Note transaction, the Company paid $337,000 to 712 Advisory Services, Inc., an affiliate (the "Affiliate") of the Company's Chairman of the Board, for financial advisory services.

    The Company is currently in default of certain financial covenants under the Senior Notes. See Notes 2 and 16 of the Notes to the Consolidated Financial Statements.

    Debt issued or assumed in connection with 1997 acquisitions bear interest at rates ranging from 8.6% to 13.75% and mature from 1998 through 2010. Such debt includes the following convertible notes:

        In August 1997, as part of the purchase price for the acquisition of the business assets of the Presgar centers, the Company issued up to $3,700,000 in notes convertible into the Company's Common Stock, of which, $1,200,000 in principal amount is contingent upon the occurrence of certain events. The notes ($2,500,000 outstanding at December 31, 1997) bear interest at prime plus 1% (9.5% at December 31, 1997) and mature on August 21, 1998.

        In October 1997, as part of the purchase price of the acquisition of the Ohio centers, the Company issued $1,750,000 in notes convertible into the Company's Common Stock. The notes bear interest at 12% and mature on October 3, 1998.

    Debt issued or assumed in connection with 1996 acquisitions includes the following:

        In January 1996, as part of the purchase price for the acquisition of the business assets of MRI-CT, Inc., the Company issued an $88,000 note payable bearing interest at prime (8.5% at December 31, 1997) due January 9, 2001. Also in January 1996, as part of the purchase price for the acquisition of the common stock of NurseCare Plus, Inc. the Company issued a note payable for $1,250,000 bearing interest at prime plus one percent (9.5% at December 31, 1997) due January 12, 1999. In June 1996, the Company issued a $510,000 note payable as part of the purchase price of WeCare Allied Health Care, Inc. The note bears interest at prime plus one percent (9.5% at December 31, 1997) and is due August 1998.

        In August 1996, in connection with the NMR Acquisition the Company assumed NMR's existing equipment debt obligations, aggregating $13,235,700. These notes bear interest at rates ranging from 7.0% to 11.5% and require monthly payments ranging from $623 to $38,095 including interest (an aggregate of $172,539 per month). The notes are payable over varying terms with the last note due in December 2000. The foregoing notes are collateralized by the respective centers' imaging equipment. As of December 31, 1997, the outstanding balance declined to $4,108,000 primarily as a result of the application of proceeds from the issuance of the Senior Notes.

    Other debt includes the following:

        In 1994, StarMed and a creditor renegotiated a note payable. At the time of the restructuring, the note balance was adjusted to the amount of the projected undiscounted future cash payments based upon the prevailing interest rate and, accordingly, no interest expense has been recorded subsequent to the effective date of the renegotiation other than the amounts attributed to a change in the variable rate and is due in 2000. The balance of such note at December 31, 1997 was $3,042,000.

                            MEDICAL RESOURCES, INC.

8. DEBT (CONTINUED)
    On February 7, 1996, the Company issued at par $6,533,000 aggregate principal amount of 10.5% Convertible Subordinated Debentures due 2001 (the "1996 Debentures"). The Company called for the redemption of the 1996 Debentures at the conversion price of $18.00 per share on or before March 27, 1997. As of December 31, 1997, all of the 1996 Debentures have been converted. On May 30, 1995, the Company issued at par $4,350,000 aggregate principal amount of 11% Convertible Subordinated Debentures due 2000 (the "1995 Debentures"). The 1995 Debentures automatically converted to Common Stock when, on June 20, 1997 the market price of the Stock exceeded $18.00 per share for a 15 consecutive day period. Under the terms of the merger agreement with NMR, the Company assumed the obligations under NMR's 8% Convertible Subordinated Debentures due 2001 including payment of principal and interest (the "NMR Debentures"). The Company called for redemption of the NMR Debentures at the conversion price of $19.62 per share on or before March 27, 1997. As of December 31, 1997, all of the NMR Debentures had either been redeemed or converted into Common Stock of the Company. During 1997 and 1996, debentures of $6,988,000 and $5,735,000, respectively, were converted into Common Stock.

    In connection with the private placements of the 1995 Debentures and the 1996 Debentures, the Company paid $248,000 and $357,000, respectively, in placement agent fees and expenses to an investment banking firm. Mr. Gary L. Fuhrman, a director of the Company, is an executive officer and director of such investment banking firm.

    Aggregate maturities (after classification of certain amounts as current due to the financial covenant defaults) of the Company's Senior Notes and other notes and mortgages payable for years 1998 through 2002 and thereafter are as follows (in thousands):

1998...............................................  $  94,519
1999...............................................      6,209
2000...............................................      8,385
2001...............................................      4,245
2002...............................................      2,105
thereafter.........................................        595

    The Company has three revolving lines of credit from a third party financing corporation totaling $12,000,000. The lines bear interest at prime plus 1.5% (10% at December 31, 1997) and have a two-year term. As of December 31, 1997 and 1996, no amounts were outstanding under these lines of credit.

    On December 29, 1997, the Company entered into a $15 million credit facility with DVI Financial Services Inc. (the "Facility"). The Facility provides for two advances to the Company, one for $8 million and the other for $7 million. In consideration for making the Facility available to the Company, the lender received warrants to purchase an aggregate of 33,333 shares of Common Stock at an exercise price based upon 110% of the average market prices over a period prior to the issuance of the warrants. In the event that the lender refuses to make the second advance, warrants to purchase 15,556 shares of Common Stock will be canceled. As of December 31, 1997, $8,000,000 had been borrowed under the Facility.

    During 1997, StarMed obtained a revolving line of credit from a third party financing corporation. The $6,000,000 line bears interest at a rate of prime plus 1.5% (10% at December 31, 1997), has a two year term and is collateralized by substantially all of StarMed's accounts receivable. At December 31, 1997, $3,744,000 was outstanding under the line. In early 1998, StarMed increased the availability under the revolving line of credit by $1,000,000.

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY

    AUTHORIZED STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The Company has a Shareholders' Rights Plan (described below) which requires the issuance of Series C Junior Participating Preferred Stock, in connection with the exercise of certain stock purchase rights. At December 31, 1997, there was (i) 7,296,333 shares of Common Stock issued and outstanding and, (ii) 18,000 shares of Series C Convertible Preferred Stock outstanding (the "Convertible Preferred Shares").

    SHAREHOLDERS' RIGHTS PLAN

    Pursuant to the Shareholders' Rights Plan, holders of the Common Stock possess three rights (the "Rights") to purchase one ten thousandth of a share of Series C Junior Participating Preferred Stock for each share of Common Stock owned. The Rights will generally become exercisable ten days after a person or group acquires 15% of the Company's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of any such securities. Ten days after a person acquires 15% or more of the Company's outstanding voting securities (unless this time period is extended by the Board of Directors) each Right would, subject to certain adjustments and alternatives, entitle the rightholder to purchase Common Stock of the Company or stock of the acquiring company having a market value of twice the $24.00 exercise price of the Right (except that the acquiring person or group and other related holders would not be able to purchase common stock of the Company on these terms). The Rights are nonvoting, expire in 2006 and may be redeemed by the Company at a price of $.001 per Right at any time prior to the tenth day after an individual or group acquired 15% of the Company's voting stock, unless extended.

    The purpose of the Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of the shareholder the terms of any proposed takeover.

    CONVERTIBLE PREFERRED STOCK

    In July 1997, the Company issued 18,000 shares of $1,000 Series C Convertible Preferred Stock, $.01 par value, to RGC International, LDC ("RGC"). The Convertible Preferred Shares are convertible into Common Stock of the Company at the option of RGC beginning on the date on which a registration statement relating to the Common Stock underlying the Convertible Preferred Shares (the "Conversion Shares") is declared effective by the Securities and Exchange Commission, provided that, beginning 180 days from the effectiveness of such registration statement, the Company may require the conversion of all or a portion of the Convertible Preferred Shares.

    The Convertible Preferred Shares convert into the Company's Common Stock by dividing the Stated Value of the Convertible Preferred Shares, plus 3% per annum to the date of conversion, by the lesser of (i) $62.10 and (ii) the average of the daily closing bid prices for the Company's Common Stock for the five (5) consecutive trading day period ending five (5) trading days prior to the date of conversion. If the average closing price of the Company's Common Stock (the "Closing Price") for any ten (10) consecutive trading days does not exceed $36.75 (the "Floor Price"), the Company has the right to block conversion of the Convertible Preferred Shares by RGC for up to thirty (30) days in the aggregate. Effective May 1998,

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
in exchange for certain concessions with respect to penalties, the Company waived the above-described right to block conversion. If the Closing Price does not exceed the Floor Price for 30 consecutive calendar days, the Convertible Preferred Shares are redeemable, in whole or in part, at the option of the Company for 110% of the stated value plus 3% per annum. RGC is subject to volume restrictions which prohibit the sale of more than 25% of the daily or weekly trading volume in any such period, unless certain circumstances exist. The liquidation preference of each Convertible Preferred Share is $1,000 plus 3% per annum. The holder of the Convertible Preferred Shares is entitled to limited voting rights.

    As of December 31, 1997, based upon the current market price of the Company's Common Stock, the Convertible Preferred Shares would be convertible into 648,000 shares of Company Common Stock, representing 8% of the outstanding shares of Common Stock as of such date after giving effect to the conversion of the Convertible Preferred Shares. Under the terms of the Convertible Preferred Shares, RGC is not permitted to convert Shares of the Convertible Preferred Shares which would result in RGC owning in excess of 5% of the outstanding shares of Common Stock. As discussed above, the Company has the option to repurchase the shares at 110% of stated value plus 3% per annum.

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement (the "Series C Preferred Stock Purchase Agreement"), dated July 21, 1997, between the Company and RGC, and the Registration Rights Agreement, dated July 21, 1997, (the "Series C Registration Rights Agreement"), between the Company and RGC (the Series C Stock Purchase Agreement and the RGC Registration Rights Agreement are hereinafter referred to as the "RGC Agreements"), the Company was required to use its best efforts to include the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement on Form S-3 not later than October 1997. The RGC Agreements provide for monthly penalties ("RGC Registration Penalties") in the event that the Company fails to register the Conversion Shares prior to October 1997 with such penalties continuing until such time as the Conversion Shares are registered as required by the RGC Agreements.

    As a result of the Company's failure to register the RGC Conversion Shares at various dates on or after December 31, 1997, the Company: (i) in lieu of RGC Registration Penalties accruing on or before December 31, 1997, issued in December 1997 warrants to RGC to acquire 272,333 shares of Common Stock at an exercise price of $34.86 per share (such warrants were recorded as a 1997 expense and had an estimated value for accounting purposes of $2,051,000); (ii) in lieu of RGC Registration Penalties accruing during the month of January 1998, issued warrants to RGC to acquire 116,667 shares of Common Stock at an exercise price of $38.85 per share (such warrants having an estimated value for accounting purposes only of $1,194,000); and (iii) in lieu of RGC Registration Penalties accruing from February 1, 1998 to April 30, 1998, issued to RGC interest bearing promissory notes (the "RGC Penalty Notes"), in the aggregate principal amount of $1,440,000. The value of the warrants issued to RGC was determined for accounting purposes using the Black-Scholes option pricing model using the following assumptions: dividend yield 0%; expected volatility 62%; expected life of one and one-half years and a risk-free interest rate of 5.6%. On May 1, 1998, as a result of the Company's failure to register the Conversion Shares on or before such date, RGC was entitled under the RGC Agreements to demand a one-time penalty of $1,800,000 (the "May 1998 Penalty") payable, at the option of RGC, in cash or additional shares of Common Stock. As of May 26, 1998, RGC had not demanded payment or other satisfaction of the May 1998 Penalty.

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
    On May 1, 1998, the Company did not pay RGC the $1,440,000 that was then due and payable under the RGC Penalty Notes. Additionally, as a result of the Company's continuing failure to register the Conversion Shares, RGC is entitled to additional penalties of $540,000 per month (payable at the option of RGC in cash or additional shares of Common Stock). The Company and RGC are currently in discussions regarding the restructuring of the Penalty Notes, the May 1998 Penalty and the on-going monthly penalties, but there can be no assurance that the Company will be successful in restructuring such obligations on terms favorable to the Company or its shareholders.

    STOCK OPTIONS AND EMPLOYEE STOCK GRANTS

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), was issued in October 1995, establishing a fair value-based method of accounting for stock-based compensation plans, including stock options and stock purchase plans. SFAS No. 123 allows companies to adopt a fair-value-based method of accounting for stock-based compensation plans or, at their option, to retain the intrinsic-value based method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and supplement it with pro forma disclosures of net earnings and earnings per share data as if the fair value method had been applied. The Company has elected to continue to account for stock-based compensation plans under APB No. 25 and, as such, the adoption of this standard has not impacted the consolidated results of earnings or financial condition.

    The Company's five stock option plans provide for the awarding of incentive and non qualified stock options to employees, directors and consultants who may contribute to the success of the Company. The options granted vest either immediately or ratably over a period of time from the date of grant, typically three or four years, at a price determined by the Board of Directors or a committee of the Board of Directors, generally the fair value of the Company's Common Stock at the date of grant. Options granted to consultants are accounted for based on the fair value of the options issued.

    During 1996 and the first quarter of 1997, options were granted to employees under stock option plans which were approved by the Company's Shareholders in May 1997. The difference between the exercise price of the options and the market price of the Company's Common Stock on the date of plan approval resulted in compensation aggregating $3,381,000. The 1997 expense of $2,536,000 representing the portion of such options vested in 1997 is included as stock based compensation expense in the accompanying Consolidated Statements of Operations. The remaining balance of $845,000 will be recognized ratably over the remaining vesting period of the options. In the following tables, these options are treated as if they were granted on the date of the plan approvals in May 1997.

    Options to purchase 580,313 shares of the Company's Common Stock granted to employees of the Company in 1997 under an option plan (the "1997 Plan") have lapsed and are not deemed to have been granted due to the fact that the 1997 Plan was not presented for approval to the Company's Stockholders within one year of such plan's approval by the Board of Directors of the Company.

    Had the fair-value based method of accounting been adopted to recognize compensation expense for the above plans (excluding the 1997 Plan), the Company's net earnings and earnings per share would have

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
been reduced to the pro forma amounts for the years ended December 31, 1997, 1996 and 1995 as indicated below (in thousands except per share amounts):

                                                                    1997       1996       1995
                                                                 ----------  ---------  ---------
Net income (loss) applicable to common stockholders:
  As reported..................................................  $  (33,177) $   7,254  $   1,690
  Pro forma....................................................     (34,049)     6,732      1,652

Basic income (loss) per share:
  As reported..................................................       (4.85)      1.93       0.66
  Pro forma....................................................       (4.98)      1.79       0.64

Diluted income (loss) per share:
  As reported..................................................       (4.85)      1.78       0.65
  Pro forma....................................................       (4.98)      1.66       0.64

    The fair value of each option granted under all plans is estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                                              1997         1996         1995
                                                                              -----        -----        -----
All Plans:
  Dividend yield.........................................................           0%           0%           0%
  Expected volatility....................................................          70%          52%          52%
  Expected life (years)..................................................           2            2            2

    The risk-free interest rates for 1997, 1996 and 1995 were based upon rates with maturities equal to the expected term of the option. The weighted average interest rate in 1997, 1996 and 1995 amounted to 5.52%, 5.93% and 6.41%, respectively. The weighted average fair value of options granted during the years ended December 31, 1997, 1996 and 1995 amounted to $12.60, $7.02 and $3.45, respectively.

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
    Stock option share activity and weighted average exercise price under these plans and grants for the years ended December 31, 1997, 1996 and 1995, were as follows:

                                                                  NUMBER OF   WEIGHTED AVERAGE
                                                                    SHARES     EXERCISE PRICE
                                                                  ----------  -----------------
Outstanding, January 1, 1995....................................     131,225      $   14.76
  Granted.......................................................     157,500          15.96
  Exercised.....................................................      (4,305)         12.00
  Forfeited.....................................................     (21,195)         13.50
                                                                  ----------
Outstanding, December 31, 1995..................................     263,225          15.63
  Granted.......................................................     357,713          23.82
  Granted as transfer of NMR Options............................      44,229          15.15
  Exercised.....................................................     (81,066)         16.26
  Forfeited.....................................................     (40,195)         19.74
                                                                  ----------
Outstanding, December 31, 1996..................................     543,906          20.28
  Granted.......................................................     133,000          25.38
  Exercised.....................................................     (78,285)         15.51
  Forfeited.....................................................    (105,167)         21.99
                                                                  ----------
Outstanding, December 31, 1997..................................     493,454          22.53
                                                                  ----------
                                                                  ----------
Exercisable at:
  December 31, 1995.............................................     100,403          15.93
  December 31, 1996.............................................     303,237          19.20
  December 31, 1997.............................................     376,547          20.94

    The exercise price for options outstanding as of December 31, 1997 ranged from $12.00 to $36.00. The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                                                                                 OUTSTANDING            EXERCISABLE
                                                                             --------------------  ----------------------
                                                                 NUMBER OF    AVERAGE    AVERAGE    NUMBER OF    AVERAGE
EXERCISE PRICE RANGE                                              SHARES       LIFE       PRICE      SHARES       PRICE
--------------------------------------------------------------  -----------  ---------  ---------  -----------  ---------
$12.00 to 15.00...............................................      67,993     6 years  $   13.92      65,381   $   14.10
$16.50........................................................     101,667     5 years  $   16.50     101,667   $   16.50
$19.50 to 19.65...............................................      71,757     6 years  $   19.50      43,756   $   19.53
$22.53 to 25.50...............................................     137,738     9 years  $   25.26     120,555   $   25.50
$27.00 to 30.00...............................................      30,633     8 years  $   28.38      19,522   $   27.45
$31.14 to 33.39...............................................      58,667     4 years  $   31.32      22,888   $   31.62
$34.89 to 36.00...............................................      25,000     4 years  $   35.64       2,778   $   36.00
                                                                -----------                        -----------
$12.00 to 36.00...............................................     493,455                            376,547
                                                                -----------                        -----------
                                                                -----------                        -----------

    All the options described above were issued with exercise prices at or above fair market value on the date of grant.

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK PURCHASE WARRANTS

    The Company does not have a formal stock warrant plan. The Company's Board of Directors authorizes the issuance of stock purchase warrants at its discretion. The Company's Board of Directors have generally granted warrants in connection with purchase and financing transactions. The number of warrants issued and related terms are determined by a committee of independent directors. All the warrants described below were issued with exercise prices at or above fair market value on the date of grant.

    As of December 31, 1997, the Company had granted warrants, which are currently outstanding, to purchase its Common Stock with the following terms:

                                                                  NUMBER OF   RANGE OF EXERCISE
WARRANTS EXPIRING IN                                               SHARES           PRICE
---------------------------------------------------------------  -----------  ------------------
1998...........................................................      --               --
1999...........................................................      31,062   $  13.50 to $75.00
2000...........................................................      --               --
2001...........................................................     217,125      10.08 to  36.00
2002...........................................................     553,333      28.50 to  37.77
2003...........................................................      17,188                13.89
2004...........................................................      24,653      17.10 to  28.62
                                                                 -----------
                                                                    843,361
                                                                 -----------
                                                                 -----------

    For services rendered by a financial advisory company owned by the Chairman of the Board (the "Affiliate") in connection with several acquisitions, the Company issued warrants (the "Acquisition Warrants") to purchase shares of the Company's Common Stock at exercise prices equal to the market price of the Company's Common Stock on the date of issuance. The fair value of such warrants was considered part of the purchase price of the related acquisition, and was determined (for accounting purposes only) using the Black-Scholes option pricing model using the following assumptions: Dividend yield 0%; expected volatility 62%; Expected life three to five years and a risk free interest rate of 5.6% as set forth below. The Acquisition Warrants are exercisable at prices ranging from $30.93 to $37.77 per share. As of May 26, 1998, none of the Acquisition Warrants had been exercised, and the closing sale price of the Common Stock was $9 3/16.

        Warrants issued in connection with the acquisition of a diagnostic imaging center located in Jacksonville, Florida to purchase 10,667 shares of the Company's Common Stock at an exercise price of $30.93 per share. The warrants have a term of three years, are exercisable from the date of grant and have an estimated fair value (for accounting purposes only) of $150,000.

        Warrants issued in connection with the acquisition of Advanced Diagnostic Imaging, Inc. to purchase 45,667 shares of the Company's Common Stock at an exercise price of $31.80 per share. The warrants have a term of three years, are exercisable from the date of grant and have an estimated fair value (for accounting purposes only) of $662,000.

        Warrants issued in connection with the acquisition of a diagnostic center located in West Palm Beach, Florida to purchase 19,000 shares of the Company's Common Stock at an exercise price of

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
    $31.92 per share. The warrants have a term of three years, are exercisable from the date of grant, and have an estimated fair value (for accounting purposes only) of $276,000.

        Warrants issued in connection with the acquisition of ATI Centers, Inc. to purchase 56,000 shares of the Company's Common Stock at an exercise price of $33.18 per share. The warrants have a term of three years, are exercisable from the date of grant and have an estimated fair value (for accounting purposes only) of $847,000.

        Warrants issued in connection with the acquisition of a diagnostic imaging center located in Rancho Cucamonga, California to purchase 18,333 shares of the Company's Common Stock at an exercise price of $33.75 per share. The warrants have a term of three years, are exercisable from the date of grant, and have an estimated fair value (for accounting purposes only) of $282,000.

        Warrants to purchase 22,000 and 53,333 of the Company's Common Stock at an exercise price of $37.77 per share were granted in connection with the acquisition of diagnostic imaging centers in Maryland, and from Capstone Management, Inc., respectively. The warrants have a term of five years and are exercisable from the date of grant. The estimated fair value (for accounting purposes only) of $478,000 and $1,158,000, respectively.

    Effective December 30, 1997, the Company issued warrants to RGC to purchase 272,333 shares of the Company's Common Stock with an exercise price of $34.86 per share. These warrants have a term of five years and are exercisable from the date of grant. The warrants had an estimated fair value of $2,051,000. The fair value of such warrants was estimated using the Black-Scholes option pricing model using the following assumptions: Dividend yield 0%, Expected volatility 62%, Expected life one year and a risk free interest rate of 5.50% based upon the expected life of the warrants.

    In December 1997, the Company granted warrants to a financing company in connection with a line of credit entered into by the Company. The warrants to purchase 17,778 shares of the Company's Common Stock at an exercise price of $28.62 per share have a term of seven years and are exercisable from the date of grant. The warrants had an estimated fair value of $337,000 which was recorded as a deferred financing expense and is being amortized as additional interest over the term of the facility. The fair value of each warrant was estimated using the Black-Scholes option pricing model using the following assumptions:
Dividend yield 0%, Expected volatility 62%, Expected life seven years and a risk free interest rate of 5.63% based on the expected life of the warrants.

    For warrants granted during 1996, the fair value of each stock purchase warrant issued has been accounted for as a component of each transaction's purchase price and the value has been estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: dividend yield--0%, expected volatility--52% and an expected life of 2 years, unless otherwise noted.

    In March 1996 a financial consulting firm doing business with the Company was granted warrants to purchase 25,000 shares of the Company's Common Stock consisting of 12,500 warrants with an exercise price of $24.00 per share and 12,500 warrants with an exercise price of $36.00 per share. These warrants have a term of five years and are exercisable from date of grant. The number of such warrants was subsequently increased by 1,562 with an exercise price of $24.00 per share and 1,562 warrants with an exercise price of $36.00 per share. As of December 31, 1997, warrants to purchase 14,062 shares of the Company's Common Stock at $24.00 a share and 14,062 at $36.00 per share were outstanding. The warrants had an estimated fair value of $60,000. The fair value of each warrant was estimated using the

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
Black-Scholes option pricing model using the following assumptions: Dividend yield 0%, Expected volatility 52%, Expected life 5 years and a risk free interest rate of 5.93% based upon the expected term of the warrants.

    Under the terms of the merger agreement with NMR, all outstanding NMR warrants were deemed to be exercisable for that number of shares of the Company's Common Stock the warrant holder would have received in the NMR Acquisition, had the holder exercised the NMR warrant prior to the NMR Acquisition. As such, in connection with the NMR Acquisition the Company assumed the following warrants:

        Warrants issued to purchase 5,729 shares of the Company's Common Stock at an exercise price of $21.81 per share to a radiology group providing services to one of its centers. As of December 31, 1997, none of the warrants to purchase 5,729 shares of the Company's Common Stock had been exercised.

        Warrants issued to purchase 1,604 shares of the Company's Common Stock at an exercise price of $21.81 per share, in connection with the execution of a ground lease for one of its facilities. As of December 31, 1997, the warrants to purchase 1,604 shares of the Company's Common Stock have been cancelled and are no longer outstanding.

        Warrants issued to acquire 22,917 shares of the Company's Common Stock at $34.92 per share to a financial consulting firm. As of December 31, 1997, the warrants to purchase 22,917 shares of the Company's Common Stock have been cancelled and are no longer outstanding.

        Warrants granted to non-employee directors of NMR to purchase 43,542 shares of the Company's Common Stock at $27.81 per share. As of December 31, 1997, warrants to purchase 18,333 shares of the Company's Common Stock remain outstanding.

        Warrants granted to a non-employee director of NMR to purchase 917 shares of the Company's Common Stock at an exercise price of $17.10 per share. As of December 31, 1997, warrants to purchase 333 shares of the Company's Common Stock remain outstanding.

        Warrants issued to purchase 5,729 shares of the Company's Common Stock at an exercise price of $13.50 per share to a professional corporation providing legal services to NMR. As of December 31, 1997, all of the warrants to purchase 5,729 shares of the Company's Common Stock have been exercised and are no longer outstanding.

        Warrants granted to an officer and director of NMR to acquire 17,188 shares of the Company's Common Stock at an exercise price of $13.08, and 6,875 shares of common stock at an exercise price of $17.10. As of December 31, 1997, none of the warrants to purchase 17,188 and 6,875 shares of the Company's Common Stock have been exercised.

    For services rendered by a financial advisory company owned by the Chairman of the Board of Directors of the Company in connection with the NMR Acquisition, the Company issued warrants to purchase 40,000 shares of the Company's Common Stock at an exercise price of $27.00 per share. These warrants have a term of five years and are exercisable from date of grant. As of December 31, 1997, none of the warrants to purchase 40,000 shares of the Company's Common Stock have been exercised.

    As required by the merger agreement with NMR, the President of NMR was granted (i) five year warrants to purchase 13,333 shares of the Company's Common Stock at an exercise price of $24.00 per

                            MEDICAL RESOURCES, INC.

9. STOCKHOLDERS' EQUITY (CONTINUED)
share (the "$24.00 Warrants") and (ii) six year warrants to purchase 66,667 shares of the Company's Common Stock at an exercise price of $28.50 per share (the "$28.50 Warrants"), and (iii) in exchange for his NMR employee stock options, three separate five year warrants to purchase (A) 11,458 shares at $27.81, (B) 22,917 shares at $12.54 and (C) 11,458 shares of the Company's Common Stock at $14.19. As of December 31, 1997, 13,333 of the $24.00 Warrants, 56,000 of the $28.50 Warrants, warrants to purchase 22,917 shares at $12.54 and 11,458 shares of the Company's Common Stock at $14.19 remain outstanding.

    As required by the merger agreement with NMR, the Executive Vice President--Finance of NMR was granted (i) five year warrants to purchase 16,667 shares of the Company's Common Stock at an exercise price of $24.00 per share and (ii) in exchange for his NMR employee stock options, four separate five year warrants to purchase 3,438 shares at $12.00, 9,167 shares at $10.08, 13,750 shares at $12.54 and 11,458 shares of the Company's Common Stock at $14.19. As of December 31, 1997, the warrants to purchase 16,667 shares at $24.00 per share, 9,167 shares at $10.08 per share, 13,750 at $12.54 per share and 11,578 shares of the Company's Common Stock at $14.19 per share remain outstanding.

    The warrants the Company issued to the officers of NMR in connection with the NMR Acquisition had an estimated fair value of approximately $650,000 and were considered part of the consideration paid in connection with the NMR Acquisition and such value is being amortized over the term of the officers' covenant not to compete agreements. The 188,147 warrants the Company issued in exchange for previously outstanding NMR options or warrants and the 40,000 warrants issued to the financial advisory company had an estimated fair value of approximately $210,000 and $325,000 respectively, and were considered part of the NMR Acquisition purchase price.

    1,984,667 shares of Common Stock were reserved for the issuance related to the above described stock options, warrants and preferred stock.

10. INCOME TAXES

    The total income tax provisions (benefits) from continuing operations for the years ended December 31, 1997, 1996 and 1995 are allocated as follows (in thousands):

                                                                   1997       1996       1995
                                                                 ---------  ---------  ---------
Tax provision (benefit) from continuing operations before
  valuation allowances.........................................  $  (9,479) $   3,575  $   2,751
Income tax valuation allowance related to continuing
  operations...................................................     10,700     -0-        (1,508)
                                                                 ---------  ---------  ---------
  Income tax provision from continuing operations..............  $   1,221  $   3,575  $   1,243
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Tax provision from discontinued operations.....................  $   1,079  $     587  $     103
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Tax (benefit) related to sale of discontinued business.........  $  -0-     $  -0-     $    (656)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Tax benefit associated with the exercise of employee stock
  options which has been credited to stockholders' equity......  $  (1,000) $    (368) $  -0-
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                            MEDICAL RESOURCES, INC.

10. INCOME TAXES (CONTINUED)
    The components of the Company's income tax provision (benefit) from continuing operations are as follows (in thousands):

                                                                        DECEMBER 31, 1997
                                                                 -------------------------------
                                                                  FEDERAL     STATE      TOTAL
                                                                 ---------  ---------  ---------
Current provision..............................................  $     993  $     990  $   1,983
Deferred benefit...............................................       (879)       117       (762)
                                                                 ---------  ---------  ---------
Income tax provision...........................................  $     114  $   1,107  $   1,221
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                                                                        DECEMBER 31, 1996
                                                                 -------------------------------
Current provision..............................................  $   3,263  $   1,185  $   4,448
Deferred benefit...............................................       (733)      (140)      (873)
                                                                 ---------  ---------  ---------
Income tax provision...........................................  $   2,530  $   1,045  $   3,575
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                                                                        DECEMBER 31, 1995
                                                                 -------------------------------
Current provision..............................................  $   2,778  $     722  $   3,500
Deferred benefit...............................................     (1,871)      (386)    (2,257)
                                                                 ---------  ---------  ---------
Income tax provision...........................................  $     907  $     336  $   1,243
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    A reconciliation of the enacted federal statutory income tax to the Company's recorded effective income tax rate for continuing operations is as follows:

                                                                               DECEMBER 31
                                                                     -------------------------------
                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Statutory federal income tax at 34%................................      (34.0%      34.0%      34.0%
Effect of partnership status and amounts taxed to parties other
  than the company.................................................     --           (1.2)       2.1
State income tax expense (benefit) net of federal benefit..........       (1.2)       6.3       (1.2)
Meals and entertainment............................................         .4         .3         .3
Change in valuation allowance......................................       34.8     --          (27.7)
Goodwill amortization..............................................        2.8        1.8     --
Other..............................................................        1.2       (7.3)       9.9
                                                                     ---------        ---  ---------
Effective tax rate.................................................        4.0%      33.9%      22.4%
                                                                     ---------        ---  ---------
                                                                     ---------        ---  ---------

                            MEDICAL RESOURCES, INC.

10. INCOME TAXES (CONTINUED)
    The significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                             1997       1996
                                                                          ----------  ---------
Deferred tax liabilities
  Property and equipment................................................  $     (841) $    (857)
  Deferred rent.........................................................         (37)       (59)
  Cash to accrual adjustment............................................         (41)      (362)
                                                                          ----------  ---------
  Deferred tax liabilities..............................................        (919)    (1,278)

Deferred tax assets:
  Net operating losses..................................................       2,956      2,956
  Tax credit carryforwards..............................................         385        385
  Accounts receivable reserves..........................................       5,225      3,354
  Capital leases........................................................         110        135
  Goodwill and other intangible assets written off for book purposes,
    but amortized for tax purposes......................................       4,940        220
  Accrued expenses......................................................       2,721     --
  Capital loss carryforward.............................................         127        133
                                                                          ----------  ---------
Deferred tax assets.....................................................      16,464      7,183
                                                                          ----------  ---------
    Subtotal............................................................      15,545      5,905
                                                                          ----------  ---------
Less: Valuation allowance...............................................     (10,700)      (200)
                                                                          ----------  ---------
Net deferred tax asset..................................................  $    4,845  $   5,705
                                                                          ----------  ---------
                                                                          ----------  ---------

    The Company's existing deferred tax assets at December 31, 1997 have been reduced by a valuation allowance of $10,700,000, due to the uncertainty regarding the realization of the full amount of such deferred tax assets. The valuation allowance represents the amount required to reduce all deferred income tax assets to an amount representing the expected federal income tax loss carryback available to the Company.

    At December 31, 1997, the Company has available federal net operating loss carryforwards of approximately $8,028,000 expiring in years 1999 through 2009.

    Utilization of the Company's tax net operating losses is limited to the separately determined taxable incomes of certain of its subsidiaries. In addition, the Tax Reform Act of 1986 enacted a complex set of rules ("Section 382") limiting the utilization of net operating loss carryforwards in periods following a corporate ownership change. In general, a corporate ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually, constructively and in certain cases deemed owned) by one or more "5% shareholders" has increased by 50 percentage points over the lowest percentage of such stock owned during a specified testing period (generally a three year period). The utilization of the Company's available net operating loss carryforwards is subject to such limitations. Should the Company experience further ownership changes, its ability to utilize the available federal net operating loss carryforwards could be subject to further limitation.

                            MEDICAL RESOURCES, INC.

10. INCOME TAXES (CONTINUED)
    The Company also has available tax credit carryforwards of approximately $385,000 expiring between 1998 and 2011. The utilization of such credits is also subject to a limitation similar to the net operating loss limitation described above.

    At December 31, 1997, the Company had income taxes recoverable of $6,504,000 which represents estimated 1997 income tax payments made during 1997 that the Company will be refunded upon filing of its 1997 tax return.

11. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company has entered into noncancelable leases for certain medical diagnostic equipment and furniture and fixtures, and has capitalized the assets relating to these leases. In most cases, the leases are collateralized by the related equipment. Certain leases included renewal options for additional periods.

    The following is a summary of assets under capital leases which amounts are included in Property and Equipment (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1997        1996
                                                                         ---------  ----------
Diagnostic equipment and associated leaseholds.........................  $  31,211  $   23,036
Less: Accumulated amortization.........................................     (5,221)    (12,096)
                                                                         ---------  ----------
                                                                         $  25,990  $   10,940
                                                                         ---------  ----------
                                                                         ---------  ----------

    Amortization expense relating to property and equipment under capital leases at December 31, 1997, 1996 and 1995 was $3,496,000, $3,377,000 and $2,045,000,
respectively.

    The following analysis schedules the minimum future lease payments under capital leases as of December 31, 1997 (in thousands):

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1998..............................................................................  $   13,044
1999..............................................................................      11,263
2000..............................................................................       9,876
2001..............................................................................       5,611
2002..............................................................................       2,063
Thereafter........................................................................         571
                                                                                    ----------
Total minimum lease payments......................................................      42,428
Less: amount representing interest (imputed at an average rate of 7%).............      (6,201)
                                                                                    ----------
Present value of minimum lease payments...........................................      36,227
Less current installments.........................................................     (10,311)
Less debt shown as current due to financial covenant default installments.........      (9,555)
                                                                                    ----------
Obligations under capital leases, shown as long-term..............................  $   16,361
                                                                                    ----------
                                                                                    ----------

                            MEDICAL RESOURCES, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In connection with certain of the Company's acquisitions, the Company entered into agreements for the sale and leaseback of medical diagnostic equipment. Included in future minimum lease payments listed above are $1,782,000 for each of the years 1998, 1999, 2000, 2001 and $803,000 for 2002, relating to these transactions.

    The Company leases its corporate offices and certain centers for periods generally ranging from three to ten years. These leases include rent escalation clauses generally tied to the consumer price index and contain provisions for additional terms at the option of the tenant. The leases generally require the Company to pay utilities, taxes, insurance and other costs. Rental expense under such leases was approximately $6,585,000, $2,597,000 and $2,238,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Ten of the offices are subleased to affiliated Physicians. By reason of the sublease arrangements, if the respective Physicians should be unable to pay the rental on the site, the Company would be contingently liable. As of December 31, 1997, the Company has subleased the operating sites to the Physicians for the base rental as stipulated in the original lease. The related sublease income has been offset by the lease rent expense. The Company also has operating leases for diagnostic imaging equipment installed in certain of its imaging centers.

    The following summary of non-cancelable obligations includes the sublease arrangements described above, certain equipment leases and the Company's corporate rentals. As of December 31, 1997, the aggregate future minimum lease payments and sublease rentals are as follows (in thousands):

                                                                           ORIGINAL
YEAR ENDED DECEMBER 31,                                         LEASES     SUBLEASES      NET
-------------------------------------------------------------  ---------  -----------  ---------
1998.........................................................  $  11,900   $     707   $  11,193
1999.........................................................     10,106         626       9,480
2000.........................................................      9,069         643       8,426
2001.........................................................      8,280         267       8,013
2002.........................................................      5,874          96       5,778
thereafter...................................................      6,538         228       6,310
                                                               ---------  -----------  ---------
                                                               $  51,767   $   2,567   $  49,200
                                                               ---------  -----------  ---------
                                                               ---------  -----------  ---------

    CONTINGENCIES

    Between November 1997 and January 1998, several lawsuits were commenced against the Company, certain of the Company's Directors and certain officers concerning the related party transactions investigated by the Special Committee of the Board of Directors ("Special Committee"). The complaints in each action assert that the Company and the named defendants violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, alleging that the Company omitted and/or misrepresented material information in its public filings, including that the Company failed to disclose that it had entered into acquisitions that were not in the best interest of the Company, that it had paid unreasonable and unearned acquisition and financial advisory fees to related parties, and that it concealed or failed to disclose adverse material information about the Company. Each action seeks unspecified compensatory damages, with interest, and the costs and expenses incurred in bringing the action. On February 9, 1998, the above-mentioned class actions were consolidated for all purposes in federal district court in New Jersey. On March 31, 1998, the lead plaintiffs in the consolidated class actions served their Consolidated Class Action Complaint, asserting that the Company and the named defendants violated Section 10(b) of the Exchange

                            MEDICAL RESOURCES, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Act, and that certain named defendants violated Sections 20(a) and 20A of the Exchange Act. The Company intends to defend vigorously against the allegations.

    As previously announced by the Company the U.S. Attorney for the District of New Jersey commenced an investigation in connection with the disclosures regarding the related party transactions referred to above. In addition, as previously disclosed, the Company has also received an inquiry from the SEC, but no formal proceedings have been commenced by the SEC. The Company has cooperated fully with these authorities and provided all information requested by them.

    On November 7, 1997, the Company accepted the resignations of William D. Farrell, as President and Chief Operating Officer of the Company and as Director, and Gary I. Fields, as Senior Vice President and General Counsel. On the same date, Messrs. Farrell and Fields filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and the members of the Company's Board of Directors, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and breach of contract. On December 17, 1997, the plaintiffs amended their complaint to add a claim for violation of public policy. The plaintiffs allege that they were constructively terminated as a result of their objection to certain related-party transactions, the purported failure of the defendants to adequately disclose the circumstances surrounding such transactions, and the Company's public issuance of alleged false and misleading accounts concerning or relating to such related-party transactions. The plaintiffs seek unspecified compensatory and punitive damages, interest and costs and reinstatement of the plaintiffs to their positions with the Company. On April 8, 1998, the Company filed its Answer to the Amended Complaint, and asserted a counterclaim against Messrs. Farrell and Fields for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    On November 8, 1997, the Company removed John P. O'Malley III, the Company's Chief Financial Officer, for failure to fulfill certain of his functions as Chief Financial Officer. Mr. O'Malley has filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and members of the Board of Directors, as defendants, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and defamation. Mr. O'Malley alleges that the Company terminated his employment in retaliation for voicing the concerns of shareholders and senior management regarding related-party transactions and because the Company did not want to make full and adequate disclosure of the facts and circumstances surrounding such transactions. In addition, Mr. O'Malley alleges that the Company published false and defamatory statements about him. Mr. O'Malley seeks unspecified compensatory and punitive damages, interest and costs of bringing the action. On April 8, 1998, the Company filed its Answer to the Complaint, and asserted a counterclaim against Mr. O'Malley for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    The legal proceedings described above are in their preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of these proceedings. See discussion of reserves for net costs associated with such litigation in Note 3.

    In 1996, Lavina Orsi and Pompeo Orsi brought an action in the Supreme Court of the State of New York, King's County against Advanced MRA Imaging Associates in Brooklyn, New York, a wholly owned subsidiary of the Company ("MRA Imaging"), for damages aggregating $12,500,000. The plaintiff alleges negligent operations, improper supervision and hiring practices and the failure to operate the premises in a safe manner, as a result of which the individual suffered physical injury. The Company's general liability

                            MEDICAL RESOURCES, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) and professional negligence insurance carriers have been notified, and it has been agreed that the general liability insurance will pursue the defense of this matter, however, such insurers have reserved the right to claim that the scope of the matter falls outside the Company's coverage. The parties to this matter are engaged in discovery. The Company believes it has meritorious defenses to all claims against it and therefore is of the opinion that the Company will not incur any material settlement cost, net of insurance proceeds (if any). Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In the normal course of business, the Company is subject to claims and litigation other than those set forth above. Management believes that such other litigation will not have a material adverse effect on the Company's financial position, cash flows or results of operations. Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that the registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. During 1997, the Company entered into an agreement to fix the repurchase price per common share related to certain shares covered by a repurchase agreement to the then current market price in exchange for additional time to obtain registration of such shares. The increased amount of such repurchase obligation of $1,696,000 (solely related to the fixing of the repurchase price pursuant to the terms of the original repurchase agreement) was charged to retained earnings and shown as an increase in Common Stock subject to redemption on the Consolidated Balance Sheet. As of December 31, 1997, the Company had reflected $9,734,000 of Common Stock subject to redemption on its Consolidated Balance Sheet related to shares that the Company may be required to repurchase. During January 1, 1998 through May 26, 1998, the Company paid $3,275,000 to sellers who exercised their rights to have 59,667 shares of Common Stock repurchased. In addition, the Company expects to pay an additional $5,763,000 during the remainder of 1998 in connection with the settlement of certain repurchase obligations of the Company, (representing 138,000 shares of Common Stock) subject under certain circumstances, to the consent of the Senior Notes holders.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay (in additional shares and/or cash) to the sellers an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Any such Price Protection payments will be charged to stockholders' equity. Based upon the closing sales price of the Company's Common Stock on May 26, 1998 ($9 3/16 per share), such shortfall would be approximately $9,634,000, which amount may be reduced by up to $5,977,000 to the extent certain sellers exercise their repurchase rights referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three

                            MEDICAL RESOURCES, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) years). The specific terms of such contingent consideration differs for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration, and in other cases, the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

12. RELATED PARTY TRANSACTIONS

    During 1997, in connection with the placement of the Preferred Stock, the Company paid $967,000 in fees and expenses to Arnhold & S. Bleichroeder, Inc., of which Gary Fuhrman, a director of the Company, is an executive officer and director. Also during 1997, for legal services rendered to the Company, the Company paid legal fees in the amount of $971,000 to Werbel & Carnelutti, of which Stephen Davis, a director of the Company, is a partner. In addition, during 1997, the Company reimbursed the managing underwriter of the Company's October public offering $84,000 in charter fees for the use by the managing underwriter and the Company of an airplane owned by an affiliate of the Chairman of the Board during the public offering roadshow.

    In 1997 and previous years, the Company paid an annual financial advisory fee to 712 Advisory Services, Inc., a financial advisory firm and affiliate of the Company's Chairman of the Board (the "Affiliate"). Mr. Neil H. Koffler, a director of the Company, is also an employee of the Affiliate. Such fees amounted to $112,500, $102,000 and $225,000 in the years ended December 31, 1997, 1996 and 1995, respectively. During the year ended December 31, 1997, the Company also paid transaction related advisory fees and expenses (including fees associated with the issuance of the Senior Notes) to the Affiliate of $1,761,000 and issued to the Affiliate warrants to purchase 225,000 shares of the Company's Common Stock exercisable at between $30.93 and $37.77 per share for financial advisory services rendered to the Company in connection with such transactions. As discussed below, pursuant to recommendations made by the Special Committee, the Affiliate has reimbursed the Company $1,536,000 of the fees paid to the Affiliate for services rendered in 1997 and waived $112,500 of fees payable in 1997.

    In order to compensate officers, directors, employees and consultants to the Company for services rendered or to be rendered to the Company, the Company from time to time has granted options at fair market value to such individuals. As of December 31, 1997, stock options to purchase 489,555 shares of the Company's Common Stock have been issued to the Chairman and Mr. Koffler. Included in this amount are stock options to purchase 250,000 shares and 5,000 shares of the Company's Common Stock which were granted in May 1997 to the Chairman and Mr. Koffler, respectively, under the Company's 1997 Stock Option Plan (the "1997 Plan"). The exercise price for the options granted to the Chairman and Mr. Koffler is $39.38, the fair market value of the Common Stock on the date of grant. As discussed below, the Chairman and Mr. Koffler agreed in April 1998 to relinquish the stock options that were granted to them under the 1997 Plan.

    In September 1997, the Company acquired, for $3,250,000, a limited partnership interest in Dune Jet Services, L.P. (the "Partnership"), a Delaware limited partnership formed for the purposes of acquiring and operating an airplane for the partner's business uses and for third party charter flights. The general partner of the Partnership is Dune Jet Services, Inc., a Delaware corporation, the sole stockholder of which is the Company's Chairman. In October 1997, following discussions among management (members of which expressed objections to such acquisition), the Special Committee, and other members of the Board

                            MEDICAL RESOURCES, INC.

12. RELATED PARTY TRANSACTIONS (CONTINUED) of Directors (including the Chairman), the Company's interest in the partnership was repurchased by the partnership at cost plus interest.

    In October 1997, members of the Company's management communicated to the Board that certain Company stockholders had questioned them regarding the manner in which related-party transactions are scrutinized by the Company and its Board. Management stated that it shared the concerns of these stockholders and had engaged counsel to conduct a review of such transactions.

    In order to address and satisfy the concerns management had communicated, the Company instituted a special investigation to review all related-party transactions (including those referred to above in this note 12) and the adequacy of the disclosure of the same. The review also was to seek to develop recommendations as to what changes, if any, should be made to the Company's procedures regarding related-party transactions.

    The Committee issued the results of its investigation and certain recommendations in a report to the Company's Board of Directors and on April 6, 1998, the Company's Board of Directors voted to adopt the recommendations contained in the report. Accordingly, the Committee recommended and the Affiliate agreed to reimburse the Company approximately $1,424,000 in fees for transactions completed after June 1, 1997, to reimburse $112,500 of the retainer paid to the Affiliate for 1997, to waive payment of an additional $112,500 of fees accrued by the Company for the third and fourth quarters of 1997, and to pay a substantial amount of the expenses associated with the Committee's investigations. In addition, the Committee recommended and the Affiliate agreed to allow the Company to terminate its relationship with the Affiliate.

    The Committee responded to the directors that it had determined that: (i) there was no evidence of any federal or state crimes or securities law violations in connection with the related party transactions in question; (ii) all related-party matters were disclosed in public filings; (iii) the Affiliate performed acquisition advisory services fully consistent with the expectations and understanding of the committee of outside directors that had approved the Affiliate's acquisition fees; and (iv) the acquisition advisory fees paid to the Affiliate in connection with the Company's acquisitions in 1997 were within the range of customary acquisition advisory fees paid to investment bankers on transactions of similar size.

    The Chairman and Mr. Koffler also agreed voluntarily to relinquish 255,000 stock options that were granted to them in May 1997 and permit the Board's Compensation Committee, with the assistance of compensation experts, to determine the appropriate director compensation for 1997. The 255,000 stock options were granted at prices equal to the then current market price, and accordingly, no expense was recorded upon issue nor income reflected upon relinquishment for accounting purposes.

    In addition, for the year ended December 31, 1996, the Company paid transaction related advisory fees and expenses to the Affiliate of $363,000 and issued to the Affiliate warrants to purchase 40,000 shares of the Company's common stock exercisable at $27.00 per share for services rendered to the Company, including services in connection with the NMR acquisition, the public offering of the Company's common stock in October 1996 and other transactions. See Note 11 of notes to Consolidated Financial Statements for discussion of litigation matters regarding related party transactions.

                            MEDICAL RESOURCES, INC.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                          DECEMBER 31, 1997
                                                                        ----------------------
                                                                         CARRYING      FAIR
                                                                          AMOUNT      VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Assets:
  Cash and cash equivalents...........................................  $   23,198  $   23,198
  Restricted cash.....................................................       1,073       1,073
  Patient receivables and due from physician associations, net........      65,887      65,887

Liabilities:
  Notes payable, line of credit and mortgages.........................     119,802     111,085
  Capital lease obligations...........................................      36,227      35,281
  Convertible debentures..............................................      --          --

                                                                           DECEMBER 31, 1996
                                                                          --------------------
                                                                          CARRYING     FAIR
                                                                           AMOUNT      VALUE
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Assets:
  Cash and cash equivalents.............................................  $  15,346  $  15,346
  Restricted cash.......................................................      6,163      6,163
  Patient receivables and due from physician associations, net..........      1,045      1,045

Liabilities:............................................................     39,878     39,878
  Notes payable, line of credit and mortgages...........................     19,367     19,093
  Capital lease obligations.............................................     14,365     14,681
  Convertible debentures................................................      6,988      6,972

    The carrying amounts of cash and cash equivalents, short-term investments, long-term investments and due from affiliated physician associations and patient receivables, net are a reasonable estimate of their fair value. The fair value of the Company's notes and mortgage payable, capital lease obligations and convertible debentures are based upon a discounted cash flow calculation utilizing rates under which similar borrowing arrangements can be entered into by the Company.

14. ACQUISITIONS

    1997 ACQUISITIONS

    On January 10, 1997, the Company, through its wholly owned subsidiary, StarMed, acquired the assets of National Health Care Solutions, Inc. a medical staffing company in Detroit, Michigan for approximately $50,000 in cash. The excess of the purchase price and direct acquisition costs over the fair value of net

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
assets acquired amounted to approximately $311,000 and is being amortized on a straight-line basis over 20 years.

    On January 16, 1997, the Company acquired a diagnostic imaging center located in Melbourne, Florida (the "Melbourne" center) for approximately $1,125,000 in cash. The excess of the purchase price and direct acquisition costs over the fair value of net liabilities assumed amounted to approximately $1,311,000 and is being amortized on a straight-line basis over 20 years.

    On January 28, 1997, the Company acquired two diagnostic imaging centers in southern California (the "California" centers); a multi-modality imaging center in San Clemente, California and an imaging facility in Oceanside, California for approximately $1,030,000 payable in cash and contingent consideration based on the centers achieving certain financial objectives during the one-year period subsequent to the closing of the transaction. Of the contingent consideration payable, up to $2,600,000 of such consideration may be payable in shares of the Company's Common Stock within 90 days of the end of the measurement period. The measurement period ended February 28, 1998, and the Company and the seller are currently in negotiations regarding the contingent consideration due and payable. The excess of the purchase price and direct acquisition costs over the fair value of net liabilities assumed amounted to approximately $4,604,000 and is being amortized on a straight-line basis over 20 years.

    On February 28, 1997, the Company acquired a diagnostic imaging center located in Jacksonville, Florida (the "Jacksonville" center) for 71,667 shares of the Company's Common Stock valued at $2,333,000 and contingent consideration based on the center achieving certain financial objectives during the one year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights. Contingent consideration of up to $1,850,000 is payable in shares of the Company's Common Stock within 90 days of the end of the measurement period. The excess of the purchase price and direct acquisition costs, including 10,667 warrants, with an exercise price of $30.93, valued (for accounting purposes only) at $150,000 issued to the Affiliate for financial advisory services, over the fair value of net assets acquired amounted to approximately $2,245,000 and is being amortized on a straight-line basis over 20 years.

    On March 10, 1997, the Company acquired Advanced Diagnostic Imaging, Inc. ("ADI") for approximately $6,986,000 in cash, plus $825,000 of deferred consideration which was paid in March 1998. ADI owned interests in and operated nine diagnostic imaging centers in the Northeast. As part of the transaction, the Company has acquired an option to purchase an additional center located in the Northeast. This option has not been exercised. The excess of the purchase price and direct acquisition costs, including 45,667 warrants, with an exercise price of $31.80, valued (for accounting purposes only) at $662,000 issued to the Affiliate for financial advisory services, over the fair value of net liabilities assumed amounted to approximately $14,299,000 and is being amortized on a straight-line basis over 20 years.

    On March 10, 1997, the Company acquired a diagnostic imaging center located in West Palm Beach, Florida (the "Palm Beach" center) for approximately $3,459,000 in cash and 18,890 shares of the Company's Common Stock valued at approximately $600,000. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the issuance price ($31.77 per share) and the market price at effectiveness of the registration statement. The Company may satisfy any deficiency in such price by the issuance of additional shares of Common Stock. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. The excess of the purchase price and direct

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
acquisition costs, including 19,000 warrants, with an exercise price of $31.92, valued (for accounting purposes only) at $276,000 issued to the Affiliate for financial advisory services, over the fair value of net assets acquired amounted to approximately $2,178,000 and is being amortized on a straight-line basis over 20 years.

    On March 14, 1997, the Company acquired a diagnostic imaging center in Rancho Cucamonga, California (the "Rancho Cucamonga" center) for approximately $3,948,000 in cash and 14,672 shares of the Company's Common Stock valued at $500,000. The shares of the Company's Common Stock are subject to registration rights. The excess of the purchase price and direct acquisition costs, including 18,333 warrants with an exercise price of $33.75 valued (for accounting purposes only) at $282,000 issued to the Affiliate for financial advisory services, over the fair value of net assets acquired amounted to approximately $4,073,000 and is being amortized on a straight-line basis over 20 years.

    Effective May 1, 1997, the Company acquired Capstone Management Group, Inc. ("Capstone") for approximately $6,934,000 in cash and 132,401 shares of the Company's Common Stock valued at $6,696,000 and contingent consideration based on the centers achieving certain financial objectives during the one year period beginning June 1997. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the issuance price, as adjusted ($53.775 per share). The Company must satisfy any deficiency in cash. In November 1997, the Company and the sellers agreed that the sellers would have the right to require the Company to repurchase up to 105,921 shares of Common Stock (obligations related to repurchase of 26,480 shares have expired) at various intervals in the event the Company failed to register the shares of Common Stock prior to such intervals. As of May 26, 1998, the Company had purchased 37,192 shares of Common Stock from the sellers for aggregate consideration of $2,000,000 and will be required on June 3, 1998 to repurchase the remaining 68,729 shares of Common Stock for aggregate consideration of approximately $3,696,000. Contingent consideration based upon future cash flow is payable within 90 days of the end of the measurement period. Capstone owned and operated ten diagnostic imaging centers, nine of which are located in the northeast and one located in Ohio. The excess of the purchase price and direct acquisition costs, including 53,333 warrants, with an exercise price of $37.77, valued (for accounting purposes only) at $1,158,000 issued to the Affiliate for financial advisory services, over the fair value of net liabilities assumed amounted to approximately $15,292,000 and is being amortized on a straight-line basis over 20 years.

    On May 7, 1997, the Company acquired ATI Centers, Inc. ("ATI") for approximately $13,558,000 in cash consideration and contingent consideration based on the centers achieving certain financial objectives during the one year period subsequent to the closing of the transaction. Contingent consideration of up to $1,500,000 is payable within 90 days of the end of the measurement period. ATI owned and operated eleven diagnostic imaging centers in New Jersey and Pennsylvania. The excess of the purchase price and direct acquisition costs, including 56,000 warrants, with an exercise price of $33.18, valued (for accounting purposes only) at $847,000 issued to the Affiliate for financial advisory services, over the fair value of net assets acquired amounted to approximately $13,445,000 and is being amortized on a straight-line basis over 20 years.

    On May 7, 1997, the Company acquired two diagnostic imaging centers located in Maryland (the "Maryland" centers) for approximately $2,830,000 in cash and 39,722 shares of the Company's Common Stock valued at $1,500,000. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
issuance price ($37.77 per share) and the market price at effectiveness of the registration statement. The Company may satisfy any price deficiency by the issuance of additional unregistered shares of Common Stock or by the payment of cash. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. The excess of the purchase price and direct acquisition costs, including 22,000 warrants, with an exercise price of $37.77, valued (for accounting purposes only) at $478,000 issued to the Affiliate for financial advisory services, over the fair value of net assets acquired amounted to approximately $4,404,000 and is being amortized on a straight-line basis over 20 years.

    On June 24, 1997, the Company acquired the assets of Wesley Medical Resources, Inc. ("Wesley") a medical staffing company in San Francisco, California for 45,741 shares of the Company's Common Stock valued at $2,000,000 and contingent consideration based on the company achieving certain financial objectives during the three year period subsequent to the transaction. In the event that substantially all of the capital stock or assets of Wesley are sold by the Company prior to the completion of the measurement period, the measurement period shall be deemed to be completed as of the date of such sale. The shares issued in connection with the acquisition are subject to registration rights. Contingent consideration based upon future cash flow is payable within 90 days of the end of the measurement period. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $2,448,000 and is being amortized on a straight-line basis over 20 years. See Note 16.

    On June 24, 1997 the Company announced it had invested $1,000,000 in a joint venture for a multi-modality imaging center located in Manhattan, New York. The Company will own approximately 51% of the center which is expected to open in June 1998.

    On June 30, 1997, the Company acquired three diagnostic imaging centers in New York (the "New York" centers) for approximately $4,338,000 in cash and 50,785 shares of the Company's Common Stock valued at $2,546,000. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights. In the event that the registration statement was not declared effective by December 30, 1997, the sellers may sell the shares back to the Company for $2,546,000. In March 1998, the Company issued an interest bearing convertible promissory note in the amount of $2,546,000 payable in ten monthly installments in exchange for the shares of Common Stock issued in connection with the acquisition. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $6,709,000 and is being amortized on a straight-line basis over 20 years.

    On July 31, 1997, the Company acquired a diagnostic imaging center in Hollywood, Florida (the "Hollywood" center) for approximately $1,532,000 in cash and 12,513 shares of the Company's stock valued at $674,000 and additional consideration based on the center's performance over a three year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the issuance price ($54.00 per share) and the market price at effectiveness of the registration statement. The Company may satisfy any price deficiency by the issuance of additional shares of Common Stock or by the payment of cash. In the event that the registration statement is not declared effective by February 1, 1998, the seller may sell the shares back to the Company for $674,000. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. The excess of the purchase price and direct acquisition costs over the fair value

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
of net assets acquired amounted to approximately $1,071,000 and is being amortized on a straight-line basis over 20 years.

    On August 1, 1997, the Company acquired Coral Way MRI, Inc. ("Coral Way MRI") a diagnostic imaging center in Miami, Florida for $684,000 in cash and 30,748 shares of the Company's stock valued at $1,650,000 and additional consideration based on the center's performance over a two year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with any additional consideration are subject to registration rights. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $2,062,000 and is being amortized on a straight-line basis over 20 years.

    On August 13, 1997, the Company acquired MRI of Jupiter, Inc. a diagnostic imaging center in Jupiter, Florida for approximately $2,000,000 in cash and 2,446 shares of the Company's stock valued at $125,000 plus additional consideration based on the center's performance over the one year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the issuance price ($51.00 per share) and the market price at effectiveness of the registration statement. The Company may satisfy any price deficiency by the issuance of additional registered shares of Common Stock or by the payment of cash. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $1,541,000 and is being amortized on a straight-line basis over 20 years.

    On August 21, 1997, the Company acquired four diagnostic imaging centers (the "Presgar" centers) on the west coast of Florida for approximately $5,575,000 in cash and up to $3,700,000 in promissory notes, due August 21, 1998 and convertible into the Company's Common Stock, of which $1,200,000 in principal amount is contingent upon the occurrence of certain events, plus the assumption of indebtedness of $5,446,000. The excess of the purchase price and direct acquisition costs over the fair value of net liabilities assumed amounted to approximately $8,514,000 and is being amortized on a straight-line basis over 20 years.

    On August 29, 1997, the Company acquired a controlling interest in a limited partnership and a limited liability company which each operate an imaging center located in San Jose, California (the "San Jose" centers) for approximately $3,037,000 in cash and 14,472 shares of the Company's stock valued at $693,000 plus the assumption of indebtedness of $3,854,000 and additional consideration based on each center's performance over the one year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the issuance price ($47.88 per share) and the market price at effectiveness of the registration statement. The Company may satisfy any price deficiency by the issuance of additional shares of Common Stock or by the payment of cash. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. As a result of the failure to have the registration statement declared effective by February 28, 1998, the seller is entitled to sell the shares back to the Company at their issuance price. The excess of the purchase price and direct acquisition costs over the fair value of net liabilities assumed amounted to approximately $4,198,000 and is being amortized on a straight-line basis over 20 years.

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
    On September 4, 1997, the Company acquired Germantown MRI Center ("Germantown MRI") a diagnostic imaging center located in Germantown, Pennsylvania for approximately $805,000 in cash. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $279,000 and is being amortized on a straight-line basis over 20 years.

    On September 5, 1997, the Company acquired MRI Imaging Center of Charlotte County a diagnostic imaging center in Port Charlotte, Florida (the "Port Charlotte" center) for $1,293,000 in cash and 25,094 shares of the Company's stock valued at $1,340,000 plus the assumption of indebtedness of $29,000 and contingent consideration based on the center's performance over the two year period subsequent to the closing of the transaction. The shares of the Company's Common Stock issued in connection with any contingent consideration are subject to registration rights. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $1,608,000 and is being amortized on a straight-line basis over 20 years.

    On September 16, 1997, the Company acquired one diagnostic imaging center located in Bronx, New York and one diagnostic imaging center located in Queens, New York (the "Bronx and Queens" centers) for approximately $1,750,000 in cash and 34,238 shares of the Company's stock valued at $1,750,000 plus the assumption of indebtedness of $197,000. The shares of the Company's Common Stock issued in connection with the acquisition are subject to registration rights and price protection equal to the difference between the issuance price ($51.00 per share) and the market price at effectiveness of the registration statement. The sellers have the right to require the Company to satisfy any price deficiency by the issuance of additional unregistered shares of Common Stock or by the payment of cash. As of May 26, 1998, the shares of Common Stock issued in connection with the acquisition had not been registered by the Company. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $2,444,000 and is being amortized on a straight-line basis over 20 years.

    On September 24, 1997, the Company acquired Dalcon Technologies, Inc. ("Dalcon") located in Nashville, Tennessee a software developer and provider of radiology information systems for $645,000 in cash and 35,722 shares of the Company's stock valued at $1,934,000. The shares of the Company's Common Stock issued at the closing are subject to registration rights. The excess of the purchase price and direct acquisition costs over the fair value of net liabilities assumed amounted to approximately $2,615,000 and is being amortized on a straight-line basis over 5 years.

    On October 4, 1997, the Company acquired six diagnostic imaging centers located in Ohio (the "Ohio" centers) for approximately $8,018,000 in cash and a $1,750,000 promissory note, due October 3, 1998 and convertible at the Company's option into shares of Common Stock. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to $7,791,000 and is being amortized on a straight-line basis over 20 years.

    Each of the above acquisitions consummated in 1997 (the "1997 Acquisitions") was accounted for under the purchase method of accounting. The operations of the imaging center acquisitions are included as part of continuing operations in the Consolidated Statements of Operations from the date of purchase. With respect to the 1997 Acquisitions, the fair value of the assets acquired and liabilities assumed, in the aggregate, was approximately $64,759,000 and $64,908,000, respectively. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
    As recommended by the Special Committee, the Affiliate has repaid to the Company $1,424,000 representing all of the financial advisory fees paid by the Company to the Affiliate with respect to the acquisition of Wesley, Manhattan, New York, MRI of Jupiter, Presgar, San Jose, Germantown, Port Charlotte and Bronx and Queens centers. See Note 12 of Notes to Consolidated Financial Statements.

    1996 ACQUISITIONS

    On January 9, 1996, the Company consummated the acquisition of the business assets of MRI-CT, Inc., ("MRI-CT") comprised primarily of four diagnostic imaging centers in New York City. The acquisition was consummated pursuant to an Asset Purchase Agreement dated December 21, 1995 by and among the Company and MRI-CT. Pursuant to the Agreement, a wholly owned subsidiary of the Company acquired all of the business assets of MRI-CT for a combination of $553,000 cash, 64,704 shares of the Company's Common Stock valued at $914,000 and a $88,000 note payable bearing interest at prime due January 9, 2001. The excess of the purchase price over the fair value of net assets acquired amounted to $1,540,000 and is being amortized on a straight line basis over 20 years.

    On January 12, 1996, the Company consummated the acquisition of the common stock of NurseCare Plus, Inc. ("NurseCare"), a California corporation based in Oceanside, California, which provides supplemental healthcare staffing services for clients including hospitals, clinics and home health agencies in Southern California. The NurseCare acquisition was consummated pursuant to a Stock Purchase Agreement dated as of January 11, 1996 by and among StarMed Staffing, Inc. ("StarMed") and NurseCare. Pursuant to the NurseCare agreement, StarMed acquired from NurseCare all of the common stock of NurseCare for $2,514,000 payable $1,264,000 in cash and a note payable for $1,250,000 bearing interest at prime plus one percent due January 12, 1999. The excess of the purchase price over the fair value of net assets acquired amounted to $2,087,000 and is being amortized on a straight line basis over 20 years. See Note 16.

    On May 1, 1996, the Company entered into an Asset Purchase Agreement with Americare Imaging Centers, Inc. and MRI Associates of Tarpon Springs, Inc. ("Americare"), which owns and operates imaging centers in the Tampa, Florida area. Pursuant to the acquisition agreement, the Company acquired certain of the assets and liabilities of Americare for $1,500,000 cash and 76,250 shares of the Company's Common Stock valued at $1,275,000. The excess of the purchase price over the fair value of net assets acquired amounted to $2,862,000 and is being amortized on a straight line basis over 20 years.

    On May 22, 1996, the Company entered into an Asset Purchase Agreement with Clearwater, Florida based Access Imaging Center, Inc. ("Access"). Pursuant to the acquisition, the Company acquired certain of the assets and liabilities of Access for $1,300,000 cash and 64,021 shares of the Company's Common Stock valued at $1,445,000. The excess of the purchase price over the fair value of net assets acquired amounted to $1,972,000 and is being amortized on a straight line basis over 20 years.

    On June 28, 1996, the Company entered into an Asset Purchase Agreement with WeCare Allied Health Care, Inc. ("WeCare"), a healthcare staffing company. Pursuant to the agreement, the Company acquired certain assets for $1,050,000 cash and a $510,000 note payable bearing interest at prime plus one percent due July 1998. The excess of the purchase price over the fair value of net assets acquired amounted to $1,769,000 and is being amortized on a straight line basis over 20 years. See Note 16.

    On July 3, 1996, the Company acquired a diagnostic imaging center in Centereach, New York ("Centereach"). Pursuant to the acquisition, the Company acquired certain of the assets for approximately

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
$3,100,000 in cash. The excess of the purchase price over the fair value of net assets acquired amounted to $2,989,000 and is being amortized on a straight line basis over 20 years.

    On August 30, 1996, the Company consummated the NMR Acquisition. NMR was engaged directly and through limited partnerships in the operation of eighteen diagnostic imaging centers. Pursuant to the acquisition agreement, NMR was merged into a wholly owned subsidiary of the Company and each issued and outstanding share of NMR Common Stock was converted into 0.2292 shares of the Company's Common Stock resulting in the issuance of 1,485,500 shares of the Company's Common Stock valued at $39,350,000. The excess of the purchase price and direct acquisition costs (including $200,000 in fees and 40,000 warrants, with an exercise price of $27.00, valued (for accounting purposes only) at $325,000 for financial advisory services issued to the Affiliate) over the fair value of net assets acquired amounted to approximately $35,286,000 and is being amortized on a straight line basis over twenty years.

    On November 25, 1996 the Company consummated the acquisition of two diagnostic imaging centers in Garden City and East Setauket, New York (the "Long Island" centers). Pursuant to the acquisition agreement, the Company acquired certain assets and liabilities for a $4,500,000 convertible promissory note due January 9, 1997 and $1,900,000 in cash. The convertible promissory note converted into 177,725 shares of the Company's Common Stock upon registration of the shares in accordance with its terms at a conversion price of $25.32. The excess of the purchase price and direct acquisition costs, including $60,000 in financial advisory fees paid to the Affiliate, over the fair value of net assets acquired amounted to $6,042,000 and is being amortized on a straight line basis over 20 years.

    On December 16, 1996, the Company acquired the Imaging Center of the Ironbound in Newark, New Jersey (the "Ironbound" center) from TME, Inc. for $216,000 in cash and 6,289 shares of Company Common Stock valued at $200,000. The excess of the purchase price and direct acquisition costs over the fair value of net assets acquired amounted to approximately $440,000 and is being amortized on a straight line basis over 20 years.

    Each of the above acquisitions consummated in 1996 (the "1996 Acquisitions") were accounted for under the purchase method of accounting. The operations of the imaging center acquisitions are included as part of continuing operations in the Consolidated Statements of Operations from the date of purchase. Contingent consideration associated with acquisitions is recorded as additional purchase price.

    1995 ACQUISITIONS

    On February 24, 1995, the Company consummated a merger (the "Merger") with Maternity Resources, Inc. ("Maternity Resources"), a Delaware corporation engaged in the wholesale, manufacture and retail sale of maternity apparel. The merger was consummated pursuant to a Stock Purchase Agreement (the "Agreement") dated as of February 24, 1995 by and among the Company, Maternity Resources and the other parties named therein (the "Sellers"). Maternity Resources was formed on December 27, 1994 for the sole purpose of acquiring Maternity Retail Partners, L.P. and Kik Kin, L.P. Pursuant to the Agreement, the Company acquired
(i) 100% of the issued and outstanding common stock of Maternity Resources from the Sellers in exchange for an aggregate of 160,000 shares of the Company's Common Stock, par value $0.01 and (ii) 100% of the issued and outstanding shares of Series B and Series C Preferred Stock of Maternity Resources from the holders thereof in exchange for shares of the Company's Series A Preferred Stock and Series B Preferred Stock. At the time of the Merger, the Company and Maternity Resources were under common control through stock ownership and, as a result,

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
the Merger was accounted for as a transfer between entities under common control. Under this method of accounting, when entities are under common control, the assets, liabilities and operations are combined at historical cost in a manner similar to that in pooling of interests accounting. In November 1995, the Company sold its Maternity Resources subsidiaries and consequently transferred all of Maternity Resources liabilities to unaffiliated third parties. The Company has no material contingent liabilities remaining with respect to Maternity Resources. Since the Maternity operations have been sold, Maternity Resources has been reported as a discontinued operation.

    Maternity apparel revenues were recognized on an accrual basis as earned and realizable and consisted of net revenue derived from the wholesale and retail sale of maternity clothing and apparel. Maternity apparel revenues amounted to approximately $11,057,000 for the year ended December 31, 1995. The initial purchase price of $4,076,000 (the aggregate recorded fair value of the Common Stock and the Preferred Stock issued by the Company in connection with the Merger) exceeded the book value of net assets acquired of $1,120,000 by $2,955,000. This amount could be considered a distribution to shareholders. On December 27, 1995, preferred shares, which were included as part of the $4,076,000 having a potential redemption value of $2,392,000 were redeemed by the Company for an agreed upon aggregate amount of $24,000. The net amount paid in excess of the net assets acquired after the redemption amounted to $564,000. The acquisition of Maternity was accounted for in a manner similar to that in a pooling of interests. This accounting resulted in certain adjustments directly to stockholders' equity. A credit of $1,022,000 was made to paid-in-capital related to the forgiveness of certain debt owed by Maternity to affiliated organizations that is accounted for as a capital contribution due to the related party nature. A credit of $570,000 was made to retained deficit that represents a portion of Maternity's January 1995 losses attributable to a subsidiary. These losses were included in the Company's 1994 operations in recognition of the then full year's operating results for the specific subsidiary's year ended January 31, 1995. Accordingly, the amount duplicated in 1995 operating results is reversed. A charge of $269,000 to paid-in-capital relates to a cash redemption by Maternity of its then outstanding redeemable preferred stock prior to the merger. Maternity Retail Partners L.P. has also been included in the Company's consolidated operating results for the twelve months ended December 31, 1995.

    On May 26, 1995, the Company consummated the acquisition of the business operations of New England MRI, Inc. ("New England MRI"), a Florida corporation based in Fort Myers, Florida, which owned and managed two diagnostic imaging centers (the "Centers"). The acquisition was consummated pursuant to an Asset Purchase Agreement (the "Agreement") dated as of May 17, 1995 by and among two of the Company's wholly owned subsidiaries--Fort Myers Resources, Inc. ("FMR") and Central Fort Myers Resources, Inc. ("CFMR"), and "New England MRI". Pursuant to the Agreement, FMR acquired substantially all of the assets of one of the centers and CFMR acquired all of the assets of the other center through the issuance of 400,000 shares of the Company's Common Stock valued at $3,449,000. Of the 400,000 shares, 200,000 shares were issued at closing with the remaining 200,000 shares to be issued within two years of closing (200,000 of such shares were issued in 1997). The centers achieved certain earnings objectives and as a result, an additional 66,667 shares were issued in September 1997, to New England MRI, in accordance with the additional consideration provisions in the purchase agreement. The market value of the shares upon issuance was recorded as additional goodwill subject to amortization over the stated period. The excess of the purchase price over the fair value of net assets acquired amounted to approximately $5,746,000 and is being amortized on a straight line basis over 20 years. The accompanying Consolidated Financial Statements include the operations of FMR and CFMR from the above date of

                            MEDICAL RESOURCES, INC.

14. ACQUISITIONS (CONTINUED)
acquisition. The shares issued to New England MRI as consideration for the purchased assets are subject to certain registration rights.

    On June 19, 1995, the Company consummated the acquisition of the business operations of PCC Imaging, Inc. ("PCC"), which owns and manages a diagnostic imaging center. The acquisition was consummated pursuant to an Asset Purchase Agreement (the "Agreement") dated June 19, 1995 by and among the Company's wholly owned subsidiary, Hackensack Resources, Inc. ("HRI") and PCC. Pursuant to the agreement, HRI acquired substantially all of the assets of the center for $1,800,000 in cash. The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired amounted to $751,000 and is being amortized on a straight line basis over 20 years. The accompanying consolidated financial statements include the operations of PCC from the above date of acquisition.

    The following table summarizes the unaudited pro forma results of continuing operations for the years ended December 31, 1997 and 1996, assuming the 1997 imaging center acquisitions had occurred on January 1, 1997 and 1996 and the 1996 imaging center acquisitions had occurred on January 1, 1996 (in thousands, except per share data):

                                                                      1997         1996
                                                                   -----------  -----------
                                                                   (UNAUDITED)  (UNAUDITED)
Revenue, net.....................................................   $ 185,309    $ 192,131
Operating income (loss)..........................................     (17,323)(a)     26,190
Income (loss) before income taxes................................     (30,134)      10,360
Net income (loss) from continuing operations.....................     (31,355)       6,376
Basic net income (loss) per share from continuing operations.....   $   (4.87)   $    1.70

------------------------

(a) 1997 pro forma results include a $12,962,000 loss on the impairment of goodwill and other long-lived assets and other unusual charges of $9,723,000. See Note 3 of the Notes to the Consolidated Financial Statements for further details.

                            MEDICAL RESOURCES, INC.

15. QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

    The following is a summary of unaudited quarterly consolidated financial results of continuing operations for the years ended December 31, 1997 and 1996 (in thousands except per share amounts) (see Note 16):

                                                        FIRST
                                                       QUARTER     SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER
                                                     ------------  --------------  -------------  --------------
1997
  Revenue, net.....................................   $   26,841     $   37,877      $  42,022      $   37,672
  Operating income (loss)..........................        6,713          5,896          9,159         (43,065)
  Net income (loss) from continuing operations.....        3,362          2,628          3,909         (43,805)
  Basic earnings (loss) per share from continuing
    operations.....................................         0.53           0.39           0.56           (6.06)
  Diluted earnings (loss) per share from continuing
    operations.....................................         0.50           0.36           0.49           (6.06)

1996
  Revenue, net.....................................   $   11,367     $   12,899      $  17,088      $   23,408
  Operating income.................................        2,064          2,771          3,704           5,161
  Net income from continuing operations............        1,235          1,538          1,775           2,435
  Basic earnings per share from continuing
    operations.....................................         0.45           0.51           0.49            0.43
  Diluted earnings per share from continuing
    operations.....................................         0.44           0.47           0.45            0.40

    In the table above, the second quarter of 1997 has been restated to include a non-cash charge of $2,305,000 for compensation expense resulting from stock options granted in 1996 and early 1997 that were approved by the Company's stockholders in May 1997.

    The fourth quarter of 1997 includes a $12,962,000 loss on the impairment of goodwill and other long-lived assets and other unusual charges of $9,723,000. See Note 3 of the Notes to the Consolidated Financial Statements for further details. The fourth quarter of 1997 also includes additional charges related to increases in the estimated provision for uncollectible accounts receivable and higher contractual allowance estimates.

    Quarterly results are generally affected by the timing of acquisitions.

16. SUBSEQUENT EVENTS

AGREEMENT IN PRINCIPLE REGARDING SENIOR NOTE DEFAULTS

    Management has reached an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications. Under the terms of the agreement in principle, the Senior Note lenders have agreed to waive all existing covenant defaults and to modify the financial covenants applicable over the remaining term of the Senior Notes. In consideration for these waivers and covenant modifications, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issue to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. In

                            MEDICAL RESOURCES, INC.

16. SUBSEQUENT EVENTS (CONTINUED)
addition, the Company has agreed to prepay $2,000,000 of principal outstanding on the Senior Notes (without premium) and to pay a fee to the Senior Note lenders of $500,000. The agreement in principle is subject to the execution of definitive documents, which are expected to be completed during September 1998. There can be no assurance, however, that definitive documents effecting the agreement in principle will be executed.

    Upon execution of the definitive documents with respect to the Senior Notes, the Senior Notes and the Cross Default Debt will no longer be in default and will be shown as long-term debt in future financial statements of the Company.

SALE OF STARMED

    Through the Per Diem and Travel Nursing Divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), the Company provides temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000 (the "StarMed Sale"). Due to the StarMed Sale, the amounts in the accompanying Consolidated Statements of Operations and related notes thereto have been restated to reflect StarMed as a discontinued operation.

    Net cash proceeds from the StarMed Sale were used as follows: (i) $13,786,000 to repay StarMed's outstanding third-party debt (in accordance with the terms of sale) (ii) $2,000,000 was placed in escrow to be available, for a specified period of time, to fund indemnification obligations that may be incurred by the Company (part or all of this amount may be payable to the Company over time) and (iii) an additional $2,000,000 was placed into escrow to be applied as a partial repayment of the Company's $78,000,000 of Senior Notes. The remaining net proceeds of approximately $13,400,000 increased the Company's consolidated cash balances. For accounting purposes, a pretax gain from the StarMed Sale of approximately $5,000,000 is expected to be reported in the third quarter of 1998.

                            MEDICAL RESOURCES, INC.

16. SUBSEQUENT EVENTS (CONTINUED)
    The following table shows summary balance sheets for StarMed as of December 31 (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
                                            ASSETS
Current Assets
  Cash and cash equivalents.............................................  $     455  $  --
  Accounts receivable, net..............................................     12,657      5,287
  Other Current Assets..................................................        279        185
                                                                          ---------  ---------
    Total current assets................................................     13,391      5,472

Property and equipment, net.............................................        428        275
Goodwill, net...........................................................     10,442      8,026
Other assets............................................................        218     --
                                                                          ---------  ---------
  Total assets..........................................................  $  24,479  $  13,773
                                                                          ---------  ---------
                                                                          ---------  ---------

                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current notes and mortgages payable...................................  $     850  $   1,275
  Borrowings under line of credit.......................................      3,744     --
  Debt due parent.......................................................      4,000      3,554
  Accounts payable and accrued expenses.................................      2,229        884
                                                                          ---------  ---------
    Total current liabilities...........................................     10,823      5,713

Notes and mortgages payable, less current portion.......................      2,827      3,635
Debt due parent.........................................................      6,279     --
Equity..................................................................      4,550      4,425
                                                                          ---------  ---------
Total liabilities and stockholder's equity..............................  $  24,479  $  13,773
                                                                          ---------  ---------
                                                                          ---------  ---------

    The following table shows summary statements of operations for StarMed for the years ended December 31 (in thousands):

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Net service revenues.........................................  $  57,974  $  29,023  $  16,133
Office level operating costs and provision for uncollectible
  accounts receivable........................................     47,123     24,316     13,543
Corporate general and administrative.........................      8,089      3,212      1,984
Depreciation and amortization................................        601        502        293
                                                               ---------  ---------  ---------
  Operating income...........................................      2,161        993        313
Interest expense, net........................................        353        135     --
                                                               ---------  ---------  ---------
Income before income taxes...................................      1,808        858        313
Provision for income taxes...................................      1,079        587        416
                                                               ---------  ---------  ---------
Net income (loss)............................................  $     729  $     271  $    (103)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                            MEDICAL RESOURCES, INC.

16. SUBSEQUENT EVENTS (CONTINUED)
    See note 14 for discontinued operations relating to Maternity Resources, Inc. for 1995.

    In June 1998, an individual filed a complaint against the Company, StarMed, Wesley Medical Resources, Inc., a subsidiary of the Company ("Wesley"), and certain officers and directors of the Company in the United States District Court for the Northern District of California. The complaint, among other things, alleges that the defendants omitted and/or misrepresented material information in the Company's public filings and that they concealed or failed to disclose adverse material information about the Company in connection with the sale of Wesley to the Company by the plaintiff. The plaintiff seeks damages in the amount of $4.25 million or, alternatively, recession of the sale of Wesley. The Company believes that it has meritorious defenses to the claims asserted by plaintiff, and intends to defend itself vigorously. In July 1998, the Company and the named defendants filed a motion to dismiss the plaintiff's complaint on numerous grounds. The legal proceeding described above is in its preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of such proceeding.

                            MEDICAL RESOURCES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                BALANCE AT    ADDITIONS                   BALANCE
                                                                 BEGINNING   CHARGED TO    ADDITIONS/    AT END OF
DESCRIPTION                                                      OF PERIOD     EXPENSE    (DEDUCTIONS)    PERIOD
--------------------------------------------------------------  -----------  -----------  -------------  ---------
Year ended December 31, 1995
  Total Allowances for Doubtful Accounts......................   $   2,881    $   3,378   $         0(1)
                                                                                                 (427)(2) $   5,832
Year ended December 31, 1996
  Total Allowances for Doubtful Accounts......................       5,832        4,705            78(1)
                                                                                                 (247)(2)    10,368
Year ended December 31, 1997
  Total Allowances for Doubtful Accounts......................      10,368       20,364           292(1)
                                                                                              (12,102)(2)    18,922

------------------------

(1) Represents provision for bad debts of discontinued operations.

(2) Uncollectible accounts written off, net of recoveries.

                            MEDICAL RESOURCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                           JUNE 30,   DECEMBER 31,
                                                                                             1998         1997
                                                                                           ---------  ------------

                                                      ASSETS
Current Assets:
  Cash and cash equivalents..............................................................  $  14,085   $   23,198
  Cash and short-term investments, restricted............................................      1,744          600
  Accounts receivable, net...............................................................     74,761       65,887
  Other receivables......................................................................     10,497        5,430
  Prepaid expenses.......................................................................      6,004        7,027
  Income taxes recoverable...............................................................      4,155        6,504
  Deferred tax assets, net...............................................................      2,492        2,492
                                                                                           ---------  ------------
    Total current assets.................................................................    113,738      111,138
Property and equipment, net..............................................................     57,072       64,343
Goodwill, net............................................................................    147,580      149,624
Other intangible assets, net.............................................................      6,220        6,836
Other assets.............................................................................      3,890        4,189
Deferred tax assets, net.................................................................      2,353        2,353
Restricted cash..........................................................................        473          473
                                                                                           ---------  ------------
    Total assets.........................................................................  $ 331,326   $  338,956
                                                                                           ---------  ------------
                                                                                           ---------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Senior Notes due 2001 through 2005, classified as current..............................  $  78,000   $   78,000
  Notes and mortgages payable, classified as current.....................................      2,725        3,206
  Capital lease obligations, classified as current.......................................      7,671        9,555
  Current portion of notes and mortgages payable.........................................     14,842       13,313
  Current portion of capital lease obligations...........................................      9,507       10,311
  Borrowings under line of credit........................................................     10,591        3,744
  Accounts payable.......................................................................     11,925       13,141
  Accrued expenses.......................................................................     25,978       28,018
  Common stock subject to redemption.....................................................      5,509        9,734
  Other current liabilities..............................................................      2,882          290
                                                                                           ---------  ------------
    Total current liabilities............................................................    169,630      169,312
Notes and mortgages payable, less current portion........................................     20,294       21,539
Obligations under capital leases, less current portion...................................     11,739       16,361
Other long term liabilities..............................................................        515          178
                                                                                           ---------  ------------
    Total liabilities....................................................................    202,178      207,390
Minority interest........................................................................      5,370        4,662
Stockholders' equity:
  Common stock, $.01 par value; authorized 50,000 shares, 7,687 issued and outstanding at
    June 30, 1998 and 7,296 issued and outstanding at December 31, 1997..................         77           73
  Series C Convertible Preferred Stock, $1,000 per share stated value; 16 and 18 shares issued and outstanding at June 30, 1998 and December 31, 1997, respectively
    (liquidation preference of 3% per annum).............................................     16,016       18,242
  Additional paid-in capital.............................................................    143,770      138,810
  Accumulated deficit....................................................................    (36,085)     (30,221)
                                                                                           ---------  ------------
                                                                                           ---------  ------------
    Total stockholders' equity...........................................................    123,778      126,904
                                                                                           ---------  ------------
    Total liabilities and stockholders' equity...........................................  $ 331,326   $  338,956
                                                                                           ---------  ------------
                                                                                           ---------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Net service revenues........................................................................  $  93,648  $  64,718
Imaging center operating costs:
  Technical services payroll and related expenses...........................................     21,510     12,590
  Medical supplies..........................................................................      5,919      3,884
  Diagnostic equipment rental and maintenance...............................................      8,724      4,131
  Independent contractor fees...............................................................      4,349      2,825
  Administrative expenses...................................................................     16,920     10,248
  Other center level costs..................................................................      3,915      2,606
Provision for uncollectible accounts receivable.............................................      7,307      3,753
Corporate general and administrative........................................................      5,815      2,689
Stock-option based compensation.............................................................        228      2,305
Depreciation and amortization...............................................................     12,635      7,079
Unusual charges.............................................................................      5,400     --
                                                                                              ---------  ---------
  Operating income..........................................................................        926     12,608
Interest expense, net.......................................................................      6,912      2,733
                                                                                              ---------  ---------
  Income (loss) from continuing operations before minority interest and income taxes........     (5,986)     9,875
Minority interest (benefit).................................................................        643       (193)
                                                                                              ---------  ---------
  Income (loss) from continuing operations before income taxes..............................     (6,629)    10,068
Provision for income taxes..................................................................        301      4,078
                                                                                              ---------  ---------
  Income (loss) from continuing operations..................................................     (6,930)     5,990
Income from discontinued operations, net of tax.............................................      1,341        395
                                                                                              ---------  ---------
  Net income (loss).........................................................................     (5,589)     6,385
Charges related to convertible preferred stock..............................................       (274)    --
                                                                                              ---------  ---------
  Net income (loss) applicable to common stockholders.......................................  $  (5,863) $   6,385
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Income (loss) per common share applicable to common stockholders:
  Basic--
    Continuing operations...................................................................  $   (0.99) $    0.91
    Discontinued operations.................................................................       0.19       0.06
                                                                                              ---------  ---------
      Net income (loss) per common share....................................................  $   (0.80) $    0.97
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Diluted--
    Continuing operations...................................................................  $   (0.99) $    0.86
    Discontinued operations.................................................................       0.19       0.06
                                                                                              ---------  ---------
      Net income (loss) per common share....................................................  $   (0.80) $    0.92
                                                                                              ---------  ---------
                                                                                              ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                  SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                                --------------------
                                                                                                  1998       1997
                                                                                                ---------  ---------
Cash flows from operating activities:
Net income (loss).............................................................................  $  (5,589) $   6,385
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...............................................................     12,969      7,341
  Provision for uncollectible accounts receivable.............................................      7,455      3,762
  Deferred income tax provision...............................................................     --            649
  Stock-option based compensation.............................................................        228      2,305
  Expense incurred in connection with warrants and notes issued to preferred stockholders.....      3,334     --
  Other, net..................................................................................        708       (425)
Changes in operating assets and liabilities:
  Accounts receivable.........................................................................    (16,330)   (15,333)
  Other receivables...........................................................................     (5,067)    (2,272)
  Prepaid expenses............................................................................      1,023     (2,014)
  Income taxes recoverable or payable.........................................................      2,349       (886)
  Other assets................................................................................        336     (1,219)
  Accounts payable and accrued expenses.......................................................     (3,244)     5,997
  Other current liabilities...................................................................      2,592      1,331
  Other long-term liabilities.................................................................        337     (2,686)
                                                                                                ---------  ---------
    Total adjustments.........................................................................      6,690     (3,450)
                                                                                                ---------  ---------
        Net cash provided by operating activities.............................................      1,101      2,935
                                                                                                ---------  ---------
Cash flows from investing activities:
Purchase of property and equipment, net of disposals..........................................     (1,086)    (4,233)
Acquisition of diagnostic imaging centers, net of cash acquired...............................     --        (37,908)
Acquisition of temporary staffing offices, net of cash acquired...............................     --            176
Investment in Diagnostic Imaging Center Joint Venture.........................................     --         (1,000)
Contingent consideration related to prior year acquisitions...................................     (1,201)    --
Costs associated with refinancing of assets under capital leases..............................     --         (1,461)
Sale (purchase) of short-term investments, net................................................     --          5,848
Increase in restricted cash...................................................................     (1,144)    --
                                                                                                ---------  ---------
        Net cash used in investing activities.................................................     (3,431)   (38,578)
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Cash flows from financing activities:
Proceeds from Senior Notes, net of issuance costs.............................................     --         77,113
Proceeds from sale/leaseback transactions.....................................................     --          7,856
Repurchase of Common Stock subject to redemption..............................................     (3,311)    --
Proceeds from borrowing under notes payable...................................................        103        309
Borrowings under line of credit...............................................................      6,847      1,500
Proceeds from exercise of options and warrants................................................        128        308
Note and capital lease repayments in connection with acquisitions.............................     --         (7,659)
Note and capital lease repayments in connection with Senior Notes transaction.................     --        (13,764)
Note and capital lease repayments in connection with sale/leaseback transaction...............     --         (2,314)
Principal payments under capital lease obligations............................................     (5,743)    (1,791)
Principal payments on notes and mortgages payable.............................................     (4,807)    (3,427)
Other, net....................................................................................     --            (19)
                                                                                                ---------  ---------
        Net cash (used in) provided by financing activities...................................     (6,783)    58,112
                                                                                                ---------  ---------
Net increase (decrease) in cash and cash equivalents..........................................     (9,113)    22,469
Cash and cash equivalents at beginning of year................................................     23,198     15,346
                                                                                                ---------  ---------
Cash and cash equivalents at end of period....................................................  $  14,085  $  37,815
                                                                                                ---------  ---------
                                                                                                ---------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                            MEDICAL RESOURCES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

    The accompanying unaudited consolidated financial statements of Medical Resources, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for an entire year.

    The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained herein for the year ended December 31, 1997.

    During July 1998, the Company's shareholders approved a reverse stock split of the Company's outstanding shares of Common Stock. As a result of the reverse stock split, each three outstanding shares of Common Stock were automatically converted into one share of new Common Stock. The Company effected the reverse stock split in order to meet the minimum bid price requirement for continued listing on the Nasdaq Stock Market. The share data included herein have been adjusted to reflect the impact of the reverse stock split.

    THE COMPANY

    The Company operates and manages primarily fixed-site, free-standing outpatient medical diagnostic imaging centers (herein referred to as "centers"), and provides diagnostic imaging network management services to managed care providers. The Company, through its wholly-owned subsidiary, Dalcon Technologies, Inc., also develops and markets software products and systems for the diagnostic imaging industry.

    Until August 1998, the Company, through the Per Diem and Travel Nursing divisions of its wholly-owned subsidiaries, StarMed Staffing, Inc. and Wesley Medical Resources Inc. ("StarMed"), provided temporary healthcare staffing of registered nurses and other medical personnel to acute and sub-acute care facilities nationwide. On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000 (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations (see Note 6).

    REVENUE RECOGNITION

    At each of the Company's diagnostic imaging centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists with whom the Company has entered into independent contractor agreements. Pursuant to these agreements, the Company has agreed to provide equipment, premises, comprehensive management and administration, including responsibility for billing and collection of receivables, and technical imaging services to the Interpreting Physician.

    Net service revenues are reported, when earned, at their estimated net realizable amounts from patients, third party payors and others for services rendered at contractually established billing rates which

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) generally are at a discount from gross billing rates. Known and estimated differences between contractually established billing rates and gross billing rates ("contractual allowances") are recognized in the determination of net service revenues at the time services are rendered. Subject to the foregoing, the Company's imaging centers recognize revenue under one of the three following types of agreements with Interpreting Physicians:

        TYPE I--The Company receives a technical fee for each diagnostic imaging procedure performed at a center, the amount of which is dependent upon the type of procedure performed. The fee included in revenues is net of contractual allowances. The Company and the Interpreting Physician proportionally share in any losses due to uncollectible amounts from patients and third party payors, and the Company has established reserves for its share of the estimated uncollectible amount.

        TYPE II--The Company bills patients and third party payors directly for services provided and pays the Interpreting Physicians either (i) a fixed percentage of fees collected at the center, or (ii) a contractually fixed amount based upon the specific diagnostic imaging procedures performed. Revenues are recorded net of contractual allowances and the Company accrues the Interpreting Physician fee as an expense on the Consolidated Statements of Operations. The Company bears the risk of loss due to uncollectible amounts from patients and third party payors, and the Company has established reserves for the estimated uncollectible amount.

        TYPE III--The Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent and a fee for administrative and technical service performed at the centers. The affiliated physician association contracts with and pays directly the Interpreting Physicians. The Company's fee, net of an allowance based upon the affiliated physician association's ability to pay after the association has fulfilled its obligations (i.e., estimated future net collections from patients and third party payors less facility lease expense and Interpreting Physicians fees), constitutes the Company's net service revenues. Since the Company's net service revenues are dependent upon the amount ultimately realized from patient and third party receivables, the Company's revenue and receivables have been reduced by an estimate of patient and third party payor contractual allowances, as well as an estimated provision for uncollectible amounts from patients and third party payors.

    Revenues derived from Medicare and Medicaid are subject to audit by such agencies. The Company is not aware of any pending audits.

    The Company also recognizes revenue from the sale of radiology information systems. Such revenues are recognized on an accrual basis as earned.

    RECLASSIFICATION AND RESTATEMENT

    The Consolidated Statement of Operations for the three month and six month periods ended June 30, 1997 have been restated to include a non-cash charge of $2,305,000 for compensation expense resulting from stock options granted in 1996 and early 1997 that were approved by the Company's stockholders in May 1997. In addition, certain prior year amounts have been reclassified to conform to the current year presentation.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires an entity to report comprehensive income and its components and increases financial reporting disclosures. This standard has no impact of the Company's financial position, cash flows or results of operations since the Company's comprehensive income is the same as its reported net income.

EARNINGS PER SHARE

    Effective for the year ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." This statement requires the presentation of Basic Earnings per Share and Diluted Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of common shares outstanding during the period plus the potentially issuable common shares related to outstanding stock options, warrants and convertible debt. Earnings per share amounts for the three and six months ended June 30, 1997 have been restated to conform to the requirements of SFAS No. 128.

                            MEDICAL RESOURCES, INC.

1. DESCRIPTION OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The computations of basic earning per share and diluted earnings per share for the three and six months ended June 30, 1998 and 1997 were as follows (in thousands, except per share amounts):

                                                                           THREE MONTHS ENDED    SIX MONTHS ENDED JUNE
                                                                                JUNE 30,                  30,
                                                                         ----------------------  ----------------------
                                                                           1998        1997        1998        1997
                                                                         ---------  -----------  ---------  -----------
BASIC EARNINGS (LOSS) PER SHARE INFORMATION
Income (loss) from continuing operations...............................  $  (1,442)  $   2,628   $  (6,930)  $   5,990
Income from discontinued operations....................................        592         155       1,341         395
                                                                         ---------  -----------  ---------  -----------
Net income (loss)......................................................       (850)      2,783      (5,589)      6,385
Charges related to convertible preferred stock.........................       (139)     --            (274)     --
                                                                         ---------  -----------  ---------  -----------
Net income (loss) applicable to common stockholders....................  $    (989)  $   2,783   $  (5,863)  $   6,385
                                                                         ---------  -----------  ---------  -----------
                                                                         ---------  -----------  ---------  -----------
Weighted average number of common shares...............................      7,321       6,745       7,304       6,549
Net income (loss) per share before discontinued operations.............  $   (0.22)  $    0.39   $   (0.99)  $    0.91
Discontinued operations................................................       0.08        0.02        0.19        0.06
                                                                         ---------  -----------  ---------  -----------
Basic earnings (loss) per share........................................  $   (0.14)  $    0.41   $   (0.80)  $    0.97
                                                                         ---------  -----------  ---------  -----------
                                                                         ---------  -----------  ---------  -----------
DILUTED EARNINGS (LOSS) PER SHARE INFORMATION
Income (loss) from continuing operations...............................  $  (1,442)  $   2,628   $  (6,930)  $   5,990
Income from discontinued operations....................................        592         155       1,341         395
                                                                         ---------  -----------  ---------  -----------
Net income (loss)......................................................       (850)      2,783      (5,589)      6,385
Interest savings from conversion of convertible subordinated
  debentures...........................................................     --              23      --              43
Charges related to convertible preferred stock.........................       (139)     --            (274)     --
                                                                         ---------  -----------  ---------  -----------
Net income (loss) applicable to common stockholders after assumed
  conversions..........................................................  $    (989)  $   2,806   $  (5,863)  $   6,428
                                                                         ---------  -----------  ---------  -----------
                                                                         ---------  -----------  ---------  -----------
Weighted average number of common shares...............................      7,321       6,745       7,304       6,549
Incremental shares issuable on exercise of warrants and options........     --             432      --             461
Incremental shares issuable on conversion of convertible subordinated
  debentures...........................................................     --             103      --          --
                                                                         ---------  -----------  ---------  -----------
Weighted average number of diluted common shares.......................      7,321       7,280       7,304       7,010
                                                                         ---------  -----------  ---------  -----------
                                                                         ---------  -----------  ---------  -----------
Net income (loss) per share before discontinued operations.............  $   (0.22)       0.36   $   (0.99)       0.86
Discontinued operations................................................       0.08        0.02        0.19        0.06
                                                                         ---------  -----------  ---------  -----------
Diluted earnings (loss) per share......................................  $   (0.14)  $    0.38   $   (0.80)  $    0.92
                                                                         ---------  -----------  ---------  -----------
                                                                         ---------  -----------  ---------  -----------

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY

    As a result of its net loss for 1997 and the late filing of its 1997 Annual Report on Form 10-K, the Company is currently in default of certain financial covenants under the agreements for its $78,000,000 of Senior Notes. The financial covenant defaults under the Senior note agreements entitle the lenders to exercise certain remedies including acceleration of repayment. In addition, certain medical equipment notes, and operating and capital leases of the Company, aggregating $14,575,00 at June, 1998 (the "Cross-

                            MEDICAL RESOURCES, INC.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ISSUES AFFECTING LIQUIDITY (CONTINUED)
Default Debt"), contain provisions which allow the creditors or lessors to accelerate their debt or terminate their leases and seek certain other remedies if the Company is in default under the terms of agreements such as the Senior Notes. In the event that the Senior Note lenders or the holders of the Cross Default Debt elect to exercise their right to accelerate the obligations under the Senior Notes or the other loans and leases, such acceleration would have a material adverse effect on the Company, its operations and its financial condition. Furthermore, if such obligations were to be accelerated, in whole or in part, there can be no assurance that the Company would be successful in identifying or consummating financing necessary to satisfy the obligations which would become immediately due and payable. As a result of the uncertainty related to the defaults and corresponding remedies described above, the Senior Notes and the Cross Default Debt were shown as current liabilities on the Company's Consolidated Balance Sheets at June 30, 1998 and December 31, 1997. Accordingly, the Company had a deficit in working capital of $55,892,000 at June 30, 1998. These matters raise substantial doubt about the Company's ability to continue as a going concern. The report of the Company's independent auditors, Ernst & Young LLP, on the consolidated financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph with respect to the issues that raise substantial doubt about the Company's ability to continue as a going concern mentioned in Note 2 to the Company's consolidated financial statements. The financial statements do not include any further adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may have resulted from the outcome of this uncertainty.

    Management has reached an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications. Under the terms of the agreement in principle, the Senior Note lenders have agreed to waive all existing covenant defaults and to modify the financial covenants applicable over the remaining term of the Senior Notes. In consideration for these waivers and covenant modifications, the Company has agreed to increase the effective blended interest rate on the Senior Notes from 7.87% to 9.00%, and issue to the Senior Note lenders warrants to acquire 375,000 shares of the Company's Common Stock at an exercise price of $7.67 per common share. In addition, the Company has agreed to prepay $2,000,000 of principal outstanding on the Senior Notes (without premium) and to pay a fee to the Senior Note lenders of $500,000. The agreement in principle is subject to the execution of definitive documents, which are expected to be completed during September 1998. There can be no assurance, however, that definitive documents effecting the agreement in principle will be executed.

    In addition to reaching an agreement in principle with the Senior Note lenders with respect to existing covenant defaults and certain covenant modifications, the Company has taken various actions in response to this situation, including the following: (i) it effected a workforce reduction in March 1998 aimed at reducing the Company's overall expense levels by approximately $5,000,000 per annum and (ii) sold the Company's temporary healthcare staffing business, StarMed, for $33,000,000 in August 1998. Upon execution of the definitive documents with respect to the Senior Notes, the Senior Notes and the Cross Default Debt will no longer be in default and will be shown as long-term debt in future financial statements of the Company.

3. UNUSUAL CHARGES

    During the three months ended June 30, 1998, the Company recorded $1,640,000 of unusual charges consisting of (i) $1,240,000 for penalties associated with delays in the registration of the Company's

                            MEDICAL RESOURCES, INC.

3. UNUSUAL CHARGES (CONTINUED)
Common Stock issuable upon conversion of convertible preferred stock and (ii) $400,000 for defense costs relating to shareholder and employee lawsuits.

    During the six months ended June 30, 1998, the Company recorded $5,400,000 of unusual charges consisting of (i) $3,467,000 ($1,194,000 of which was a non-cash charge related to the issuance of 117,000 common stock warrants) for penalties associated with delays in the registration of the Company's Common Stock issued in connection with acquisitions or issuable upon conversion of convertible preferred stock, (ii) $713,000 for defense costs relating to shareholder and employee lawsuits, (iii) $883,000 for costs associated with the investigation of related party transactions which was concluded in April 1998 and (iv) $337,000 for management termination benefits and related costs.

    The Company could incur a substantial additional amount of unusual charges during the remainder of 1998 depending upon the outcome of current negotiations regarding penalties associated with the failure to register the Company's Common Stock and waivers or amendments of the financial covenants under its Senior Notes, and the outcome of certain litigation.

4. ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net, is comprised of the following (in thousands):

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1998          1997
                                                                   ------------  ------------
Management fee receivables (net of contractual allowances)
  Due from unaffiliated physicians (Type I revenues).............   $   39,477    $   35,540
  Due from affiliated physicians (Type III revenues).............        7,198         8,585
Patient and third party payor accounts receivable (Type II
  revenues)......................................................       34,678        27,284
Temporary staffing service accounts receivable...................       15,533        13,400
                                                                   ------------  ------------
Gross accounts receivable........................................       96,886        84,809
Less: Allowance for doubtful accounts............................      (22,125)      (18,922)
                                                                   ------------  ------------
                                                                    $   74,761    $   65,887
                                                                   ------------  ------------
                                                                   ------------  ------------

    Accounts receivable is net of contractual allowances, which represent standard fee reductions negotiated with certain third party payors. Contractual allowances amounted to approximately $30,415,000 and $20,094,000 for the three months ended June 30, 1998 and 1997, respectively, and approximately $59,265,000 and $31,093,000 for the six months ended June 30, 1998 and 1997, respectively.

5. COMMITMENTS AND CONTINGENCIES

    Between November 1997 and January 1998, several lawsuits were commenced against the Company, certain of the Company's Directors and certain officers concerning certain related party transactions that have since been investigated by a Special Committee of the Board of Directors ("Special Committee"). The complaints in each action assert that the Company and the named defendants violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, alleging that the Company omitted and/or misrepresented material information in its public filings, including that the Company failed to disclose that it had

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) entered into acquisitions that were not in the best interest of the Company, that it had paid unreasonable and unearned acquisition and financial advisory fees to related parties, and that it concealed or failed to disclose adverse material information about the Company. Each action seeks unspecified compensatory damages, with interest, and the costs and expenses incurred in bringing the action. On February 9, 1998, the above-mentioned class actions were consolidated for all purposes in federal district court in New Jersey. On March 31, 1998, the lead plaintiffs in the consolidated class actions served their Consolidated Class Action Complaint, asserting that the Company and the named defendants violated Section 10(b) of the Exchange Act, and that certain named defendants violated Sections 20(a) and 20A of the Exchange Act. The Company intends to defend vigorously against the allegations.

    The Special Committee issued the results of its investigation and certain recommendations in a report to the Company's Board of Directors and on April 6, 1998, the Company's Board of Directors voted to adopt the recommendations contained in the report. Accordingly, the Special Committee recommended and 712 Advisory Services, Inc., a financial advisory firm and affiliate of the Company's Chairman of the Board (the "Affiliate), agreed to reimburse the Company approximately $1,424,000 in fees for transactions completed after June 1, 1997, to reimburse $112,500 of the retainer paid to the Affiliate for 1997, to waive payment of an additional $112,500 of fees accrued by the Company for the third and fourth quarters of 1997, and to pay a substantial amount of the expenses associated with the Special Committee's investigations. All such amounts have been paid or reimbursed to the Company. In addition, the Special Committee recommended and the Affiliate agreed to allow the Company to terminate its relationship with the Affiliate.

    The Special Committee reported to the directors that it had determined that:
(i) there was no evidence of any federal or state crimes or securities law violations in connection with the related party transactions in question; (ii) all related-party matters were disclosed in public filings; (iii) the Affiliate performed acquisition advisory services fully consistent with the expectations and understanding of the committee of outside directors that had approved the Affiliate's acquisition fees; and (iv) the acquisition advisory fees paid to the Affiliate in connection with the Company's acquisitions in 1997 were within the range of customary acquisition advisory fees paid to investment bankers on transactions of similar size.

    As previously announced by the Company, the U.S. Attorney for the District of New Jersey commenced an investigation in connection with the disclosures regarding the related party transactions referred to above. In addition, the Company has also received an inquiry from the SEC, but there have been no formal proceedings commenced by the SEC. The Company has cooperated fully with these authorities and provided all information requested by them.

    On November 7, 1997, the Company accepted the resignations of William D. Farrell, as President and Chief Operating Officer of the Company and as Director, and Gary I. Fields, as Senior Vice President and General Counsel. On the same date, Messrs. Farrell and Fields filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and the members of the Company's Board of Directors, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and breach of contract. On December 17, 1997, the plaintiffs amended their complaint to add a claim for violation of public policy. The plaintiffs allege that they were constructively terminated as a result of their objection to certain related-party transactions, the purported failure of the defendants to adequately disclose the circumstances surrounding such transactions, and the Company's public issuance of alleged false and misleading accounts concerning or relating to such related-party transactions. The plaintiffs seek unspecified compensatory and punitive damages, interest and costs and reinstatement of the plaintiffs to

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) their positions with the Company. On April 8, 1998, the Company filed its Answer to the Amended Complaint, and asserted a counterclaim against Messrs. Farrell and Fields for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    On November 8, 1997, the Company removed John P. O'Malley III, the Company's Chief Financial Officer, for failure to fulfill certain of his functions as Chief Financial Officer. Mr. O'Malley has filed a complaint in the Superior Court of New Jersey, Law Division, Essex County, against the Company and members of the Board of Directors, as defendants, claiming retaliatory discharge under the New Jersey Conscientious Employee Protection Act and defamation. Mr. O'Malley alleges that the Company terminated his employment in retaliation for voicing the concerns of shareholders and senior management regarding related-party transactions and because the Company did not want to make full and adequate disclosure of the facts and circumstances surrounding such transactions. In addition, Mr. O'Malley alleges that the Company published false and defamatory statements about him. Mr. O'Malley seeks unspecified compensatory and punitive damages, interest and costs of bringing the action. On April 8, 1998, the Company filed its Answer to the Complaint, and asserted a counterclaim against Mr. O'Malley for breach of fiduciary duties. The Company intends to defend vigorously against the allegations.

    The legal proceedings described above are in their preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of these proceedings.

    In 1996, Lavina Orsi and Pompeo Orsi brought an action in the Supreme Court of the State of New York, King's County against Advanced MRA Imaging Associates in Brooklyn, New York, a wholly owned subsidiary of the Company ("MRA Imaging"), for damages aggregating $12,500,000. The plaintiff alleges negligent operations, improper supervision and hiring practices and the failure to operate the premises in a safe manner, as a result of which the individual suffered physical injury. The Company's general liability and professional negligence insurance carriers have been notified, and it has been agreed that the general liability insurance will pursue the defense of this matter, however, such insurers have reserved the right to claim that the scope of the matter falls outside the Company's coverage. The parties to this matter are engaged in discovery. The Company believes it has meritorious defenses to all claims against it and therefore is of the opinion that the Company will not incur any material settlement cost, net of insurance proceeds (if any). Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In the normal course of business, the Company is subject to claims and litigation other than those set forth above. Management believes that such other litigation will not have a material adverse effect on the Company's financial position, cash flows or results of operations. Accordingly, the Company has made no accrual for any costs associated with such litigation under SFAS No. 5.

    In connection with certain of the Company's 1997 acquisitions in which the Company issued shares of its Common Stock as partial consideration, the Company granted rights to have such shares registered for resale pursuant to the federal securities laws. In certain of such acquisitions, the Company has granted specific remedies to the sellers in the event that the registration statement covering the relevant shares is not declared effective by the Securities and Exchange Commission within an agreed-upon period of time, including the right to require the Company to repurchase the shares issued to such seller. During 1997, the Company entered into an agreement to set the purchase price per common share related to certain shares covered a repurchase agreement to the then current market price in exchange for additional time to obtain

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) registration of such shares. The increased amount of such repurchase obligation of $1,696,000 was charged to retained earnings and shown as an increase in Common Stock subject to redemption on the Consolidated Balance Sheet. As of June 30, 1998 and December 31, 1997, the Company had reflected $5,509,000 and $9,734,000, respectively, of Common Stock subject to redemption on its Consolidated Balance Sheet related to shares that the Company may be required to repurchase. During the first six months, ended June 30, 1998, the Company paid $3,311,000 to sellers who exercised their rights to have shares of Common Stock repurchased. The Company expects to pay an additional $5,509,000 during the remainder of 1998 ($3,696,000 of which was due and payable on June 3, 1998 (the "June 1998 Repurchase Obligation") but has not been paid by the Company) in connection with the settlement of certain repurchase obligations of the Company subject, under certain circumstances, to the consent of the Senior Note holders. With respect to the June 1998 Repurchase Obligation which remains due and payable, the Company is in discussions with the sellers to whom such obligations are owed and the Senior Note lenders regarding the timing and satisfaction of the June 1998 Repurchase Obligation.

    In addition, in connection with certain of such acquisitions, the Company has agreed with the sellers in such acquisitions to pay to the sellers (in additional shares and/or cash) an amount equal to the shortfall in the value of the issued shares in the event the market value of such shares at the relevant effective date of the registration statement or other negotiated date is less than the market value of such shares as of the closing of the acquisition or, in other cases, as of the execution of the relevant acquisition agreement (referred to as "Price Protection"). Any such Price Protection payments will be charged to stockholders' equity. Based upon the closing sales price of the Company's Common Stock on September 1, 1998 ($4.00 per share), such shortfall would be approximately $3,351,000, excluding Price Protection obligations related to the shares which have repurchase obligations, referred to above.

    In addition, in connection with certain of the Company's acquisitions, the Company has agreed with the relevant sellers that all or a portion of the consideration for such acquisitions will be paid on a contingent basis based upon the profitability, revenues or other financial criteria of the acquired business during an agreed-upon measurement period following the closing of the acquisition (usually, one to three years). The specific terms of such contingent consideration differ for each acquisition. In connection with certain acquisitions, the Company and the relevant sellers have agreed to a maximum amount of contingent consideration and in other cases the parties have agreed that any payment of such contingent consideration may be paid in cash or shares of Common Stock, or a combination of both.

    Although the Company has the option, in certain cases, to pay certain of such amounts in shares of Common Stock, payment of significant cash funds to sellers in the event such remedies or earnout provisions are triggered could have a material adverse effect on the Company's cash flow and financial condition. In addition, the Company may be required to finance all or a portion of any such cash payments from third-party sources. No assurance can be given that such capital will be available on terms acceptable to the Company. In addition, the issuance by the Company of shares of Common Stock in payment of any such owed amounts could be dilutive to the Company's stockholders. Contingent consideration associated with acquisitions is recorded as additional purchase price when resolved.

    Pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement, dated July 21, 1997, and the Registration Rights Agreement dated July 21, 1997, as amended, between the Company and RGC International, LDC ("RGC") (hereinafter referred to as the "RGC Agreements"), the Company issued 18,000 shares of Series C Convertible Preferred Stock, $1,000 stated value per share (the "Series C Preferred Stock") to RGC. Under the RGC Agreements, the Company was required to use its best efforts

                            MEDICAL RESOURCES, INC.

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) to include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "RGC Conversion Shares") in an effective Registration Statement on Form S-3 not later than October 1997. As amended, the RGC Agreements provide for monthly penalties ("RGC Registration Penalties") in the event that the Company failed to register the Conversion Shares prior to October 1997 with such penalties continuing until July 23, 1998.

    On June 18, 1998 2,500 shares of Series C Preferred Stock were converted into 373,000 shares of Common Stock. Accordingly, as of June 30, 1998, 15,500 shares of the Company's Series C Preferred Stock were issued and outstanding. Each share of the Series C Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of each share of Series C Preferred Stock plus 3% per annum from the closing date to the conversion date by the lesser of (i) $62.10 or (ii) the average of the daily closing bid prices for the Common Stock for the (5) five consecutive trading days ending five (5) trading days prior to the date of conversion.

    As a result of the Company's continued failure to register the RGC Conversion Shares, the Company: (i) issued warrants to RGC to acquire 389,000 shares of Common Stock at an exercise prices ranging from $34.86 to $38.85 per share, subject to reset in November 1998 (such warrants having an estimated value, for accounting purposes, of $3,245,000); and (ii) issued interest bearing promissory notes (the "RGC Penalty Notes") in the aggregate principal amount of $2,450,000 due the earlier of (x) January 4, 1999 and (y) the later of (A) five business days following the sale of StarMed and (B) October 15, 1998 in the event the sale of StarMed occurs before October 15, 1998. The principal amount of and interest accrued on the RGC Penalty Notes may be converted, at the option of the Company or RGC in certain circumstances, into additional shares of Series C Preferred Stock or Common Stock. Pursuant to an amendment to the RGC Agreements entered into June 1998, the Company will no longer incur any monthly penalties for failure to register the RGC Conversion Shares following July 23, 1998. However, if the RGC Conversion Shares are not registered as of September 15, 1998 (the Company is currently in discussions with RGC to extend such date), RGC may demand a one-time penalty of $1,550,000 (the "September 1998 Penalty"), payable, at the option of RGC, in cash or additional shares of Common Stock. There can be no assurance that the Company will be able to register the RGC Conversion Shares by such date, or any extended date, or that the Company will be able to pay the RGC Penalty Notes when due or the September 1998 Penalty, if such payment becomes due. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Series C Preferred Stock and the RGC Penalty Notes and the exercise of such warrants. The shares of Series C Preferred Stock are not registered and may be sold only if registered under the Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

6. DISCONTINUED OPERATIONS

    On August 18, 1998, the Company sold the stock of StarMed to RehabCare Group, Inc. for gross proceeds of $33,000,000 (the "StarMed Sale"). Due to the StarMed Sale, the results of operations of StarMed are herein reflected in the Company's Consolidated Statements of Operations as discontinued operations.

    Net cash proceeds from the StarMed Sale were used as follows: (i) $13,786,000 to repay StarMed's outstanding third-party debt (in accordance with the terms of sale) (ii) $2,000,000 was placed in escrow to be available, for a specified period of time, to fund indemnification obligations that may be incurred by the Company (part or all of this amount may be payable to the Company over time) and (iii) an additional $2,000,000 was placed into escrow to be applied as a partial repayment of the Company's $78,000,000 of

                            MEDICAL RESOURCES, INC.

6. DISCONTINUED OPERATIONS (CONTINUED)
Senior Notes. The remaining net proceeds of approximately $13,400,000 increased the Company's consolidated cash balances. For accounting purposes, a pretax gain from the StarMed Sale of approximately $5,000,000 is expected to be reported in the third quarter of 1998.

    The following table shows summary balance sheets for StarMed as of June 30, 1998 and December 31, 1997 (in thousands):

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1998          1997
                                                                   ------------  ------------
                                           ASSETS
Current Assets:
  Cash and cash equivalents......................................   $    6,022    $      455
  Accounts receivable, net.......................................       14,934        12,657
  Other current assets...........................................          613           279
                                                                   ------------  ------------
    Total current assets.........................................       21,569        13,391

Property and equipment, net......................................          458           428
Goodwill, net....................................................        9,993        10,442
Other assets.....................................................          118           218
                                                                   ------------  ------------
    Total assets.................................................   $   32,138    $   24,479
                                                                   ------------  ------------
                                                                   ------------  ------------

                            LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current notes and mortgages payable............................   $      492    $      850
  Borrowings under line of credit................................       10,591         3,744
  Debt due parent................................................        4,000         4,000
  Accounts payable and accrued expenses..........................        2,110         2,229
                                                                   ------------  ------------
    Total current liabilities....................................       17,193        10,823

Notes and mortgages payable, less current portion................        2,702         2,827
Debt due parent..................................................        6,352         6,279
Equity...........................................................        5,891         4,550
                                                                   ------------  ------------
    Total liabilities and stockholder's equity...................   $   32,138    $   24,479
                                                                   ------------  ------------
                                                                   ------------  ------------

                            MEDICAL RESOURCES, INC.

6. DISCONTINUED OPERATIONS (CONTINUED)
    The following table shows summary statements of operations for StarMed for the three and six month periods ended June 30 (in thousands):

                                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                              JUNE 30,              JUNE 30,
                                                                        --------------------  --------------------
                                                                          1998       1997       1998       1997
                                                                        ---------  ---------  ---------  ---------
Net service revenues..................................................  $  20,490  $  12,801  $  40,307  $  25,947
Office level operating costs and provisions for uncollectible accounts
  receivable..........................................................     16,400     10,408     32,197     21,148
Corporate general and administrative..................................      3,056      1,822      5,912      3,488
Depreciation and amortization.........................................        163        132        334        263
                                                                        ---------  ---------  ---------  ---------
  Operating income....................................................        871        439      1,864      1,048
Interest expense, net.................................................        223         73        406        116
                                                                        ---------  ---------  ---------  ---------
Income before income taxes............................................        648        366      1,458        932
Provision for income taxes............................................         56        211        117        537
                                                                        ---------  ---------  ---------  ---------
Net income............................................................  $     592  $     155  $   1,341  $     395
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    In June 1998, an individual filed a complaint against the Company, StarMed, Wesley Medical Resources, Inc., a subsidiary of the Company ("Wesley"), and certain officers and directors of the Company in the United States District Court for the Northern District of California. The complaint, among other things, alleges that the defendants omitted and/or misrepresented material information in the Company's public filings and that they concealed or failed to disclose material adverse information about the Company in connection with the sale of Wesley to the Company by the plaintiff. The plaintiff seeks damages in the amount of $4.25 million or, alternatively, recission of the sale of Wesley. The Company believes that it has meritorious defenses to the claims asserted by plaintiff, and intends to defend itself vigorously. In July 1998, the Company and the named defendants filed a motion to dismiss the plaintiff's complaint on numerous grounds. The legal proceeding described above is in its preliminary stages. Although the Company believes it has meritorious defenses to all claims against it, the Company is unable to predict with any certainty the ultimate outcome of such proceeding.

7. SUBSEQUENT EVENT

    In July 1998, the Company decided to sell or close approximately eight imaging centers. These centers will be sold or closed during the third and fourth quarters of 1998. In most cases, the Company decided to sell or close these centers due to general competitive pressures and their close proximity to other imaging centers of the Company which have more advanced imaging equipment. The Company expects to incur a charge of between $3,000,000 and $4,000,000 during the third quarter of 1998 related to these imaging centers. Such charge will consist of (i) the write-off of fixed assets and other assets of between $2,000,000 and $2,600,000 and (ii) reserve for costs to exit facility and equipment leases of between $1,000,000 and $1,400,000.